UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Dole Food Company, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Not Applicable

	(2)	Aggregate number of securities to which transaction applies:
Not Applicable

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not Applicable

	(4)	Proposed maximum aggregate value of transaction:
$1,685,000,000

	(5)	Total fee paid:
$193,101

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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One Dole Drive

Westlake Village, California 91362

You are cordially invited to attend a special meeting of stockholders of Dole Food Company, Inc. (“Dole”), which will be held on November 27, 2012 at 1:00 p.m., local time, at Dole World Headquarters, One Dole Drive, Westlake Village, California 91362.

On September 17, 2012, Dole entered into an acquisition agreement with ITOCHU Corporation, pursuant to which ITOCHU will buy from Dole its worldwide packaged foods business and Asia fresh business, which we refer to as the sale transaction. Dole’s board of directors has unanimously approved the sale transaction and recommends that stockholders vote in favor of the transaction.

At the special meeting of stockholders, you will be asked to approve the sale transaction and to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to certain of our named executive officers in connection with the sale transaction. If there are insufficient votes to approve the sale transaction, you may be asked to vote to adjourn or postpone the special meeting of stockholders in order that we can solicit additional proxies. The sale transaction is conditioned upon receiving approval from the holders of a majority of the shares of Dole’s common stock outstanding and entitled to vote thereon.

The accompanying proxy statement contains important information concerning the sale transaction, certain benefits to be received by our named executive officers in connection with the sale transaction, specific information about the special meeting and how to cast your vote. We encourage you to read the accompanying proxy statement in its entirety.

Your vote is very important. Whether or not you plan to attend the special meeting of stockholders, please vote by proxy using the Internet, by telephone or by mailing the enclosed proxy card. If your shares of Dole common stock are held in “street name” by your broker, bank or other nominee, then in order to vote you will need to instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, trust, bank or other nominee.

I look forward to greeting those of you who will be able to attend the meeting.

Sincerely yours,

David H. Murdock

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the sale transaction, passed upon the merits or fairness of the sale transaction or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

One Dole Drive

Westlake Village, California 91362

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Stockholders of Dole Food Company, Inc.:

A special meeting of stockholders of Dole Food Company, Inc. will be held on November 27, 2012, at 1:00 p.m. local time, at our world headquarters at One Dole Drive, Westlake Village, California 91362. At the special meeting, stockholders will be asked to adopt resolutions:

1. To approve the sale of Dole’s worldwide packaged foods business and Asia fresh business as contemplated by the acquisition agreement by and between Dole and ITOCHU corporation, dated as of September 17, 2012 (as it may be amended from time to time in accordance with the terms thereof), a copy of which is attached as Appendix A to the accompanying proxy statement. We refer to this proposal as the “Sale Proposal.”

2. To consider and provide an advisory (non-binding) vote approving the payment of certain compensation that may be paid or become payable to our named executive officers, as described in the section entitled “SALE PROPOSAL — Interests of Certain Persons in the Sale Transaction — Golden Parachute Compensation.” We refer to this proposal as the “Transaction-Related Compensation Arrangements Proposal.”

3. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Sale Proposal. We refer to this proposal as the “Proposal to Adjourn or Postpone the Special Meeting.”

Our board of directors has fixed October 25, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, we had                      shares of common stock outstanding and entitled to vote.

The proxy statement accompanying this notice is deemed to be incorporated into and forms part of this notice. The accompanying proxy statement, dated                                 , 2012, and proxy card for the special meeting are first being mailed to our stockholders on or about                                 , 2012.

Our board of directors has unanimously approved the acquisition agreement and unanimously recommends that you vote “FOR” the approval of the Sale Proposal, “FOR” the approval of the Transaction-Related Compensation Arrangements Proposal and “FOR” the approval of the Proposal to Adjourn or Postpone the Special Meeting. Your vote is very important. Please vote your shares by proxy whether or not you plan to attend the special meeting.

Only stockholders and persons holding proxies from stockholders may attend the special meeting. If your shares are registered in your name, you should bring a form of photo identification to the special meeting. If your shares are held in the name of a broker, bank or other nominee, you should bring a proxy or letter from that broker, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the special meeting. All stockholders are cordially invited to attend the special meeting.

By Resolution of the Board of Directors,

C. Michael Carter
Executive Vice President, General Counsel and Corporate Secretary
, 2012

DOLE FOOD COMPANY, INC.

One Dole Drive

Westlake Village, California 91362

PROXY STATEMENT

The board of directors of Dole Food Company, Inc., a Delaware corporation (which we refer to as “Dole,” the “company,” “we,” “our,” and “us”), is soliciting the enclosed proxy for use at the special meeting of stockholders to be held on November 27, 2012, at 1:00 p.m. local time, at our world headquarters at One Dole Drive, Westlake Village, California 91362. This proxy statement, dated                                 , 2012, and proxy card are first being mailed to our stockholders on or about                                 , 2012.

SUMMARY TERM SHEET

This summary term sheet, together with the question and answer section that follows, highlights selected information from this proxy statement about the sale of our worldwide packaged foods business and Asia fresh business, which we refer to as the sale transaction. The sale transaction constitutes a sale of substantially all of our operating assets, as the term “substantially all” has been interpreted by the Delaware courts. This summary term sheet and the question and answer section may not contain all of the information that is important to you. For a more complete description of the sale transaction, you should carefully read this proxy statement and the acquisition agreement attached hereto as Appendix A in their entirety. The location of the more detailed description of each item in this summary is provided in the parentheses in each sub-heading below. Also see “WHERE YOU CAN FIND MORE INFORMATION” on page 65.

Information About the Parties (page 28)

Dole Food Company, Inc.

Dole is publicly traded on The New York Stock Exchange (symbol: DOLE). Dole is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables. Dole markets a growing line of packaged and frozen fruits and is a produce industry leader in nutrition education and research. The principal executive offices of Dole are located at One Dole Drive, Westlake Village, California 91362 and the phone number is (818) 879-6600.

ITOCHU Corporation

ITOCHU is publicly traded on The Tokyo Stock Exchange (Code No: 8001). ITOCHU, one of the leading sogo shosha with approximately 114 bases in 65 countries, is engaged in domestic trading, import/export, and overseas trading of various products such as textiles, machinery, metals, minerals, energy, chemicals, food, information and communications technology, realty, general products, insurance, logistics services, construction, and finance, as well as business investment in Japan and overseas. The principal executive offices of ITOCHU are located at 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077, Japan and the phone number is +81 (3) 3497-2121.

Acquisition Agreement (page 52 and Appendix A)

On September 17, 2012, we entered into an acquisition agreement with ITOCHU, pursuant to which we have agreed, subject to specified terms and conditions, including approval of the sale transaction by our stockholders at the special meeting, to sell to ITOCHU our worldwide packaged foods business and Asia fresh business, which we refer to as the businesses to be sold.

A copy of the acquisition agreement is attached as Appendix A to this proxy statement. We encourage you to read the acquisition agreement in its entirety.

Purchase Price (page 52)

If the sale transaction is consummated, at the closing ITOCHU will pay us $1.685 billion in cash.

Recommendation of Our Board of Directors (page 35)

After careful consideration, our board of directors unanimously recommends that you vote:

•	“FOR” the Sale Proposal;

•	“FOR” the Transaction-Related Compensation Arrangements Proposal; and

•	“FOR” the Proposal to Adjourn or Postpone the Special Meeting.

Reasons for the Sale Transaction (page 35)

On May 3, 2012, we disclosed as part of our first quarter 2012 earnings release that management and our board of directors were working with financial advisors to review strategic alternatives and evaluate prospects and options for certain of our businesses, including our worldwide packaged foods business and our Asia fresh business. After taking into account all of the material factors relating to the acquisition agreement and the sale transaction and the entirety of our strategic review process, our board of directors unanimously determined that the acquisition agreement and the sale transaction are advisable and in the best interests of our company and our stockholders. Our board of directors did not assign relative weights to the material factors it considered. In addition, our board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors taken together. Individual members of our board of directors may have given different weights to different factors. Our independent directors consulted with outside legal counsel concerning their fiduciary duties in the context of our strategic business review.

Opinion of Our Financial Advisor (page 37 and Appendix B)

Deutsche Bank Securities Inc., which we refer to as Deutsche Bank, rendered its written opinion to our board of directors on September 17, 2012, that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the consideration of $1.685 billion in cash to be received by us in exchange for our worldwide packaged foods business and our Asia fresh business was fair from a financial point of view to Dole.

The full text of the written opinion of Deutsche Bank, dated September 17, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included in this proxy statement as Appendix B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the benefit and use of, our board of directors in connection with its consideration of the sale transaction. Deutsche Bank’s opinion does not constitute a recommendation as to how any stockholder should vote with respect to the sale transaction or any other matter. Deutsche Bank did not express any opinion as to our underlying business decision to engage in the sale transaction or the relative merits of the sale transaction as compared to any alternative transactions or business strategies that might have been available to us.

We have agreed to pay Deutsche Bank $9.0 million for its services as financial advisor to us in connection with the sale transaction, of which $1.5 million became payable upon the delivery of Deutsche Bank’s opinion, and the remainder of which is contingent upon consummation of the sale transaction.

Special Meeting (page 8)

Date, Time and Place.    The special meeting will be held on November 27, 2012, at 1:00 p.m. local time, at our world headquarters at One Dole Drive, Westlake Village, California 91362.

Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on October 25, 2012, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you held at the close of business on the record date. There are                      shares of our common stock entitled to be voted at the special meeting.

Required Vote.    The Sale Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date to be approved. Abstentions and broker non-votes will have the same effect as votes against the Sale Proposal. The Transaction-Related Compensation

Arrangements Proposal is a non-binding stockholder advisory vote and requires the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against the Transaction-Related Compensation Arrangements Proposal; whereas broker non-votes will have no effect on the outcome of the Transaction-Related Compensation Arrangements Proposal. If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal are greater than those voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting. Abstentions would have the same effect as a vote against this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

Voting Agreement (page 60)

In connection with the execution of the acquisition agreement, our chairman, Mr. David H. Murdock, executed a voting agreement. Under the agreement, Mr. Murdock has committed to, among other things, vote all of the shares of our common stock beneficially owned by him as of the record date in favor of the Sale Proposal. Notwithstanding the foregoing, if, as permitted by the acquisition agreement if certain conditions are met, our board of directors changes its recommendation with respect to the Sale Proposal and therefore terminates the acquisition agreement in connection with a superior proposal, Mr. Murdock’s voting agreement will automatically terminate. The shares subject to the voting agreement constitute approximately             % of our outstanding common stock as of the record date.

Interests of Certain Persons in the Sale Transaction (page 47)

Our executive officers and members of our board of directors have interests in the sale transaction that may be in addition to, or different from, the interests of our stockholders generally.

As described in more detail under “SALE PROPOSAL — Interests of Certain Persons in the Sale Transaction,” we have various change of control agreements that provide for “double trigger” payments (i.e., payments upon certain termination events in proximity to the occurrence of a “change of control”) and equity programs that provide for “single trigger” payments in certain instances (i.e., payments upon the occurrence of a “change of control” transaction that is consummated in connection with our previously announced strategic business review process, which would include the sale transaction). The consummation of the sale transaction will constitute a “change of control” for purposes of such arrangements. However, Mr. Murdock has waived any right to severance compensation in connection with the sale transaction. At this time we do not know whether the employment of any of our other executive officers will be terminated or otherwise cease at or following the consummation of the sale transaction. Therefore, we do not know whether any double trigger severance compensation under our change of control agreements will be triggered with respect to any of our other executive officers. There will be single trigger equity vesting under our equity programs for our executive officers upon the consummation of the sale transaction.

The board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the sale transaction and acquisition agreement and in recommending that our stockholders approve the Sale Proposal.

Following the signing and announcement of the acquisition agreement, in recognition of his efforts relating to the sale transaction, the corporate compensation and benefits committee of our board of directors approved, at the recommendation of Mr. David H. Murdock, the Chairman of Dole, a cash bonus payment in the amount of $1,000,000 to Mr. C. Michael Carter, our Executive Vice President, General Counsel and Corporate Secretary, which bonus is not conditioned upon the consummation of the sale transaction.

Conditions to Closing (page 57)

The consummation of the sale transaction is subject to the satisfaction or waiver of certain conditions on or prior to the closing. Such conditions include, in addition to customary closing conditions, that our stockholders approve the Sale Proposal.

Solicitation of Other Offers; Exclusivity (page 55)

We are required to end discussions with other parties with respect to an acquisition proposal (as defined in the acquisition agreement and discussed below under “ACQUISITION AGREEMENT — Solicitation of Other Offers; Exclusivity”). We also cannot, and we are required to cause our representatives not to, directly or indirectly, initiate, solicit, or knowingly encourage any inquiries regarding, any acquisition proposal or otherwise negotiate or provide non-public information regarding either or both of the businesses to be sold in connection with, an acquisition proposal, including as part of a sale of Dole. Notwithstanding the foregoing, if our board of directors determines in good faith that an unsolicited acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined in the acquisition agreement and discussed below under “ACQUISITION AGREEMENT — Solicitation of Other Offers; Exclusivity”), we may participate in negotiations regarding the acquisition proposal.

Dole Board Recommendation (page 55)

Our board of directors unanimously recommends that you vote for the Sale Proposal. Until our stockholders vote on the Sale Proposal, our board of directors may not withdraw or modify in a manner adverse to ITOCHU, or publicly propose to withdraw or modify in a manner adverse to ITOCHU, this recommendation. Notwithstanding the foregoing, our board of directors may withdraw or modify its recommendation to vote in favor of the Sale Proposal and terminate the acquisition agreement in connection with the receipt of an acquisition proposal that is a superior proposal if:

•	our board of directors determines that the failure to do so would be inconsistent with the exercise of its fiduciary duties;

•	we give ITOCHU advance notice of our board of directors’ intention to take these actions and provide certain information regarding the proposal to ITOCHU; and

•	we negotiate with ITOCHU to make any adjustments to the acquisition agreement so that the acquisition proposal no longer constitutes a superior proposal.

Thereafter, our board of directors can only proceed with the withdrawal or modification of its recommendation if ITOCHU does not agree to make necessary adjustments to the acquisition agreement so that the competing acquisition proposal would no longer constitute a superior proposal.

Termination (page 58)

We or ITOCHU may terminate the acquisition agreement by mutual written consent. In addition, either we or ITOCHU may terminate the acquisition agreement:

•

if the sale transaction has not closed by December 31, 2012, provided that neither party may exercise this right if it is in breach of the acquisition agreement and that breach is the direct cause of the failure to close by December 31, 2012;

•

if a court or other governmental authority has taken any action restraining or otherwise prohibiting the sale transaction, provided that the party seeking to terminate has used its commercially reasonable efforts to contest, appeal and remove such action;

•	if our stockholders do not approve the Sale Proposal; or

•	if the other party has breached any representation, warranty or covenant in the acquisition agreement under certain circumstances.

As noted above, we may also terminate the acquisition agreement to enter into a transaction that is a superior proposal if, prior to our stockholders approving the Sale Proposal, our board of directors has received a superior proposal and we pay the termination fee described below. ITOCHU may also terminate the acquisition agreement if our board of directors has withdrawn or modified its recommendation to vote in favor of the Sale Proposal without also terminating the acquisition agreement.

Notwithstanding the foregoing, we and ITOCHU have agreed that neither of us will exercise our respective right of termination described in the first bullet point above on or before June 30, 2013 if:

•	substantial progress toward the closing has been made and we and ITOCHU are continuing to work in good faith toward the closing, and

•

the right to terminate the acquisition agreement after December 31, 2012 arises as a result of the failure of either the closing condition related to stockholder approval because our stockholders have not yet voted on the Sale Proposal or the closing condition related to regulatory approvals, provided that we and ITOCHU each have the right to extend the closing to occur on or before January 31, 2013 to allow the completion (in the good faith reasonable determination of the applicable party) of such closing condition(s) prior to January 31, 2013.

Termination Fee (page 59)

We are required to pay ITOCHU $50.4 million in cash if the acquisition agreement is properly terminated by:

•

either us or ITOCHU if the sale transaction has not closed by December 31, 2012, provided that both (i) the special meeting has not occurred and, prior to the termination, an acquisition proposal has been communicated to us or has been publicly announced or publicly made known to our stockholders, and not withdrawn, and (ii) within six months after the termination we have completed or entered into a definitive agreement with respect to the acquisition proposal;

•

either us or ITOCHU if our stockholders do not approve the Sale Proposal, provided that both: (i) prior to the special meeting an acquisition proposal has been communicated to us or has been publicly announced or publicly made known to our stockholders, and not withdrawn, and (ii) within six months after the termination we have completed or entered into a definitive agreement with respect to the acquisition proposal;

•	ITOCHU if our board of directors has withdrawn or modified its recommendation to vote in favor of the Sale Proposal without also terminating the acquisition agreement; and

•	us in order to enter into a transaction that is a superior proposal if our stockholders have not yet approved the Sale Proposal.

Indemnification (page 59)

We and ITOCHU have agreed to indemnify each other for damages as a result of certain breaches of representations, warranties or covenants contained in the acquisition agreement. The representations, warranties and covenants extend for various periods of time depending on the nature of the claim. Subject to certain exceptions, a party’s damages from breaches of representations, warranties and covenants must exceed $5 million in the aggregate before the other party is required to pay for any indemnification claims, individual damages of less than $100,000 shall not be indemnified or considered in determining whether or not such $5 million amount has been reached and the aggregate indemnification claims payable by either party for breaches of representations and warranties may not exceed $168 million.

Expected Consummation of Sale Transaction (page 44)

We expect to consummate the sale transaction as soon as practicable after all of the closing conditions in the acquisition agreement, including approval of the Sale Proposal by our stockholders, have been satisfied or waived. Subject to the satisfaction or waiver of these conditions, we expect the sale transaction to close by December 31, 2012. However, there can be no assurance that the sale transaction will be consummated at all or, if consummated, when it will be consummated.

Effects on Our Business if the Sale Transaction is Consummated (page 44)

If the sale transaction is consummated, we will have two lines of business, fresh fruit and fresh vegetables, and our operations will no longer include our worldwide packaged foods business or our Asia fresh business. Our fresh vegetables line of business will not be impacted by the sale transaction. However, as a result of the sale of our Asia fresh business, our fresh fruit business line will be smaller than at present. In addition, pursuant to the trademark rights agreement to be entered into in connection with the consummation of the sale transaction, ITOCHU will be granted exclusive rights to certain intellectual property rights for use in connection with packaged products as defined worldwide and fresh products as defined in Asia, Australia and New Zealand; and we will be restricted from (1) growing, ripening, procuring, distributing or selling (except through the companies to be sold to ITOCHU in the sale transaction) fresh bananas or pineapples in Asia, Australia and New Zealand and (2) processing, distributing or selling (except through the companies to be sold to ITOCHU in the sale transaction) processed pineapple worldwide, both for a period of two years after the consummation of the sale transaction.

With the significant reduction in our debt as a result of the transaction, we will continue to work to enhance stockholder value. The sale transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing will continue to hold the same number of shares immediately following the closing.

Our reporting obligations as a U.S. public company will not be affected as a result of consummation the sale transaction. We will continue to qualify for listing on The New York Stock Exchange.

Effects on Our Business if the Sale Transaction is Not Consummated (page 46)

If the sale transaction is not consummated, we will continue to operate our worldwide packaged foods business and our Asia fresh business, and we may consider and evaluate other strategic opportunities with respect to those or other businesses. In such a circumstance, there can be no assurances that our continued operation of our worldwide packaged foods business or our Asia fresh business or any alternative strategic opportunities will result in the same or greater value to our stockholders as the proposed sale transaction.

If the acquisition agreement is terminated under certain circumstances described in this proxy statement and set forth in the acquisition agreement and described above, we may be required to pay ITOCHU a termination fee of $50.4 million.

Ancillary Agreements (page 60)

In connection with the sale transaction, the following additional agreements were negotiated and will be executed at or before the consummation of the sale transaction:

•

a trademark rights agreement providing for the use and ownership of certain intellectual property rights, including exclusive rights to the DOLE® brand in connection with packaged products as defined worldwide and fresh products as defined in Asia, Australia and New Zealand, following the consummation of the sale transaction and, for a period of two years following the consummation of the sale transaction, restricting our ability to grow, ripen, procure, distribute or sell fresh bananas or pineapples in Asia, Australia and New Zealand and process, distribute or sell processed pineapple worldwide, in each case for two years following the consummation of the sale transaction;

•	a transition services agreement providing for our provision of certain services for a transition period following the consummation of the sale transaction;

•	a supply agreement providing a mechanism for the parties to purchase certain specified products from one another following the consummation of the sale transaction;

•	an occupancy agreement providing for the continued use of certain office space in our corporate headquarters by employees of the businesses to be sold;

•

a ship usage agreement providing for the continued operation and use by the businesses to be sold following the consummation of the sale transaction of three ships owned by one of our subsidiaries; and

•	a license agreement with respect to the use of certain patents following the consummation of the sale transaction.

Governmental and Regulatory Approval (page 43)

In connection with the sale transaction, we are seeking approval under the antitrust laws of the United States, Austria, Canada, China, Japan, Korea and Turkey. See “PROPOSAL #1-SALE PROPOSAL — Government and Regulatory Approvals” for a detailed description of the consents and approvals (and status thereof) required under U.S. and foreign antitrust laws in connection with the sale transaction.

No Appraisal or Dissenters’ Rights (page 46)

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the actions contemplated by the Sale Proposal, the Transaction-Related Compensation Arrangements Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Anticipated Accounting Treatment (page 50)

Following the consummation of the sale transaction, we will remove all of the related account balances of our worldwide packaged foods business and our Asia fresh business from our consolidated balance sheet and record a gain on the sale equal to the difference between the purchase price received and the book value of our ownership interest in our worldwide packaged foods business and Asia fresh business.

Material U.S. Federal Income Tax Consequences of the Sale Transaction (page 50)

The sale transaction will be treated as a taxable sale of assets (including subsidiary stock) by Dole and certain of its subsidiaries and will give rise to a net taxable gain recognition in various jurisdictions, including the United States. A portion of the gain recognized for United States federal income tax purposes will be offset with net operating losses. Generally, the transaction will not produce any separate and independent income tax consequences to our stockholders. Each stockholder is urged to consult his or her own tax advisor as to tax consequences of the transactions, including any state, local, foreign or other tax consequences and on his or her particular facts and circumstances.

Risk Factors (page 14)

In evaluating the Sale Proposal, you should carefully read this proxy statement and consider the factors discussed in the section entitled “RISK FACTORS.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Why am I receiving this proxy statement?

A:

Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at the special meeting of stockholders, or at any adjournments or postponements of the special meeting.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held on November 27, 2012, at 1:00 p.m. local time, at our world headquarters at One Dole Drive, Westlake Village, California 91362.

Q:	What matters will the stockholders vote on at the special meeting?

A:	The stockholders will vote on the following proposals:

•	To approve the Sale Proposal;

•	To approve the Transaction-Related Compensation Arrangements Proposal; and

•	To approve the Proposal to Adjourn or Postpone the Special Meeting.

Q:	What is the Sale Proposal?

A:

The Sale Proposal is a proposal to sell our worldwide packaged foods business and our Asia fresh business to ITOCHU, pursuant to an acquisition agreement dated as of September 17, 2012 by and between us and ITOCHU.

Q:	What will happen if the Sale Proposal is approved by our stockholders?

A:

Under the terms of the acquisition agreement, if the Sale Proposal is approved by our stockholders and the other closing conditions under the acquisition agreement have been satisfied or waived, we will sell our worldwide packaged foods business and our Asia fresh business to ITOCHU.

Q:	What is the Transaction-Related Compensation Arrangements Proposal?

A:

The Transaction-Related Compensation Arrangements Proposal is a non-binding advisory vote to approve the payment of certain compensation to our named executive officers that is based on or otherwise relates to the sale transaction. For further information regarding the compensation arrangements, see “PROPOSAL #1-SALE PROPOSAL — Interests of Certain Persons in the Sale Transaction — Golden Parachute Compensation.”

Q:	What will happen if the Transaction-Related Compensation Arrangements Proposal is approved by our stockholders?

A:

The vote on executive compensation payable in connection with the sale transaction is a vote separate and apart from the Sale Proposal. Accordingly, approval of this proposal is not a condition to consummation of the sale transaction, and as an advisory vote, the result will not be binding on our board of directors or on the compensation committee of our board of directors. Therefore, if the sale transaction is approved by our stockholders and consummated, the compensation based on or otherwise relating to the sale transaction may be paid to our named executive officers regardless of whether our stockholders approve the Transaction-Related Compensation Arrangements Proposal.

Q:	What is the Proposal to Adjourn or Postpone the Special Meeting?

A:

The Proposal to Adjourn or Postpone the Special Meeting is a proposal to permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative vote in favor of the Sale Proposal is less than a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting.

Q:	What will happen if the Proposal to Adjourn or Postpone the Special Meeting is approved by our stockholders?

A:

If there are insufficient votes at the time of the special meeting to approve the Sale Proposal and the Proposal to Adjourn or Postpone the Special Meeting is approved at the special meeting, we will be able to adjourn or postpone the special meeting for purposes of soliciting additional proxies to approve the Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Q:

Am I entitled to appraisal or dissenters’ rights in connection with the Sale Proposal, the Transaction-Related Compensation Arrangements Proposal or the Proposal to Adjourn or Postpone the Special Meeting?

A:

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the Sale Proposal, the Transaction-Related Compensation Arrangements Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Q:	Who is entitled to vote at the special meeting?

A:

Holders of our common stock at the close of business on October 25, 2012, the record date for the special meeting established by our board of directors, are entitled to receive notice of, and to vote their shares at, the special meeting and any related adjournments or postponements.

As of the close of business on the record date, there were                      shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:	What are the quorum requirements for the special meeting?

A:

The presence in person or by proxy of the holders of a majority of our issued and outstanding shares of common stock that are entitled to vote at the special meeting constitutes a quorum. You are counted as present at the special meeting for quorum purposes if you are present and vote in person at the special meeting or if you properly submit a proxy by returning the proxy card accompanying this proxy statement in the postage-paid envelope provided or by the telephone or using the Internet procedures described under “Q: How do I vote?” A validly submitted proxy will result in your shares counting towards a quorum even if no voting instructions are provided.

Q:	What vote is required to approve each of the proposals?

A:

The Sale Proposal:    The approval of the Sale Proposal requires the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock as of the record date. If you abstain from voting, either in person or by proxy, or you do not instruct your broker or other nominee how to vote your shares, the resulting abstention or broker non-vote will have the same effect as a vote against the Sale Proposal.

The Transaction-Related Compensation Arrangements Proposal:    The Transaction-Related Compensation Arrangements Proposal is a non-binding stockholder advisory vote and requires the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against the Transaction-Related Compensation Arrangements Proposal. Broker non-votes will have no effect on the outcome of the Transaction-Related Compensation Arrangements Proposal.

The Proposal to Adjourn or Postpone the Special Meeting:    If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of the proposal is greater than the number of shares voted against the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will require the approval of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting. Abstentions would have the same effect as a vote against this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

Q:	How do I vote?

A:	You may vote by proxy or in person at the special meeting.

Voting in Person:    If you hold shares as a stockholder of record and wish to attend the special meeting and vote in person, you will be given a ballot at the special meeting. Alternatively, you may provide us with a signed proxy card before voting is closed. If you would like to vote in person, please bring a valid photo ID with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described below, so your vote will be counted if you are not able to attend. If your shares are held in street name, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting. To do this, you should contact your broker, bank or nominee as soon as possible.

Voting By Proxy:    If you hold your shares as a stockholder of record, you may submit a proxy for your shares by mail, by telephone or using the Internet. If you submit a proxy by telephone or using the Internet, you should not return the proxy card accompanying this proxy statement. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on November 26, 2012.

Vote by Mail:    You may submit a proxy for your shares by mail by marking the proxy card accompanying this proxy statement, dating and signing it, and returning it to Dole c/o                                  in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Dole c/o                                  at the following address:                                 . Please allow sufficient time for mailing if you decide to submit a proxy for your shares by mail.

Vote by Telephone:    You may also submit a proxy for your shares by telephone by following the instructions provided on the proxy card accompanying this proxy statement. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote using the Internet:    You may also submit a proxy for your shares using the Internet by following the instructions provided on the proxy card accompanying this proxy statement.

If you hold your shares in street name, then you received this proxy statement from your broker, bank or nominee, along with a voting instruction card from your broker, bank or nominee. You will need to instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided.

All shares represented by properly executed proxies received in time for the special meeting will be voted in the manner specified by the stockholders giving those proxies.

Q:	What happens if I abstain?

A:

Abstentions are counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as a vote against the approval of the Sale Proposal and the Transaction-Related Compensation Arrangements Proposal. Abstentions will not have any effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if the proposal is submitted for stockholder action when a quorum is present at the special meeting. If the Proposal to Adjourn or Postpone the Special Meeting is submitted for stockholder action when a quorum is not present at the special meeting, abstentions will have the same effect as a vote against the proposal.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me?

A:

If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote those shares. To do so, you should follow the voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct it how to vote, it will not have discretion to vote on any of the proposals at the special meeting.

Q:	What happens if I hold my shares in street name through my broker and I do not instruct my broker how to vote my shares?

A:

Brokers, banks or other nominees who hold shares in street name for their customers have the authority to vote on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on non-routine proposals when they have not received instructions from the beneficial owners of such shares. The Sale Proposal, the Transaction-Related Compensation Arrangements Proposal and the Proposal to Adjourn or Postpone the Special Meeting are non-routine proposals. As a result, absent instructions from the beneficial owner of such shares, brokers, banks and other nominees will not vote those shares. This is referred to as a “broker non-vote.” Broker non-votes are counted for purposes of determining whether there is a quorum. Broker non-votes will have the same effect as a vote against the approval of the Sale Proposal. Broker non-votes will not have any effect on the outcome of the vote on the Transaction-Related Compensation Arrangements Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the special meeting by:

•	delivering to a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy (either by mail, the telephone or using the Internet) relating to the same shares prior to the vote at the special meeting; or

•	attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to Dole c/o                                  at the following address:                                 . You may request a new proxy card by calling                                  at                      (toll-free).

If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Q:	What if I do not specify a choice for a matter when returning a proxy?

A:

If you hold your shares of record, proxies that are signed and returned without voting instructions will be voted in accordance with the recommendations of our board of directors. If your shares are held in street name, failure to give voting instructions to your broker, bank or other nominee will result in a broker non-vote.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:

If your shares are registered in your name, you are a stockholder of record. If your shares are held in an account with a broker, bank or another holder of record, these shares are held in street name.

Q:	Can I see a list of stockholders of record?

A:

You may examine a list of the stockholders of record as of the close of business on October 25, 2012 for any purpose germane to the special meeting during normal business hours during the 10-day period preceding the date of the meeting at our world headquarters at One Dole Drive, Westlake Village, California 91362. This list will also be made available at the special meeting.

Q:	What does it mean if I get more than one proxy card?

A:

If your shares are registered differently and are in more than one account, you may receive more than one proxy card. Please complete, sign, date, and return all of the proxy cards you receive regarding the special meeting to ensure that all of your shares are voted.

Q:	How are proxies being solicited and what is the cost?

A:

We will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this proxy statement. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Following the original mailing, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Q:	What should I do if I have questions regarding the special meeting?

A:	If you have any questions about how to cast your vote for the special meeting or would like copies of any of the documents referred to in this proxy statement, you should call at (toll-free).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the safe harbor created thereby. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.

Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; changes in interest and currency exchange rates; economic crises; quotas, tariffs and other governmental actions; international conflict; uncertainties surrounding the sale transaction, including: the uncertainty as to the timing of the closing and whether our stockholders will approve the sale transaction; the possibility that competing offers for the businesses to be sold will be made; the possibility that various closing conditions for the sale transaction may not be satisfied or waived; and the effects of disruption from the sale transaction making it more difficult to maintain relationships with employees, customers and other business partners.

These and additional factors to be considered are set forth under “RISK FACTORS” beginning on the next page of this proxy statement.

Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this proxy statement may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this proxy statement. Except as required by applicable law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

RISK FACTORS

In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors relating to our company and the sale transaction. The risks described below apply to our business as currently conducted, including the worldwide packaged foods business and the Asia fresh business. Unless and until the sale transaction closes, these risks will continue to apply to us. Following the consummation of the sale transaction our remaining businesses will be subject to many of these risks (although the debt repayment occurring simultaneously with the consummation of the sale transaction will reduce the risks set forth under “— Risks Related to Our Indebtedness” below), as well as new risks, including many of those described below and under “— Risks Related to the Sale Transaction.”

Risks Related to Our Company

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

Fresh produce, including produce used in canning and other packaged foods operations, is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict and may be influenced by global climate change. Unfavorable growing conditions can reduce both crop size and crop quality. This risk is particularly true with respect to regions or countries from which we source a significant percentage of our products. In extreme cases, entire harvests may be lost in some geographic areas. These factors can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

Fresh produce is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. For example, black sigatoka is a fungal disease that affects banana cultivation in most areas where they are grown commercially. The costs to control this disease and other infestations vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to control such infestations will continue to be effective. These infestations can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

Our business is highly competitive and we cannot assure you that we will maintain our current market share.

Many companies compete in our different businesses. However, only a few well-established companies operate on both a national and a regional basis with one or several branded product lines. We face strong competition from these and other companies in all our product lines.

Important factors with respect to our competitors include the following:

•

Some of our competitors may have greater operating flexibility and, in certain cases, this may permit them to respond better or more quickly to changes in the industry or to introduce new products and packaging more quickly and with greater marketing support.

•

Several of our packaged foods product lines are sensitive to competition from national or regional brands, and many of our product lines compete with imports, private label products and fresh alternatives.

•	We cannot predict the pricing or promotional actions of our competitors or whether those actions will have a negative effect on us.

There can be no assurance that we will continue to compete effectively with our present and future competitors. See Item 1, “Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Our earnings are sensitive to fluctuations in market prices and demand for our products.

Excess supply often causes severe price competition in our businesses. Growing conditions in various parts of the world, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the supply and quality of product.

Fresh produce is highly perishable and generally must be brought to market and sold soon after harvest. Some items, such as lettuce, must be sold more quickly, while other items can be held in cold storage for longer periods of time. The selling price received for each type of produce depends on all of these factors, including the availability and quality of the produce item in the market, and the availability and quality of competing types of produce.

In addition, general public perceptions regarding the quality, safety or health risks associated with particular food products could reduce demand and prices for some of our products. To the extent that consumer preferences evolve away from products that we produce for health or other reasons, and we are unable to modify our products or to develop products that satisfy new consumer preferences, there will be a decreased demand for our products. However, even if market prices are unfavorable, produce items which are ready to be, or have been, harvested must be brought to market promptly. A decrease in the selling price received for our products due to the factors described above could have a material adverse effect on our business, results of operations and financial condition.

Our earnings are subject to seasonal variability.

Our earnings may be affected by seasonal factors, including:

•	the seasonality of our supplies and consumer demand;

•	the ability to process products during critical harvest periods; and

•	the timing and effects of ripening and perishability.

Although banana production tends to be relatively stable throughout the year, banana pricing is seasonal because bananas compete against other fresh fruit that generally comes to market beginning in the summer. As a result, banana prices are typically higher during the first half of the year. Our fresh vegetables segment experiences some seasonality as reflected by higher earnings in the first half of the year. Our packaged foods segment experiences peak demand during some well-known holidays and observances.

Currency exchange fluctuations may impact the results of our operations.

Our nearly 200 products are sourced, grown, processed, marketed and distributed in more than 90 countries throughout the world. Our international sales are usually transacted in U.S. dollars, and European and Asian currencies. Our results of operations are affected by fluctuations in currency exchange rates in both sourcing and selling locations. Although we enter into foreign currency exchange forward contracts from time to time to reduce our risk related to currency exchange fluctuation, our results of operations may still be impacted by foreign currency exchange rates, primarily the yen-to-U.S. dollar and euro-to-U.S. dollar exchange rates. For instance, we currently estimate that a 10% strengthening of the U.S. dollar relative to the Japanese yen, euro and Swedish krona would have reduced 2011 operating income by approximately $42 million, excluding the impact of foreign currency exchange hedges. Because we do not hedge against all of our foreign currency exposure, our business will continue to be susceptible to foreign currency fluctuations.

Increases in commodity or raw product costs, such as fuel, paper, plastics and resins, could adversely affect our operating results.

Many factors may affect the cost and supply of fresh produce, including external conditions, commodity market fluctuations, currency fluctuations, changes in governmental laws and regulations, agricultural programs, severe and prolonged weather conditions and natural disasters. Increased costs for purchased fruit and vegetables have in the past negatively impacted our operating results, and there can be no assurance that they will not adversely affect our operating results in the future.

The price of various commodities can significantly affect our costs. For example, the price of bunker fuel used in shipping operations, including fuel used in ships that we own or charter, is an important variable component of transportation costs. Our fuel costs have increased substantially in recent years, and there can be no assurance that there will not be further increases in the future. In addition, fuel and transportation cost is a significant component of the price of much of the produce that we purchase from growers or distributors, and there can be no assurance that we will be able to pass on to our customers the increased costs we incur in these respects.

The cost of paper and tinplate are also significant to us because some of our products are packed in cardboard boxes or cans for shipment. If the price of paper or tinplate increases and we are not able to effectively pass these price increases along to our customers, then our operating income will decrease. Increased costs for paper and tinplate have in the past negatively impacted our operating income, and there can be no assurance that these increased costs will not adversely affect our operating results in the future.

We face risks related to our former use of the pesticide DBCP.

We formerly used dibromochloropropane, or DBCP, a nematocide that was used by growers on a variety of crops throughout the world. The registration for DBCP with the U.S. government was cancelled in 1979 based in part on an apparent link to male sterility among chemical factory workers who produced DBCP. There are a number of pending lawsuits in the United States and other countries against the manufacturers of DBCP and the growers, including us, who used it in the past. The cost to defend these lawsuits, and the costs to pay any judgments or settlements resulting from these lawsuits, or other lawsuits which might be brought, could have a material adverse effect on our business, financial condition or results of operations. See Note 18 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The use of herbicides and other potentially hazardous substances in our operations may lead to environmental damage and result in increased costs to us.

We use herbicides and other potentially hazardous substances in the operation of our business. We may have to pay for the costs or damages associated with the improper application, accidental release or the use or misuse of such substances. Our insurance may not be adequate to cover such costs or damages or may not continue to be available at a price or under terms that are satisfactory to us. In such cases, payment of such costs or damages could have a material adverse effect on our business, results of operations or financial condition.

We face other risks in connection with our international operations.

Our operations are heavily dependent upon products grown, purchased and sold internationally. In addition, our operations are a significant factor in the economies of many of the countries in which we operate, increasing our visibility and susceptibility to legal or regulatory changes. These activities are subject to risks that are inherent in operating in foreign countries, including the following:

•	foreign countries could change laws and regulations or impose currency restrictions and other restraints;

•	in some countries, there is a risk that the government may expropriate assets;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our business, financial condition and results of operations;

•	economic sanctions may be imposed on some countries, which could disrupt the markets for products we sell, even if we do not sell into the target country;

•	in some countries, our operations are dependent on leases and other agreements; and

•	economic downturns, political instability and war or civil disturbances may disrupt production and distribution logistics or limit sales in individual markets.

In 2005, we received a tax assessment from Honduras of approximately $137 million (including the claimed tax, penalty, and interest through the date of assessment) relating to the disposition of all of our interest in Cervecería Hondureña, S.A. in 2001. We have been contesting the tax assessment. See Note 18 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

See also the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Other Matters” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

We may be required to pay significant penalties under European antitrust laws.

The European Commission, or EC, issued a decision (the “Decision”) imposing a €45.6 million fine against Dole and its German subsidiary on October 15, 2008. On December 24, 2008, we appealed the Decision by filing an Application for Annulment (the “Application”), with the European General Court.

On December 3, 2008, the EC agreed in writing that if Dole made an initial payment of $10 million (€7.6 million) to the EC on or before January 22, 2009, then the EC would stay the deadline for a provisional payment, or coverage by a prime bank guaranty, of the remaining balance (plus interest as from January 22, 2009), until April 30, 2009. Dole made this initial $10 million payment on January 21, 2009, and Dole provided the required bank guaranty for the remaining balance of the fine to the EC by the deadline of April 30, 2009.

We believe that we have not violated the European competition laws and that the Application has substantial legal merit, both for an annulment of the Decision and fine in their entirety, or for a substantial reduction of the fine, but no assurances can be given that we will be successful on appeal. Furthermore, the ultimate resolution of these items could materially impact our results of operations or financial condition. We cannot predict the timing or outcome of our appeal of the EC’s Decision. See Note 18 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The global economic downturn could result in a decrease in our sales and revenue, which could adversely affect the results of our operations, and we cannot predict the extent or duration of these trends.

As a result of the global economic downturn, consumers may reduce their purchases and seek value pricing, which may affect sales and pricing of some of our products. Such trends could adversely affect the results of our operations and there can be no assurance whether or when consumer confidence will return and a solid, long-term recovery ensue.

Global capital and credit market issues could negatively affect our liquidity, increase our costs of borrowing and disrupt the operations of our suppliers and customers.

The global capital and credit markets have experienced volatility and disruption over the past several years, sometimes making it difficult for companies to access those markets. We depend in part on stable, liquid and well-functioning capital and credit markets to fund our operations. Although we believe that our operating cash flows, access to capital and credit markets and existing revolving credit agreement will permit us to meet our financing needs for the foreseeable future, there can be no assurance that continued or increased volatility and disruption in the capital and credit markets will not impair our liquidity or increase our costs of borrowing. Our business could also be negatively impacted if our suppliers or customers experience disruptions resulting from tighter capital and credit markets.

The ongoing sovereign debt issue in the European Union, and related European restructuring efforts, may result in a decrease in the value of European currencies, including the euro and Swedish krona, against the U.S. dollar, which in turn could adversely impact our sales and working capital denominated in such currencies. In addition, instability in global credit markets, and/or further economic deterioration in Europe could adversely impact demand for our products and product pricing.

The global economic downturn may have other impacts on participants in our industry, which cannot be fully predicted.

The full impact of the global economic downturn on customers, vendors and other business partners cannot be anticipated. For example, major customers or vendors may have financial challenges unrelated to us that could result in a decrease in their business with us or, in extreme cases, cause them to file for bankruptcy protection. Similarly, parties to contracts may be forced to breach their obligations under those contracts. Although we exercise prudent oversight of the credit ratings and financial strength of our major business partners and seek to diversify our risk to any single business partner, there can be no assurance that there will not be a bank, insurance company, supplier, customer or other financial partner that is unable to meet its contractual commitments to us. Similarly, stresses and pressures in the industry may result in impacts on our business partners and competitors that could have wide ranging impacts on the future of the industry.

Terrorism and the uncertainty of war may have a material adverse effect on our operating results.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, the subsequent response by the United States in Afghanistan, Iraq and other locations, and other acts of violence or war in the United States or abroad may affect the markets in which we operate and our operations and profitability. From time to time in the past, our operations or personnel have been the targets of terrorist or criminal attacks, and the risk of such attacks impacts our operations and results in increased security costs. Further terrorist attacks against the United States or operators of United States-owned businesses outside the United States may occur, or hostilities could develop based on the current international situation. The potential near-term and long-term effect these attacks may have on our business operations, our customers, the markets for our products, the United States economy and the economies of other places in which we source or sell our products is uncertain. The consequences of any terrorist attacks, or any armed conflicts, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets or our business.

Our worldwide operations and products are highly regulated in the areas of food safety and protection of human health and the environment.

Our worldwide operations are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including laws and regulations governing the use and disposal of pesticides and other chemicals. These regulations directly affect day-to-day operations, and violations of these laws and regulations can result in substantial fines or penalties. There can be no assurance that these fines or penalties would not have a material adverse effect on our business, results of operations and financial condition. To maintain compliance with all of the laws and regulations that apply to our operations, we have been and may be required in the future to modify our operations, purchase new equipment or make capital improvements. Further, we may recall a product (voluntarily or otherwise) if we or the regulators believe it presents a potential risk. In addition, we have been and in the future may become subject to lawsuits alleging that our operations and products caused personal injury or property damage.

We are subject to the risk of product contamination and product liability claims.

The sale of food products for human consumption involves the risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling or transportation phases. We have from time to time been involved in product liability lawsuits, none of which were material to our business. While we are subject to governmental inspection and regulations and believe our facilities comply in all material respects with all applicable laws and regulations, we cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. For example, in the fall of 2006, a third party from whom we and others had purchased spinach recalled certain packaged fresh spinach due to contamination by E. coli O157:H7. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance, however, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

We are subject to transportation risks.

An extended interruption in our ability to ship our products could have a material adverse effect on our business, financial condition and results of operations. Similarly, any extended disruption in the distribution of our products could have a material adverse effect on our business, financial condition and results of operations. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience an interruption due to strike, natural disasters or otherwise, we cannot be sure that we would be able to do so or be successful in doing so in a timely and cost-effective manner.

Events or rumors relating to the DOLE brand could significantly impact our business.

Consumer and institutional recognition of the DOLE trademarks and related brands and the association of these brands with high quality and safe food products are an integral part of our business. The occurrence of any events or rumors that cause consumers and/or institutions to no longer associate these brands with high quality and safe food products may materially adversely affect the value of the DOLE brand name and demand for our products. We have licensed the DOLE brand name to several affiliated and unaffiliated companies for use in the United States and abroad. Acts or omissions by these companies over which we have no control may also have such adverse effects.

A portion of our workforce is unionized and labor disruptions could decrease our profitability.

As of December 31, 2011, approximately 36% of our employees worldwide worked under various collective bargaining agreements. We cannot give assurance that we will be able to negotiate these or other collective bargaining agreements on the same or more favorable terms as the current agreements, or at all, and without production interruptions, including labor stoppages. A prolonged labor dispute, which could include a work stoppage, could have a material adverse effect on the portion of our business affected by the dispute, which could impact our business, results of operations and financial condition.

Risks Relating to Our Indebtedness

While we will use substantially all of the proceeds from the sale transaction to pay down our existing indebtedness, there can be no assurances that the sale transaction will be consummated. Unless and until the sale transaction is consummated and we apply the cash proceeds therefrom as discussed under “PROPOSAL #1-SALE PROPOSAL — Use of Proceeds” below, our current level of indebtedness will remain unchanged and we will be subject to the risks described below.

Our substantial indebtedness could adversely affect our operations, including our ability to perform our obligations under our debt obligations.

We have a substantial amount of indebtedness. As of June 16, 2012, we had approximately $1.4 billion in senior secured indebtedness, $155 million in senior unsecured indebtedness, approximately $58 million in capital leases and approximately $80 million in unsecured notes payable and other indebtedness.

Our substantial indebtedness could have important consequences. For example, our substantial indebtedness may:

•	make it more difficult for us to satisfy our obligations;

•

limit our ability to borrow additional amounts in the future for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes or make such financing more costly;

•

result in a triggering of customary cross-default and cross-acceleration provisions with respect to certain of our debt obligations if an event of default or acceleration occurs under one of our other debt obligations;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	expose us to the risk of increased interest rates, as certain of our borrowings are at variable rates of interest;

•	require us to sell assets (beyond those assets currently classified as “assets held-for-sale”) to reduce indebtedness or influence our decisions about whether to do so;

•	increase our vulnerability to competitive pressures and to general adverse economic and industry conditions, including fluctuations in market interest rates or a downturn in our business;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	place us at a disadvantage compared to our competitors that have relatively less indebtedness; and

•

limit, along with the restrictive covenants in our credit facilities and senior note indentures, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to generate sufficient cash flow to service our debt obligations.

To service our debt, we require a significant amount of cash. Our ability to generate cash, make scheduled payments or refinance our obligations depends on our successful financial and operating performance. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and various financial, business and other factors, many of which are beyond our control. These factors include among others:

•	economic and competitive conditions;

•	changes in laws and regulations;

•	operating difficulties, increased operating costs or pricing pressures we may experience; and

•	delays in implementing any strategic projects.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. If we are required to take any actions referred to above, it could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot give assurance that we would be able to take any of these actions on terms acceptable to us, or at all, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt agreements, in any of which events the default and cross-default risks set forth in the risk factor below titled “Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely restrict our financial and operating flexibility and subject us to other risks” would become relevant.

Subject to the restrictions in our senior secured credit facilities and the indentures governing our 8.75% debentures due 2013 (“2013 Debentures”), our 13.875% senior secured notes due 2014 (“2014 Notes”) and our 8% senior secured notes due 2016 (“2016 Notes”), we and certain of our subsidiaries may incur significant additional indebtedness, including additional secured indebtedness. Although the terms of our senior secured credit facilities and the indentures governing our 2013 Debentures, our 2014 Notes and our 2016 Notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be significant. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we now face could increase.

Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely restrict our financial and operating flexibility and subject us to other risks.

The indentures governing our 2013 Debentures, our 2014 Notes, our 2016 Notes and our senior secured credit facilities, contain various restrictive covenants that limit our and our subsidiaries’ ability to take certain actions. In particular, these agreements limit our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

•	issue preferred stock of subsidiaries;

•	make certain investments or acquisitions;

•	create liens on our assets to secure debt;

•	engage in certain types of transactions with affiliates;

•	place restrictions on the ability of restricted subsidiaries to make payments to us;

•	merge, consolidate or transfer substantially all of our assets; and

•	transfer and sell assets.

Any or all of these covenants could have a material adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Any future debt could also contain financial and other covenants more restrictive than those imposed under our senior secured credit facilities and the indentures governing our debt securities.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to customary cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under the senior secured credit facilities or some of our other debt instruments, lenders representing more than 50% of our senior secured term credit facility or more than 50% of our senior secured revolving credit facility, or any indenture trustee or holders of at least 25% of any series of our debt securities could elect to declare all amounts outstanding to be immediately due and payable and, with respect to the revolving credit and letter of credit components of our senior secured credit facilities, terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness were to so accelerate the payment of the indebtedness, we cannot give assurance that our assets would be sufficiently liquid to repay in full our outstanding indebtedness on an accelerated basis.

Some of our debt, including the borrowings under our senior secured credit facilities, is based on variable rates of interest, which could result in higher interest expenses in the event of an increase in interest rates.

As of June 16, 2012, approximately $1.0 billion, or 60%, of our total indebtedness, was subject to variable interest rates. If we borrow additional amounts under the revolving portion of our senior secured credit facilities, the interest rates on those borrowings may vary depending on the base rate or Eurodollar Rate. A 1% increase in the weighted average interest rates on our variable rate debt outstanding as of June 16, 2012, would result in higher interest expense of approximately $10 million per year.

Risks Relating to Our Common Stock

David H. Murdock and his affiliates, whose interests in our business may be different from yours, can exert significant control over us.

David H. Murdock and his affiliates currently own 56,674,244 shares, or approximately 63.7%, of our outstanding common stock. Mr. Murdock and his affiliates have significant influence over our management and affairs. He and his controlled companies are able, subject to applicable law, to elect all of the members of our Board of Directors and control actions to be taken by us and our Board of Directors, including amendments to our certificate of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. However, the ownership of Mr. Murdock and his affiliates will be reduced in connection with the settlement of certain obligations related to the trust transaction that occurred at the time of our initial public offering in which an affiliate of Mr. Murdock agreed to sell to the 2009 Dole Food Automatic Common Exchange Security Trust, which we refer to as the “MACES Trust”, shares of our common stock deliverable upon exchange of the securities issued by MACES Trust, which we refer to as the “MACES Securities.” Specifically, on November 1, 2012, Mr. Murdock’s affiliate will settle these obligations by delivering a number of shares of our common stock to be determined pursuant to the Forward Purchase Agreement dated as of October 22, 2009 between Mr. Murdock, his affiliate and the MACES Trust. Following this settlement, we expect Mr. Murdock and his affiliates to own between 39.0% and 43.5% of our outstanding common stock. Although Mr. Murdock and his affiliates will no longer hold a majority of our shares of common stock following the settlement and will therefore not have the ability to control the matters described above, they will however still exert significant control on all matters submitted to a vote of our stockholders.

The value of our common stock could be volatile.

The overall market and the price of our common stock may fluctuate greatly. The trading price of our common stock may be significantly affected by various factors, including:

•	quarterly fluctuations in our operating results;

•	changes in investors’ and analysts’ perception of the business risks and conditions of our business;

•	our ability to meet the earnings estimates and other performance expectations of financial analysts or investors;

•	unfavorable commentary or downgrades of our stock by equity research analysts;

•	fluctuations in the stock prices of our peer companies or in stock markets in general; and

•	general economic or political conditions.

Our charter documents contain provisions that may delay, defer or prevent a change of control.

Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

•	division of our Board of Directors into three classes, with each class serving a staggered three-year term;

•	removal of directors by stockholders by a supermajority of two-thirds of the outstanding shares;

•	ability of the Board of Directors to authorize the issuance of preferred stock in series without stockholder approval;

•	advance notice requirements for stockholder proposals and nominations for election to the Board of Directors; and

•	prohibitions on our stockholders from acting by written consent and limitations on calling special meetings.

Future sales of our common stock may lower our stock price.

If Mr. Murdock were to sell a large number of shares of our common stock, the market price of our common stock could decline significantly. In addition, the perception in the public market that Mr. Murdock might sell shares of common stock could depress the market price of our common stock, regardless of his actual plans. On November 1, 2012, an affiliate of Mr. Murdock will be delivering a number shares of our common stock pursuant to the Forward Purchase Agreement to settle its obligations related to the trust transaction described above. All of these shares will be freely tradable under the Securities Act.

Following our October 2009 initial public offering, we registered 6,000,000 shares of common stock that were reserved for issuance under our 2009 Stock Incentive Plan. In addition, at our 2012 annual meeting, our stockholders approved the reservation of an additional 7,000,000 shares of common stock for issuance under the 2009 Stock Incentive Plan. These shares can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

We may not pay any dividends in the foreseeable future.

We may not pay any dividends to our stockholders in the foreseeable future. The existing agreements governing our indebtedness restrict our ability to pay dividends, and any future such agreements may include similar restrictions. Accordingly, stockholders may have to sell some or all of their common stock in order to generate cash flow from their investment. Stockholders may not receive a gain on their investment when they sell our common stock and may lose some or all of the amount of their investment. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

Risks Relating to Our Information Systems

Our electronic information and our information system assets may be made unavailable, leaked, or altered due to a computer security incident, which could adversely affect the results of our operations, and we cannot predict the extent or duration of these incidents.

Although our computer systems are distributed in many geographic areas, they are connected together in a private network. A widespread computer security incident such as virus infection may significantly disrupt our operations and business processes. In such case, we may have to operate manually which may result in significant delay in the delivery of our products to our customers or damage to the fresh fruit and vegetable products. Our customers could refuse to continue to do business with us and prematurely terminate or reduce existing contracts resulting in a significant reduction of our operating revenue.

We have intellectual property, trade secrets and confidential business information that are stored in electronic formats that could be leaked to competitors or the public due to a computer security incidents which may result in loss of competitive position and market share.

We also have personal confidential information stored in Company controlled systems. This information, if stolen or leaked can result in significant financial and legal risk.

We may be targeted by computer hackers from the internet, from business partners’ networks connected to our network, or from employees for specific purposes such as financial gain, political or ideological motives or otherwise simply to damage our reputation, which may result in significant decline in consumer preference for our products in certain geographic region or globally and could potentially reduce our market share.

Although we believe we have implemented reasonable industry best practices, processes and technologies to protect our information and information systems, recovery from the above computer incidents could be expensive. Rapidly raising and maintaining higher standards of computer security practices in our business globally may require significant initial investment and higher operating costs and therefore could negatively impact our operating income.

Risks Related to the Sale Transaction

While the sale transaction is pending, it creates uncertainty about our future which could materially and adversely affect our business, financial condition and results of operations.

While the sale transaction is pending, it creates uncertainty about our future. Therefore, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending consummation of the sale transaction or termination of the acquisition agreement. In addition, while the sale transaction is pending, we are subject to a number of risks, including:

•	the diversion of management and employee attention from our day-to-day business;

•	the potential disruption to business partners and other service providers;

•

the loss of employees who may depart due to their concern about losing their jobs following the sale transaction or a shift in loyalty of employees of the businesses to be sold who see ITOCHU as their de facto employer even before the consummation of the sale transaction; and

•	our inability to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could materially and adversely effect our business, financial condition and results of operations.

We have also incurred substantial transaction costs in connection with the sale transaction, and we will continue to do so until the consummation of the sale transaction.

The acquisition agreement limits our ability to pursue alternatives to the sale transaction.

The acquisition agreement contains provisions that make it substantially more difficult for us to sell Dole as an entire company, our worldwide packaged foods business or our Asia fresh business to a party other than ITOCHU. Specifically, we were required to end discussions with respect to other acquisition proposals when we entered into the acquisition agreement. We also cannot, and we are required to cause our representatives not to, directly or indirectly, initiate, solicit, or knowingly encourage any inquiries regarding, any acquisition proposal or otherwise negotiate or provide non-public information regarding the businesses to be sold in connection with, an acquisition proposal. However, if our board of directors determines in good faith that an unsolicited acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, we may participate in negotiations regarding the acquisition proposal. These provisions, in addition to the requirement that we pay $50.4 million to ITOCHU in connection with terminating the acquisition agreement to pursue a superior proposal, could discourage a third party that might have an interest in acquiring Dole as a company, our worldwide packaged foods business or our Asia fresh business from considering or proposing such an acquisition, even if that party was prepared to pay consideration with a higher value than the purchase price to be paid by ITOCHU.

We may not receive all regulatory approvals and consents required in order for us to consummate the sale transaction.

The sale transaction cannot be consummated until all required consents, approvals and waiting periods under applicable antitrust laws have been received or have expired or terminated, as appropriate, and all other material governmental approvals and consents have been obtained and are in full force and effect. We and ITOCHU are filing notification and are making other necessary filings in all of the relevant jurisdictions, and although we do not expect regulatory authorities to raise any significant objections in connection with their review of the sale transaction, we cannot assure you that we will obtain all required regulatory approvals and consents, that certain regulatory approvals and consents may not be delayed or that any regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to us, ITOCHU and our collective abilities to close the sale transaction.

The failure to consummate the sale transaction may materially and adversely affect our business, financial condition and results of operations.

ITOCHU’s obligation to close the sale transaction is subject to a number of conditions, including our stockholders’ approval of the Sale Proposal, the receipt of the approvals and consents from regulatory authorities discussed above and the absence of a Material Adverse Change, as defined under “ACQUISITION AGREEMENT — Conditions to Closing” below. We cannot control some of these conditions and we cannot assure you that they will be satisfied, or that ITOCHU will waive any that are not satisfied. If the sale transaction is not consummated, we may be subject to a number of risks, including the following:

•

we may not be able to identify an alternate transaction, or if an alternate transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the sale transaction;

•	the trading price of our common stock may decline to the extent that the current market price reflects a market assumption that the sale transaction will be consummated;

•	our relationships with our customers, suppliers and employees may be damaged beyond repair and our business may be harmed; and

•	in certain instances we may be required to pay ITOCHU a termination fee of $50.4 million.

The occurrence of any of these events individually or in combination could materially and adversely affect our business, financial condition and results of operations, which could cause the market value of our common stock to decline.

If the acquisition agreement is terminated under specified circumstances we will be required to pay ITOCHU a fee of $50.4 million. The requirement to pay this termination fee may discourage third parties from submitting an acquisition proposal.

Under the terms of the acquisition agreement, we are required to pay ITOCHU $50.4 million in cash if the acquisition agreement is properly terminated by:

•

either us or ITOCHU if the sale transaction has not closed by December 31, 2012, provided that both: (i) the special meeting has not occurred and, prior to the termination, an acquisition proposal has been communicated to us or has been publicly announced or publicly made known to our stockholders, and not withdrawn, and (ii) within six months after the termination we have completed or entered into a definitive agreement with respect to the acquisition proposal;

•

either us or ITOCHU if our stockholders do not approve the Sale Proposal, provided that both: (i) prior to the special meeting an acquisition proposal has been communicated to us or has been publicly announced or publicly made known to our stockholders, and not withdrawn, and (ii) within six months after the termination we have completed or entered into a definitive agreement with respect to the acquisition proposal;

•	ITOCHU if our board of directors has withdrawn or modified its recommendation to vote in favor of the Sale Proposal without also terminating the acquisition agreement; and

•	us in order to enter into a transaction that is a superior proposal if our stockholders have not yet approved the Sale Proposal.

The requirement that we pay ITOCHU the termination fee may discourage third parties from submitting an acquisition proposal as it could add to the price they would pay, or the value they would receive, in any such transaction.

The acquisition agreement may expose us to contingent liabilities.

We have agreed to indemnify ITOCHU for certain breaches of any representation, warranty or covenant made by us in the acquisition agreement, as well as certain breaches under the trademark rights agreement to be entered into in connection with the sale transaction, in each case subject to certain limitations. Our indemnification obligations are subject to limitations, but the limitation on our maximum exposure is quite high. In some instances our indemnification obligations are not subject to any limitations. Significant indemnification claims by ITOCHU could materially and adversely affect our business, financial condition and results of operations.

Because our worldwide packaged foods business and our Asia fresh business collectively represented approximately 35% of our total revenues last year, our business following the sale transaction will be substantially reduced and less diversified.

We may encounter unanticipated difficulties or challenges as we transition into a company focused primarily on fresh, perishable food products. The reduction in the scale and scope of our business as a result of the sale transaction will expose a larger portion of our business to the type of risks associated with commodity products. Excess supply in any one of our non-value added fresh produce products could result in lower sales prices for those products. In addition, a greater portion of our product line will be exposed to the short term impact of weather and agricultural risks discussed above under “— Risks Related to Our Company.” Also, the smaller scale of our business will reduce the opportunity to leverage global purchasing efficiencies across business lines. If we are unable to address and overcome these difficulties or challenges, we may not be successful with our new business focus.

We will be limited from pursuing certain business opportunities following the consummation of the sale transaction.

Although our board of directors has determined that the sale transaction is in the best interests of us and our stockholders, by disposing of our worldwide packaged foods business and our Asia fresh business we are effectively restricting our use of certain intellectual property rights, including the DOLE® brand, in connection with the fresh fruit business in Asia, Australia and New Zealand and the packaged foods business worldwide. In addition, we have also agreed to be bound by non-competition covenants in the trademark rights agreement which preclude our ability to re-enter certain aspects of these businesses within two years following the consummation of the sale transaction.

Our directors and executive officers may have interests in the sale transaction that may be in addition to, or different from, the interests of our stockholders.

Stockholders should be aware that our directors and executive officers have financial interests in the sale transaction that may be in addition to, or different from, the interests of our stockholders generally. These interests include agreements of certain executive officers that provide for severance payments following the termination of employment following a change of control and the acceleration of all outstanding equity awards upon the consummation of the sale transaction (i.e., all outstanding equity incentive awards will vest and become fully exercisable or be paid and settled, as applicable). However, Mr. Murdock has waived any right to severance compensation in connection with the sale transaction. The board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the sale transaction and acquisition agreement and in recommending to our stockholders that they approve the Sale Proposal.

There can be no assurances we will be successful in refinancing a part of our existing indebtedness.

We will use substantially all the proceeds from the sale transaction to pay down our existing indebtedness and to provide funding for transaction-related taxes, costs and expenses. We will also put in place a new capital structure, including the possibility of entering into a new term loan and revolving credit facility, following the consummation of the sale transaction to provide funding for restructuring and other corporate purposes. We have not yet initiated substantive discussions and negotiations with our noteholders or lenders, as applicable, and there can be no assurances that we will be able to refinance part of our indebtedness as we currently anticipate, or that any new financing will be available to us on equal or better terms than those of our current term loan and revolving credit facility. Any new financing may be subject to higher interest rates, may include less favorable terms or may require us to agree to additional or more severe restrictions on our business activities as compared to those of our current indebtedness.

PROPOSAL #1

SALE PROPOSAL

Parties to the Acquisition

Dole Food Company, Inc.

Dole is publicly traded on The New York Stock Exchange (symbol: DOLE). Dole is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables. Dole markets a growing line of packaged and frozen fruits and is a produce industry leader in nutrition education and research. The principal executive offices of Dole are located at One Dole Drive, Westlake Village, California 91362 and the phone number is (818) 879-6600.

ITOCHU Corporation

ITOCHU is publicly traded on The Tokyo Stock Exchange (Code No: 8001). ITOCHU, one of the leading sogo shosha with approximately 114 bases in 65 countries, is engaged in domestic trading, import/export, and overseas trading of various products such as textile, machinery, metals, minerals, energy, chemicals, food, information and communications technology, realty, general products, insurance, logistics services, construction, and finance, as well as business investment in Japan and overseas. The principal executive offices of ITOCHU are located at 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077, Japan and the phone number is +81 (3) 3497-2121.

Background of the Sale Transaction

Our board of directors and management have continually engaged in a review of our business plans and other strategic alternatives as part of their ongoing activities. This process has included evaluating prospects and options pertaining to certain of our businesses, the markets in which we compete, organic initiatives, and the possibility of pursuing strategic alternatives, such as mergers, acquisitions and dispositions, in each case with a view towards enhancing value for our stockholders.

In early 2011, we began to consider potential significant strategic transactions involving all or a significant part of our company. Specifically, in early 2011, we engaged in discussions and negotiations with another public company regarding a potential merger. In addition, in the spring of 2011, we engaged in discussions and negotiations with Party A, another public company, regarding several possible strategic transactions. Ultimately our board of directors and management determined that none of these transactions could be structured on terms that enhanced stockholder value or were otherwise in the best interests of our company and our stockholders.

Beginning in late 2011, our management, in consultation with our board of directors, began considering certain other strategic alternatives regarding specific portions of our company, including our worldwide packaged foods business, our Asia fresh business and other select businesses, through a variety of transaction structures. We began this process because, among other things, our historical share price has generally tracked valuations associated with comparable companies that have primarily fresh, perishables businesses and we believe this did not fairly reflect the value-added nature of our packaged foods division or the growth potential of our Asia fresh business. Additionally, we believe that our high levels of debt have weighed heavily on our share price.

In early 2012, in furtherance of the foregoing, we began to explore alternatives involving our worldwide packaged foods business. For this initiative we asked Wells Fargo Securities, LLC, which we refer to as Wells Fargo, to act as our financial advisor in connection with our consideration of strategic options for our worldwide packaged foods business, including a potential sale or capital markets transaction.

Following discussions with management concerning the operations, financial profile and prospects for our worldwide packaged foods business, Wells Fargo undertook a review of the business and, at our request, prepared a list of strategic buyers it believed might have an interest in acquiring our worldwide packaged foods business, including strategic buyers that could generate transaction synergies. At our board’s request, Wells

Fargo initially reached out to five strategic buyers in an effort to assess their level of interest in a possible transaction. Of the five strategic buyers, we, with the assistance of Wells Fargo, engaged in preliminary discussions with three regarding various matters, including possible transaction structures. However, ultimately all three parties declined to pursue any form of a transaction with us.

In the spring of 2012, while the process described above was ongoing, we also reengaged Party A in meaningful discussions regarding a possible transaction involving the sale of our worldwide packaged foods business. After several meetings and Party A’s extensive diligence review, on April 6, 2012, Party A notified us that it was no longer interested in pursuing a transaction because the synergies it initially identified ultimately were not substantial enough to compensate for other perceived issues.

Following the termination of discussions with Party A and the three strategic parties identified in our initial process, we began reviewing possible alternative strategic options for our businesses. Specifically, we evaluated possible strategic and capital markets transactions for our worldwide packaged foods business and our Asia fresh business, including a spin-off of our worldwide packaged foods business or a minority initial public offering or minority investment involving our Asia fresh business, either alone or in combination with our worldwide packaged foods business. At this time, we invited Deutsche Bank to act as our advisor with respect to one or more potential transactions involving our Asia fresh business, either alone or in combination with our worldwide packaged foods business.

As part of this evaluation, our representatives and representatives of Deutsche Bank discussed possible transactions involving our worldwide packaged foods business and our Asia fresh business, including an initial public offering and/or seeking a minority investor. Representatives of Deutsche Bank also discussed with our representatives current market conditions and other considerations relating to a potential initial public offering and/or minority investment in our Asia fresh business and worldwide packaged foods business.

We ultimately determined that a spin-off transaction of worldwide packaged foods or a transaction involving only our Asia fresh business did not provide sufficient cash proceeds to us in connection with the loss of earnings from those businesses. We then determined to focus on an initial public offering and/or a minority stake sale of our Asia fresh business in combination with our worldwide packaged foods business. We also determined to continue to explore a potential sale of our worldwide packaged foods business.

Our representatives and representatives of Deutsche Bank also discussed the names of investors who would potentially be interested in investing in the combined worldwide packaged foods and Asia fresh business, either as a minority investor in an initial public offering or as a minority investor in a private company. As part of these discussions, ITOCHU was identified as a logical investor based on its long standing business relationship with our company in Asia and its size and investment criteria. On May 2, 2012, we and ITOCHU entered into a non-disclosure agreement pursuant to which we agreed to provide certain information to them, and they agreed to use such information solely for the purpose of evaluating a potential transaction with us.

On May 2, 2012, our board of directors held a telephonic meeting to discuss our strategic review process and next steps. Management provided the board with an update on recent developments and the status of specific matters. The board acknowledged that we had made inquiries for various transactions in certain select ways, but felt a more comprehensive, widely disseminated process was necessary to fully review all possible transaction alternatives. As a result, the board determined to publicly disclose our strategic review process. As part of this review process, the board requested that Wells Fargo continue to assist us in evaluating strategic alternatives for our worldwide packaged foods business and to assist us in identifying and contacting additional potential buyers for this business. In addition, Deutsche Bank was asked to continue exploring possibilities in Asia regarding both our worldwide packaged foods and Asia fresh businesses, including a possible initial public offering in Asia.

On May 3, 2012, we disclosed as part of our first quarter 2012 earnings release that management and our board of directors were working with financial advisors to review strategic alternatives and evaluate prospects and options for certain of our businesses, including our worldwide packaged foods business.

On May 18, 2012, our representative met with representatives of ITOCHU in Tokyo and discussed the possibility of ITOCHU investing in our worldwide packaged foods and Asia fresh businesses as either a minority investor in the contemplated initial public offering or as a partner in a joint venture, the purpose of which would be to own, operate, develop and expand our Asia fresh business and our worldwide packaged foods business. At these meetings, we provided preliminary informational materials to ITOCHU that included background on Dole and certain of our divisions, including high level business and financial information. The parties discussed a number of matters, including the reasons we issued our May 3, 2012 press release and the different transaction alternatives we were evaluating. At the conclusion of the meeting, it was agreed that ITOCHU would be provided with due diligence information to form the basis for an indicative proposal to acquire a possible stake in our worldwide packaged foods and Asia fresh businesses within three to four weeks.

Concurrently in May 2012 following our public announcement, Wells Fargo assisted us in conducting a process through which we identified 11 additional strategic buyers in Europe and the Americas that potentially would be interested in our worldwide packaged foods business. After initial discussions, five of these parties entered into non-disclosure agreements pursuant to which we agreed to provide certain information to them, and they agreed to use such information solely for the purpose of evaluating a potential transaction with us. These parties were then provided with preliminary informational materials that included background on Dole and certain of our divisions, including high level business and financial information. Following a review of these materials, Party B, a private company, and Party C, a public company, provided preliminary verbal indications of interest for the purchase of our worldwide packaged foods business. Party B accepted our invitation to attend more detailed management presentations.

Throughout the remainder of May 2012 and June 2012, we continued to explore a potential initial public offering process for our worldwide packaged foods and Asia fresh businesses with Deutsche Bank. As part of this process, our legal and accounting advisors began preparing draft materials and explored possible corporate structures and listing locations for the issuer that would be taken public. During this period, ITOCHU continued to review the informational materials prepared by us and commenced review of the due diligence materials we posted to our virtual data room.

In June 2012, representatives of ITOCHU’s financial advisor met with representatives of Deutsche Bank to discuss a potential work-plan and timetable for the joint venture discussions. Also at that meeting, representatives of Deutsche Bank and ITOCHU’s financial advisor discussed potential valuation parameters for the joint venture transaction. In addition, as part of ITOCHU’s due diligence evaluation, our management provided a more detailed overview of our worldwide packaged foods and Asia fresh businesses to ITOCHU and its advisors by teleconference.

On June 28, 2012, our representatives, together with representatives of Deutsche Bank, met with representatives of ITOCHU and its financial advisors at our corporate headquarters in Westlake Village, California. ITOCHU made a formal presentation at these meetings regarding a non-binding proposal to form a 50/50 joint venture with us regarding our worldwide packaged foods and Asia fresh businesses, and indicated a valuation range for the businesses. The presentation also indicated that ITOCHU would seek a call right to acquire a majority of the joint venture in the future and would also seek to secure certain business opportunities between ITOCHU and the joint venture with a goal of generating synergies for both parties. Following an extended discussion of the high level terms of the proposed joint venture, we indicated to ITOCHU that we were comfortable moving forward with discussions regarding the joint venture opportunity at the top end of their valuation range. Following discussions with our respective financial advisors, we and ITOCHU established a preliminary work plan and timeline for exploring the proposed joint venture, including detailed due diligence by ITOCHU and preparation and negotiation of a term sheet. ITOCHU also presented us with a list of priority due diligence matters.

On June 29, 2012, our management presented preliminary business and financial information on our worldwide packaged foods business at our corporate headquarters to senior management of Party B.

Following the June 28, 2012 meetings with ITOCHU, and during the week of July 6, 2012, ITOCHU’s financial, legal and accounting advisors conducted a much more extensive diligence review of our worldwide packaged foods and Asia fresh businesses. Their review included meetings with management-level employees of the businesses, visits to various locations and other meetings, in-depth interviews and investigations. During this period, we and our financial and legal advisors began preparation of a detailed draft term sheet addressing key aspects of the proposed joint venture. During this week, Deutsche Bank contacted Party D, a public company, to inquire about their interest in exploring a possible transaction involving our worldwide packaged foods and Asia fresh businesses.

On July 6, 2012, Party C, which had submitted an indication of interest but did not accept our invitation to attend management presentations, notified us that it was no longer interested in pursuing a transaction.

On July 10, 2012, representatives of Deutsche Bank met with representatives of Party D in New York, New York to discuss a potential transaction between us and Party D in greater detail. Party D indicated that it was primarily interested in a 100% acquisition of our Asia fresh business, but said that it would also consider acquiring our worldwide packaged foods business and all of our fresh fruit and vegetable businesses. However, Party D told Deutsche Bank that it would require a partner for such transaction. Deutsche Bank and Party D also discussed possible regulatory issues for Party D for such a transaction, and what, if any, regulatory work Party D had done regarding the contemplated transaction. Party D indicated that it had reviewed the issue historically but had not performed any recent work regarding regulatory approvals.

Also on July 10, 2012, Party B notified us that it was no longer interested in pursuing a transaction.

On July 12, 2012, our board of directors convened a special telephonic meeting, at which the board, management and representatives of Wells Fargo and Deutsche Bank participated, to discuss our review of various strategic alternatives for our businesses. Wells Fargo provided an update on our sale process for our worldwide packaged foods business and informed the board that none of the other previously interested parties had indicated any continuing interest in pursuing a transaction. At our board’s request, representatives of Wells Fargo also discussed a potential spin-off transaction involving this business. Management and representatives of Deutsche Bank reviewed the status of discussions regarding our worldwide packaged foods and Asia fresh businesses, including with ITOCHU regarding the joint venture proposal and also reviewed the preliminary discussions held with Party D. Representatives of Deutsche Bank also discussed current market conditions as they related to a potential initial public offering for the businesses and potential minority investors for such an offering, noting that global equity markets had softened in recent months, including with respect to initial public offerings in Asia. The board directed management and Deutsche Bank to continue to pursue a transaction involving both our worldwide packaged foods and Asia fresh businesses, with the proposed joint venture transaction with ITOCHU as a priority over the initial public offering given market conditions.

In the week following the board meeting, management, with the assistance of Deutsche Bank and outside legal counsel, finalized an initial draft term sheet relating to the proposed joint venture with ITOCHU.

On July 19, 2012, as part of our second quarter earnings release, we disclosed that Deutsche Bank and Wells Fargo were advising us in reviewing a number of strategic alternatives, that we were evaluating prospective transactions and options for a number of our businesses and that we had been in discussions with a number of third parties who expressed interest in select businesses. We announced that we were exploring a possible sale of our worldwide packaged foods business as well as a possible spin-off of this business to our stockholders. We also disclosed the possibility of a joint venture with third parties interested in partnering with us for the combined worldwide packaged foods and Asia fresh businesses, as well as an initial public offering of the combined businesses in Asia.

Also on July 19, 2012, representatives of Deutsche Bank contacted Party D with instructions for providing a proposal to acquire the combined worldwide packaged foods and Asia fresh businesses.

On July 20, 2012, we distributed an initial draft term sheet to ITOCHU. The term sheet proposed a 50/50 joint venture to operate our worldwide packaged foods and Asia fresh businesses. The term sheet also provided for a perpetual, royalty-free license to the DOLE brand within the scope of the joint venture’s business activities. It also provided for a call right to ITOCHU to allow it to increase its ownership to 60% within a specified period and also provided ITOCHU a call right and us a put right to allow ITOCHU to increase its ownership to 100% after a specified time period, in each case based on a pre-agreed valuation formula.

During the week of July 30, 2012, representatives of ITOCHU and ITOCHU’s financial and legal advisors met with our representatives and representatives of Deutsche Bank and our legal advisor at our corporate headquarters to discuss the draft joint venture term sheet and to perform further due diligence on the businesses. During these meetings, we and ITOCHU negotiated certain aspects of the term sheet, including possible governance structures, the use of the DOLE brand and other high-level matters. In particular, ITOCHU indicated that it desired an ownership interest in the DOLE brand in connection with the transaction and also that it had issues with the put/call arrangements proposed by us. ITOCHU also indicated that it would seek governance control of the joint venture in connection with increasing its ownership from 50% to 60%. At the conclusion of the meetings, the parties agreed to continue discussions on the joint venture opportunity.

On July 30, 2012, Party D contacted Deutsche Bank and indicated that it was interested only in our Asia fresh business. Our management instructed Deutsche Bank to inform Party D that we were focused on a transaction involving both businesses, and that Party D should formulate a proposal for both the worldwide packaged foods and Asia fresh businesses. Party D agreed to consider a proposal on that basis.

Also on July 30, 2012, representatives of Party E contacted us and expressed interest in participating in the strategic review process and receiving confidential information. On August 6, 2012, we entered into a non-disclosure agreement with Party E pursuant to which we agreed to provide certain information to Party E, and Party E agreed to use such information solely for the purpose of evaluating a potential transaction with us. Party E was then provided with preliminary informational materials that included high-level business and financial information regarding the businesses. Representatives of Deutsche Bank had a number of high-level discussions with Party E’s financial advisor during the second half of August and ultimately scheduled meetings for the end of August to discuss a potential transaction involving our worldwide packaged foods and Asia fresh businesses.

From August 8, 2012 through August 10, 2012, our representatives, along with representatives of Deutsche Bank and our legal advisors, met with representatives of ITOCHU and their financial and legal advisors at our corporate headquarters to continue negotiating the joint venture term sheet. We and ITOCHU encountered difficulties reaching agreement on certain key aspects of the joint venture, including how the joint venture’s governance would be structured, what the parties’ exit rights would be and matters related to the use of the DOLE brand. Specifically, ITOCHU indicated that it was unwilling to provide us with an exit mechanism for our remaining stake in the joint venture, including in the event that ITOCHU exercised its call right to increase its ownership stake to 60% and assumed governance control of the joint venture. ITOCHU also indicated that it was having difficulty reaching the high end of its proposed joint venture valuation, which was a key factor for us. The difficulties surrounding these issues led to the first mention of, and a very high-level discussion regarding, a 100% acquisition by ITOCHU of our worldwide packaged food and Asia fresh businesses in lieu of the joint venture proposal. At the conclusion of these meetings, it was agreed that ITOCHU and its advisors would work to conclude their due diligence review in advance of a meeting in Tokyo on August 24, 2012 to be scheduled between our representatives and representatives of ITOCHU.

On August 9, 2012, Deutsche Bank delivered a confidential information package to Party E that provided an overview of the business and financial profile of our worldwide packaged foods and Asia fresh businesses. Party E was instructed to submit an indicative proposal to acquire these businesses as soon as possible.

On August 14, 2012, we distributed a revised draft of the detailed term sheet regarding the proposed joint venture with ITOCHU addressing the matters discussed at the meetings held the previous week.

On August 17, 2012, we received an expression of interest from representatives of Party F, which expressed interest primarily in acquiring our Asia fresh business.

On August 20, 2012, we distributed a further revised draft of the joint venture term sheet with ITOCHU addressing changes related to, among other things, the exit rights of the parties. We entered into a non-disclosure agreement with Party D dated August 20, 2012, pursuant to which we agreed to provide certain information to Party D, and Party D agreed to use such information solely for the purpose of evaluating a potential transaction with us.

On August 23, 2012, Deutsche Bank delivered preliminary informational materials that included high-level business and financial information regarding the businesses to Party D.

On August 24, 2012, our representatives met with representatives of ITOCHU, along with ITOCHU’s legal and financial advisors, in Tokyo, Japan to further discuss the terms of ITOCHU’s possible investment in our worldwide packaged foods and Asia fresh businesses. Following extensive discussions of an acquisition by ITOCHU of 100% of these businesses, the parties agreed to a price of $1.68 billion. At this meeting the parties signed a non-binding letter of intent reflecting this agreement. The parties agreed to begin immediate negotiation of definitive agreements reflecting the revised transaction structure with a proposed announcement date of September 12, 2012. Following this meeting, there were no further discussions regarding the joint venture structure. On August 25, 2012, the parties arranged in-person meetings beginning August 28, 2012 at our corporate headquarters to discuss the draft definitive agreements.

On August 26 and 27, 2012, ITOCHU’s outside legal counsel distributed a preliminary draft of the acquisition agreement regarding the transaction described in the non-binding letter of intent, and we distributed an initial draft of a trademark rights agreement providing for ITOCHU’s use of the DOLE brand and other trademarks following the consummation of the transaction contemplated by the acquisition agreement.

On August 27, 2012 and August 30, 2012 our representatives and representatives of Deutsche Bank met with representatives of Party E to discuss a potential transaction involving our worldwide packaged foods and Asia fresh businesses. At this meeting, Party E expressed interest in acquiring 100% of our worldwide packaged foods business at a specified valuation range and indicated that any transaction would likely require significant leverage, as well as the participation of third-party equity. Based on Party E’s interest in only a subset of the proposed assets and the potential time and complexity posed by Party E’s financing needs, no further discussions were held with Party E following these meetings.

On August 28, 2012, we provided our comments to ITOCHU’s initial draft of the acquisition agreement.

Between August 28, 2012 and August 31, 2012, we, ITOCHU and our respective outside legal counsel and financial and accounting advisors met at our corporate headquarters to negotiate the acquisition agreement and the ancillary agreements relating thereto, including the trademark license agreement. ITOCHU also continued its overall due diligence process regarding the businesses, which had been ongoing throughout the months of July and August. The parties also began discussing certain matters regarding the transition of the businesses to ITOCHU and the need for certain post-closing arrangements, including a transition services agreement and a mutual supply agreement. At these meetings, we and ITOCHU agreed on certain terms, including the amount of the termination fee and the general parameters for indemnification.

On September 3, 2012, representatives of Deutsche Bank spoke with representatives of Party F regarding Party F’s specific areas of interest in our Asia fresh business as well as certain supply arrangements and Party F’s ability to engage in a transaction. On September 4, 2012, Party F provided an expression of interest regarding a potential transaction involving our Asia fresh business that did not include a specific value proposal.

On September 4, 2012, ITOCHU’s outside legal counsel distributed a revised draft of the acquisition agreement and we delivered a revised draft of the trademark rights agreement.

On September 5, 2012, Party D submitted an indication of interest to acquire our worldwide packaged foods and our Asia fresh businesses. The letter included a preliminary and indicative valuation that was below our enterprise value targets. The letter also conditioned any transaction on due diligence, transaction structure, definitive documentation and anticipated remedies that may be imposed by anti-trust authorities. Party D also indicated that it would need to seek a partner for the worldwide packaged foods business prior to submitting a final offer.

Also on September 5, 2012, our board of directors convened a meeting during which it was informed of the status of our strategic review process. Our board of directors discussed the proposed sale transaction in detail and heard presentations from senior management. Representatives of Deutsche Bank presented certain financial analysis with respect to the $1.68 billion in cash then proposed to be paid by ITOCHU for our worldwide packaged foods business and Asia fresh business and rendered an oral opinion to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion described below, the consideration of $1.68 billion then proposed to be received by us in exchange for our worldwide packaged foods business and our Asia fresh business was fair from a financial point of view to Dole. In connection with the execution of the acquisition agreement on September 17, 2012, Deutsche Bank rendered a written opinion to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the consideration of $1.685 billion to be received by us in exchange for our worldwide packaged foods business and our Asia fresh business was fair from a financial point of view to Dole. See “— Opinion of Our Financial Advisor” below. Our board of directors discussed matters related to various other third-party indications of interest and inquiries, the status of discussions with certain third parties, the factors weighing in favor and against the proposed transaction with ITOCHU and the indication of interest from Party D. Following a thorough discussion of each of these topics, our board of directors determined that the sale transaction presented the best opportunity for obtaining the greatest value for our stockholders and unanimously approved the sale transaction on the terms presented to the board.

From September 6, 2012 to September 12, 2012, we and ITOCHU continued to work to finalize the terms of the definitive transaction documents, including the acquisition agreement and the trademark rights agreement regarding the DOLE brand. We also distributed an initial draft of a voting agreement providing for Mr. Murdock’s agreement to vote in favor of the Sale Proposal and certain other matters regarding the shares of our common stock beneficially owned by him and his affiliates

On September 12, 2012 during our trading day, a news source published an article indicating that ITOCHU was set to buy our global canned-fruit and juice-beverage processing operations, as well as our Asian fruit and vegetable business for an estimated $1.7 billion. We were subsequently contacted by the New York Stock Exchange to discuss this market rumor. As a result of this news story, we issued a brief press release confirming that, as part of our previously announced strategic review, we were in advanced negotiations with ITOCHU for the possible sale of our worldwide packaged foods and Asia fresh businesses. We indicated that no definitive agreements had been signed at that time, and that we continued discussions with several other parties regarding these assets and others.

Also on September 12, 2012, representatives of Deutsche Bank called Party D to inquire whether it would have any interest in acquiring only our Asia fresh business at a higher valuation because a transaction excluding our worldwide packaged foods business would eliminate a number of the uncertainties and contingencies noted in Party D’s indication of interest. On September 13, 2012, Party D contacted Deutsche Bank to indicate that it would be interested in an acquisition of our Asia fresh business at a higher valuation. Deutsche Bank then inquired as to whether Party D would be willing to assume any regulatory risk in the transaction, including the need to make any divestitures.

From September 14, 2012 to September 17, 2012, we, ITOCHU and our respective outside financial and legal advisors met at our corporate headquarters to finalize all transaction documents, including the acquisition agreement and the related ancillary agreements, including the trademark license agreement, the transition services agreement and the supply agreement. As a result of these negotiations we agreed with ITOCHU that the price to be paid for our worldwide packaged foods and Asia fresh businesses would be increased to $1.685 billion.

On September 15, 2012, Party D contacted Deutsche Bank and indicated that it would not be willing to assume the regulatory risk in connection with the contemplated transaction, and we determined that based on the smaller asset package, the need for Party D to conduct full due diligence and Party D’s unwillingness to accept the regulatory risk, the potential transaction with Party D did not represent a superior opportunity as compared to the ITOCHU transaction.

Following finalization of the acquisition agreement and related documents, we and ITOCHU executed the acquisition agreement on September 17, 2012. In addition, on September 17, 2012, our Chairman, Mr. David H. Murdock, entered into a voting agreement with ITOCHU, pursuant to which he agreed to vote in favor of approval of the Sale Proposal.

Past Contacts, Transactions or Negotiations

ITOCHU has imported Dole fresh produce into Japan from the Philippines for over 50 years. The present Dole Japan, Ltd. was incorporated in 1982, and in 1984 it and ITOCHU formalized their business relationship by entering into a series of fruit purchase agreements and a service agreement. Pursuant to these arrangements, ITOCHU is the exclusive import agent for Dole fruit in Japan and also distributes the product, invoices and collects from Dole’s customers, and acts as a guarantor of payment from these customers. These agreements have been renewed annually and are currently in force. ITOCHU also acts as a sales agent in Japan for certain packaged food products produced by Dole. In 1998, Dole Japan, ITOCHU and other companies entered into a Joint Venture Agreement for the establishment of K.I. Fresh Access, which conducts business as a nationwide wholesaler of fresh fruits and vegetables throughout Japan.

Other than as described above and in the “— Background of the Sale Transaction” above and the “— Interests of Certain Persons in the Sale Transaction” below, we and our subsidiaries, on the one hand, and ITOCHU, on the other hand, have not had prior contacts, transactions, or negotiations, and other than as described above, therein and in “ACQUISITION AGREEMENT — Voting Agreement” below, there are no present or proposed material agreements, arrangements, understandings or relationships between our executive officers or directors and ITOCHU, its executive officers or directors.

Reasons for the Sale Transaction and Recommendation of our Board of Directors

In reaching its decision to approve the acquisition agreement and the transactions contemplated thereby, and to recommend that our stockholders vote to approve the Sale Proposal, our board of directors consulted with management and our financial and legal advisors. Our board of directors considered all material factors relating to the acquisition agreement and the proposed sale transaction, many of which our board of directors believed supported its decision, including:

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the consideration that we would receive in the sale transaction in comparison to the risks associated with maintaining the operations of our worldwide packaged foods business and our Asia fresh business, which include those risk factors discussed above under “RISK FACTORS — Risks Related to Our Company.” Specifically, our board of directors believes that the sale transaction was more favorable to our company. In addition, our board of directors concluded that simply maintaining our worldwide packaged foods business and Asia fresh business would not unlock the inherent value in these businesses to enhance stockholder value;

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the perceived likelihood of consummating a transaction with ITOCHU more expediently than other alternatives, especially considering the fact that we and ITOCHU have had a long-standing business relationship spanning over 50 years;

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that our resulting business profile, subsequent to consummation of the sale transaction and the use of the proceeds therefrom to pay down indebtedness would have lower fixed costs and hence more operating flexibility, and more clarity and focus which would allow us to dedicate our resources more fully to operating and growing our fresh fruit and vegetable business outside of Asia, Australia and New Zealand;

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the process conducted with respect to the sale transaction, which involved discussions with various parties and which did not lead to any proposals more favorable to us and our stockholders than the proposal by ITOCHU, and the ITOCHU transaction represented the highest and most certain value to our stockholders;

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the economies of scale and synergies that ITOCHU expects to benefit from following the acquisition of our worldwide packaged foods business and Asia fresh business allowed ITOCHU to offer us consideration that was greater than the value that our board of directors expected to receive from continuing to own our worldwide packaged foods business and Asia fresh business;

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the sale transaction will be subject to the approval of the holders of a majority of our outstanding shares of common stock, and the largest beneficial owner of our common stock, our chairman, David H. Murdock, agreed with ITOCHU to vote in favor of and support the sale transaction. See “ACQUISITION AGREEMENT — Voting Agreement” below; and

•	the terms of the acquisition agreement, including:

•	the $1.685 billion in cash to be paid by ITOCHU at the closing, which provides certainty in value;

•	our ability, under certain circumstances, to furnish information to and participate in discussions with third parties regarding unsolicited acquisition proposals;

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote to approve the Sale Proposal; and

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the view of our board of directors, after consulting with our legal counsel and financial advisors, that the termination fee of $50.4 million that we are required to pay to ITOCHU if the acquisition agreement is terminated under certain circumstances was within the range reflected in similar transactions and not likely to preclude third parties from submitting superior acquisition proposals to acquire the businesses we agreed to sell to ITOCHU under the acquisition agreement. See “ACQUISITION AGREEMENT — Termination Fee” below for a discussion of when the termination fee may be payable to ITOCHU; and

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the opinion of Deutsche Bank to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Deutsche Bank’s written opinion, the consideration of $1.685 billion to be received by us in exchange for our worldwide packaged foods business and our Asia fresh business was fair from a financial point of view to Dole. The full text of Deutsche Bank’s written opinion, dated September 17, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement as Appendix B. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, our board of directors in connection with and for purposes of its evaluation of the sale transaction. Deutsche Bank’s opinion does not constitute a recommendation as to how any stockholder should vote with respect to the sale transaction or any other matter. See “— Opinion of Our Financial Advisor” below.

Our board of directors also considered and balanced against the potential benefits of the sale transaction a number of potentially adverse and other factors concerning the sale transaction, including the following:

•	the diversion of management and employee attention from our business generally;

•	the various conditions to ITOCHU’s obligations to consummate the sale transaction, including required action by third parties that neither we nor ITOCHU control;

•	the possibility that the sale transaction may not be consummated on the agreed terms or at all, even if approved by our stockholders;

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the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding the sale of Dole as a company, our worldwide packaged foods business and our Asia fresh business and the requirement that we pay ITOCHU a termination fee of $50.4 million if the acquisition agreement is terminated under certain circumstances, as described under “ACQUISITION AGREEMENT — Solicitation of Other Offers” and “ACQUISITION AGREEMENT — Termination Fee” below;

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the restrictions on the conduct of our worldwide packaged foods business and our Asia fresh business prior to the consummation of the sale transaction, requiring us to conduct these businesses only in the ordinary course, subject to specific limitations and exceptions, which may delay or prevent us from undertaking business opportunities that may arise pending the consummation of the sale transaction, as described under “ACQUISITION AGREEMENT — Conduct of Business” below;

•	the risks and contingencies related to the announcement and pendency of the sale transaction, including the impact of the transaction on and the disruption to relationships with our business partners;

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the risk that unforeseen liabilities and expenses may be incurred that may limit the ultimate amount of net proceeds from the sale transaction, including with respect to our indemnification obligations under the acquisition agreement;

•	the risks related to the post-closing restructuring process we will effect to address the reduced size of our company; and

•	the other risks set forth under “RISK FACTORS — Risks Relating to the Sale Transaction” above.

After taking into account all of the material factors relating to the acquisition agreement and the sale transaction, including those factors set forth above, our board of directors unanimously concluded that the benefits of the acquisition agreement and the sale transaction outweigh the risks and that the acquisition agreement and the sale transaction are advisable and in the best interests of our company and our stockholders. Our board of directors did not assign relative weights to the material factors it considered. In addition, our board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors taken together. Individual members of our board of directors may have given different weights to different factors. Our independent directors consulted with outside legal counsel concerning their fiduciary duties in the context of our strategic review.

The foregoing information and factors considered by our board of directors are not intended to be exhaustive, but includes all of the material factors considered by our board.

For the reasons set forth above, our board of directors has unanimously determined that the sale transaction and the acquisition agreement are advisable and in the best interests of our company and our stockholders, and unanimously recommends that stockholders vote “FOR” the Sale Proposal.

Opinion of Our Financial Advisor

At the September 5, 2012 meeting of our board of directors, Deutsche Bank rendered its oral opinion to our board of directors that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion described below, the consideration of $1.68 billion then proposed to be received by us in exchange for our worldwide packaged foods business and our Asia fresh business was fair from a financial point of view to Dole. In connection with the execution of the acquisition agreement on September 17, 2012, Deutsche Bank rendered a written opinion to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the consideration of $1.685 billion to be received by us in exchange for our Asia fresh business and worldwide packaged foods business was fair from a financial point of view to Dole.

The full text of Deutsche Bank’s written opinion, dated September 17, 2012, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included in this proxy statement as Appendix B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and was for the use and benefit of, our board of directors in connection with its consideration of the sale transaction. Deutsche Bank’s opinion does not constitute a recommendation as to how any stockholder should vote with respect to the sale transaction or any other matter. Deutsche Bank’s opinion was limited to the fairness of the consideration to be received in exchange for our Asia fresh business and worldwide packaged foods business, from a financial point of view, to us and does not address any other terms of the sale transaction, the acquisition agreement or any other agreement entered into or to be entered into in connection with the sale transaction. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the sale transaction, or any consideration received in connection therewith, to the holders of any class of our securities, our creditors or our other constituencies, nor did it address the fairness of the contemplated benefits of the sale transaction. Deutsche Bank did not express any opinion as to our under-

lying business decision to engage in the sale transaction or the relative merits of the sale transaction as compared to any alternative transactions or business strategies that might have been available to us. Also, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of our officers, directors or employees, or any class of such persons, in connection with the sale transaction relative to the consideration to be received by us or otherwise. Deutsche Bank did not express any opinion as to the price at which our common stock would trade at any time following the announcement or consummation of the sale transaction.

In connection with Deutsche Bank’s role as our financial advisor, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Dole, our Asia fresh business and worldwide packaged foods business, and certain internal analyses, financial forecasts and other information relating to Dole, our Asia fresh business and worldwide packaged foods business prepared by our management. Deutsche Bank also held discussions with certain of our senior officers regarding the businesses and prospects of Dole, our Asia fresh business and worldwide packaged foods business. In addition, Deutsche Bank:

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compared certain financial information for our Asia fresh business and worldwide packaged foods business with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which it deemed relevant;

•	reviewed the acquisition agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Dole, our Asia fresh business or our worldwide packaged foods business, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of our board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Dole, our Asia fresh business, our worldwide packaged foods business or ITOCHU or any of our or ITOCHU’s respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Dole, ITOCHU or any of their respective subsidiaries under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the knowledge and permission of our board of directors, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of our board of directors, that in all respects material to its analysis, the sale transaction would be consummated in accordance with the terms of the acquisition agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of our board of directors, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the sale transaction would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. For purposes of its analysis, Deutsche Bank assumed, with the knowledge and permission of our board of directors, that the value of all relevant intellectual property being transferred or shared in connection with the sale transaction was reflected in the value of our Asia fresh business and worldwide packaged foods business, and Deutsche Bank did not independently analyze the value thereof. Deutsche Bank is not legal, regulatory, tax or accounting experts and Deutsche Bank relied on the assessments made by us and our other advisors with respect to such issues. Deutsche Bank did not review any of the other agreements entered into or to be entered into in connection with the sale transaction for purposes of its opinion and our representatives informed Deutsche Bank, and Deutsche Bank assumed with the knowledge and permission of our board of directors, that the other agreements entered into or to be entered into in connection with the sale transaction would not contain any terms or conditions that would be material to Deutsche Bank’s analysis in any respect.

Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to our board of directors on September 5, 2012 and that were used in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 4, 2012, and is not necessarily indicative of current market conditions.

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for our combined Asia fresh business and worldwide packaged foods business with corresponding financial information and valuation measurements for the following selected fresh produce companies and packaged food companies:

Fresh Produce Companies	Packaged Food Companies
Calavo Growers Inc.	Dean Foods Company
Chiquita Brands International Inc.	Flowers Foods, Inc.
Fresh Del Monte Produce Inc.	Hillshire Brands Company
Fyffes plc	Hormel Foods Corp.
Ralcorp Holdings Inc.
Treehouse Foods, Inc.

Although none of the selected companies is directly comparable to our Asia fresh business or our worldwide packaged foods business, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of our Asia fresh business or our worldwide packaged foods business. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the valuation of such companies.

Based on the closing prices of the common stock of the selected companies on September 4, 2012, the day before the board’s September 5, 2012 meeting at which the sale transaction was approved on the terms presented to the board, information contained in the most recent public filings of the selected companies and analyst consensus estimates of earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) for the selected companies, Deutsche Bank calculated total enterprise value, or TEV, as a multiple of estimated EBITDA for 2012 and 2013, respectively, with respect to each of the selected companies. Deutsche Bank also compared, for informational purposes, these multiples to the corresponding multiples for Dole based upon the unaffected share price and analyst consensus estimates as of May 3, 2012 but Dole was not included in the calculation of means and medians.

The results of this analysis are summarized as follows:

TEV/EBITDA
	2012E	2013E
Fresh Produce Companies
Calavo Growers Inc.	10.6x	8.8x
Chiquita Brands International Inc.	9.8x	6.2x
Fresh Del Monte Produce Inc.	6.3x	6.0x
Fyffes plc[1]	5.2x	5.2x
Mean	8.0x	6.5x
Median	8.1x	6.1x

Packaged Food Companies
Dean Foods Company	7.6x	7.5x
Flowers Foods, Inc.	9.7x	8.7x
Hillshire Brands Company	8.6x	8.3x
Hormel Foods Corp.	8.5x	8.1x
Ralcorp Holdings Inc.	9.6x	8.7x
Treehouse Foods, Inc.	9.7x	8.9x
Mean	8.9x	8.4x
Median	9.1x	8.5x

Dole	6.4x	6.1x

Based in part upon the EBITDA multiples of the selected companies described above, Deutsche Bank calculated a range of estimated total enterprise values of our combined Asia fresh business and worldwide packaged foods business by applying multiples of TEV to 2012 estimated EBITDA of 7.0x to 8.5x and multiples of TEV to 2013 estimated EBITDA of 6.5x to 8.0x, in each case as provided by our management, resulting in ranges of implied total enterprise values of approximately $1.40 billion to $1.70 billion and $1.51 billion to $1.86 billion, respectively.

Selected Precedent Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the 17 selected acquisition transactions in the global fresh produce and packaged foods industries announced since April 2001 described in the table below, which we refer to as the “selected precedent transactions”. With respect to each selected precedent transaction and based on publicly available information, Deutsche Bank calculated the multiples of the target’s total enterprise value to its revenue and EBITDA, respectively, for the twelve-month period prior to announcement of the applicable transaction. Multiples for Thomas H. Lee Partners’ acquisition of Michael Foods were calculated on a pro forma basis for the divestiture of the Michael Foods’ dairy segment.

[1]	Data for Fyffes plc was converted into U.S. Dollars using a foreign exchange rate of 1.26 USD/EUR.

The results of this analysis are summarized as follows:

Date Announced	Target	Acquiror	TEV as Multiple of
			LTM Revenue	LTM EBITDA
07/09/12	BF Bolthouse Holdco LLC (Bolthouse Farms)	Campbell Soup Company	2.2x	10.2x
11/25/10	Del Monte Foods Company	Kohlberg Kravis Roberts & Co. L.P. / Centerview Partners / Vestar Capital Partners	1.4x	8.2x
05/21/10	Michael Foods, Inc.	GS Capital Partners	1.1x	7.8x
11/19/09	Birds Eye Foods, Inc.	Pinnacle Foods Group LLC	1.5x	8.2x
06/09/08	Desarollo Agroindustrial de Frutales S.A. and Frutas de Exportacion S.A. (Caribana)	Fresh Del Monte Produce Inc.	0.8x	8.1x
02/12/07	Pinnacle Foods Group LLC	Blackstone Group LP	1.5x	9.2x
10/14/05	Bolthouse Farms	Madison Dearborn Partners, Inc.	2.9x	9.3x
02/23/05	Fresh Express unit of Performance Food Group	Chiquita Brands International Inc.	0.9x	9.4x
07/23/04	Riviana Foods Inc.	Ebro Puleva S.A.	0.9x	8.9x
10/13/03	Michael Foods, Inc.	Thomas H. Lee Partners LP	1.0x	7.2x
01/27/03	Standard Fruit & Vegetable Company	Fresh Del Monte Produce Inc.	0.3x	5.9x
12/13/02	Goodman Fielder Limited	Burns, Philp & Company, Limited	0.8x	6.1x
09/22/02	Dole Food Company, Inc.	David H. Murdock	0.5x	6.1x
06/21/02	Agrilink Foods, Inc. (Birds Eye Foods)	Vestar Capital Partners	0.9x	7.2x
10/10/01	Procter & Gamble Company – Jif & Crisco businesses	JM Smucker Company	1.6x	7.7x
08/10/01	Fresh International Corp.	Performance Food Group Company	0.6x	7.7x
04/05/01	Dean Foods Company	Suiza Foods Corporation	0.6x	7.0x
		Mean	1.1x	7.9x
		Median	0.9x	7.8x

Although none of the selected precedent transactions is directly comparable to the proposed sale transaction, the companies that participated in the selected precedent transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed sale transaction.

Based in part upon the multiples of the selected precedent transactions described above, Deutsche Bank calculated ranges of estimated total enterprise values of our combined Asia fresh business and worldwide packaged foods business by applying multiples of 8.0x to 9.0x to LTM EBITDA and 8.0x to 9.0x to the estimated 2012 EBITDA of our combined Asia fresh business and worldwide packaged foods business based upon historical and projected financial information as provided by our management, resulting in ranges of total enterprise value of approximately $1.40 billion to $1.57 billion and $1.60 billion to $1.80 billion, respectively.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis to determine a range of implied present total enterprise value for our combined Asia fresh business and worldwide packaged foods business as of December 31, 2012. Deutsche Bank calculated the discounted cash flow value for our combined Asia fresh business and worldwide packaged foods business as the sum of the net present value of (i) the projected unlevered free cash flows for the years 2012 through 2017, as provided by our management, plus (ii) the value of our combined Asia fresh business and worldwide packaged foods business, or terminal value. The terminal value of combined Asia fresh business and worldwide packaged foods business was calculated using perpetuity growth rates ranging from 1.0% to 2.0%. Deutsche Bank applied discount rates ranging from 8.5% to 9.5%, reflecting estimates of the weighted average cost of capital of our combined Asia fresh business and worldwide packaged foods business, to the future cash flows and terminal value. This analysis resulted in a range of implied present total enterprise value of our combined Asia fresh business and worldwide packaged foods business of approximately $1.41 billion to $1.83 billion. Deutsche Bank noted that this resulted in an implied range of multiples of total enterprise value to management estimates of 2012 EBITDA for our combined Asia fresh business and worldwide packaged foods business of 7.0x to 9.1x.

General

The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analysis and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analysis was prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received by us in exchange for our Asia fresh business and worldwide packaged foods business as of the date of its opinion and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analysis, Deutsche Bank made, and was provided by our management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Dole or ITOCHU. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Dole, ITOCHU, or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the sale transaction, including the consideration, were determined through arm’s-length negotiations between Dole and ITOCHU and were approved by our board of directors. Although Deutsche Bank provided advice to our board of directors during the course of these negotiations, the decision to enter into the sale transaction was solely that of our board of directors. As described above under “— Reasons for the Sale Transaction and Recommendation of Our Board of Directors,” the opinion and presentation of Deutsche Bank to our board of directors was only one of a number of factors taken into consideration by our board of directors in making its determination to approve the acquisition agreement and the transactions contemplated by it, including the sale transaction.

We selected Deutsche Bank as our financial advisor in connection with the sale transaction based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between us and Deutsche Bank, dated August 13, 2012, we have agreed to pay Deutsche Bank

$9.0 million for its services as our financial advisor, of which $1.5 million became payable upon the delivery of Deutsche Bank’s opinion, and the remainder of which is contingent upon consummation of the sale transaction. We have also agreed to reimburse Deutsche Bank for reasonable fees, expenses and disbursements of Deutsche Bank’s counsel and Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the sale transaction or otherwise arising out of Deutsche Bank’s engagement. We also agreed to indemnify Deutsche Bank and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the sale transaction.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the DB Group. One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to ITOCHU and its affiliates for which they have received compensation, including having acted as financial advisor to Kureha Corporation and ITOCHU in connection with a capital expansion of Kureha Battery Materials Japan Co., Ltd., a joint venture between Kureha Corporation and ITOCHU, in July 2012. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to us or our affiliates for which they have received, and in the future may receive, compensation, including having acted as co-arranger in connection with our $350,000,000 multi-currency asset-based revolving credit facility (aggregate commitment $32,000,000), $315,000,000 senior secured term loan and $585,000,000 senior secured term loan in July, 2011 (which we refer to collectively as the “July 2011 Loans”). One or more members of the DB Group also have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to David H. Murdock, our controlling shareholder, and other companies affiliated with him for which they have received, and in the future may receive, compensation, including having acted as financial advisor to Castle & Cooke, Inc., an affiliate of Mr. Murdock, in connection with the sale of the island of Lanai to Larry Ellison in June, 2012. The DB Group may also provide investment and commercial banking services to ITOCHU, Dole and their respective affiliates (including Mr. Murdock and his affiliates) in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of ITOCHU, Dole and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. All amounts outstanding under the July 2011 Loans are expected to be repaid in connection with the sale transaction.

Governmental and Regulatory Approvals

United States Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and the rules promulgated under the Federal Trade Commission, or FTC, the sale transaction cannot be consummated until each of Dole and ITOCHU files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. The parties are preparing their respective HSR filings for submission to the FTC and DOJ.

At any time before or after consummation of the sale transaction, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the sale transaction, or part of it, seeking divestiture of substantial assets of Dole or ITOCHU, requiring Dole or ITOCHU to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the sale transaction, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under state law or the antitrust laws of the United States as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the sale transaction or seeking divestiture of substantial assets of Dole or ITOCHU. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Regulatory Approvals

The sale transaction is also subject to approval under the antitrust laws of Canada, Austria, China, Japan, Korea and Turkey.

Canada.    Under the Competition Act in Canada, the parties must file a pre-Merger notification and observe the specified waiting period requirements before consummating the Merger, unless the parties are exempted from such requirements through the issuance of an Advance Ruling Certificate, an ARC, or a “no-action” letter together with a waiver of the notification and waiting period requirements. The parties are preparing an informal request for an ARC.

Austria.    Under the Austria Cartel Act of 2005, the sale transaction may not be consummated until notifications have been filed with the Federal Competition Authority and authorization has been obtained. The parties are in the process of preparing the required notifications.

China.    Under the China Anti-Monopoly Act, the sale transaction may not be consummated until notifications have been filed with the China Ministry of Commerce and clearances, approvals or authorizations have been obtained or the applicable waiting periods have expired. The parties are in the process of preparing the required notifications.

Japan and Korea.    The parties also intend to make filings in Japan, under its Act Concerning Prohibition of Private Monopolization and Maintenance of Fair Trade and with Japan’s Ministry of Finance, and in South Korea, under its Monopoly Regulation and Fair Trade Act. The sale transaction may not be consummated prior to the clearance by the relevant authorities in these jurisdictions. The parties are in the process of preparing the required filings.

Turkey.    The Law on Protection of Competition of Turkey provides that transactions such as the sale transaction may not be consummated until certain information has been submitted to the Turkish Competition Authority, and the Turkish Competition Authority has cleared the sale transaction. The Turkish Competition Authority must decide either to clear a transaction or to initiate an in-depth investigation within 30 days from the date of filing of the notification. The parties are in the process of gathering the information required to be submitted to the Turkish Competition Authority.

Generally

There can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Dole or ITOCHU to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that any governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

When the Sale Transaction is Expected to be Consummated

We expect to consummate the sale transaction as soon as practicable after all of the closing conditions in the acquisition agreement, including approval of the Sale Proposal by our stockholders and the receipt of all required regulatory consents and approvals, have been satisfied or waived. Subject to the satisfaction or waiver of these conditions, we expect the sale transaction to close by December 31, 2012. However, there can be no assurance that the sale transaction will be consummated at all or, if consummated, when it will be consummated.

Effects on Our Business if the Sale Transaction is Consummated and the Nature of Our Business Following the Transaction

If the sale transaction is consummated, our operations will no longer include our worldwide packaged foods business or our Asia fresh business.

Overview

Following the sale transaction we will remain a leading producer, marketer and distributor of fresh fruit and fresh vegetables, including our expanding line of value-added products. We are, and following the sale transaction will continue to be, one of the world’s largest producers of bananas and pineapples, and an industry leader in packaged salads, fresh-packed vegetables and fresh berries. We will also maintain our fully-integrated operating platform in the Americas and Europe: our products will be produced both directly on Dole-owned or leased land and in Dole-owned factories and through associated producer and independent grower arrangements. We also will maintain our refrigerated supply chain, which features the largest dedicated refrigerated containerized fleet in the world, as well as a network of packaging, ripening and distribution centers, to deliver fresh Dole products to market.

We will have two lines of business following the sale transaction, fresh fruit and fresh vegetables. The fresh vegetables business line will not be impacted by the sale transaction. As a result of the sale of our Asia fresh business, our fresh fruit business line will be smaller than at present, with an approximate 30% reduction in revenue.

Fresh Fruit

Our fresh fruit line of business will have four primary operating divisions: bananas, European ripening and distribution, fresh pineapples and Dole Chile.

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Bananas.    We will sell most of our bananas under the DOLE brand. We expect to continue to be the number 1 brand of bananas in the U.S. and the number 2 provider in Europe. Our principal competitors in the international banana business are Chiquita Brands International, Inc., Fresh Del Monte Produce Inc. and Fyffes plc.

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European Ripening and Distribution.    We will continue our operations in Europe as they were run prior to the sale transaction. Our European ripening and distribution business will distribute DOLE and non-DOLE branded fresh produce in Europe and will operate seven ripening and distribution centers in five countries. We will also own a 40% interest in a French company, Compagnie Financière de Participations, the leading African provider of bananas and pineapples from plantations in Cameroon, Ghana and the Ivory Coast. We also operate a small value-added vegetable and salad business, primarily for the Scandinavian market.

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Fresh Pineapples.    We will source our pineapples primarily from Dole-operated farms and independent growers in Hawaii and Latin America, producing and selling several different varieties. Our primary competitor in fresh pineapples is Fresh Del Monte Produce Inc.

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Dole Chile.    We began our Chilean operations in 1982 and will continue to be the largest exporter of Chilean fruit. We will export grapes, apples, pears, stone fruit (e.g., peaches and plums) and kiwifruit from approximately 600 primarily leased acres and 15,300 contracted acres in Chile.

Fresh Vegetables

Our fresh vegetables line of business will produce and market fresh-packed and value-added vegetables as well as fresh berries. We source fresh vegetables and berries from Dole-owned, leased and contracted farms. Our value-added products will be produced in state-of-the-art processing facilities in Yuma, Arizona, Soledad, California, Springfield, Ohio and Bessemer City, North Carolina.

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Fresh-packed Vegetables.    We will source, harvest, cool, distribute and market more than 20 different types of fresh and fresh-cut vegetables, including iceberg lettuce, red and green leaf lettuce, romaine lettuce, butter lettuce, celery, cauliflower, broccoli, carrots, brussels sprouts, green onions, asparagus, snow peas, artichokes and radishes. Our primary competitors in this category include: Tanimura & Antle, Duda Farm Fresh Foods, Ocean Mist Farms, and the Nunes Company, Inc.

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Fresh Berries.    Our berry products will include strawberries, blueberries, blackberries and raspberries that are sourced throughout North and Latin America. Berries are grown and harvested from Dole-owned farms and through our independent grower network. Our primary competitors in this category include Driscoll Strawberry Associates, Inc., Naturipe Farms LLC, and Well-Pict Berries, Inc.

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Value-Added.    Our value-added vegetable products will include packaged salads and packaged fresh-cut vegetables. Our primary competitors in packaged salads include Chiquita Brands International, Inc. (which markets Fresh Express), Ready Pac Produce, Inc. and Taylor Fresh Foods, Inc.

In addition to the reduction in the size and scope of our business, we will also be limited in the areas in which we can compete pursuant to the trademark rights agreement to be entered into in connection with the consummation of the sale transaction pursuant to which ITOCHU will be granted exclusive rights to certain intellectual property rights for use in connection with packaged products as defined worldwide and fresh products as defined in Asia, Australia and New Zealand. Specifically, this agreement will provide that we will be restricted from (1) growing, ripening, procuring, distributing or selling (except through the companies to be sold to ITOCHU in the sale transaction) fresh bananas or pineapples in Asia, Australia and New Zealand and (2) processing, distributing or selling (except through the companies to be sold to ITOCHU in the sale transaction) processed pineapple worldwide, both for a period of two years after the consummation of the sale transaction.

Following the consummation of the sale transaction we will be subject to many of the risks we currently face and described above under “Risk Factors — Risks Related to Our Company,” as well as certain risks described above under “Risk Factors — Risks Related to the Sale Transaction.”

We will use substantially all of the proceeds from the sale transaction to pay down our existing indebtedness and to provide funding for transaction-related taxes, costs and expenses. Our final determinations regarding the new capital structure, including the possibility of entering into a new term loan and revolving credit facility, will be made based on, among other things, debt market conditions at the time of the consummation of the sale transaction, the final allocation of cash proceeds between the United States and other foreign jurisdictions, anticipated post-closing restructuring expenses and other possible general corporate uses.

We will continue to work to enhance stockholder value. The sale transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the consummation of the sale transaction will continue to hold the same number of shares immediately following the consummation of the sale transaction.

Our reporting obligations as a U.S. public company will not be affected as a result of consummating the sale transaction. We believe that after the sale transaction, we will continue to qualify for listing on The New York Stock Exchange.

Appendix D sets forth certain unaudited pro forma condensed consolidated financial information regarding Dole giving effect to the consummation of the sale transaction.

Effects on Our Business if the Sale Transaction is Not Consummated

If the sale transaction is not consummated, we will continue to operate our worldwide packaged foods business and Asia fresh business, and we may consider and evaluate other strategic alternatives. In such a circumstance, there can be no assurances that our continued operation of our worldwide packaged foods business or Asia fresh business or any other strategic alternatives will result in the same or greater value to our stockholders as the sale transaction.

If the acquisition agreement is terminated under certain circumstances described in this proxy statement and set forth in the acquisition agreement, we may be required to pay ITOCHU a termination fee of $50.4 million. See “ACQUISITION AGREEMENT — Termination Fee” below.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the actions contemplated by the Sale Proposal, the Transaction-Related Compensation Arrangements Proposal, or the Proposal to Adjourn or Postpone the Special Meeting.

Interests of Certain Persons in the Sale Transaction

In considering the recommendation of the board of directors to vote to approve the Sale Proposal, our stockholders should be aware that our directors and executive officers have financial interests in the consummation of the sale transaction that may be in addition to, or different from, the interests of our stockholders generally. The board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the sale transaction and acquisition agreement and in recommending to our stockholders that they approve the Sale Proposal. Our stockholders should take these interests into account in deciding whether to vote “FOR” the Sale Proposal.

The following discussion describes the different contractual arrangements and other rights of our executive officers that could be triggered in connection with a change of control and, with respect to double trigger arrangements, programming a termination following such change of control. However, Mr. Murdock has waived any right to severance compensation in connection with the consummation of the sale transaction. While the consummation of the sale transaction constitutes a change of control, at this time we do not know whether the employment of any of our other executive officers will be terminated or otherwise cease at or following the consummation of the sale transaction. Therefore, except as set forth under “—Single Trigger” below, the payment of any such amounts are only hypothetical.

Double Trigger Arrangements

In line with the practice of numerous companies of our size, we recognize that the possibility of a change of control of Dole may result in the departure or distraction of management to our detriment. In March 2001, we put in place a program to offer change of control agreements to certain of our officers and employees. At the time the program was put in place, we were advised by our executive compensation consultants that the benefits provided under the change of control agreements were within the range of customary practices of other public companies. In addition, our current executive compensation consultant, Exequity, LLP, has advised that the benefits provided under these agreements are within the range of customary practices of other public companies. The benefits under the change of control agreements are paid in a lump sum and are based on a multiple of three for each of the executive officers. Mr. Murdock has waived any right to severance compensation in connection with the sale transaction.

In order to receive a payment under the change of control agreement, two triggers must occur. The first trigger is a change of control. The consummation of the sale transaction will be considered a change of control under the change of control agreements.

The second trigger is that the employment of the executive officer must be terminated by us without Cause or the executive officer leaves with Good Reason, each as defined below, during the period beginning on the change of control date and ending on the second anniversary of the date on which the change of control becomes effective; provided that, in certain cases, the executive officer may be entitled to payment if employment is terminated after the later of (i) the date of the first public disclosure that an agreement with respect to a change of control has been entered into or (ii) the date that is 270 calendar days prior to the date on which such change of control becomes effective or is consummated. At this time we do not know whether the employment of any our executive officers will be terminated or otherwise cease at or following the consummation of the sale transaction.

The payments to the executive officers (other than Mr. Murdock) would be in the form of a lump sum cash payment, determined as follows:

•	three times the executive officer’s base salary;

•	three times the executive officer’s target bonus;

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$30,000, in lieu of any other health and welfare benefits, fringe benefits and perquisites (including medical, life, disability, accident and other insurance or other health and welfare plan, programs, policies or practices or understandings) and other taxable perquisites and fringe benefits that the executive officer or his family may have been entitled to receive;

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the pro-rata portion (other than if termination occurred on the last day of the fiscal year, in which case it would be the full amount) of the greater of the following amounts under a cash-based long term incentive plan (not including any awards granted pursuant to our 2009 Stock Incentive Plan, which are governed by their plan documents): (i) the executive officer’s target amounts under the such plan and (ii) the executive officer’s actual benefits under such plan;

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accrued obligations (any unpaid base salary to date of termination, any accrued vacation pay or paid time off), and deferred compensation — including interest and earnings pursuant to outstanding elections;

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the pro-rata portion (other than if termination occurred on the last day of the fiscal year, in which case it would be the full amount) of the executive officer’s target annual bonus for the fiscal year in which the termination occurs (not including any awards granted pursuant to the 2009 Stock Incentive Plan, which are governed by their plan documents);

•	reimbursement for outstanding reimbursable expenses; and

•	a gross-up payment to hold the executive officer harmless against the impact, if any, of federal excise taxes imposed on the executive as a result of the payments contingent on a change of control.

For purposes of the change of control agreements:

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“Cause” is defined as Dole’s termination of the executive’s employment related to the occurrence of any one or more of the following: (i) conviction of, or pleading guilty or nolo contendere to, a felony; (ii) commission of an act of gross misconduct in connection with the performance of duties; (iii) demonstration of habitual negligence in the performance of duties; (iv) commission of an act of fraud, misappropriation of funds or embezzlement in connection with employment by Dole; (v) death; or (iv) disability.

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“Good Reason” is defined as the executive’s resignation of employment with Dole related to the occurrence of one or more of the following: (i) subject to certain exceptions, whether direct or indirect, a significant diminution of authority, duties, responsibilities or status inconsistent with and below those held, exercised and assigned in the ordinary course during the 90-day period immediately preceding the change of control date; (ii) the assignment of duties that are inconsistent (in any significant respect) with, or that impair (in any significant respect) ability to perform, the duties customarily assigned to an executive holding the position held immediately prior to the change of control date in a corporation of the size and nature of Dole or the applicable subsidiary or business unit of Dole; (iii) relocation of primary office more than 35 miles from current office on the change of control date; (iv) any material breach by Dole of the change of control agreement or any other agreement with the executive; (v) any reduction in base salary below base salary in effect on the change of control date (or if base salary was reduced within 180 days before the change of control date, the base salary in effect immediately prior to such reduction); (vi) the failure of Dole or any successor to continue in effect any equity-based or non-equity based incentive compensation plan (whether annual or long-term) in effect immediately prior to the change of control, or a non de minimis reduction, in the aggregate, in participation in any such plans (based upon (a) in the case of equity based plans, the average grant date fair value of awards under such plans over the three years preceding the change of control (or such lesser period of employment following the initial public offering of Dole common stock) or (b) in the case of non-equity based plans, the target award under such plans for the performance period in which the change of control occurs), unless afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value; provided that a reduction in the aggregate value of participation in any such plans of not more than 5% in connection with across-the-board reductions or modifications affecting all executives with change of control agreements containing substantially identical terms will not constitute Good Reason; (vii) any reduction in the aggregate value of benefits provided, as in effect on the change of control; provided at a reduction in the aggregate value of benefits of not more than 5% in connection with across-the-board reductions or modifications affecting all executives with change of control agreements containing substantially identical terms will not constitute Good Reason; and (viii) the failure of a successor to Dole (in any transaction that constitutes a change of control), to assume in writing Dole’s obligations to the executive under the change of control agreement or any other agreement with the executive, if the same is not assumed by such successor by operation of law.

Single Trigger Arrangements

For purposes of our 2009 Stock Incentive Plan, the consummation of the sale transaction will be considered a change of control. Our board of directors, ratifying the action of the corporate compensation and benefits committee, determined that all outstanding equity awards under the 2009 Stock Incentive Plan, including those held by our executive officers, shall automatically vest on the date the sale transaction is consummated.

Cash Bonus Payment

Following the signing and announcement of the acquisition agreement, in recognition of his efforts relating to the sale transaction, the corporate compensation and benefits committee of our board of directors approved, at the recommendation of Mr. David H. Murdock, Chairman of Dole, a cash bonus payment in the amount of $1,000,000 to Mr. Carter, which bonus is not conditioned upon the consummation of the sale transaction.

Golden Parachute Compensation

The following table sets forth the estimated amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each of our named executive officers could receive in connection with the sale transaction. Each of our executive officers listed above is considered a named executive officer for this purpose. The amounts in the table assume, where applicable, that the named executive officer’s employment is terminated as of the date the sale transaction is consummated. Therefore, except as set forth under “—Single Trigger” above, the payment of any such amounts are only hypothetical. The actual amounts that would be paid upon a named executive officer’s termination of employment can be determined only at the time of such executive’s separation from Dole. As a result, the actual amounts received by a named executive officer may differ in material respects from the amounts set forth below.

Name	Cash			Equity(4)	Perquisites/ Benefits(5)	Tax Reimbursement(6)	Total
	Single Trigger(1)	Double Trigger(2)	Bonus(3)
David H. Murdock	$668,500	$0	$0	$1,834,800	$0	$0	$2,503,300
David A. DeLorenzo	$840,000	$8,880,000	$0	$6,318,335	$30,000	$4,732,994	$20,801,329
C. Michael Carter	$423,500	$3,872,000	$1,000,000	$2,100,575	$30,000	$2,402,256	$9,828,331
Joseph S. Tesoriero	$367,500	$3,520,000	$0	$2,100,575	$30,000	$1,926,300	$7,944,375

(1)

Payments under our Cash Long-Term Incentive Plan for each outstanding performance period at target values of the 2011 award which is fixed at 35% of salary for each executive. These payments are single trigger benefits and will become payable upon the consummation of the sale transaction whether or not a termination of employment occurs.

(2)

Cash severance payments equal to three times the sum of the base salary and target bonus for each executive ($7,560,000, $3,357,750 and $3,052,500 for each of Messrs. DeLorenzo, Carter and Tesoriero, respectively) and pro-rata bonus payments equal to the target annual bonus for each executive pro-rated for service within the year of termination ($1,320,000, $514,250 and $467,500 for each of Messrs. DeLorenzo, Carter and Tesoriero, respectively). These amounts represent double trigger benefits that are only payable in the event of an involuntary or Good Reason termination of employment within 24 months of the consummation of the sale transaction. Mr. Murdock has waived any right to severance compensation in connection with the sale transaction.

(3)	The $1,000,000 bonus for Mr. Carter described above is not contingent upon the consummation of the sale transaction.

(4)

The values set forth in the “Equity” column include all unvested long-term equity incentive awards which are single trigger benefits and thus fully vest at the consummation of the sale transaction. The value of stock options ($1,213,800, $2,055,667, $797,220 and $797,220 for each of Messrs. Murdock, DeLorenzo, Carter and Tesoriero, respectively) is determined by multiplying the number of unvested stock options as of September 19, 2012, by the difference between a price per share of $13.80 and the exercise price of the stock option. As of September 19, 2012, there are unvested stock options attributable to grants made in 2009, 2010 and 2011 with exercise prices of $12.50, $9.74 and $9.04, respectively. The value of restricted stock ($0, $3,089,668, $843,346 and $843,346 for each of Messrs. Murdock, DeLorenzo, Carter and Tesoriero, respectively) is determined by multiplying the number of unvested restricted stock awards as of September 19, 2012, by a price per share of $13.80. The value of performance shares ($621,000, $1,173,000, $460,009 and $460,009 for each of Messrs. Murdock, DeLorenzo, Carter and Tesoriero, respectively) is determined by multiplying the target number of outstanding performance shares as of September 19, 2012, by a price per share of $13.80. The price per share of $13.80 represents the average closing market price of our common stock over the three days between the announcement of the sale transaction on Monday, September 17, 2012, and Wednesday, September 19, 2012.

(5)

The values set forth in the “Perquisites/Benefits” column represent a flat payment of $30,000 in lieu of any other health and welfare benefit, fringe benefits, and perquisites that executives may have been entitled to receive. This is a double trigger benefit that is only payable in the event of an involuntary or Good Reason termination of employment within 24 months of the consummation of the sale transaction. Mr. Murdock has waived any right to severance compensation in connection with the sale transaction.

(6)

The values in the “Tax Reimbursement” column represent payments made to executives to negate the impact of a federal imposed excise tax on certain change of control related payments. The gross-ups are intended to address the inequities of the excise tax treatment among the executive population. Payments will vary by individual depending on factors specific to the imposition of taxes imposed by Section 280G of the tax code. The tax reimbursement is a double trigger benefit that is only payable in the event of a termination of employment within 24 months of the consummation of the sale transaction.

For clarification, double trigger benefits are those that occur upon (a) the consummation of the sale transaction and (b) an involuntary or Good Reason termination of employment within 24 months of the consummation of the sale transaction. For illustrative purposes, with respect to all double trigger benefits, the table above assumes all executives (except for Mr. Murdock) are involuntarily terminated on a transaction date of December 31, 2012. Mr. Murdock has waived any right to severance compensation in connection with the sale transaction. At this time we do not know whether the employment of any of our other executive officers will be terminated or otherwise cease at or following the consummation of the sale transaction.

Anticipated Accounting Treatment

Following the consummation of the sale transaction, we will remove all of the related account balances of our worldwide packaged foods business and our Asia fresh business from our consolidated balance sheet and record a gain on the sale equal to the difference between the purchase price received and the book value of our ownership interest in our worldwide packaged foods business and our Asia fresh business.

Use of Proceeds

Our cash proceeds from the sale transaction will be $1.685 billion. We anticipate using the net proceeds to pay down our existing indebtedness. Our company, and not our stockholders, will receive all of the proceeds from the sale transaction. Our final determinations regarding our new capital structure, including the possibility of entering into a new term loan and revolving credit facility, will be made based on, among other things, debt market conditions at the time of the consummation of the sale transaction, the final allocation of cash proceeds between the United States and other foreign jurisdictions, anticipated post-closing restructuring expenses and other corporate purposes.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the anticipated income tax consequences of the sale transaction. This discussion is a summary for general information only. This discussion is based on the laws in effect on the date hereof and all of which may be changed, possibly on a retroactive basis, so as to result in tax consequences different from those described below. No rulings have been requested or received from the taxing authorities as to the tax consequences of the transactions and there is no intent to seek any such ruling. Accordingly, no assur-

ance can be given that the taxing authorities will not challenge the tax treatment or tax consequences of the sale transaction or, if it does challenge the tax treatment, that it will not be successful.

The sale transaction will be treated as a taxable sale of assets (including subsidiary stock) by Dole and certain of its subsidiaries and will give rise to a net taxable gain recognition in various jurisdictions, including the United States. The gain or loss recognized on any asset transferred pursuant to the sale transaction will generally be equal to the difference between the consideration received in exchange for the asset (including subsidiary stock) and the tax basis of the asset. A portion of the gain recognized for United States federal income tax purposes will be offset with net operating losses.

Generally, the sale transaction will not produce any separate and independent income tax consequences to our stockholders. Each stockholder is urged to consult his or her own tax advisor as to tax consequences of the sale transaction, including any state, local, foreign or other tax consequences based on his or her particular facts and circumstances.

Vote Required

The Sale Proposal requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock as of the record date for the special meeting. Broker non-votes and abstentions will have the same effect as a vote against this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE SALE PROPOSAL.

ACQUISITION AGREEMENT

This section describes the material terms of the acquisition agreement. Please note that the summary of the acquisition agreement below and elsewhere in this proxy statement may not contain all of the information that is important to you. The summary of the acquisition agreement below and elsewhere in this proxy statement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the acquisition agreement, a copy of which is attached to this proxy statement as Appendix A. We encourage you to read the acquisition agreement carefully in its entirety for a more complete understanding of the sale transaction, the terms of the acquisition agreement and other information that may be important to you.

General

On September 17, 2012, we entered into an acquisition agreement with ITOCHU, pursuant to which we have agreed, subject to specified terms and conditions, including approval of the Sale Proposal by our stockholders at the special meeting, to sell to ITOCHU our worldwide packaged foods business and our Asia fresh business, which we sometimes refer to collectively as the businesses to be sold.

Structure

Pursuant to the acquisition agreement, ITOCHU will acquire from Dole all of the outstanding equity interests of:

•	a subsidiary of Dole formed in connection with the sale transaction which holds our Asia fresh business and the non-U.S. portions of our worldwide packaged foods business, and

•	a subsidiary holding the U.S. portions of the worldwide packaged foods business.

We sometimes refer to these subsidiaries as the subsidiaries to be sold, and the subsidiaries to be sold along with their respective subsidiaries together as the companies to be sold.

We and certain of our subsidiaries will enter into various intercompany agreements pursuant to which we will make certain intercompany share and asset transfers so that, at the closing, the subsidiaries noted above will hold the portions of the businesses to be sold described above. We sometimes refer to these agreements collectively as the intercompany agreements.

Purchase Price

ITOCHU will pay us $1.685 billion for the equity interests described above on a cash-free, debt-free basis. Following the consummation of the sale transaction, ITOCHU will pay us any excess cash left in the businesses to be sold and we will reimburse ITOCHU for any indebtedness for borrowed money of the businesses to be sold not paid off prior to the consummation of the sale transaction. In addition, all intercompany payables and receivables between us and our subsidiaries (other than the companies to be sold), on the one hand, and the companies to be sold, on the other hand, will be cancelled for no consideration.

Representations and Warranties

The acquisition agreement includes customary representations and warranties made by us regarding the businesses to be sold, including its financial condition and structure, as well as other facts pertinent to the sale transaction. The acquisition agreement also includes customary representations and warranties of ITOCHU regarding aspects of its financial condition and structure, and other facts pertinent to the sale transaction. The assertions in the representations and warranties were made solely for purposes of the acquisition agreement and may be subject to important qualifications and limitations agreed to by us and ITOCHU in connection with the negotiated terms of the acquisition agreement. Moreover, some of the representations and warranties may have only been true as of a certain date, may be subject to a contractual standard of materiality or may have been used for purposes of allocating risk between us and ITOCHU rather than establishing matters of fact. Our stockholders are not third party beneficiaries under the acquisition agreement and should not rely on the representations and warranties or any descriptions contained in the acquisition agreement as characterizations of the actual state of facts or conditions of our company, the businesses to be sold, the companies to be sold or ITOCHU.

We made a number of representations and warranties to ITOCHU in the acquisition agreement, including representations and warranties regarding Dole as a company relating to the following:

•	our corporate organization;

•	our corporate authorization to enter into and carry out our obligations under the acquisition agreement;

•

the absence of any conflict or violation of our charter or bylaws, any judgment, order or decree of a governmental authority applicable to us, and any contract or agreement we have with third parties, in each case as a result of entering into and carrying out our obligations under the acquisition agreement;

•	the information we provided in connection with the preparation of this proxy statement;

•

the absence of any brokerage or finders’ fees or commissions or any similar charges which ITOCHU may be obligated to pay in connection with the transactions contemplated by the acquisition agreement; and

•	the absence of litigation relating to or affecting the transactions contemplated by the acquisition agreement.

We also made a number of representations and warranties to ITOCHU in the acquisition agreement regarding the businesses to be sold relating to the following:

•	the corporate organization of the subsidiaries to be sold;

•	the capitalization of and the absence of any pre-emptive rights regarding the subsidiaries to be sold;

•

the absence of any conflict or violation of the charter, bylaws or other organizational documents of the companies to be sold, any judgment, order or decree of a governmental authority applicable to the companies to be sold, and any contract or agreement with third parties, in each case as a result of entering into and carrying out their respective obligations under the acquisition agreement;

•	the absence of the need to give any notice to, make any filing with or obtain a consent or approval from another person in connection with the sale transaction;

•	the assets of the companies to be sold and their sufficiency to conduct the businesses to be sold;

•	the corporate organization and qualifications and the absence of any pre-emptive rights regarding the subsidiaries of the subsidiaries to be sold;

•	financial statements of the businesses to be sold and compliance with U.S. generally accepted accounting principles;

•	the absence of certain changes or events since June 16, 2012;

•

the absence of liabilities other than those reflected or reserved against financial statements of the businesses to be sold as of December 31, 2011 or June 16, 2012, those incurred in the ordinary course of business since the date of the financial statements, liabilities that would not, individually or in the aggregate, have a Material Adverse Effect, as defined below, and liabilities that may arise in connection with the transactions contemplated by the acquisition agreement, the other sale transaction documents and the intercompany agreements;

•	compliance with applicable legal requirements;

•	certain tax matters;

•	certain real property matters;

•	certain intellectual property matters;

•	ownership of the tangible assets of the businesses to be sold;

•	the material contracts of the businesses to be sold and the absence of breaches of those contracts;

•	certain insurance matters;

•	outstanding litigation related to the subsidiaries and the businesses to be sold;

•	employee, employee benefit plan and related matters;

•	the absence of any indebtedness of the companies to be sold;

•	matters related to the environment, hazardous materials and other health and safety matters;

•	the absence of business relationships between us and our affiliates, on the one hand, and the companies to be sold, on the other hand;

•	government contracts;

•	ethical business practices; and

•	the accuracy and completeness of our SEC filings.

ITOCHU made a number of representations and warranties to us in the acquisition agreement, including representations and warranties relating to the following:

•	its corporate organization;

•	its corporate authorization to enter into and carry out its obligations under the acquisition agreement;

•

the absence of any conflict or violation of its corporate charter, bylaws or other organizational documents, any judgment, order or decree of a governmental authority applicable to it, and any contract or agreement it has with third parties, in each case as a result of entering into and carrying out its obligations under the acquisition agreement;

•	the information it provided in connection with the preparation of this proxy statement;

•	the absence of any brokerage or finders’ fees or commissions or any similar charges which we may be obligated to pay in connection with the transactions contemplated by the acquisition agreement;

•	the absence of litigation relating to or affecting the transactions contemplated by the acquisition agreement;

•	the sufficiency of its funds to consummate the sale transaction; and

•	that the representations included in the acquisition agreement are the only representations and warranties made by or on behalf of ITOCHU.

Conduct of Business

We agreed in the acquisition agreement to conduct the businesses to be sold in the ordinary course of business until the consummation of the sale transaction. Without limiting this general agreement and except under certain circumstances contemplated in the acquisition agreement, the other sale transaction documents or the intercompany agreements, or as consented to in writing by ITOCHU ( not to be unreasonably withheld, conditioned or delayed), we will not permit any company to be sold to:

•	pay dividends or make distributions or redeem or otherwise acquired any of its equity;

•	transfer any assets to us or any of our related parties;

•	increase or modify the compensation or benefits granted to any employee (except for changes in compensation or benefits in the ordinary course of business or pursuant to existing contracts);

•	change its accounting methods other than is consistent with United States generally accepted accounting principles;

•	take certain actions with respect to tax matters; and

•	commence or settle proceedings of a specified size.

Solicitation of Other Offers; Exclusivity

Until the consummation of the sale transaction or the termination of the acquisition agreement pursuant to its terms, neither we nor our representatives may:

•	initiate, solicit or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, as defined below;

•

engage or participate in any negotiations concerning or provide non-public information relating to any portion of the businesses to be sold or the companies to be sold in connection with, an Acquisition Proposal;

•	approve, endorse or recommend any Acquisition Proposal; or

•	approve, endorse or recommend, or enter into an agreement relating to an Acquisition Proposal.

We also agreed to end any existing activities with respect to any Acquisition Proposal, and neither our board of directors nor any board committee will withdraw or modify in a manner adverse to ITOCHU, or publicly propose to withdraw or modify in a manner adverse to ITOCHU, its recommendation of the acquisition agreement or the sale transaction, or approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal. We refer to any of these actions as an “Adverse Recommendation Change.”

Notwithstanding the restrictions described above, at any time before our stockholders approve the Sale Proposal, we may furnish non-public information to, and enter into discussions with, any person in response to an Acquisition Proposal that did not result from a breach of our non-solicitation obligations under the acquisition agreement, if our board of directors determines in good faith that the Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal, as defined below, provided that:

•

we notify ITOCHU within 48 hours of any written Acquisition Proposal that is reasonably likely to lead to a Superior Proposal, including the identity of the person making, and the proposed material terms and conditions of, the Acquisition Proposal, and

•	we provide ITOCHU with any non-public information provided to the person making the Acquisition Proposal that was not previously provided to ITOCHU.

We are also required to keep ITOCHU informed of the status of the discussions or negotiations with the person making the Acquisition Proposal on a reasonably current basis.

Nothing contained in the acquisition agreement prohibits us or our board of directors from disclosing to our stockholders a position contemplated by, or making any disclosure required under, U.S. securities laws if in the good faith judgment of our board of directors, after consultation with its outside legal counsel, failure to do so would reasonably be expected to violate its legal obligations.

For purposes of the acquisition agreement:

•

an “Acquisition Proposal” is an inquiry or other offer from any person or group (other than ITOCHU or one of its affiliates) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, asset purchase, share purchase or similar transaction involving an acquisition of the Asia fresh business, the worldwide packaged foods business or the businesses to be sold (or any of the companies to be sold), whether as part of a proposed acquisition of Dole or otherwise; and

•

a “Superior Proposal” is any Acquisition Proposal that is not subject to any financing contingency and is otherwise on terms which our board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, to be more favorable from a financial point of view than the transactions contemplated by the acquisition agreement as a whole, and that our board of directors believes is reasonably capable of being completed, taking into account all aspects of the proposal.

Dole Board Recommendation

Our board of directors has unanimously recommended to our stockholders that they vote for the Sale Proposal. Until our stockholders approve the Sale Proposal, our board of directors can make an Adverse Recom-

mendation Change and terminate the acquisition agreement only if it determines that the failure to do so would be inconsistent with the exercise of its fiduciary duties and we comply with the following procedures:

•

we give ITOCHU five days written notice of our board of directors’ intention to make an Adverse Recommendation Change and terminate the acquisition agreement, with the notice stating that we have received an Acquisition Proposal that is a Superior Proposal, identifying the person who made the Superior Proposal and including a copy of the proposed transaction document;

•	we negotiate with ITOCHU during the five-day notice period to make any adjustments to the acquisition agreement so that the Acquisition Proposal no longer constitutes a Superior Proposal; and

•

assuming ITOCHU agrees in writing to make any necessary adjustments to the acquisition agreement so that the Acquisition Proposal no longer constitutes a Superior Proposal, our board of directors determines in good faith, after consulting with outside legal counsel and financial advisors, that the Acquisition Proposal continues to constitute a Superior Proposal.

Additional Covenants

The acquisition agreement contains additional agreements between us and ITOCHU relating to, among other things:

•	the parties efforts to do what is necessary or advisable to consummate the sale transaction and the other transactions contemplated by the acquisition agreement;

•	our completion of the transactions contemplated by the intercompany agreements so that, at the closing, the companies to be sold own and operate the businesses to be sold and are cash and debt free;

•	our obligation to give notice to and obtain consents of certain third parties regarding the sale transaction;

•	certain lien releases;

•

our cooperation with ITOCHU in providing it and its representatives reasonable access to the properties, personnel and other matters related to the subsidiaries to be sold and the businesses to be sold;

•

the parties obligation to provide notice of the breach of any representation, warranty or covenant and our ability to supplement the disclosure schedules to the acquisition agreement regarding certain events subsequent to the signing of the acquisition agreement;

•	the parties obligations regarding confidentiality, both before the consummation of the sale transaction and after;

•	the parties efforts in obtaining regulatory filings;

•	the resignation of the officers and directors of the subsidiaries to be sold;

•	the preparation and filing of this proxy statement with the SEC;

•	acknowledgements of ITOCHU regarding its investigation and diligence;

•	support regarding certain ongoing litigation matters;

•	our obligation to refrain from taking any action that would discourage third-parties from maintaining a relationship with the businesses to be sold following the consummation of the sale transaction;

•

the responsibilities of the parties for employee benefits and pension obligations after the consummation of the sale transaction for those employees who will continue as employees of the businesses to be sold;

•	our obligation to deliver updated financial statements for the businesses to be sold if the sale transaction does not close before December 1, 2012; and

•	the parties access to information, records, personnel and other matters following the consummation of the sale transaction and cooperation in connection with any securities law filings.

Conditions to Closing

ITOCHU’s obligation to close the sale transaction is subject to the satisfaction or waiver of the following conditions:

•

our representations and warranties in the acquisition agreement are true and correct in all material respects as of the closing date, except to the extent qualified by materiality, in which case the representation or warranty are true and correct in all respects as of the closing date;

•

we have performed and complied in all material respects with all of our covenants to be performed or complied with through the closing, except to the extent that any covenant is qualified by materiality, in which case the covenant has been performed or complied with in all respects as of the closing date;

•	we have satisfied our obligations regarding the intercompany transfers under the intercompany agreements in all material respects;

•	all waiting periods under applicable antitrust laws have expired or terminated, and all other material governmental approvals and consents have been obtained and are in full force and effect;

•	there has not occurred a Material Adverse Change, as defined below; and

•	our stockholders have approved the Sale Proposal.

Our obligation to close the sale transaction is subject to the satisfaction or waiver of the following conditions on or prior to the closing:

•

ITOCHU’s representations and warranties in the acquisition agreement are true and correct in all material respects as of the closing date, except to the extent qualified by materiality, in which case the representation or warranty are true and correct in all respects as of the closing date;

•

ITOCHU has performed and complied in all material respects with all of its covenants to be performed or complied with through the closing, except to the extent that any covenant is qualified by materiality, in which case the covenant has been performed or complied with in all respects as of the closing date;

•	all waiting periods under applicable antitrust laws have expired or terminated, and all other material governmental approvals and consents have been obtained and are in full force and effect; and

•	our stockholders have approved the Sale Proposal.

For the purposes of the acquisition agreement, “Material Adverse Effect” or “Material Adverse Change” means any event, occurrence, fact, condition or change that is reasonably determined to be materially adverse to the businesses to be sold, or the results of operations or financial condition of the companies to be sold, taken as a whole. However, neither “Material Adverse Effect” nor “Material Adverse Change” includes any event, occurrence, fact, condition or circumstance, directly or indirectly, arising out of or attributable to:

•	any changes, conditions or effects in the United States, Asian or other foreign economies or securities or financial markets in general;

•	changes, conditions or effects that affect all participants in the industries in which the companies to be sold operate;

•	any change, effect or circumstance resulting from an action required or contemplated by the acquisition agreement, the other transaction documents and the intercompany agreements;

•	certain matters of which certain ITOCHU management personnel has actual knowledge on the closing date;

•	the effect of any changes in applicable laws or tax or accounting rules, including United States generally accepted accounting principles or international financial reporting standards;

•	any change, effect or circumstance resulting from the announcement of the sale transaction or the transactions contemplated by the sale transaction documents and the intercompany agreements;

•	conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God or any changes in political conditions; or

•	any changes, conditions or effects that are cured by us or a company to be sold prior to the consummation of the sale transaction;

except, in the case of the first, second, fifth and seventh bullets above, where the change, event, occurrence, fact, condition or circumstance has a disproportionate effect on the companies to be sold or either of the businesses to be sold as compared to similarly situated businesses operating in the same industries.

Termination

We or ITOCHU may terminate the acquisition agreement by mutual written consent. In addition, either we or ITOCHU may terminate the acquisition agreement:

•

if the sale transaction has not closed by December 31, 2012, provided that neither party may exercise this right if it is in breach of the acquisition agreement and that breach is the direct cause of the failure to close by December 31, 2012;

•

if a court or other governmental authority has taken any action restraining or otherwise prohibiting the sale transaction, provided that the party seeking to terminate has used its commercially reasonable efforts to contest, appeal and remove such action;

•	if our stockholders do not approve the Sale Proposal; or

•

if the other party has breached any representation, warranty or covenant in the acquisition agreement in any material respect (or in any respect for representations, warranties or covenants qualified by materiality) such that a closing condition of the terminating party cannot be satisfied, and the terminating party has not cured the breach within 30 days following written notice of the breach, provided that the party seeking to terminate is not then in material breach of the acquisition agreement.

We may also terminate the acquisition agreement to enter into a transaction that is a Superior Proposal if, prior to our stockholders approving the Sale Proposal, our board of directors has received a Superior Proposal and we pay the termination fee described below. ITOCHU may also terminate the acquisition agreement if our board of directors has made an Adverse Recommendation Change without also terminating the acquisition agreement.

Notwithstanding the foregoing, we and ITOCHU have agreed that neither of us will exercise our respective right of termination described in the first bullet point above on or before June 30, 2013 if:

•	substantial progress toward the closing has been made and we and ITOCHU are continuing to work in good faith toward the closing, and

•

the right to terminate the acquisition agreement after December 31, 2012 arises as a result of the failure of either the closing condition related to stockholder approval because our stockholders have not yet voted on the Sale Proposal or the closing condition related to regulatory approvals, provided that we and ITOCHU each have the right to extend the closing to occur on or before January 31, 2013 to allow the completion (in the good faith reasonable determination of the applicable party) of such closing condition(s) prior to January 31, 2013.

Termination Fee

We are required to pay ITOCHU $50.4 million in cash if the acquisition agreement is properly terminated by:

•	either us or ITOCHU if the sale transaction has not closed by December 31, 2012, extended, provided that:

•

the special meeting to be held to vote on the Sale Proposal has not occurred and, prior to the termination an Acquisition Proposal has been communicated to our senior management or our board of directors or has been publicly announced or publicly made known to our stockholders, and not withdrawn, and

•	within six months after the termination we have consummated or entered into a definitive agreement with respect to the Acquisition Proposal.

•	either us or ITOCHU if our stockholders do not approve the Sale Proposal, provided that:

•

prior to our stockholders voting on the Sale Proposal an Acquisition Proposal has been communicated to our senior management or our board of directors or has been publicly announced or publicly made known to our stockholders, and not withdrawn, and

•	within six months after the termination we have consummated or entered into a definitive agreement with respect to the Acquisition Proposal;

•	ITOCHU if our board of directors has made an Adverse Recommendation Change without also terminating the acquisition agreement; and

•	us in order to enter into a transaction that is a Superior Proposal if our stockholders have not approved the Sale Proposal.

Indemnification

We and ITOCHU have agreed to indemnify each other for damages as a result of certain breaches of representations, warranties or covenants contained in the acquisition agreement. The representations, warranties and covenants extend for various periods of time depending on the nature of the claim. Subject to certain exceptions, a party’s damages from breaches of representations, warranties and covenants must exceed $5 million in the aggregate before the other party is required to pay the indemnification claims, individual damages of less than $100,000 shall not be indemnified or considered in determining whether or not such $5 million amount has been reached and the aggregate indemnification claims payable by either party for breaches of representations and warranties may not exceed $168 million.

Amendments and Waivers

The acquisition agreement may be amended through a writing signed by ITOCHU and us, whether before or after the approval of our stockholders of the Sale Proposal. However, if our stockholders have approved the Sale Proposal, no amendment may be made that requires further approval or adoption by our stockholders unless and until our stockholders approve the amendment. No waiver under the acquisition agreement will be valid unless it is in writing and signed by the party granting the waiver. However, no waiver can be made after our stockholders approve the Sale Proposal if the waiver would require further approval or adoption by our stockholders.

Governing Law

The acquisition agreement is governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provisions.

Trademark Rights Agreement

The Trademark Rights Agreement will be entered into at the consummation of the sale transaction among us and the subsidiaries to be sold. Under the agreement, we will grant the subsidiaries to be sold certain perpetual, irrevocable and royalty-free exclusive and non-exclusive licenses of trademarks, trade names and trade dress rights that we will retain following the consummation of the sale transaction and that are used in the businesses to be sold, including exclusive rights to the DOLE® brand in connection with packaged products as defined worldwide and fresh products as defined in Asia, Australia and New Zealand. The agreement also provides that we will retain certain perpetual, irrevocable and royalty-free non-exclusive licenses of trademarks, trade names and trade dress rights that will be assets of the companies to be sold and that we use in our businesses other than the businesses to be sold. The exclusive licenses granted by us under this agreement cover the use of the retained trademarks, trade names and trade dress rights with specified fresh produce in Asia, Australia and New Zealand and with specified packaged products throughout the world. We will also grant to the subsidiaries to be sold certain non-exclusive licenses to certain retained trademarks, trade names and trade dress rights for use with specified packaged products that are not part of the worldwide packaged foods business and that are being retained by us and specified fresh produce that is sold by the Asia fresh business in certain countries outside of Asia, Australia and New Zealand, subject to certain limited exceptions. We will retain under this agreement certain non-exclusive rights to use the trademarks, trade names and trade dress rights that will be assets of the subsidiaries to be sold with certain fresh produce and packaged products that are currently sold or distributed by businesses or affiliates of ours other than the businesses to be sold. We and ITOCHU agreed that our respective use of the trademarks that will be the subject of this agreement will be in compliance with specified brand equity principles established by us.

In addition, this agreement will provide, subject to certain limited exceptions, that we will not, for a period of two years following the consummation of the sale transaction:

•	grow, ripen, procure, distribute or sell fresh pineapples or bananas in Asia, Australia or New Zealand,

•	process, distribute or sell processed pineapple worldwide; or

•	encourage any employee of any companies to be sold to terminate his or her employment with any company to be sold or solicit or hire any employee of any company to be sold.

Voting Agreement

In connection with the execution of the acquisition agreement, David H. Murdock, our chairman, executed a voting agreement. Pursuant to the voting agreement, among other things, Mr. Murdock agreed to vote all of the shares of our common stock beneficially owned by him in favor of the Sale Proposal and against any competing transaction, and not to transfer the shares of our common stock beneficially owned by him prior to the termination of the voting agreement, unless otherwise permitted by the voting agreement. Notwithstanding the foregoing, if, as permitted by the acquisition agreement if certain conditions are met, our board of directors makes an Adverse Recommendation Change and terminates the acquisition agreement in connection with a Superior Proposal, Mr. Murdock’s voting agreement will automatically terminate. Mr. Murdock beneficially owned approximately             % of our common stock as of the record date.

Ancillary Agreements

In addition to the trademark license agreement summarized above, we negotiated the following additional agreements that will be executed in connection with and following the closing.

Transition Services Agreement

The Transition Services Agreement to be entered into by and between us and one of the companies to be sold provides for our provision of certain services for a transition period, including procurement and logistics services, IT services, financial reporting, treasury services and HR and payroll services.

Supply Agreement

The Supply Agreement to be entered into by and between us and one of the companies to be sold provides a mechanism through which we and the company to be sold may purchase products from one another following the consummation of the sale transaction, including certain fruits, vegetables and packaged products.

Occupancy Agreement

The Occupancy Agreement to be entered into by and between one of our subsidiaries and one of the subsidiaries to be sold provides for the continued use following the consummation of the sale transaction of certain office space in our corporate headquarters by employees of one of the businesses to be sold.

Ship Usage Agreement

The Ship Usage Agreement to be entered into by and between us and one of the subsidiaries to be sold provides for the continued operation and use by one of the businesses to be sold of three ships owned by one of our subsidiaries following the consummation of the sale transition.

Patent License Agreement

The Patent License Agreement to be entered into by and among us and the subsidiaries to be sold provides for the use of certain patents following the consummation of the sale transaction.

PROPOSAL #2

TRANSACTION-RELATED COMPENSATION ARRANGEMENTS PROPOSAL

Recently adopted Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the “golden parachute” compensation arrangements for our named executive officers, as disclosed in the section entitled “SALE PROPOSAL — Interests of Certain Persons in the Sale Transaction — Golden Parachute Compensation.”

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, in this proposal our stockholders are being asked to approve the following non-binding resolution at the special meeting:

“RESOLVED, that the stockholders of Dole approve, on an advisory (non-binding) basis, the compensation to be paid by Dole to Dole’s named executive officers that is based on or otherwise relates to the sale of Dole’s worldwide packaged foods business and Asia fresh business, as disclosed in the Golden Parachute Compensation Table and related notes and narrative disclosure in the section of the proxy statement entitled ‘SALE PROPOSAL — Interests of Certain Persons in the Sale Transaction — Golden Parachute Compensation.’”

Approval of this proposal is not a condition to the consummation of the sale transaction, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on us, or the board of directors or the corporate compensation and benefits committee. Because we will be contractually obligated to pay the “golden parachute” compensation, if the sale transaction is consummated, the “golden parachute” compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The Transaction-Related Compensation Arrangements Proposal requires the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against the Transaction-Related Compensation Arrangements Proposal; whereas broker non-votes will have no effect on the outcome of the Transaction-Related Compensation Arrangements Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR”, ON AN ADVISORY BASIS, THE TRANSACTION-RELATED COMPENSATION ARRANGEMENTS PROPOSAL.

PROPOSAL #3

PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING

If approved, this proposal would permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative vote in favor of the Sale Proposal is less than a majority of our outstanding shares of common stock entitled to vote at the special meeting. If this proposal is approved and the Sale Proposal is not approved at the special meeting, we will be able to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal are greater than those voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will only be approved if the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting vote to approve the proposal. Under these circumstances, abstentions would have the same effect as a vote against this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE SALE PROPOSAL.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, based in part upon information supplied by officers and directors, sets forth certain information regarding the beneficial ownership of our common stock as of September 15, 2012 by (1) each director; (2) each named executive officer; and (3) all directors and executive officers (Section 16 Officers) as a group. To our knowledge, based on a review of SEC filings, other than our Chairman, Mr. David H. Murdock, no person beneficially owns more than 5% of our common stock. Unless otherwise indicated, each of these stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable. Unless noted otherwise, the mailing address for each of the beneficial owners listed below is c/o Dole Food Company, Inc., One Dole Drive, Westlake Village, CA 91362.

Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Class(2)
Directors
Elaine L. Chao	7,701		*
Andrew J. Conrad	22,701		*
Sherry Lansing	9,701		*
Justin M. Murdock	0		*
Dennis M. Weinberg	31,675		*
Named Executive Officers
David H. Murdock (also a Director)	56,674,244	(3)	63.7%
David A. DeLorenzo (also a Director)	986,767	(4)	1.1%
C. Michael Carter	235,646	(5)	*
Joseph S. Tesoriero	239,548	(6)	*
All executive officers (Section 16 Officers) and directors as a group (10 persons)	58,261,285		65.0%

(1)

Beneficial ownership is determined in accordance with SEC rules and includes shares owned outright, shares of restricted stock (whether vested or unvested), options to purchase common stock that were exercisable as of September 15, 2012 or that will become exercisable within 60 days of September 15, 2012, and other forms of indirect ownership. Beneficial ownership does not include stock options that are not exercisable and will not become exercisable within 60 days of September 15, 2012 or performance shares. Except as otherwise indicated below, to our knowledge, all persons have sole voting and investment power with respect to the common stock, except to the extent authority is shared by spouses under applicable law.

(2)	Calculated based on 88,946,386 shares of common stock outstanding as of September 15, 2012. Unless indicated otherwise, percentage of ownership is less than 1.0%.

(3)

Mr. Murdock beneficially owns these shares either directly through the David H. Murdock Living Trust dated May 28, 1986, as amended, for which Mr. Murdock is the trustee, or indirectly through Castle & Cooke Holdings, Inc., which is wholly-owned indirectly by Mr. Murdock. 24,000,000 of these shares have been pledged as collateral pursuant to that certain Collateral Agreement, dated as of October 22, 2009, among Mr. Murdock in his individual capacity and as trustee for the David H. Murdock Living Trust, and U.S. Bank, National Association, for the benefit of the MACES Trust, which is filed as Exhibit 99.7 to the Schedule 13D filed with the SEC on November 10, 2009. As disclosed in the Schedule 13D/A filed with the SEC on August 31, 2012, Mr. Murdock determined not to deliver a notice to the Trustees of the MACES Trust electing to use the cash settlement alternative provided in Section 2.3 (d) of the Forward Purchase Agreement dated as of October 22, 2009 between him and the MACES Trust which is filed as Exhibit 99.6 to the Schedule 13D filed with the SEC on November 10, 2009. As a result, the MACES Securities, except for those Mr. Murdock owns, will remain exchangeable on November 1, 2012 for shares of our common stock in the ratio determined pursuant to the Forward Purchase Agreement. Mr. Murdock owns certain securities issued by the MACES Trust and intends to deliver those securities that he owns to the MACES Trust for cancellation. As a result, some shares pledged to the MACES Trust will be delivered to the holders of MACES Securities and the remainder will be released from that pledge and retained by Mr. Murdock. Mr. Murdock and the trustees of the MACES Trust will instruct delivery of pledged shares needed to settle the MACES Securities in shares of our common stock. Mr. Murdock also pledged 20,435,086 shares to DB Private Clients Corp. as collateral to secure his obligations under a term loan facility he uses to support various personal business activities.

(4)	Includes 318,334 options to purchase common stock that are exercisable and an additional 116,666 options will that vest within 60 days of September 15, 2012.

(5)	Includes 111,112 options to purchase common stock that are exercisable and an additional 38,889 additional options that vest within 60 days of September 15, 2012.

(6)

Includes 111,112 options to purchase common stock that are exercisable and an additional 38,889 options that vest within 60 days of September 15, 2012. Also includes an aggregate of 2,250 shares which are held in custodial accounts for Mr. Tesoriero’s children for which he serves as UGMA custodian.

INCORPORATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference herein and shall be deemed to be a part hereof:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 15, 2012;

2.	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 24, 2012 and June 16, 2012, filed with the SEC on May 3, 2012 and July 26, 2012, respectively; and

3.

Our Current Reports on Form 8-K or 8-K/A filed with the SEC on February 24, 2012, March 15, 2012 (only with respect to the disclosure included under Item 8.01), April 4, 2012, May 9, 2012, May 30, 2012, September 13, 2012 and September 21, 2012.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof but before the special meeting at which our stockholders will vote on the Sale Proposal, shall be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this proxy statement.

For purposes of this proxy statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. Subject to the foregoing, all information in this proxy statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the “Investors” section of our corporate website at www.Dole.com.

For printed copies of any of our reports, including this proxy statement, please contact our Investor Relations department in writing at Dole Food Company, Inc., One Dole Drive, Westlake Village, California, 91362, Attention: Investor Relations.

PROPOSALS BY STOCKHOLDERS

FOR PRESENTATION AT OUR 2013 ANNUAL MEETING

Deadlines to Have Matters Considered at a Meeting.    Under our Bylaws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice of the nomination or such other business to our Corporate Secretary and such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the close of business on the ninetieth (90th) day or earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after the anniversary of the prior year’s meeting, notice must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which we make a public announcement of the date of the meeting. For purposes of the 2013 Annual Meeting of Stockholders, assuming it is not moved more than thirty (30) days before or more than seventy (70) days after May 24, 2013, to be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the close of business on February 11, 2013, nor earlier than the close of business on January 11, 2013. Any such notice must include the applicable information required pursuant to Section 2.10 of our Bylaws. Nominations or proposals not meeting these requirements will not be entertained at the annual meeting.

Deadlines for Inclusion of Matters in Dole’s Proxy Materials.    Stockholders interested in submitting a proposal for inclusion in our proxy statement and form of proxy for the 2013 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Under Rule 14a-8, to be eligible for inclusion in our proxy statement and form of proxy for the 2013 Annual Meeting of Stockholders, among other things, a proposal must qualify as a proper subject matter under SEC Rule 14a-8 and be received no later than December 15, 2012. Should we move the date of the 2013 Annual Meeting of Stockholders more than 30 days from May 24, 2013, the one-year anniversary of the 2012 Annual Meeting of Stockholders, we will revise and publicly disclose this deadline accordingly.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from the stockholder’s broker or us that they or we will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until the stockholder revokes the stockholder’s consent. If, at any time, the stockholder no longer wishes to participate in householding and would prefer to receive separate proxy materials, or if the stockholder is receiving multiple copies of the proxy materials and wishes to receive only one, the stockholder should notify the stockholder’s broker if the stockholder’s shares are held in a brokerage account or us if the stockholder holds common stock directly. Requests in writing should be addressed to: Dole Food Company, Inc., One Dole Drive, Westlake Village, California, 91362, Attention: Investor Relations.

OTHER MATTERS

As of the date of this proxy statement, our board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the special meeting, or any adjournment or postponement of the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Appendix A

ACQUISITION AGREEMENT

DATED AS OF SEPTEMBER 17, 2012

BY AND BETWEEN

DOLE FOOD COMPANY, INC.

AND

ITOCHU CORPORATION

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (“Agreement”) is entered into as of September 17, 2012 by and between Dole Food Company, Inc., a Delaware corporation (“Dole”), and ITOCHU Corporation, a Japanese kabushiki kaisha (“ITOCHU”). Dole and ITOCHU are referred to herein individually as a “Party” and collectively as the “Parties.”

A. Dole owns and operates the Asia Fresh Business (as defined in Exhibit 1) and Worldwide Packaged Food Business (as defined in Exhibit 1);

B. ITOCHU desires to acquire the Asia Fresh Business and Worldwide Packaged Food Business;

C. Dole owns, directly or through its Affiliates, the DPF IP and the DAL IP (each as defined in Exhibit 1);

D. Dole has agreed to (i) form a new subsidiary, to be known as DAL (as defined in Exhibit 1), which may be held directly by Dole or by a direct or indirect wholly-owned subsidiary of Dole (such wholly-owned subsidiary through which DAL may be held, together with Dole, the “Sellers”), (ii) transfer to DAL the Asia Fresh Business and the Worldwide Packaged Food Business (other than DPF (as defined in Exhibit 1) and its subsidiary), including but not limited to its interest in certain entities presently engaged in such businesses, and (iii) transfer or license, as applicable, the DAL IP (as defined in Exhibit 1) to DAL;

E. DPF operates the U.S. portions of the Worldwide Packaged Food Business, and Dole has agreed to transfer or license, as applicable, the DPF IP (as defined in Exhibit 1) to DPF;

F. Dole has agreed to sell all of the equity interests in each of DAL and DPF to ITOCHU; and

G. Concurrently herewith, the largest beneficial owner of shares of Dole common stock shall enter into a voting agreement with ITOCHU in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

SECTION 1

DEFINITIONS

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in Exhibit 1 of this Agreement.

SECTION 2

FORMATION, PURCHASE AND SALE OF THE ACQUIRED ENTITIES

2.1 Basic Transaction.    On the terms and subject to the conditions of this Agreement:

(a) Dole shall, prior to the Closing, cause DAL to be incorporated and established as a private limited company under the laws of Singapore, as a direct or indirect wholly-owned subsidiary of Dole.

(b) Prior to the Closing, Dole shall (i) cause the Asia Fresh Business and the Worldwide Packaged Food Business (other than DPF and its subsidiary) to be transferred to DAL, (ii) transfer or license, as applicable, the DAL IP to DAL and (iii) cause the DPF IP to be transferred or licensed, as applicable, to DPF, in each case pursuant to and in accordance with the Intercompany Agreements and the Brand Agreement and otherwise consistent with the provisions of Section 5.2. ITOCHU may, at its option, request Dole to substitute for DAL one or more entities organized in a jurisdiction other than Singapore, and if such action in the manner proposed by ITOCHU would not, in Dole’s sole discretion, have an adverse effect on Dole, the Parties shall seek to mutually agree on appropriate adjustments to the Transaction Documents to effect such a change; provided, however, that the final determination shall be in the sole discretion of Dole.

(c) At the Closing, ITOCHU shall purchase from the Sellers, and Dole shall sell to ITOCHU or cause to be sold to ITOCHU, all of the DAL Shares and the DPF Interests in consideration for the payment of the Purchase Price.

2.2 Purchase Price Payment.    At the Closing, ITOCHU shall pay to Dole the Purchase Price in cash by wire transfer or remittance to one or more bank accounts as designated by Dole in writing to ITOCHU at least seven (7) Business Days prior to the Closing Date.

2.3 Closing.    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than seven (7) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions set forth in this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) (the “Closing Date”) at a location mutually acceptable to ITOCHU and Dole.

2.4 Deliveries at Closing.    At the Closing:

(a) Dole will deliver or cause to be delivered to ITOCHU,

(i) original stock certificates representing all of the DAL Shares and evidence of ownership representing all of the DPF Interests, in each case endorsed in blank or accompanied by share powers duly endorsed in blank, or accompanied by other duly executed instruments of transfer;

(ii) the Lien Releases required pursuant to Section 5.4;

(iii) a certificate, in form and substance reasonably satisfactory to ITOCHU, signed by an officer of Dole and dated as of the Closing Date, to the effect that each of the conditions specified in Sections 7.1(a), (b) and (c) is satisfied;

(iv) the Brand Agreement, the Transition Services Agreement, the Supply Agreement, the Occupancy Agreement, the Ship Usage Agreement, the Patent License Agreement and the other Transaction Documents, as duly executed by Dole and the other parties thereto (other than ITOCHU and its Affiliates);

(v) copies of the articles of incorporation or similar organizational document of DAL and DPF certified as of a date not more than ten (10) days prior to the Closing by the Secretary of State (or comparable officer) of the applicable entity’s jurisdiction of formation;

(vi) a certificate, in form and substance reasonably satisfactory to ITOCHU, signed by an officer of Dole and dated as of the Closing Date, certifying that (a) the organizational documents of DAL and DPF provided by Dole pursuant to Section 2.4(v), and (b) any resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of DAL and DPF authorizing the transactions contemplated hereby are true and correct and in full force and effect;

(vii) a certificate of non-foreign status from Dole in compliance with Section 1.1445-2(b)(2) of the Treasury Regulations; and

(viii) a certificate in accordance with Treasury Regulations 1.1445-2(c), to the effect that the DAL Shares are not “United States real property interests” and that DAL is not and was not a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) ITOCHU will deliver to Dole:

(i) a certificate, in form and substance reasonably satisfactory to Dole, signed by an officer of ITOCHU and dated as of the Closing Date, to the effect that each of the conditions specified in Sections 7.2(a) and (b) is satisfied;

(ii) each of the Transaction Documents to which ITOCHU and/or its Affiliates are a party as duly executed by ITOCHU and such Affiliates; and

(iii) the Purchase Price in accordance with Section 2.2.

2.5 Purchase Price Allocation.    ITOCHU and Dole agree and acknowledge that (a) the Purchase Price shall be allocated for all purposes (including Tax) solely to the DAL Shares and the DPF Interests on the basis of their respective fair market values, and (b) no portion of the Purchase Price is allocable to any other property, right or other items. The Parties further agree that the portion of the Purchase Price allocated to the DAL Shares shall be treated by the Parties as consideration paid in exchange for those shares for all purposes (including Tax) and the portion of the Purchase Price allocated to the DPF Interests shall be treated by the Parties as consideration paid in exchange for those interests for all purposes (including Tax) (it being understood that for United States income tax purposes, such amount is treated as consideration for the assets of DPF). The value of the DPF Interests for purposes of such allocation shall be determined pursuant to a valuation process that has been commenced prior to the date hereof by Ernst & Young LLP which has been engaged prior to the date hereof in accordance with instructions and information that have been given prior to the date hereof to Ernst & Young LLP (as such instructions may hereafter be amended or altered on the basis of mutual agreement between Dole and ITOCHU). The value of the DAL Shares shall be equal to the excess of the Purchase Price over the value of the DPF Interests.

SECTION 3

REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

3.1 Representations and Warranties of Dole.    Dole hereby represents and warrants to ITOCHU, subject to those exceptions set forth in the Disclosure Schedule, as of the date of this Agreement and as of the Closing as follows:

(a) Organization of Sellers.    Dole is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each other Seller is (i) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) a direct or indirect wholly-owned subsidiary of Dole.

(b) Authorization of Transaction.    Dole has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, subject to the approval thereof by the holders of at least a majority in combined voting power of the outstanding shares of Dole’s common stock, par value $0.001 per share (the “Stockholder Approval”). This Agreement and the other Transaction Documents to which Dole is a party constitute the valid and legally binding obligation of Dole, enforceable in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and other similar Legal Requirements affecting creditors’ rights and remedies generally. As of the date hereof, the Dole board of directors has approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 5.8, has resolved to recommend that Dole’s stockholders approve this Agreement and the transactions contemplated hereby. The Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of Dole necessary to approve this Agreement and the other transactions contemplated hereby. None of the Sellers is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Person in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, except (i) for any filings required to be made under applicable Antitrust Laws, (ii) for such filings as may be required by any applicable securities Legal Requirements or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, materially and adversely affect such Seller and/or the Business.

(c) Non-contravention.     Neither the execution and delivery of this Agreement and the Transaction Documents to which Dole is a party nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the charter, bylaws or other organizational or constitutional documents of any Seller, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which any Seller is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, Contract, lease, license, instrument or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets are subject or (iv) result in the imposition or creation of a Lien upon or with respect to the DAL Shares or the DPF Interests or any of the assets comprising the Business (including, without limitation, the DAL IP and the DPF IP), except in the case of clause (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, materially and adversely affect any Seller and/or the Business.

(d) Certain Information.    None of the information to be supplied by Dole for inclusion or incorporation by reference in the proxy statement to be sent to the Dole stockholders in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the Dole stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Dole makes no representation or warranty with respect to any information supplied by ITOCHU or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

(e) Brokers’ Fees.    Neither Dole nor any other Seller has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which ITOCHU or an Acquired Entity could become liable or obligated.

(f) Litigation.    Neither Dole nor any other Seller is a party to any pending or, to Dole’s Knowledge, threatened Proceeding which would reasonably be expected to affect the legality, validity or enforceability of, or prohibit the consummation of, the transactions contemplated by, this Agreement, the other Transaction Documents or the Intercompany Agreements.

3.2 Representations and Warranties of ITOCHU. ITOCHU represents and warrants to Dole, subject to those exceptions set forth in Schedule 3.2, as of the date of this Agreement and as of the Closing as follows:

(a) Organization of ITOCHU.    ITOCHU is a kabushiki kaisha duly organized and validly existing under the laws of Japan.

(b) Authorization of Transaction.    ITOCHU has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which ITOCHU is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which ITOCHU is a party constitute the valid and legally binding obligation of ITOCHU, enforceable in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and other similar Legal Requirements affecting creditors’ rights and remedies generally. ITOCHU is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Governmental Authority in order to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which ITOCHU is a party, except (i) for any filings required to be made under applicable Antitrust Laws, (ii) for such filings as may be required by any applicable securities Legal Requirements or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, materially and adversely affect ITOCHU.

(c) Non-contravention.    Neither the execution and delivery of this Agreement and the other Transaction Documents to which ITOCHU is a party nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the charter, bylaws or other organizational or constitutional documents of ITOCHU; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which ITOCHU is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, Contract, lease, license, instrument or other arrangement to which ITOCHU is a party or by which it is bound or to which any of its assets are subject, except in the case of clause (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, materially and adversely affect ITOCHU.

(d) Certain Information.    None of the information to be supplied by ITOCHU expressly for inclusion in the Proxy Statement will, at the date it is first mailed to the Dole stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, ITOCHU makes no representation or warranty with respect to any information supplied by Dole or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

(e) Brokers’ Fees.    ITOCHU has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Dole or any of its Affiliates (other than any Acquired Entity following the Closing) could become liable or obligated.

(f) Litigation.    ITOCHU is not a party to any pending or, to its Knowledge, threatened Proceeding which would reasonably be expected to affect the legality, validity or enforceability of, or prohibit the consummation of the transactions contemplated by, this Agreement or the other Transaction Documents.

(g) Financing.    ITOCHU has sufficient funds to permit ITOCHU to consummate the transactions contemplated by this Agreement and the Transaction Documents, and to pay all related fees and expenses incurred by ITOCHU in connection herewith.

Except for the representations and warranties expressly set forth in this Section 3.2, neither ITOCHU nor any other Person on behalf of ITOCHU is making any other express or implied representation or warranty with respect to ITOCHU or any of its Affiliates or with respect to any other information provided to Dole.

SECTION 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE BUSINESS

Dole hereby represents and warrants to ITOCHU, subject to those exceptions set forth in the Disclosure Schedule, as of the date of this Agreement and as of the Closing (or, in the case of representations and warranties as to any Acquired Entity not in existence as of the date of this Agreement, only as of Closing), as follows:

4.1 Organization, Qualification and Corporate Power.

(a) DAL is a private limited company duly organized, validly existing and in good standing under the laws of Singapore. DAL is duly authorized to conduct the Business and is in good standing or otherwise duly qualified or licensed under the laws of each jurisdiction where the character of properties owned, leased or operated by it or the nature of its business makes such qualification necessary. Dole has (or will have prior to the Closing Date) made available to ITOCHU true and correct copies of (i) the organizational and constitutional documents for DAL (as amended to the Closing Date), (ii) the minute books of DAL and (iii) the register of members for DAL. DAL is not in default under or in violation of any provision of its organizational or constitutional documents.

(b) DPF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. DPF is duly authorized to conduct the Worldwide Packaged Food Business and, where relevant, is in good standing or otherwise duly qualified or licensed under the laws of each jurisdiction where the character of properties owned, leased or operated by it or the nature of its business makes such qualification necessary. Dole has (or will have prior to the Closing Date) made available to ITOCHU true and correct copies of (i) the organizational and constitutional documents for DPF (as amended to the Closing Date), (ii) the minute books of DPF and (iii) the membership interest register for DPF. DPF is not in default under or in violation of any provision of its organizational or constitutional documents.

4.2 Capitalization.    There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require any Acquired Entity to issue, sell or otherwise cause to become outstanding any of its capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Entity. Sellers hold of record and own beneficially all of the issued and outstanding DAL Shares and Dole is the sole member of DPF holding the only DPF Interests, in each case free and clear of any restrictions on transfer, Taxes, Liens (other than Liens which are Permitted Liens pursuant to clause (viii) of the definition thereof), options, warrants, purchase rights, Contracts, commitments, claims and demands, and there are no other shares of capital stock or other equity interest of (or securities or other instruments convertible into or exchangeable or exercisable for the capital stock or other equity interest of) DAL or DPF authorized, issued or outstanding other than, as applicable, the DAL Shares and the DPF Interests. No Seller is a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that could require any Seller to sell, transfer or otherwise dispose of any of the DAL Shares or the DPF Interests, and no Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the DAL Shares or the DPF Interests.

4.3 Non-contravention.    Except as set forth on Schedule 4.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any (a) provision of the organizational or constitutional documents of any Acquired Entity, (b) constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which any Acquired Entity is subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any Contract to which any Acquired Entity is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets), except in the case of clause (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole. Except as set forth on Schedule 4.3, no Acquired Entity need give any notice to, make any filing with or obtain any authorization, consent or approval of, any Person in order for the Parties to consummate the transactions contemplated by this Agreement, except (i) for any filings required to be made under applicable Antitrust Laws, (ii) for such filings as may be required by any applicable securities Laws or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole.

4.4 Assets.    Except with respect to those services to be provided under the Transaction Documents, and except for the corporate overhead services that will not be transferred to an Acquired Entity and are set forth on Schedule 4.4, (a) the Acquired Entities, collectively, have good and marketable title to, or a valid leasehold or other possessory interest in, all material properties and assets necessary for the conduct of the Business as presently conducted, in each case free and clear of all Liens (other than Permitted Liens), and (b) no Person other than the Acquired Entities conducts any portion of the Business.

4.5 Acquired Entity Group Companies.

(a) Schedule 4.5 of the Disclosure Schedule sets forth the name of each Acquired Entity Group Company and its respective jurisdiction of organization. All of the issued and outstanding shares in the share capital or other equity interests of each Acquired Entity Group Company (including, for the avoidance of doubt, the Transferred Equity Interests) have been duly authorized, are validly issued, fully paid and non-assessable, and except as set forth on Schedule 4.5, shall be held as of the Closing of record and beneficially by DAL or DPF, as applicable, free and clear of any restrictions on transfers, Taxes, Liens (other than Liens which are Permitted Liens pursuant to clause (viii) of the definition thereof), claims, options, warrants, purchase rights, Contracts, commitments, or demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require any Acquired Entity Group Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Entity Group Company. There are no voting trusts, proxies, shareholders agreement, joint venture agreements or other agreements or understandings with respect to the voting of the capital stock of any Acquired Entity Group Company. Other than the Acquired Entity Group Companies, neither DAL nor DPF will, as of the Closing (directly or indirectly), hold any shares or other equity or ownership interests in any Person.

(b) Each Acquired Entity Group Company is duly organized, validly existing and, where relevant, in good standing under the laws of its jurisdiction of incorporation or organization and is duly authorized to conduct the Business and, where relevant, is in good standing or otherwise qualified or licensed to conduct business under the laws of each jurisdiction where the character of properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be in good standing or qualified or licensed, would not, individually or in the aggregate, materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole. Each Acquired Entity Group Company has corporate or other applicable power and authority to carry on its respective aspect of the Business. DAL and DPF, as applicable, possess or otherwise have access to, and Dole has (or will have prior to the Closing Date) made available to ITOCHU, true and correct copies of the organizational and constitutional documents and the share register or stock certificate books and the stock record books, as applicable, in each case for each Acquired Entity Group Company. DAL and DPF, as applicable, possess or otherwise have access to all existing minute books (containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors) of each Acquired Entity Group Company. No Acquired Entity Group Company is in default under or in violation of any provision of its organizational or constitutional documents.

4.6 Financial Statements.    Attached as Schedule 4.6 are the following financial statements for the Business (including the notes thereto, collectively the “Financial Statements”): (i) the combined audited balance sheet as at December 31, 2011 and the related audited statements of income, equity and cash flows for the fiscal year then ended; and (ii) the unaudited combined balance sheet (the “Most Recent Balance Sheet”) as at June 16, 2012 (the “Most Recent Fiscal Quarter End”) and the related unaudited statements of income, equity and cash flows for the period then ended (the “Most Recent Unaudited Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, except, (i) as may be indicated in the notes thereto and (ii) with respect to the Most Recent Unaudited Financial Statements only, for the absence of footnotes and other presentation items required by GAAP with respect to audited financial statements, and in each case are subject to normal year-end adjustments. Except as set forth on Schedule 4.6, the Financial Statements fairly present, in all material respects, the assets, liabilities, stockholders equity, financial position and results of operations of the Business as of such dates and for the periods covered thereby all in accordance with GAAP and are consistent with, in all material respects, the books and records of the Business (which financial and commercial books and records are correct and complete in all material respects).

4.7 Events Subsequent to Most Recent Fiscal Quarter End.    Since the Most Recent Fiscal Quarter End, except as set forth on Schedule 4.7 and except as specifically contemplated pursuant to this Agreement or the Transaction Documents, or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2:

(a) no Acquired Entity has sold, leased, transferred or assigned any of its respective assets, tangible or intangible, where such sale, lease, transfer or assignment materially and adversely affects the operation of the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole;

(b) no Acquired Entity has entered into any Contract (or series of related Contracts) involving more than $5 million in any twelve month period;

(c) no party (including the Acquired Entities) has accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) involving more than $1 million in any twelve month period to which an Acquired Entity is a party or by which it is bound;

(d) no Acquired Entity has granted or permitted any Liens (other than Permitted Liens) upon any of their assets, tangible or intangible, except in the Ordinary Course of Business;

(e) no Acquired Entity has made any capital expenditure (or series of related capital expenditures) involving more than $2 million;

(f) no Acquired Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) involving more than $1 million individually or, together with all such investments, loans and acquisitions made by other Acquired Entities, $5 million in the aggregate;

(g) no Acquired Entity has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $1 million individually or, together with all notes, bonds and other debt securities, indebtedness for borrowed money and capitalized lease obligations issued, created, incurred, assumed or guaranteed by other Acquired Entities, $5 million in the aggregate;

(h) no Acquired Entity has (i) delayed or postponed the payment of any material accounts payable and other Liabilities, accelerated the collection of any material accounts receivables, in either case outside the Ordinary Course of Business, except in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2 or (ii) altered any accounting method or practice;

(i) no Acquired Entity has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $1 million;

(j) no Acquired Entity has transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no amendment made or authorized in the organizational or constitutional documents of any Acquired Entity;

(l) no Acquired Entity has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, except in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2;

(m) no Acquired Entity has (i) declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind), or (ii) redeemed, purchased or otherwise acquired any of its capital stock, in each case other than as contemplated by this Agreement or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2, or any such dividend or distribution between or among the Acquired Entities;

(n) no Acquired Entity has experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets, which damages, destruction or loss materially and adversely affects the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole;

(o) no Acquired Entity has made any loan to, or entered into any other transaction with, any of its Affiliates, directors, officers or employees in excess of $1 million other than transactions with Affiliated companies in the Ordinary Course of Business or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2;

(p) no Acquired Entity has entered into any transaction with Dole or any Related Party other than transactions with Affiliated companies in the Ordinary Course of Business or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2;

(q) no Acquired Entity has entered into any material employment Contract or collective bargaining agreement, written or oral, or modified the material terms of any such existing material employment Contract or collective bargaining agreement;

(r) no Acquired Entity has adopted, amended, modified or terminated any material bonus, profit sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers and/or employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) no Acquired Entity has made any other material change in employment terms for any of its directors, officers and/or employees outside the Ordinary Course of Business;

(t) no Acquired Entity has become a party to a Proceeding of a nature that materially and adversely affects the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole; and

(u) there has not otherwise been any Material Adverse Change.

4.8 Undisclosed Liabilities.    Except as set forth on Schedule 4.8, no Acquired Entity has any material Liabilities, except for (i) Liabilities reflected or reserved against in the Financial Statements, (ii) Liabilities that have arisen in the Ordinary Course of Business after the date of such Financial Statements, (iii) Liabilities that would not, individually or in the aggregate, materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole and (iv) Liabilities that may arise in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Documents, or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2.

4.9 Legal Compliance.    Except as set forth on Schedule 4.9, each of the Acquired Entities is in compliance, in all material respects, with all applicable Legal Requirements and with all applicable Governmental Authorizations, and no Proceeding alleging that any Acquired Entity is in material violation of any such applicable Legal Requirements or Governmental Authorizations is pending or, to Dole’s Knowledge, threatened in writing. The Acquired Entities hold all material Governmental Authorizations required in connection with the conduct of the Business, and all such Governmental Authorizations are (i) legal, valid, binding, enforceable and in full force and effect; and (ii) to the Knowledge of the Dole, will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated hereby. No Acquired Entity is in material breach or default under, and no event has occurred that with notice or lapse of time would constitute a material breach or default under, or permit termination, modification or acceleration of, any such material Governmental Authorization.

4.10 Tax Matters.    Except as set forth on Schedule 4.10:

(a) (i) Each of the Acquired Entities have timely filed all material Tax Returns required to be filed by them (and Dole and other Affiliates of Dole have timely filed all material Tax Returns relating in whole or in part to the Business or any of the Acquired Entities); (ii) all Tax Returns filed by the Acquired Entities (and Dole and other Affiliates of Dole relating in whole or in part to the Business or any of the Acquired Entities) are true, complete and accurate in all material respects; (iii) except for Taxes that are not yet due and payable or which are being contested in good faith and by appropriate proceedings if reserves with respect thereto are maintained on an Acquired Entities’ books (or Dole’s books, as applicable) in accordance with GAAP, all material Taxes imposed by any Governmental Authority upon any of the Acquired Entities or the Business (or Dole or any other Affiliate of Dole relating in whole or in part to the Business or any of the Acquired Entities) that have become due or payable have been timely paid or withheld, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party; (iv) there are no actual or, to Dole’s Knowledge, proposed material Tax deficiencies or assessments with respect to any of the Acquired Entities or the Business (or Dole or any other Affiliate of Dole relating in whole or in part to the Business or any of the Acquired Entities); (v) there is no Proceeding or audit now in progress or, to Dole’s Knowledge, threatened against or with respect to any of the Acquired Entities or the Business (or Dole or any other Affiliate of Dole relating in whole or in part to the Business or any of the Acquired Entities); (vi) none of the Acquired Entities is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person and none of the Acquired Entities has any current or potential contractual obligation to indemnify any other Person (including Dole or any other Affiliate of Dole) with respect to Taxes (in each case, other than any such customary agreements entered into in the Ordinary Course of Business, including agreements with customers, vendors, lessors, and creditors); (vii) no claim has ever been made by a taxing authority in a jurisdiction where any of the Acquired Entities do not pay Taxes or file Tax Returns that any of the Acquired Entities or the Business are or may be subject to Taxes assessed by such jurisdiction; (ix) none of the Acquired Entities currently is the beneficiary of any extension of time within which to file any Tax Return; and (x) there are no Liens for Taxes upon any of the properties or assets of any of the Acquired Entities other than Liens for current Taxes not yet due and payable.

(b) None of the Acquired Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) None of the Acquired Entities is a party to any Contract (other than any Contract entered into after the date hereof at the direction of ITOCHU or its Affiliates) or other arrangement or plan that, in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby (either alone or in combination with any termination of employment), has resulted or is reasonably expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). Furthermore, none of the Acquired Entities has any Liabilities (including, without limitation, any withholding Liabilities) under any Contract (other than any Contract entered into after the date hereof at the direction of ITOCHU or its Affiliates) or other arrangement or plan (regardless of whether such Acquired Entity is a party thereto) that, in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby (standing alone without regard to any subsequent termination of employment), has resulted or is reasonably expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law).

(d) The Acquired Entities have disclosed on all U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Code Section 6662.

(e) Each of the Acquired Entities has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party (including, without limitation, any excise taxes required to be withheld pursuant to Code Section 280G), and materially complied with all information reporting and backup withholding provisions of all applicable Legal Requirements (including, if applicable, the timely filing of Forms W-2 and 1099).

(f) None of the Acquired Entities (i) has been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return (other than a group the parent of which is Dole or one of its Subsidiaries) or (y) has liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) (other than the affiliated, combined, or consolidated group of which it currently is a member), as a transferee or successor.

(g) None of the Acquired Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date.

(h) None of the Acquired Entities is or has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(i) DPF is, and has at all times been, treated as a “disregarded entity” for United States federal (or, to the extent disregarded entity treatment is available, any state) income tax purposes.

4.11 Real Property.

(a) Schedule 4.11(a) sets forth a true and correct list of all Owned Real Property used in the Business. The Acquired Entities have good and marketable title to the Owned Real Property, free and clear of any Liens (other than Permitted Liens) and any such exceptions that would not, individually or in the aggregate, materially and adversely affect the use of the Owned Real Property as currently used.

(b) Schedule 4.11(b) sets forth a list of each parcel of Leased Real Property, and except as set forth on Schedule 4.11(b), with respect to each of the Leases:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect with respect to an Acquired Entity, as applicable;

(ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which consents have been obtained prior to the Closing), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing;

(iii) possession and quiet enjoyment of the Leased Real Property under such Lease is not disturbed and there are no material disputes with respect to such Lease;

(iv) (x) no Acquired Entity and, to the Knowledge of Dole, no other party to such Lease is in material breach of or default under such Lease and (y) no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute a material breach or default by any Acquired Entity under such Lease, or permit the termination, modification or acceleration of rent by any other party under such Lease;

(v) to the Knowledge of Dole, the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any Acquired Entity;

(vi) the Leased Real Property is not subject to any sublease or license to any Person providing such third party the right to use or occupy the Leased Real Property or any material portion thereof; and

(vii) the Leased Real Property is not subject to any collateral assignment or Lien (other than a Permitted Lien),

other than exceptions in the case of clauses (i) through (vii) above that would not, individually or in the aggregate, materially and adversely affect the use of the Leased Real Property as currently used.

(c) The Real Property identified in Schedule 4.11(a) and Schedule 4.11(b) comprises all of the material real property used by the Acquired Entities in the Business; and no Acquired Entity is a party to any agreement or option to purchase any additional real property or interest therein.

(d) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are reasonably sufficient for the operation of the Business as presently conducted in all material respects. To the Knowledge of Dole, there are no material structural deficiencies or material latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, materially and adversely interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

(e) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of Dole, threatened, affecting any parcel of Real Property or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any Proceeding, pending or, to the Knowledge of Dole, threatened, relating to the ownership, lease, use or occupancy of any Real Property, or the operation of the Business as currently conducted thereon.

(f) The Real Property, its current use and occupancy by an Acquired Entity, and the operation of the Business, are in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use laws, and all material insurance requirements affecting the Real Property (collectively, the “Real Property Laws”). None of Dole or any Acquired Entity has, within the last twelve (12) months, received any written notice of a material violation of any Real Property Law (and, to the extent any written notice was received prior to such time, there are no material violations set forth in such notice that have not since been rectified or otherwise been resolved in all material respects in compliance with applicable Legal Requirements).

(g) To the Knowledge of Dole, the current use and occupancy of the Real Property and the operation of the Business as currently conducted thereon do not violate any material easement, covenant, condition, restriction or similar provision in any instrument of record affecting such Real Property and none of Dole or any Acquired Entity has, within the last twelve (12) months, received written notice of any such violation

(nor, to the extent any written notice was received prior to such time, is there any material violation set forth in such notice that has not since been rectified or otherwise been resolved in all material respects in compliance with applicable Legal Requirements).

4.12 Intellectual Property.

(a) Schedule 4.12(a) identifies all registered trademarks, issued patents, domain name registrations and pending applications for any of the foregoing, in each case that are owned by any Acquired Entity, and no Acquired Entity owns any other Intellectual Property (registered or unregistered), except as described in the following parenthetical, that is material to either the Asia Fresh Business or the Worldwide Packaged Food Business individually, or to the Business as a whole (it being understood that the Acquired Entities have developed or acquired, and use in the Ordinary Course of Business, unpatented inventions, trade dress, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) that are material and not listed in Schedule 4.12(a)). An Acquired Entity is the sole and exclusive owner of each such Intellectual Property identified on Schedule 4.12(a) and, to Dole’s Knowledge, such Acquired Entity’s rights therein are valid, subsisting and enforceable in all material respects. To Dole’s Knowledge, none of such Intellectual Property identified on Schedule 4.12(a) is being misappropriated, violated or infringed in any manner materially adverse to any Acquired Entity.

(b) Schedule 4.12(b) identifies each material agreement under which Intellectual Property owned by any third party is licensed or sublicensed to, or is permitted to be used by, any Acquired Entity (other than commercially available off-the-shelf software purchased or licensed). Dole has delivered to ITOCHU correct and complete copies of all such agreements (as amended to date). With respect to each material item of Intellectual Property that is licensed under any agreement required to be identified in Schedule 4.12(b):

(i) the license, sublicense or permission granted in such agreement covering the item is in full force and effect;

(ii) the license, sublicense or permission covering the item will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following consummation of the transactions contemplated hereby; and

(iii) (x) no Acquired Entity nor, to the Knowledge of Dole, any other party to such agreement is in material breach or default thereunder, (y) no event has occurred that with notice or lapse of time would constitute a breach or default by any Acquired Entity or permit termination or modification of such agreement by any other party and (z) to Dole’s Knowledge, no event has occurred that with notice or lapse of time would constitute a material breach or default by any other party to such agreement or permit termination, modification or acceleration by any Acquired Entity thereunder;

(c) (i) To the Knowledge of Dole, no Acquired Entity has infringed upon, misappropriated or violated, and operation of the Business as presently conducted does not infringe upon, misappropriate or violate, any Intellectual Property rights of third parties, in any material respect; and (ii) no written notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third party) have been received in the two (2) years prior to the date of this Agreement.

4.13 Tangible Assets.    The Acquired Entities collectively own or lease (in each case free and clear of all Liens, other than Permitted Liens) all material buildings, machinery, equipment and other tangible assets reasonably necessary for the conduct of the Business as presently conducted, except with respect to those services to be provided under the Transaction Documents, and except for the corporate overhead services that will not be transferred to an Acquired Entity and are set forth on Schedule 4.4. Except as would not, individually or in the aggregate, materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole, each such material tangible asset is free from material defects, has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear).

4.14 Contracts.    Schedule 4.14 lists the following material Contracts to which any Acquired Entity is a party or is bound:

(a) all Contracts (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $1 million per annum;

(b) all Contracts (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services (specifically including, without limitation, any grower contracts), the performance of which will extend over a period of more than one year, or involve consideration in excess of $5 million in any twelve month period;

(c) all Contracts concerning a partnership or joint venture;

(d) all Contracts (or group of related Contracts) under which any Acquired Entity has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1 million or under which it has imposed a Lien on any of its assets, tangible or intangible, except for those reflected in the Financial Statements;

(e) all material Contracts concerning confidentiality and all Contracts with non-competition provisions that restrict an Acquired Entity;

(f) all Contracts with Dole or any of Dole’s Affiliates (other than an Acquired Entity) that will remain in effect following the Closing;

(g) all profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plans, arrangements or Contracts for the benefit of its current or former directors, officers and employees;

(h) all collective bargaining agreements;

(i) all written Contracts for the employment of any individual on a full-time, part-time, or other basis providing annual compensation in excess of $150,000, all written consulting Contracts with individuals providing annual compensation in excess of $300,000, and all written severance Contracts providing for payments in excess of $150,000;

(j) all Contracts under which any Acquired Entity has advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

(k) all settlement agreements, conciliation agreements or similar Contracts, the performance of which will involve payment after the Closing Date of consideration in excess of $300,000;

(l) all Contracts under which any Acquired Entity has advanced or loaned any other Person amounts in the aggregate exceeding $1 million; or

(m) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $1 million in any twelve month period.

With respect to each such Contract listed on Schedule 4.14: (i) such Contract is legal, valid, binding, enforceable and in full force and effect with respect to an Acquired Entity, as the case may be; and (ii) to the Knowledge of Dole, no party is in material breach or material default, and no event has occurred that with notice or lapse of time would constitute a material breach or material default, or permit termination, modification or acceleration, under the Contract.

4.15 Insurance.    With respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which any Acquired Entity is a party, a named insured or is otherwise the beneficiary of coverage: (i) such policy is legal, valid, binding, enforceable and in full force and effect; and (ii) no Acquired Entity nor, to the Knowledge of Dole, any other party to such insurance policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy. The insurance coverage maintained with respect to the Business is in scope and amount customary and reasonable by reference to similar businesses. Schedule 4.15 describes any self-insurance arrangements affecting the Acquired Entities.

4.16 Litigation.    Schedule 4.16 sets forth each instance in which any Acquired Entity (a) is subject to any outstanding material Order or (b) is a party or, to Dole’s Knowledge, is threatened to be made a party to any material Proceeding (including, for the avoidance of doubt, any Proceeding relating to Environmental, Health and Safety Requirements).

4.17 Employees.    Except as set forth on Schedule 4.17, with respect to the Acquired Entities and the Business, there is no labor strike, work stoppage, slowdown or other material labor dispute underway or, to Dole’s Knowledge, threatened.

4.18 Employee Benefits.

(a) Schedule 4.18(a) lists each material Employee Benefit Plan, other than Employee Benefit Plans required to be maintained by applicable Legal Requirements outside of the United States, that any Acquired Entity maintains, contributes to or has any obligation to contribute to, or with respect to which any Acquired Entity has any Liability (contingent or direct), or with respect to which any Business Employee is a participant. Dole has (or will have prior to the Closing) provided ITOCHU complete and accurate copies of all material Acquired Entities Benefit Plans, other than Acquired Entities Benefit Plans required to be maintained by applicable Legal Requirements outside of the United States.

(i) Each such Employee Benefit Plan listed on Schedule 4.18(a) (and each related trust, insurance Contract or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan, the terms of any applicable collective bargaining agreement, applicable Legal Requirements, and complies in all material respects in form and in operation with all applicable Legal Requirements (including, in the case of Employee Benefit Plans that are not Non-U.S. Benefit Plans, the requirements of ERISA and the Code).

(ii) Solely as to Employee Benefit Plans applicable to employees in the United States, the requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii) Solely as to Employee Benefit Plans applicable to employees in the United States, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. Solely as to Employee Benefit Plans applicable to employees in the United States, all premiums or other payments that are due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) Solely as to Employee Benefit Plans applicable to employees in the United States, each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and, to Dole’s Knowledge, nothing has occurred since the date of such determination that would reasonably be expected to result in the loss of the qualified status of any such Employee Benefit Plan.

(v) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Dole’s Knowledge, threatened.

(b) Solely as to Employee Benefit Plans applicable to employees in the United States, except as set forth on Schedule 4.18(b), no Acquired Entity nor any ERISA Affiliate contributes to, has any obligation to contribute to or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or is subject to Section 412 of the Code. No asset of any Acquired Entity is subject to any Lien under ERISA or the Code. With respect to

Business Employees, the Dole U.S. Pension Plan is frozen as to both participants and benefit accruals, and no Business Employee or former employee of the Business will accrue benefits thereunder after the execution of this Agreement by the Parties. No Business Employee or former employee of the Business will accrue benefits under the Dole SERPs after the Closing Date.

(c) Solely as to Employee Benefit Plans applicable to employees in the United States, except as set forth on Schedule 4.18(c), no Acquired Entity nor any ERISA Affiliate contributes to, has any obligation to contribute to or has any Liability (including withdrawal liability as defined in ERISA Section 4201 that remains unsatisfied) under or with respect to any Multiemployer Plan.

(d) Except as set forth on Schedule 4.18(d), no Prohibited Transaction has occurred in the last twelve months with respect to which any Acquired Entity could have any Liability; and no civil or criminal penalty, fine or other sanction has been imposed on or against Dole or any of its Affiliates (including any Acquired Entity) in connection with any Employee Benefit Plan that remains unsatisfied.

(e) Except as set forth on Schedule 4.18(e), no Contract, plan or other arrangement, whether or not an Employee Benefit Plan, exists pursuant to which the execution of this Agreement or the consummation of the transactions contemplated hereby, either standing alone or in combination with any subsequent termination of employment, would trigger any obligation by any Acquired Entity to pay any amount or provide any property to, any employee, officer or director of any Acquired Entity or accelerate the vesting of any equity award.

(f) Solely as to Employee Benefit Plans applicable to employees in the United States, each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) proposed and final regulations issued thereunder, and (2) Internal Revenue Service Notice 2005-1 and other Internal Revenue Service guidance (including, but not limited to, notices, revenue rulings and revenue procedures).

4.19 Indebtedness and Guaranties.    Except as set forth in Schedule 4.19, no Acquired Entity has any Indebtedness outstanding. Except as set forth in Schedule 4.19, no Acquired Entity is a guarantor or otherwise liable for any Liability of any other Person.

4.20 Environmental, Health and Safety Matters.

(a) The Acquired Entities are in compliance in all material respects with all Environmental, Health and Safety Requirements.

(b) Without limiting the generality of the foregoing, (i) the Acquired Entities are in compliance in all material respects with all material permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of their facilities and the operation of the Business and (ii) the Business has been conducted in compliance in all material respects with all Environmental, Health and Safety Requirements relating to the handling, storage and disposal of Hazardous Substances.

(c) Except as set forth on Schedule 4.20, no Acquired Entity has, within the last eighteen (18) months, received any written notice regarding any actual or alleged material violation of Environmental, Health and Safety Requirements or any material Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health and Safety Requirements (nor, to the extent any written notice was received prior to such time, is there any of the foregoing that is set forth in such notice which has not since been rectified, discharged or otherwise been resolved in all material respects in compliance with applicable Legal Requirements, including applicable Environmental, Health and Safety Requirements).

(d) To the Knowledge of Dole, (i) no Acquired Entity (or any asset used in the Business) has assumed, or by its actions has otherwise become subject to, any material Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements and

(ii) there is no material Hazardous Substance contamination in violation of applicable Legal Requirements affecting any Real Property that is material to the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole.

4.21 Certain Business Relationships with Dole.    Except as set forth on Schedule 4.21, (i) other than the Transaction Documents, none of Dole or its Affiliates, or their respective directors, officers and employees will be, immediately following the Closing, party to any material business transaction with any Acquired Entity (other than serving in their capacities as directors, officers or employees of an Acquired Entity) for the benefit of Dole or its Affiliates, or their respective directors, officer and employees, and (ii) none of Dole, its Affiliates or their respective directors, officers and employees has any ownership interest in any material asset, tangible or intangible, that is used in the Business.

4.22 Government Contracts.    Except as set forth on Schedule 4.22, no Acquired Entity is currently a party to nor has been a party to during the past eighteen (18) months from the date hereof any Contracts with any Governmental Authority outside of the Ordinary Course of Business.

4.23 Ethical Practices.

(a) No Acquired Entity nor any of their respective directors, officers or employees has, and, to the Knowledge of Dole, no joint venture partner of any Acquired Entity has, offered money or given anything of value to: (x) any official of a Governmental Authority, any employee of a state-owned enterprise, any political party or official thereof, or any candidate for political office; (y) any customer or member of any Governmental Authority or state-owned enterprise; or (z) any other Person, in each of (x), (y) or (z), while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member or employee of a Governmental Authority or state-owned enterprise, or candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such capacity, including in the case of any member or employee of a Governmental Authority or state-owned enterprise, a decision to fail to perform his, her or its official function; (ii) inducing such Person to use his, her or its influence with any Governmental Authority or state-owned enterprise to affect or influence any act or decision of such government or instrumentality to assist the Business in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist any Acquired Entity in obtaining or retaining business for, or with, or directing business to, any Person.

(b) Each Acquired Entity has adopted (either directly or indirectly by adoption thereof by Dole for itself and its subsidiaries) and observes policies prohibiting the use of underage labor, slave labor and human trafficking in connection with the Business and requires the same of each critical supplier to the Business. To Dole’s Knowledge, there is no Proceeding pending or threatened in writing involving any Acquired Entity or the Business alleging any use of underage labor, slave labor or human trafficking in connection with the Business.

(c) Each Acquired Entity is in material compliance with applicable Legal Requirements prohibiting false, misleading or other similar deceptive labeling practices, and there is no pending or, to Dole’s Knowledge, threatened-in-writing Proceeding involving any Acquired Entity or the Business alleging a violation of any such applicable Legal Requirements.

4.24 Disclosure.    As of their respective dates, Dole’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and Dole’s Quarterly Report on Form 10-Q for the quarterly period ended June 16, 2012, as filed with the SEC and in each case including financial statements, exhibits and all other information incorporated by reference therein, (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act and (ii) did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1 General.    Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

5.2 Intercompany Agreements.

(a) Except as otherwise agreed by the Parties in writing, Dole shall consummate, and shall cause its Affiliates to consummate, the following transactions prior to the Closing Date, in each case subject to and in accordance with the other provisions of this Section 5.2:

(i) Dole shall cause DAL to be incorporated in accordance with Section 2.1(a), with the particulars of DAL upon establishment to be as notified by ITOCHU to Dole in writing as soon as reasonably practicable after the date hereof, but in no event later than seven (7) Business Days after the date hereof. Dole shall obtain ITOCHU’s written consent (not to be unreasonably withheld, conditioned or delayed) prior to adopting or filing with any Governmental Authority, or making any subsequent amendments or other changes to, any memorandum of association, articles of association, charter, by-laws or other constitutional or organizational documents of DAL.

(ii) Dole shall, or shall cause its appropriate Affiliate to, (x) take all such actions as are necessary to transfer, convey, assign, grant, set over and deliver to DAL or one of the Acquired Entities (other than DPF or its subsidiary) the equity interests of each entity as set forth on Schedule 5.2(a)(ii) (the “Transferred Equity Interests”), such that DAL or such other Acquired Entity, as set forth on Schedule 5.2(a)(ii), will acquire all of the assigning party’s legal right, title, and interest in and to such Transferred Equity Interests (in each case free and clear of any restrictions on transfers, Liens, claims, options, warrants, purchase rights, Contracts, commitments or demands, except as set forth on Schedule 4.5), and (y) sign, execute, make and do all such deeds, documents, agreements, acts and things as are necessary to accomplish the foregoing (such deed, documents and agreements, the “Intercompany Equity Agreements”).

(iii) Dole shall ensure that the transfers of the Transferred Equity Interests under Section 5.2(a)(ii) are effected such that, as of the Closing, the ownership and holding structure of the Acquired Entities shall be as set forth in Schedule 5.2(a)(iii), provided, however, that Dole may make changes to the structure set forth in Schedule 5.2(a)(iii), after providing notice to ITOCHU of such changes and reasonably discussing such changes with ITOCHU, provided that such changes do not adversely affect ITOCHU; provided, further, that reasonably in advance of the Closing, Dole may only make any further changes to the structure set forth in Schedule 5.2(a)(iii) with the prior written consent of ITOCHU, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Section 5.2(a)(iii) to the contrary, no such changes to the structure set forth in Schedule 5.2(a)(iii) shall intermingle any U.S. entities or assets with any non-U.S. entities or assets.

(iv) Dole shall, or shall cause its appropriate Affiliate to, (x) take all such actions as are necessary to transfer, convey, assign, grant, set over and deliver to DAL or one of the Acquired Entities (other than DPF or its subsidiary) the assets and Contracts set forth on Schedule 5.2(a)(iv), such that DAL or such other Acquired Entity, as set forth on Schedule 5.2(a)(iv), will acquire all of the assigning party’s legal right, title, and interest in and to such assets and Contracts, and (y) sign, execute, make and do all such deeds, documents, agreements, acts and things as are reasonably necessary to accomplish the foregoing (such deed, documents and agreements, the “Intercompany Asset Agreements”).

(v) Dole shall, or shall cause its appropriate Affiliate (other than any Acquired Entity) to, take all such actions as are necessary to transfer, convey, assign, grant, set over and deliver to DAL and DPF, respectively, the DAL IP and the DPF IP identified in Schedule 5.2(a)(v) hereto and in Exhibit D to the Brand Agreement (collectively, the “Assigned Intellectual Property Rights”), such that DAL and DPF, as applicable, will acquire all of the assigning party’s right, title, and interest in and to such Assigned Intellectual Property Rights, the same to be held by the transferee thereof, as fully and entirely as the same would have been held and enjoyed by the assigning party if such assignment of the Assigned Intellectual Property Rights had not been made, and to sign, execute, make and do all such deeds, documents, agreements, acts and things as are necessary to accomplish the foregoing (such deeds, documents and agreements, collectively with the Intercompany Equity Agreements and the Intercompany Asset Agreements, the “Intercompany Agreements”).

(vi) Dole shall enter into the Brand Agreement with DAL and DPF.

(vii) In effecting the transactions contemplated by this Section 5.2, and except as may be required to consummate such transactions in compliance herewith Dole shall not, and shall not permit any of its Affiliates to, transfer any Liabilities to or assets from the Acquired Entities, except Cash and Cash Equivalents.

(b) Dole shall ensure that the Intercompany Agreements are consistent with the provisions of this Section 5.2. Dole shall, if requested by ITOCHU, provide drafts of the Intercompany Agreements for ITOCHU’s review.

(c) It is the Parties’ intent that at the Closing and as of the Closing Date, (i) each Acquired Entity shall have no Indebtedness for Borrowed Money or Cash and Cash Equivalents and (ii) the Acquired Entities, on the one hand, and Dole and its Affiliates (other than the Acquired Entities), on the other hand, shall each cancel or otherwise eliminate all intercompany payables to and receivables from the other (whether trade, note or other intercompany payables or receivables), in each case for no consideration, such that no such receivables to or payables from the other exist as of the Closing Date. Promptly following the Closing, (x) to the extent that there is excess Cash and Cash Equivalents in any Acquired Entity as of the Closing, ITOCHU shall pay to Dole an aggregate amount equal to such excess Cash and Cash Equivalents for all Acquired Entities and (y) to the extent that any Acquired Entity has any outstanding Indebtedness for Borrowed Money as of the Closing, Dole shall pay to ITOCHU an aggregate amount equal to such outstanding Indebtedness for Borrowed Money for all Acquired Entities.

5.3 Notices and Consents.    Dole will cause DAL and DPF to give any notices to third parties, and will obtain any third-party consents set forth on Schedule 5.3.

5.4 Removal of Liens.    At or prior to the Closing Dole shall obtain the Lien Releases.

5.5 Operation of Business.    Except as specifically contemplated herein or in the other Transaction Documents, and except in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2, Dole shall procure that the Acquired Entities will conduct the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as specifically contemplated herein or in the other Transaction Documents, or except in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2, Dole will not cause or permit any Acquired Entity to, without the prior written consent of ITOCHU in each instance, which may not be unreasonably conditioned, withheld or delayed: (a) declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock; (b) transfer any material assets to Dole or any Related Party; (c) increase or modify the compensation or benefits granted to any employee (except for changes in compensation or benefits in the Ordinary Course of Business or pursuant to Contracts existing as of the date of this Agreement); (d) make any change in the accounting methods or practices followed by any Acquired Entity other than in a manner consistent with GAAP; (e) except in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, knowingly surrender any right to claim a material Tax refund, or consent to the extension or waiver of the limitations period applicable to any material Tax claim or assessment, provided, however, that nothing in this Section 5.5(e) shall limit in any way Dole’s ability to take such actions with respect to the consolidated, combined or unitary Tax Returns of Dole and its subsidiaries, unless such actions would have a material adverse effect on any Acquired Entity or would result in material additional Tax Liabilities for any Acquired Entity for any Post-Closing Tax Period; (f) commence or settle any Proceeding involving payment or receipt of more than $5 million; or (g) take any action that, if taken after the Most Recent Fiscal Quarter End, would be required to be disclosed on Schedule 4.7 in order to make the representations and warranties set forth in Section 4.7 true and correct as of the Closing Date.

5.6 Full Access; Cooperation.    Dole will permit, and shall cause the Acquired Entities to permit, upon reasonable advance written notice, representatives of ITOCHU (including legal counsel and accountants) to have access, in a manner so as not to unreasonably interfere with the normal business operations of the Acquired Entities, to all premises, properties, personnel, books, records (including Tax records but only to the extent reasonably relevant to the Business and provided that nothing herein shall grant ITOCHU access to any income Tax Return of Dole except to the extent that such income Tax Returns contain a pro forma income Tax Return related solely to the Business), contracts and documents of or pertaining to the Acquired Entities or the Business, and subject to Dole’s prior approval, which approval will not be unreasonably withheld or delayed, and subject to the terms of the Confidentiality Agreement, to the directors, officers, employees, customers and suppliers of the Acquired Entities; provided, however, that any such access or furnishing of information shall be conducted at ITOCHU’s expense, during normal business hours and under the supervision of such Acquired Entity’s personnel; and provided further that access to such customers and suppliers shall be subject to such reasonable procedures as may be agreed by the Parties. Without limiting the foregoing, Dole agrees to reasonably cooperate with ITOCHU in connection with ITOCHU’s transition efforts with respect to the Business prior to the Closing, including permitting ITOCHU and its representatives to conduct training sessions for the employees of the Acquired Entities at such times and in a manner coordinated with and reasonably acceptable to Dole. Notwithstanding anything to the contrary in this Agreement, Dole shall not be required to disclose any information or permit any access to ITOCHU or its Representatives if such disclosure would, in Dole’s reasonable judgment, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Legal Requirements, fiduciary duty or binding agreement entered into prior to the date hereof.

5.7 Notice of Developments.    Each Party will give prompt written notice to the other Party of any breach of any of its representations and warranties in Sections 3.1, 3.2 or 4 above, as applicable and the covenants in this Section 5. Dole shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedules, and ITOCHU shall have the right from time to time prior to the Closing to supplement or amend Schedule 3.2, in each case with respect to events or conditions arising or discovered after the date hereof and prior to Closing which, if existing or known at the date of this Agreement, would have been required or permitted to be set forth or described in the Disclosure Schedules (in the case of Dole) or Schedule 3.2 (in the case of ITOCHU); provided, however, that a Party shall not have the right to supplement or amend the Disclosure Schedules (in the case of Dole) or Schedule 3.2 (in the case of ITOCHU) pursuant to the foregoing with respect to events or conditions that existed prior to the date hereof but discovered after the date hereof and prior to the Closing unless such Party could not have discovered such events or conditions prior to the date of this Agreement without unreasonable investigation. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided for herein, but shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 7 have been satisfied. If prior to the Closing, a Party shall have Knowledge that any breach of a representation or warranty of the other Party has occurred (other than through notice from such breaching Party), the Party with such Knowledge shall promptly so notify the breaching Party, in reasonable detail. Nothing in this Agreement, including this Section 5.7, shall imply that any Party is making any representation or warranty as of any date other than the date of this Agreement and as of the Closing, as set forth above.

5.8 Exclusivity.

(a) Dole agrees that it shall not, and that it shall direct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to any portion of the Business or any Acquired Entity in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal. Dole agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Furthermore, neither the Dole board of directors nor any committee thereof shall (i) withdraw or modify in a manner adverse to ITOCHU, or publicly propose to withdraw or modify in a manner adverse to ITOCHU, its recommendation of this Agreement or the transactions contemplated hereby, or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of such actions, an “Adverse Recommendation Change”).

(b) Notwithstanding anything to the contrary in Section 5.8(a):

(i) At any time prior to obtaining Stockholder Approval, Dole may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.8(a) and that the Dole board of directors determines in good faith constitutes or may reasonably be expected to lead to a Superior Proposal, (x) furnish information with respect to Dole and its subsidiaries, the Business or any Acquired Entity to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for Dole to be able to comply with its obligations under this Agreement); provided, however, that Dole shall promptly (and in any event within forty-eight (48) hours) provide to ITOCHU any material non-public information concerning the Business or any Acquired Entity that is provided to such Person to the extent not previously provided to ITOCHU, and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal.

(ii) At any time prior to obtaining Stockholder Approval, the Dole board of directors or any committee thereof may (x) effect an Adverse Recommendation Change if the Dole board of directors determines in good faith, after consultation with outside legal counsel that the failure of it or any committee thereof to effect an Adverse Recommendation Change would be inconsistent with the Dole board of directors’ exercise of its fiduciary duties, and the Dole board of directors or any committee thereof may only so effect an Adverse Recommendation Change if Dole also simultaneously (y) terminates this Agreement pursuant to Section 10.1(d)(ii); provided, however, that prior to taking any such action:

a) Dole shall notify ITOCHU in writing, at least five (5) days (the “Notice Period”) before making an Adverse Recommendation Change and terminating this Agreement, of its intention to take such action, which notice shall, (1) expressly state that Dole has received an Acquisition Proposal that is a Superior Proposal and that the Dole board of directors intends to make an Adverse Recommendation Change and terminate this Agreement pursuant to Section 10.1(d)(ii), (2) identify the Person making such Superior Proposal, and (3) include a copy of the most current version of the proposed agreement (or other transaction document) relating to such Superior Proposal;

b) Dole shall, during the Notice Period, negotiate with ITOCHU in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal ceases to constitute a Superior Proposal if ITOCHU, in its sole discretion, proposes to make such adjustments; and

c) Dole’s board of directors shall determine in good faith, after consulting with outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal even after taking into account any adjustments to the terms and conditions of this Agreement agreed to by ITOCHU during the Notice Period, provided, further, that if, as of the end of the Notice Period, ITOCHU has not agreed in writing to the terms and conditions described above that would cause such Acquisition Proposal to cease to constitute a Superior Proposal, then Dole shall have no further obligations to ITOCHU under clauses (a) through (c) of the foregoing proviso and may proceed with its right to effect an Adverse Recommendation Change and terminate this Agreement pursuant to Section 10.1(d)(ii). Notwithstanding any other provision herein to the contrary, Dole may terminate this Agreement pursuant to Section 10.1(d)(ii) only if it concurrently effects an Adverse Recommendation Change in accordance with this Section 5.8(b)(ii).

(iii) Dole or the Dole board of directors may (x) take and disclose to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or make any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or (y) make any required disclosure to Dole’s stockholders, in each case, if in the good faith judgment of the Dole board of directors, after consultation with outside legal counsel, failure to do so would reasonably be expected to violate its obligations under applicable Legal Requirements.

(iv) It is understood and agreed that any determination or action by the Dole board of directors permitted under this Section 5.8(b) or Section 10.1(d)(ii) shall not be deemed to be a breach of Section 5.8(a).

(c) Dole promptly (and in any event within 48 hours) shall advise ITOCHU orally and in writing of any written Acquisition Proposal that is reasonably likely to lead to a Superior Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request. Dole shall keep ITOCHU fully informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments to the material terms thereof.

5.9 Confidentiality.    The Parties shall adhere to the provisions regarding Confidential Information set forth in the Confidentiality Agreement.

5.10 Competition Filings.    Subject to the terms and conditions provided in this Agreement, each Party shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to file with the relevant Governmental Authorities overseeing competition or merger control issues in each relevant jurisdiction (including the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice), all relevant documents, filings, and other materials required or requested by those Governmental Authorities. Dole and ITOCHU each shall promptly supply the other with any documents or information which may be reasonably required to be exchanged in order to effectuate such filings, provided, however, that disclosure of such documents or information may be limited to outside counsel of the receiving Party at the discretion of the disclosing Party. Dole and ITOCHU shall use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include each Party’s agreement (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Authorities, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authorities and the content of any such contacts or presentations, in each case unless prohibited by applicable law. Unless prohibited by the applicable Governmental Authority, each of ITOCHU and Dole shall promptly inform the other of any oral communication with, and provide copies of written communications with, any relevant Governmental Authority regarding any such filings in advance of such communications. No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting or telephone call and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Legal Requirements, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under any federal, national, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws (including the HSR Act) that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).

5.11 Resignations.    Dole shall cause each director and officer of each Acquired Entity (other than those whom ITOCHU shall have specified in writing at least five (5) Business Days prior to the Closing), to resign effective as of the Closing.

5.12 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Dole shall, with the assistance of ITOCHU, prepare the Proxy Statement and file the Proxy Statement with the SEC. Dole and ITOCHU will cooperate with each other in the preparation of the Proxy Statement, including by providing drafts thereof. Without limiting the generality of the foregoing, ITOCHU will furnish to Dole the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Dole shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Dole and ITOCHU agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Dole shall, as soon as reasonably practicable, notify ITOCHU of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and, in each case, provide ITOCHU with copies thereof and drafts of any amendments to the Proxy Statement to be filed in response thereto.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, Dole, acting through its board of directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Stockholder Approval (the “Stockholders Meeting”) and (ii) include in the Proxy Statement the recommendation of the Dole board of directors that the Dole stockholders vote in favor of the approval of this Agreement; provided, however, that Dole shall be permitted to delay or postpone convening the Stockholders Meeting (but not beyond the Termination Date) if in the good faith judgment of the Dole board of directors or any committee thereof (after consultation with outside legal counsel) any failure to delay or postpone would be inconsistent with its fiduciary duties under applicable law or necessary to obtain the Stockholder Approval.

5.13 Financial Statements.    In the event that the Closing has not occurred prior to December 1, 2012, Dole shall deliver to ITOCHU the unaudited combined balance sheet for the Business as at October 6, 2012 and the related unaudited statements of income, equity and cash flows for the period then ended, and such financial statements shall be included (in addition to and not in replacement of those referred to in Section 4.6) in the “Most Recent Unaudited Financial Statements” and the “Financial Statements” for purposes of Section 4.6 as of the Closing Date.

5.14 Acknowledgment by ITOCHU.    ITOCHU acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations and prospects of the Acquired Entities, and, in making its determination to proceed with the transactions contemplated by this Agreement and the other Transaction Documents, ITOCHU has relied solely on the results of its own independent investigation and verification and the representations and warranties of Dole expressly and specifically set forth in Section 3.1 and Section 4, each as qualified by the attached Disclosure Schedules. The representations and warranties by Dole expressly and specifically set forth in Section 3.1 and Section 4, constitute the sole and exclusive representations, warranties, and statements of any kind of Dole to ITOCHU in connection with the transactions contemplated hereby, and ITOCHU understands, acknowledges and agrees that, except as may be set forth in the other Transaction Documents, all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Acquired Entities, or the quality, quantity or condition of the Acquired Entities’ assets) are specifically disclaimed by Dole. ITOCHU SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF DOLE SET FORTH IN SECTION 3.1 AND SECTION 4, AND EXCEPT AS MAY BE SET FORTH IN THE OTHER TRANSACTION DOCUMENTS, NONE OF THE ACQUIRED ENTITIES, DOLE OR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND ITOCHU IS NOT RELYING ON, ANY

REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING ANY ACQUIRED ENTITIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) ITOCHU OR ANY OF ITOCHU’S REPRESENTATIVES.

SECTION 6

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1 General.    In case at any time after the Closing any further actions are necessary or desirable to consummate the transactions contemplated by this Agreement, each of the Parties will take all such commercially reasonable further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Dole acknowledges and agrees that from and after the Closing, ITOCHU shall be entitled to possession of all documents, books, records (excluding Tax records, the treatment of which is provided in Section 9.7), agreements and financial data of any sort in the possession of Dole after the Closing relating to the Acquired Entities.

6.2 Litigation Support.    In the event and for so long as a Party actively is contesting or defending against any Proceeding in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any Acquired Entity or the Business, the other Party will reasonably cooperate with it and its counsel in the contest or defense, make available its (including to the extent applicable, the Acquired Entities’) personnel, and provide such testimony and access to its (including to the extent applicable, the Acquired Entities’) books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

6.3 Transition.    Dole will not (and will not cause any Related Party to) take any action that is intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of any Acquired Entity or the Business from maintaining the same business relationships with the Business after the Closing as it maintained with the Business prior to the Closing. Dole will refer all customer inquiries relating to the Business to the Acquired Entities from and after the Closing.

6.4 Post-Closing Confidentiality.    Dole agrees and acknowledges that, from and after the Closing, all of the Confidential Information solely relating to either any Acquired Entity or the Business (the “Post-Closing Confidential Information”) will be proprietary to and owned by the Acquired Entities, and Dole shall treat and hold all such Post-Closing Confidential Information as confidential; provided, that “Post-Closing Confidential Information” shall not include: (i) any information that is or has become generally available to the public (other than as a result of disclosure by Dole in breach of this Agreement or the Transaction Documents); (ii) any information that has been independently developed by Dole or its Representatives after the Closing entirely from sources other than the Post-Closing Confidential Information; and (iii) information made available after the Closing to Dole or its Representatives on a non-confidential basis by any third party not prohibited from disclosing such information by a legal obligation to any other Person. Notwithstanding the foregoing, Dole may disclose Post-Closing Confidential Information to the extent such disclosure is (x) required by Legal Requirement, or legal process, including pursuant to the rules or regulations of any national securities regulator or any listing agreement with, or the rules or regulations of, any national securities exchange or national quotation system on which any securities of Dole are listed or traded (including any periodic reports to shareholders required by SEC or NYSE rules or regulations) or (y) legally compelled to do so under the terms of a subpoena, order, civil investigative demand or similar process issued by a Governmental Authority. In the event that Dole or any of its Representative is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Post-Closing Confidential Information, Dole shall notify ITOCHU promptly of the request or requirement so that ITOCHU may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Dole or any Representative of Dole is, on the advice of counsel, compelled to disclose any Post-Closing Confidential Information to any Governmental Authority, Dole or any such Dole Representative may disclose such Post-Closing Confidential Information to such Governmental Authority; provided, however, that Dole or such Representative of Dole, as applicable, shall use its reasonable best efforts to obtain, at the request of ITOCHU, an order or other assurance that confidential treatment will be accorded to such portion of the Post-Closing Confidential Information required to be disclosed as ITOCHU shall designate.

6.5 Employee Matters.

(a) Without limiting any additional rights that any actively employed employee of the Business (each a “Business Employee”) may have under any Employee Benefit Plan, ITOCHU shall use its commercially reasonable efforts to cause the Acquired Entities, for the period commencing on the Closing Date and ending twelve (12) months thereafter, to provide to the Business Employees, compensation, employee benefits, vacation, sick leave and severance (if any) that are comparable to the compensation, employee benefits, vacation, sick leave and severance (if any) provided to such Business Employees immediately prior to the Closing Date. As of the Closing Date, ITOCHU will give Business Employees full credit for purposes of eligibility and vesting and benefit accruals (but, other than with respect to the Acquired Entities Benefit Plans, not for purposes of benefit accruals under any defined benefit pension plans or other similar tax-qualified retirement plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Business Employees on and after the date of Closing by ITOCHU or any of its Affiliates for the Business Employees’ service with Dole and the Acquired Entities and their predecessor entities to the same extent recognized by Dole and/or the Acquired Entities immediately prior to the Closing Date. As used herein, “actively employed” means an employee of the Business who, on the Closing Date, is actively at work, or absent from work on account of paid time off, vacation, sick or personal leave, authorized leave of absence, or military leave.

(b) All Liabilities and assets relating to or in respect of the Business Employees and the former employees of the Business under the tax-qualified defined benefit pension plan maintained by Dole named the Consolidated Retirement Plan for Dole Food Company, Inc., Plan No. 029 (the “Dole U.S. Pension Plan”) and the supplemental retirement and supplemental pension plan named the Dole Food Company Supplemental Executive Retirement Plan and the Dole Food Company, Inc. Excess Savings Plan (the “Dole SERPs”) shall continue to be Liabilities of Dole and Liabilities and assets of the Dole U.S. Pension Plan and the Dole SERPs, as applicable, and Dole shall continue to sponsor and administer, and be solely responsible for all Liabilities with respect to, the Dole U.S. Pension Plan and the Dole SERPs for the benefit of the Business Employees and the former employees of the Business; provided, however, that ITOCHU shall pay Dole an amount equal to the aggregate unfunded liability of Dole with respect to the Business Employees and the former employees of the Business as at December 31, 2011, under the Dole U.S. Pension Plan and the Dole SERPs, which shall be the amount confirmed by ITOCHU in writing based upon the Financial Statements (the “Pension Amount”), which confirmation shall be binding on all parties for all purposes under this Agreement, or at ITOCHU’s option exercised by written notice to Dole prior to Closing, ITOCHU may choose to assume the Dole U.S. Pension Plan and the Dole SERPs with respect to the Business Employees and the former employees of the Business and accept the transfer of all assets and liabilities in connection therewith, which option may only be exercised if Dole and ITOCHU are able to mutually agree, prior to Closing, on the terms and conditions of any such assumption. The Pension Amount shall either be paid to Dole on the Closing Date in a lump sum of immediately available funds or, in ITOCHU’s discretion, in periodic installments over up to five (5) years following the Closing Date, plus, if installment payments are elected, interest accrued at a rate of 4.5% per annum, compounded annually. For the avoidance of doubt, Dole may exercise, after the Closing Date, any or all of its right to amend, modify or terminate any such plans.

(c) Effective immediately prior to the Closing Date, Dole shall cause the Acquired Entities to withdraw as participating employers under the tax-qualified defined contribution plans maintained by Dole named the

401(k) Plan for Salaried Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries and the 401(k) Plan for Hourly Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries (the “Dole 401(k) Plans”), fully vest the Business Employees in their accounts under the Dole 401(k) Plans.

(d) Effective as of the Closing Date, all Acquired Entities Benefit Plans for the benefit of the Business Employees and former employees of the Business shall continue to be maintained by the Acquired Entities subject to their terms and applicable Legal Requirements (including any funding responsibilities and related administrative duties).

(e) ITOCHU shall pay and be solely responsible for, and shall indemnify and hold harmless Dole and its Affiliates (other than the Acquired Entities) for, all severance rights or obligations related to any employee of the Business (including, without limitation, under any change of control agreements), whether or not such employee is or becomes a Business Employee, or otherwise is or becomes an employee of ITOCHU or any of its Affiliates on or after the Closing Date, arising after the Closing with respect to or on behalf of an Acquired Entity, unless such severance right occurs solely as a result of a termination of employment by Dole prior to the Closing or any other action taken by Dole prior to the Closing (including the execution of this Agreement and the consummation of the transactions contemplated hereby, in each case standing alone without regard to any subsequent termination of employment). ITOCHU may, in its sole discretion, enter into new Contracts providing for severance and/or change of control benefits with any of the Business Employees who are parties to change of control agreements with Dole, so long as any such Contracts provide for a complete release of Dole from any claims for severance or other benefits under the terms of the change of control agreement between such Business Employee and Dole.

(f) On and after the Closing Date, the Employee Benefit Plans of Dole and its Affiliates, other than the Acquired Entities Benefit Plans, including, without limitation, any assets and Liabilities related thereto (including any funding responsibilities and related administrative duties) shall be retained by Dole and its Affiliates (other than the Acquired Entities); and Dole shall indemnify and hold ITOCHU, the Acquired Entities and ITOCHU’s Affiliates harmless with respect to all Liabilities under or relating thereto. For the avoidance of doubt, the Parties agree that all retiree medical and life insurance benefits and Liabilities under the Dole Food Company, Inc. Retiree Plan Under Age 65 and the Health & Welfare Plan for U.S. Salaried Retirees Age 65 and Older of Dole Food Company, Inc. and Participating Divisions and Subsidiaries related to the Business Employees and former employees of the Business shall continue to be retained by Dole and neither ITOCHU nor the Acquired Entities will have any Liabilities relating thereto. Dole shall or shall cause its Affiliates to maintain and administer all of the Employee Benefit Plans of Dole and its Affiliates in accordance with their terms and in compliance with all applicable Legal Requirements with the exception of the full vesting requirement of Business Employees’ accounts under the Dole 401(k) Plans as provided in Section 6.5(c). For the avoidance of doubt, Dole may exercise, after the Closing Date, any or all of its right to amend, modify or terminate any such plans.

(g) ITOCHU shall or shall cause its Affiliates to maintain and administer all of the Acquired Entities Benefit Plans in accordance with their terms and in compliance with all applicable Legal Requirements. ITOCHU shall indemnify and hold Dole harmless for any claims arising after the Closing Date under any of the Acquired Entities Benefit Plans. In addition, ITOCHU and Dole shall cooperate with each other in the transition of the Acquired Entities Benefit Plans relating to the Business Employees from Dole to ITOCHU. From and after the Closing Date, ITOCHU and Dole shall also cooperate with each other and provide to each other any information reasonably requested by Dole or ITOCHU in connection with any Proceeding or other inquiry relating to the Business Employees and/or any of the Acquired Entities Benefit Plans.

(h) Notwithstanding any other provision of this Agreement to the contrary, Dole’s obligations under this Section 6.5 shall not be subject to the limitations set forth in Section 8.2(b), nor shall any amount paid by Dole pursuant to this Section 6.5 be counted towards any aggregate Liability limits provided in Section 8.2(b). Notwithstanding any other provision in this Agreement to the contrary, ITOCHU’s obligations under this Section 6.5 shall not be subject to the limitations set forth in Section 8.3(b), nor shall any amounts paid by ITOCHU pursuant to this Section 6.5 be counted towards any aggregate Liability limits provided for in Section 8.3(b)

6.6 Access to Information

(a) Upon prior advance written notice, Dole shall afford ITOCHU and its officers, employees, agents, accountants, counsel and other representatives reasonable access following the Closing to (i) all of Dole’s records concerning the Acquired Entities and the Business, including the relevant books and records and (ii) other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirement) of the Acquired Entities and the Business, in each case as shall not have otherwise been delivered by Dole to ITOCHU prior to or at the Closing, as ITOCHU may reasonably request; provided, however that Dole shall have the right to exclude from any such records or information provided to ITOCHU any information unrelated to the Acquired Entities or the Business. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby in accordance with the terms and provisions hereof.

(b) Each Party shall, to the extent the other Party may reasonably request in connection with any filing requirements under applicable securities laws: (i) cooperate in good faith in the preparation of any such filing and (ii) make personnel of such Party or its Affiliates reasonably available to assist in the preparation of such filings. Dole acknowledges that ITOCHU may be required to disclose financial statements and information concerning the Acquired Entities in filings with relevant authorities (including but not limited to the Prime Minister of Japan, the Financial Services Agency (Kinyucho) of Japan and the Tokyo Stock Exchange).

SECTION 7

CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to ITOCHU’s Obligation.    ITOCHU’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 3.1 and Section 4 above shall be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”, in which case such representations and warranties (as so written, including the term “material” “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”) shall be true and correct in all respects at and as of the Closing;

(b) Dole shall have performed and complied with all of its covenants hereunder in all material respects through the Closing (including, without limitation, delivery of all agreements, instruments or other documents required to be delivered by Dole at or prior to the Closing), except to the extent that such covenants are qualified by the term “material” or contain terms such as “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”, in which case such Persons shall have performed and complied with all of such covenants (as so written, including the term “material”, “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”) in all respects through the Closing;

(c) Dole shall have satisfied its obligations in all material respects under Section 5.2(a);

(d) all waiting or similar periods, if any, under applicable Antitrust Laws relating to the transactions contemplated hereby shall have expired or terminated, and all other material approvals and consents of Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect;

(e) there shall not have occurred a Material Adverse Change; and

(f) the Stockholder Approval shall have been obtained.

ITOCHU may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2 Conditions to Dole’s Obligation.    The obligation of Dole to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”, in which case such representations and warranties (as so written, including the term “material”, “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”) shall be true and correct in all respects at and as of the Closing;

(b) ITOCHU shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material” or contain terms such as “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”, in which case ITOCHU shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material Adverse Effect”, “Material Adverse Change” or “materially and adversely”) in all respects through the Closing;

(c) all waiting or similar periods, if any, under applicable Antitrust Laws relating to the transactions contemplated hereby shall have expired or terminated, and all other material approvals and consents of Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect; and

(d) the Stockholder Approval shall have been obtained.

Dole may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

SECTION 8

REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1 Survival of Representations and Warranties.    The representations and warranties of Dole contained in this Agreement shall survive the Closing and terminate on the close of business twenty-four (24) months after the Closing Date; provided, however, that (a) the Fundamental Representations shall survive the Closing and remain in full force and effect indefinitely, and Dole hereby waives any applicable statute of limitations with respect thereto, and (b) the representations and warranties set forth in Section 4.10 (Tax Matters) shall survive the Closing until the date that is 120 days following the expiration of the applicable statute of limitations. The covenants and agreements set forth in (i) Sections 5.2(a) (Intercompany Agreements), 6.2 (Litigation Support), 6.3 (Transition), 6.4 (Post-Closing Confidentiality), 6.5 (Employee Matters) and 9 (Tax Matters) shall survive the Closing and remain in full force and effect indefinitely (and each applicable Party hereby waives any applicable statute of limitations with respect thereto); and (ii) Sections 5.2 (Intercompany Agreements) (other than subsection (a)), 5.3 (Notices and Consents), 5.4 (Removal of Liens) and 5.5 (Operation of Business) shall survive the Closing and terminate on the close of business twenty-four (24) months after the Closing Date. All other covenants and agreements set forth herein shall (x) if they are to be performed prior to the Closing, terminate at, and not survive, the Closing, and (y) if they are to be performed at or after the Closing, survive the Closing until they are otherwise terminated, whether by their terms or pursuant to their respective statute of limitations under applicable Legal Requirements.

8.2 Indemnification Provisions for ITOCHU’s Benefit.

(a) Dole shall indemnify and hold harmless ITOCHU, the Acquired Entities, their Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the “ITOCHU Indemnitees”) from and against the entirety of any Damages any of the ITOCHU Indemnitees may suffer, sustain or become subject to, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any inaccuracy or breach of any representation or warranty of Dole contained in this Agreement; and/or

(ii) any breach of any covenant or agreement of Dole contained in this Agreement.

(b) Notwithstanding any other provision of this Section 8.2 to the contrary:

(i) Dole shall not be liable pursuant to Section 8.2(a) for any Damages suffered by any ITOCHU Indemnitee unless the aggregate of all Damages suffered by the ITOCHU Indemnitees exceed, on a cumulative basis, $5 million, and then only to the extent of any such excess; provided, however, that no Damages may be claimed by any ITOCHU Indemnitee or shall be reimbursable by Dole or shall be included in calculating the aggregate Damages for purposes of this Section 8.2(b)(i) other than Damages in excess of $100,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided further, however, that the limitations set forth in this Section 8.2(b)(i) shall not apply to Damages arising or resulting from (1) any breach of Dole’s Fundamental Representations or the representations and warranties set forth in Section 4.10 (Tax Matters), (2) any breach of the covenants and undertakings set forth in Section 5.2, 6.5 or 9 or (3) fraud or intentional misrepresentation on the part of Dole; and

(ii) the indemnification obligations of Dole under Section 8.2(a) shall in no event exceed $168 million; provided, however, that the foregoing limitation shall not apply to Damages arising or resulting from (1) any breach of Dole’s Fundamental Representations or the representations and warranties set forth in Section 4.10 (Tax Matters), (2) any breach of the covenants and undertakings set forth in Section 5.2, 6.5 or 9 or (3) fraud or intentional misrepresentation on the part of Dole; provided, however, that, notwithstanding the foregoing, in no event shall Dole have any Liability under this Section 8 in excess of the Purchase Price, and provided further, for the avoidance of doubt, that no payments made by Dole in respect of any Damages in respect of (1), (2) or (3) above shall be counted towards the aggregate Liability limit provided for in this Section 8.2(b)(ii).

(iii) The indemnification obligations of Dole for Tax matters by reason of a breach of a representation or warranty described in Section 4 are limited solely to Damages relating to Taxes due and payable for any period (or portion thereof) ending on or before the Closing Date, other than any indemnity for breach of the representations and warranties set forth in Section 4.7(h), 4.10(a)(vi), 4.10(c), 4.10(f), 4.10(g), or 4.10(i).

8.3 Indemnification Provisions for Dole’ Benefit.

(a) ITOCHU shall indemnify and hold harmless Dole and its Affiliates (excluding, for the avoidance of doubt, any Acquired Entity) and their respective directors, officers, employees, agents, successors and assigns (collectively the “Dole Indemnitees”) from and against the entirety of any Damages any of the Dole Indemnitees may suffer, sustain or become subject to, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(i) any inaccuracy or breach of any representation or warranty of ITOCHU contained in this Agreement; and/or

(ii) any breach of any covenant or agreement of ITOCHU contained in this Agreement.

(b) Notwithstanding any other provision of this Section 8.3 to the contrary:

(i) ITOCHU shall not be liable pursuant to Section 8.3(a) for any Damages suffered by any Dole Indemnitee unless the aggregate of all Damages suffered by the Dole Indemnitees exceed, on a cumulative basis, $5 million, and then only to the extent of any such excess; provided, however, that no Damages may be claimed by any Dole Indemnitee or shall be reimbursable by ITOCHU or shall be included in calculating the aggregate Damages for purposes of this Section 8.3(b)(i) other than Damages in excess of $100,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided further, however, that the limitations set forth in this Section 8.3(b)(i) shall not apply to Damages arising or resulting from (1) any breach of ITOCHU’s Fundamental Representations, (2) any breach of the covenants and undertakings set forth in Section 6.5 or 9, or (3) fraud or intentional misrepresentation on the part of ITOCHU; and

(ii) the indemnification obligations of ITOCHU under Section 8.3(a) shall in no event exceed $168 million; provided, however, that the foregoing limitation shall not apply to Damages arising or resulting from (1) any breach of ITOCHU’s Fundamental Representations, (2) any breach of the covenants and undertakings set forth in Section 6.5 or 9, or (3) fraud or intentional misrepresentation on the part of ITOCHU; provided, however, that, notwithstanding the foregoing, in no event shall ITOCHU have any Liability under this Section 8 in excess of the Purchase Price, and provided further, for the avoidance of doubt, that no payments made by ITOCHU in respect of any Damages in respect of (1), (2) or (3) above shall be counted towards the aggregate Liability limit provided for in this Section 8.3(b)(ii).

8.4 Mitigation; Knowledge.    Each of the Parties agrees that in the event of any breach giving rise to an indemnification obligation under this Section 8, the Indemnified Party shall take, and cause its Affiliates (including, with respect to Dole before the Closing and ITOCHU after the Closing, the Acquired Entities) to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability). In the event (a) ITOCHU proceeds with the Closing notwithstanding Knowledge by ITOCHU, at or prior to the date hereof, of any breach by Dole of any representation, warranty or covenant in this Agreement, no ITOCHU Indemnitee shall have any claim or recourse against Dole or any of its Affiliates or Representatives with respect to such breach, under this Section 8 or otherwise and (b) ITOCHU proceeds with the Closing notwithstanding Knowledge by ITOCHU, arising between the date hereof and the Closing, of any breach by Dole of any representation, warranty or covenant in this Agreement, no ITOCHU Indemnitee shall have any claim or recourse against Dole or any of its Affiliates or Representatives with respect to such breach, under this Section 8 or otherwise, unless the conditions set forth in Section 7.1(a) and (b) shall be capable of being satisfied at the Closing despite the existence of such breach.

8.5 Exclusive Remedy; No Consequential Damages.    Each Party acknowledges and agrees that, from and after the Closing, and except in the case of fraud or intentional misrepresentation, its sole and exclusive remedy against the other Party with respect to any and all claims relating (directly or indirectly) to a breach of this Agreement (other than any breach of Section 6.5 or Section 9), regardless of the law or legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Section 8 and Section 11.9. For the avoidance of doubt, the foregoing shall not prevent a Party from asserting its rights under Section 11.15 to enforce specifically this Agreement and the terms and provisions hereof. The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on each Party’s remedies with respect to this Agreement and the transactions contemplated hereby (including Sections 8.1, 8.2, 8.3 and this 8.5) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder. Notwithstanding any other provision to the contrary in this Agreement, neither Party shall be liable hereunder to the other Party for special, punitive or indirect damages, lost profits, revenues or income, diminution in value or loss of business reputation or opportunity (except to the extent actually paid to an unrelated third party) resulting from such first Party’s breach of this Agreement, and no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Damages.

8.6 Termination of Indemnification.    The obligations to indemnify and hold harmless a Party hereto in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty, or covenant or agreement, expires pursuant to Section 8.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. In order to determine the validity and/or the amount of any such claim, Dole and ITOCHU, as applicable, shall provide the Indemnifying Party and their Representatives reasonable access to (a) all books, records and other documents (including work papers, memoranda and financial statements) relating to or containing information relevant to such claim and (b) the Acquired Entities’ employees, accountants and other professional advisors (including making their respective chief financial officer, accountants and attorneys available to respond to reasonable written or oral inquiries of the Indemnifying Party and their representatives); provided that neither Party shall be required to disclose any information or permit any access to the Indemnifying Party or its Representatives if such disclosure would, (x) jeopardize any attorney-client or other legal privilege or (y) contravene any applicable Legal Requirements, fiduciary duty or binding agreement. Claims asserted pursuant to this Section 8 shall be based on a reasonable determination that a breach entitled to indemnification hereunder has occurred and/or based on a cause of action or claim that has actually been asserted by a third party, and, for the avoidance of doubt, absent such reasonable determination or third party cause of action or claim, not otherwise in respect of potential Damages that have not yet occurred or otherwise been suffered.

8.7 Matters Involving Third Parties.

(a) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall as promptly as reasonably possible after receipt of notice of the Third Party Claim (but in no event later than ten (10) Business Days after receipt by the Indemnified Party of notice of the Third Party Claim) notify the Indemnifying Party thereof in writing, and in reasonable detail, of the Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) An Indemnifying Party will have the right to assume and control the defense of the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim and (ii) the Third-Party Claim involves only money Damages and does not seek an injunction or other equitable relief.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.7(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d) In the event any of the conditions in Section 8.7(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party shall consult with, but shall not need to obtain any consent from, the Indemnifying Party prior to consenting to any judgment or the entry into any settlement in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses) and (iii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

8.8 Determination of Damages.    The amount of any and all Damages under this Section 8 (including all Tax claims) and Section 9 shall be determined net of (a) any Tax benefits realized by any party seeking indemnification hereunder arising from such Damages and (b) any amounts recovered by the Indemnified Party under insurance policies, indemnities (other than pursuant to this Agreement) or other reimbursement arrangements with respect to such Damages. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages. All indemnification payments under this Agreement shall be deemed adjustments to the Purchase Price.

SECTION 9

TAX MATTERS

9.1 Tax Periods Ending on or Before Closing Date.

(a) Dole shall be responsible (and shall indemnify and hold the Acquired Entities and ITOCHU harmless) for the prompt and timely payment and satisfaction of any and all (i) Taxes of Dole whenever arising (other than Taxes for which ITOCHU is liable pursuant to the second sentence of this paragraph), (ii) Taxes of the Acquired Entities, the Business, the DAL IP and the DPF IP, in each case for all taxable periods ending on or before the Closing Date, and Taxes of the Acquired Entities, the Business, the DAL IP and the DPF IP, in each case for all periods that begin before and end after the Closing Date (“Straddle Periods”), to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date (such periods being referred to as, the “Pre-Closing Tax Periods”); provided that Dole shall not be required to indemnify ITOCHU for any Taxes resulting from any transaction outside the Ordinary Course of Business undertaken on the Closing Date after the Closing, and (iii) Taxes arising as a result of the transactions contemplated by Section 5.2. ITOCHU shall be responsible for all Taxes of the Acquired Entities (other than as set forth in the preceding sentence) for all taxable periods (or, with respect to Straddle Periods, any portion thereof) beginning after the Closing Date (the “Post-Closing Tax Period”).

(b) Unless prohibited by applicable Legal Requirements, the Parties shall cause the taxable period of the Acquired Entities to close as of the close of business on the Closing Date. In the case of any Straddle Period, the amount of any Taxes (including income Taxes) attributable to the Pre-Closing Tax Period and attributable to the Post-Closing Tax Period shall be determined based on an interim closing of the books as of the Closing Date, except that Taxes that are calculated on a periodic or annual basis (such as real and personal property Taxes) shall be allocated on a daily basis; provided that, (i) any increase in property Taxes that result from the reassessment of the property as a result of the transactions contemplated by Section 5.2 shall be allocated to Dole, and (ii) any increase in property Taxes that result from the reassessment of the property as a result of the transfers contemplated by Section 2.1(c) shall be allocated to ITOCHU.

9.2 Tax Returns.    Dole will be responsible for, and will cause to be prepared and duly filed, all Tax Returns of the Acquired Entities that are required to be filed on or before the Closing Date, and all consolidated, combined and unitary Tax Returns that include Dole and any Subsidiary of Dole (other than DAL and its subsidiaries) for any period (including any Tax Returns that relate to items of the Acquired Entities and the Business that are required to be reported on such consolidated, combined, or unitary Tax Returns as required by applicable Legal Requirements), and Dole shall pay any Taxes due in respect of such Tax Returns for which it is liable under Section 9.1. ITOCHU shall prepare or shall cause to be prepared all Tax Returns of the Acquired Entities (other than Tax Returns that are prepared by Dole pursuant to the first sentence of this Section 9.2) that are required to be filed after the Closing Date (including with respect to Straddle Periods) and shall pay all Taxes shown as due on those Tax Returns (provided that Dole shall be responsible for the payment of any such Taxes to the extent they are attributable to the Pre-Closing Tax Periods). All Tax Returns with respect to any period ending on or before the Closing Date or any Straddle Period that are prepared pursuant to this Section 9.2 shall be prepared in a manner consistent with similar Tax Returns heretofore filed by or with respect to the Acquired Entities, except as required by applicable Legal Requirements. ITOCHU shall provide Dole with drafts of all Tax Returns prepared by it pursuant to this Section 9.2, to the extent such Tax Returns reflect a Tax Liability for which Dole is responsible under this Agreement or reflects a Tax refund to which Dole is entitled under this Agreement, no later than thirty (30) days prior to the due date thereof. Dole shall have the right to review and provide comments on such Tax Returns during the fifteen (15) day period following the receipt of such Tax Returns. Dole and ITOCHU shall consult with each other and attempt in good faith to resolve any issues arising as a result of any such Tax Returns, and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both Dole and ITOCHU. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by Dole and ITOCHU.

9.3 Amended Tax Returns.    Neither ITOCHU nor any Affiliate of ITOCHU shall (or shall cause or permit any of the Acquired Entities to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Acquired Entities or the Business with respect to any taxable year or period ending on or before the Closing Date, or which includes the Closing Date, without the prior written consent of Dole, not to be unreasonably conditioned, withheld or delayed (which will be deemed unreasonable in the event that the related amendment, re-filing or modification of a Tax Return is required by applicable Legal Requirements).

9.4 Tax Refunds.

(a) Any Taxes of the Acquired Entities or their Affiliates with respect to any Pre-Closing Tax Periods that are (i) refunded to ITOCHU or any of its Affiliates (including the Acquired Entities) after the Closing Date or (ii) credited against a Tax Liability of ITOCHU or any of its Affiliates (including the Acquired Entities), shall, net of any Taxes incurred in respect of the receipt or accrual of such refund or credit and net of any other third party, out-of pocket expenses attributable thereto, promptly be paid over to Dole; provided, however, that the foregoing shall not apply to any refunds or credits of value added Taxes (other than any refunds or credits of value added Taxes that are paid by Dole after the Closing pursuant to the indemnity provisions of this Agreement), which refunds and credits may be retained by ITOCHU and its Affiliates (including the Acquired Entities) without the need to make any payments to Dole in respect thereof, provided further that it is understood that Dole shall not be liable to ITOCHU or any of its Affiliates (including the Acquired Entities) if such refunds or credits of value added Taxes are not received or obtained by ITOUCHU or its Affiliates (including the Acquired Entities) . Dole shall have the right to determine whether any claim for refund or credits of Taxes (other than value added Taxes) shall be made by or on behalf of the Acquired Entities with respect to any Pre-Closing Tax Period and to control proceedings with respect to such claims and, if Dole elects to make such a claim and prosecute such claim, ITOCHU shall (and shall cause the Acquired Entities to) cooperate at Dole’s expense in connection therewith, including the preparation of any Tax Return that is required to be filed by ITOCHU or the Acquired Entities in connection with such claim. Without limiting Dole’s obligations under Section 5.6 and Section 6.6(a) and without limiting Dole’s rights to refunds or credits under this Section 9.4:

(x) On or before the Closing Date, Dole shall provide to ITOCHU such information (including documentation, if any, related thereto) as ITOCHU may reasonably request as to any refunds or credits that are anticipated or expected to be received or obtained following Closing and are required to be paid over to Dole pursuant to this Section 9.4; and

(y) On or before the Closing Date, Dole shall provide to ITOCHU a list of (i) each Tax asset or receivable that is expected to be carried on the books of each Acquired Entity as of Closing on account of any such expected refund or credit (identifying the approximate relevant amount and nature of such refund or credit), and (ii) a list of any estimated or prepaid Tax that is expected to be paid or incurred, or has been paid or incurred prior to Closing and is expected to be reflected on the books of each Acquired Entity as of Closing (identifying the approximate relevant amount and nature of such estimated or prepaid amount), together with a good faith estimate of the portion, if any, of such estimated or prepaid balance which Dole reasonably anticipates or expects will be refunded or credited following the Closing (which refund or credit will be paid over to Dole pursuant to this Section 9.4).

(b) For the avoidance of doubt, the provisions in 9.4(a)(x) and 9.4(a)(y) shall have no impact on Dole’s entitlement to Tax refunds or credits pursuant to this Section 9.4.

9.5 Allocation of Transfer Tax Liabilities.    Dole shall bear and pay any and all sales or use, transfer, stamp, documentation, customs duties, value added and similar Taxes and charges as well as interest and penalties thereon assessed on or related to the sale or transfer of equity interests in the Acquired Entities by Dole to ITOCHU pursuant to this Agreement or the consummation of the transactions contemplated herein. If the sale or transfer of any or all of such property or assets is exempt from such Taxes or charges, Dole shall provide ITOCHU and the Acquired Entities with appropriate exemption documents on the Closing Date.

9.6 Contest Provisions.    In the event (a) ITOCHU (or its Affiliates) or (b) Dole (or its Affiliates) receives notice of any pending or threatened Tax audits or assessments by any Tax authority or other disputes concerning Taxes with respect to which the other Party may incur liability under this Agreement, the Party in receipt of such notice shall promptly notify the other Party of such matter in writing. A Party shall have the right, at its own expense, to represent its own interests and the interests of the Acquired Entities in any such Tax audit or administrative or court Proceeding to the extent relating to Taxes for which such Party may be liable under this Agreement, provided, however, that (x) the other Party shall have the right to participate in any Proceedings relating to Straddle Period Taxes, to the extent that it is liable for such Taxes, and (y) no Party shall resolve, settle, compromise, or abandon any issue or claim with respect to Straddle Period Taxes for which the other Party is liable under this Agreement, without the prior written consent of such other Party, which consent shall not be unreasonably conditioned, withheld or delayed.

9.7 Cooperation on Tax Matters.    ITOCHU, the Acquired Entities and Dole shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information reasonably relevant to any such return, audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Entities, Dole and ITOCHU agree to (a) retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by ITOCHU or Dole, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (b) to give the other Party reasonable notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Entities, ITOCHU or Dole, as the case may be, shall allow the other Party to take possession of such books and records; provided that nothing in this Section 9.7 shall grant ITOCHU or any of the Acquired Entities access to Dole’s income Tax Returns.

9.8 Tax-Sharing Agreements.    Dole shall cause all Tax-sharing agreements or similar Contracts with respect to or involving the Acquired Entities, on the one hand, and Dole and its Affiliates (other than the Acquired Entities), on the other hand, to be terminated as of the Closing Date and, after the Closing Date, no Acquired Entities shall be bound thereby or have any liability thereunder.

9.9 Conflict with Section 8.    In the event of any conflict between Section 8 and this Section 9 with respect to indemnification for Taxes, this Section 9 shall control. For the avoidance of doubt, the obligations of the Parties under this Section 9 shall not be subject to the limitations set forth in Section 8.2(b) or Section 8.3(b), nor shall any amounts paid pursuant to this Section 9 be counted towards any aggregate Liability limits, aggregate claim threshold or individual claim threshold provided for in Section 8.

SECTION 10

TERMINATION

10.1 Termination of Agreement.    Certain of the Parties may terminate this Agreement at any time prior to the Closing, whether before or after the Stockholder Approval has been obtained, as provided below:

(a) ITOCHU and Dole may terminate this Agreement by mutual written consent;

(b) By either Party:

(i) if the Closing shall not have been consummated on or before December 31, 2012 (the “Termination Date”); provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 10.1(b)(i) if any breach hereof by such Party shall have been the direct cause of, or resulted directly in, the failure of the transactions contemplated by this Agreement to be consummated by the Termination Date;

(ii) if any court of competent jurisdiction or other Governmental Authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall have used its commercially reasonable efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Sections 5.1 and 5.10; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) ITOCHU may terminate this Agreement by giving written notice to Dole (i) in the event Dole has breached any representation, warranty or covenant contained in this Agreement in any material respect (or any representation, warranty or covenant qualified by materiality in any respect) and such failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 and (B) the breach has continued without cure for a period of thirty (30) days after the notice of breach has been given by ITOCHU to Dole (unless ITOCHU itself is in material breach of any representation, warranty or covenant contained in this Agreement) or (ii) the Dole board of directors shall have effected an Adverse Recommendation Change but not terminated this Agreement pursuant to Section 10.1(d)(ii); and

(d) Dole may terminate this Agreement by giving written notice to ITOCHU at any time prior to the Closing (i) in the event ITOCHU has breached any representation, warranty or covenant contained in this Agreement in any material respect (or any representation, warranty or covenant qualified by materiality in any respect) and such failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2 and (B) the breach has continued without cure for a period of thirty (30) days after the notice of breach has been given by Dole to ITOCHU (unless Dole itself is in breach of any representation, warranty or covenant contained in this Agreement) or (ii) in order to enter into a transaction that is a Superior Proposal, if prior to the receipt of the Stockholder Approval, (A) the Dole board of directors has received a Superior Proposal and (B) prior to or concurrently with such termination, Dole pays the Termination Fee due under Section 10.3.

The Party desiring to terminate this Agreement pursuant to Section 10.1(b) through (d) shall give notice of such termination to the other Party.

10.2 Effect of Termination.    If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder (except the Confidentiality Agreement and the provisions of Section 5.9 (Confidentiality), this Section 10.2, Section 11.1 (Press Releases and Public Announcements), Section 11.2 (No Third-Party Beneficiaries), Section 11.3 (Entire Agreement), Section 11.4 (Succession and Assignment), Section 11.7 (Notices), Section 11.8 (Governing Law), Section 11.9 (Arbitration), Section 11.11 (Severability), Section 11.12 (Expenses) and Section 11.13 (Construction)) shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, that neither ITOCHU nor Dole shall be released from any liabilities or damages arising out of a material breach of any covenant or agreement set forth in this Agreement.

10.3 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated by either ITOCHU or Dole pursuant to Section 10.1(b)(i) (but only if the Stockholders Meeting has not been held by the Termination Date) or Section 10.1(b)(iii) and (A) prior to the termination under Section 10.1(b)(i) or the taking of a vote to approve this Agreement at the Stockholders Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 10.1(b)(iii)), an Acquisition Proposal shall have been communicated to the senior management of Dole or the Dole board of directors or shall have been publicly announced or publicly made known to the stockholders of Dole, and not withdrawn prior to the Termination Date or such vote to adopt this Agreement, as applicable and (B) within six months after such termination Dole shall have consummated or entered into a definitive agreement with respect to such Acquisition Proposal;

(ii) this Agreement is terminated by Dole pursuant to Section 10.1(d)(ii); or

(iii) this Agreement is terminated by ITOCHU pursuant to Section 10.1(c)(ii),

then, in any such case, Dole shall pay ITOCHU a termination fee of $50,400,000 (the “Termination Fee”), it being understood that in no event shall Dole be required to pay the Termination Fee on more than one occasion.

(b) Payment of the Termination Fee, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by ITOCHU (1) on the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Termination Fee payable pursuant to Section 10.3(a)(i) or (2) within five (5) days after the termination of this Agreement, in the case of Sections 10.3(a)(ii) and (iii).

(c) Dole acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ITOCHU would not enter into this Agreement; accordingly, if Dole fails promptly to pay any amounts due pursuant to this Section 10.3, and, in order to obtain such payment, ITOCHU commences a suit that results in a judgment against Dole for the amounts set forth in this Section 10.3, Dole shall pay to ITOCHU its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 10.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(d) The Parties agree that if this Agreement is terminated pursuant to Sections 10.1(b)(i) or 10.1(b)(iii) (in each case only as specifically contemplated by Section 10.3(a)(i)), or Section 10.1(c)(ii) or Section 10.1(d)(ii), the delivery of the Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy for any and all claims, actions, causes of action, judgments, awards, losses, damages, liabilities, fines, penalties, expenses or costs (including reasonable attorney’s fees and other out-of-pocket costs incurred in investigating, preparing and defending the foregoing) suffered or incurred by ITOCHU or any of its Affiliates or any other Person in connection with or related to or arising out of this Agreement, the transactions contemplated hereby, any oral representation made or alleged to have been made in connection herewith or therewith or any matter forming the basis for such termination, and neither ITOCHU nor any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Dole any Acquired Entity or any of their respective former, current or future Affiliates arising out of this Agreement, the transactions contemplated hereby, any oral representation made or alleged to have been made in connection herewith or therewith or any matter forming the basis for such termination.

SECTION 11

MISCELLANEOUS

11.1 Press Releases and Public Announcements.    The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby and no Party shall issue any press release or make any public announcement relating to this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Legal Requirements or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure).

11.2 No Third-Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3 Entire Agreement.    This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral.

11.4 Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of ITOCHU and Dole; provided, however, that ITOCHU may, without Dole’s consent, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, or (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases ITOCHU nonetheless shall remain responsible for the performance of all of its obligations hereunder).

11.5 Counterparts.    This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.6 Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices.    All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Dole:	Dole Food Company, Inc. One Dole Drive Westlake Village, California 91362 United States Tel: 818-879-6600 Fax: 818-879-6754 Attn: C. Michael Carter

In each case with copy (which shall not constitute notice) to:	Gibson, Dunn & Crutcher LLP 333 South Grand Ave. Los Angeles, California 90071 United States Tel: 213-229-7242 Fax: 213-229-6242 Attn: Peter W. Wardle

If to ITOCHU:	ITOCHU Corporation 5-1, Kita-Aoyama 2-chome Minato-ku, Tokyo 107-8077 Japan Tel: +81-3-3497-6260 Fax: +81-3-3497-6267 Attn: General Manager of Agri Products Dept.

With copy (which shall not constitute notice) to:	Squire Sanders (US) LLP Ebisu Prime Square Tower 16F 1-39, Hiroo 1-chome Shibuya-ku, Tokyo 150-0012 Japan Tel: +81-3-5774-1800 Fax: +81-3-5774-1818 Attn: Ken Kurosu, Esq.

A Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.8 Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.9 Arbitration.    Except as set forth in Section 11.15 below, all disputes, controversies and claims arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby (including the construction, existence, validity, enforceability, enforcement, breach or termination of this Agreement) that cannot be resolved amicably by the Parties shall be exclusively, finally and conclusively settled by arbitration administered by the International Chamber of Commerce (the “ICC”) and conducted in accordance with the ICC Rules of Arbitration (the “Rules”), subject to the following:

(a) there shall be a panel of three (3) arbitrators (collectively, the “Tribunal”), one appointed by ITOCHU, another by Dole and the third appointed in accordance with the Rules;

(b) the seat of arbitration shall be Tokyo, Japan;

(c) the arbitration shall be conducted in the English language, and all written and oral submissions and awards shall be prepared in English (or be accompanied by English translations);

(d) the Tribunal shall schedule all matters regarding the arbitration so that the arbitration progresses in a timely fashion;

(e) at the arbitration hearing, each Party may make written and oral presentations to the Tribunal, present testimony and written and oral evidence and examine witnesses;

(f) the Tribunal may not grant any award that is inconsistent with the terms of this Agreement and shall not have the authority to use the equitable powers provided by the Rules to modify any terms of this Agreement, nor shall the Tribunal have the power to award any punitive or exemplary damages;

(g) the Tribunal shall issue a written decision explaining the basis for its rulings and awards;

(h) all fees and expenses of the Tribunal and the ICC shall be shared equally between the Parties, provided that the Tribunal shall have the authority to award, as part of its decision, to the prevailing Party its costs and expenses of the arbitral proceedings, including reasonable fees of attorneys and experts;

(i) any monetary award shall be made in US$ and shall be payable free of any Tax, withholding or other deduction (unless otherwise required by Legal Requirements); and

(j) the Parties shall be entitled to reasonable pre-hearing information exchanges, including production of documents, and the IBA Rules on the Taking of Evidence in International Commercial Arbitration shall be used as guidance.

Decisions rendered by the arbitral Tribunal shall be final, binding and enforceable in any court of competent jurisdiction. Except as necessary to enforce or effectuate the terms of this Section 11.9 or an arbitral decision or award, arbitration proceedings hereunder and any decision and award of the Tribunal shall be kept confidential by the Parties.

11.10 Amendments and Waivers.    No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by ITOCHU and Dole, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable law requires further approval or adoption by the Dole stockholders without such further approval or adoption. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant, provided, however, that after the Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the Dole stockholders without such further approval or adoption.

11.11 Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12 Expenses.    Except as otherwise provided herein or in the Brand Agreement, (a) ITOCHU shall bear its costs and expenses (including advisory fees and other expenses) incurred in connection with this Agreement and the transactions contemplated hereby and (b) Dole shall bear its costs and expenses (including advisory fees and other expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.13 Construction.    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation, and references to Schedules and Exhibits shall mean Schedules and Exhibits to this Agreement.

11.14 Incorporation of Exhibits and Schedules.    The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.15 Specific Performance.    Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that, notwithstanding any other provision herein to the contrary (including Section 11.9), a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically in any court of competent jurisdiction, this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Legal Requirement to post security as a prerequisite to obtaining equitable relief.

11.16 Effectiveness of Representations and Warranties.    For the avoidance of doubt, a showing of any negligence (kashitsu) or intent (koi) on the part of Dole shall not be required in order to establish an inaccuracy or breach of any of Dole’s representations and warranties under Section 3 or Section 4 of this Agreement. Furthermore, ITOCHU’s awareness or possible awareness of any inaccuracy or breach of any of Dole’s representations and warranties under Section 3 or Section 4 shall not have any effect on the force and effect of such representations and warranties, or Dole’s indemnification obligations or ITOCHU’s remedies relating thereto, except to the extent specifically provided for in Section 8.4.

11.17 Disclosure Generally.    Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the disclosures made in the Disclosure Schedules shall only apply to the extent the disclosures identify the exceptions with reasonable particularity and describe the relevant facts in reasonable detail. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “materially and adversely”, “Material Adverse Change”, “Material Adverse Effect” or other similar terms in this Agreement.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

DOLE FOOD COMPANY, INC.

By:	/S/ David H. Murdock
David H. Murdock, Chairman

ITOCHU CORPORATION

By:	/S/ Masahiro Okafuji
Masahiro Okafuji, President & CEO

EXHIBIT 1

DEFINITIONS

“Acquired Entities” means (i) DAL, (ii) the Asia Fresh Entities, (iii) the Worldwide Packaged Food Entities, (iv) the other entities created after the date hereof solely for purposes of holding any assets or equity interests of the Asia Fresh Business or Worldwide Packaged Food Business, (v) DPF, (vi) the subsidiaries of DPF and (vii) to the extent not covered by any of the foregoing, the entities listed on Schedule 5.2(a)(ii) hereto, except for such additions and deletions that may be necessary in connection with changes to the ownership and holding structure of the Acquired Entities that are permitted under Section 5.2(a)(iii).

“Acquired Entities Benefit Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to only by one or more Acquired Entity.

“Acquired Entity Group Companies” means the Acquired Entities other than DAL and DPF.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than ITOCHU or one of its Affiliates for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, asset purchase, share purchase or similar transaction involving an acquisition of the Asia Fresh Business, the Worldwide Packaged Food Business or the Business (or any Acquired Entity), whether as part of a proposed acquisition of Dole or otherwise; provided, however, that in each such case, other than the transactions contemplated by this Agreement.

“Adverse Recommendation Change” has the meaning set forth in Section 5.8(a).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with, a specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Antitrust Laws” has the meaning set forth in Section 5.10.

“Asia” means, collectively, Afghanistan, Bangladesh, Bhutan, Brunei, Burma, Cambodia, China, East Timor, Hong Kong, India, Indonesia, Japan, Kazakhstan, Kyrgyzstan, Laos, Macau, Malaysia, Maldives, Mongolia, Nepal, North Korea, Pakistan, Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Tajikistan, Thailand, Turkmenistan, Uzbekistan and Vietnam.

“Asia Fresh Business” means all of the Fresh Business conducted by Dole in Asia Plus Australia/New Zealand on and prior to the Closing Date, and specifically including all businesses conducted by the Asia Fresh Entities (even if unrelated to the Fresh Business or conducted outside of Asia Plus Australia/New Zealand), but specifically excluding the Dole Asia Business.

“Asia Fresh Entities” means those entities listed in Exhibit 2 hereto.

“Asia Plus Australia/New Zealand” means, collectively, Asia, Australia and New Zealand.

“Assigned Intellectual Property Rights” has the meaning set forth in Section 5.2(a)(v).

“Brand Agreement” means that certain Trademark Rights Agreement among Dole, DAL and DPF in the form attached as Exhibit 3 hereto.

“Business” means collectively the Asia Fresh Business and the Worldwide Packaged Food Business.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Los Angeles, California or Tokyo, Japan are not required to be open.

“Business Employee” has the meaning set forth in Section 6.5(a).

“Cash and Cash Equivalents” means cash on hand and highly liquid investments, money market funds and time deposits, with original maturities of three months or less, all as applied by Dole in the preparation of its consolidated balance sheet for purposes of its filing with the SEC.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar U.S. state law.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement between Dole and ITOCHU, dated May 2, 2012.

“Confidential Information” means all information concerning the business or operations of a Person, in oral, written, graphic or electronic form, including trade secrets concerning the business and affairs of such Person, that is not generally available to the public.

“Contract” means any agreement, contract, obligation, promise or other undertaking (whether written or oral) that is legally binding.

“DAL” means Dole Asia Holdings Pte Ltd, a Singapore private limited company, to be formed by Dole prior to the Closing solely for the purpose of holding the Asia Fresh Business and the Worldwide Packaged Food Business (other than DPF and its subsidiary).

“DAL IP” means (i) the Intellectual Property owned by Dole or its subsidiaries (other than DPF and its sub-sidiary) that is exclusively used in the Asia Fresh Business in Asia Plus Australia/New Zealand or the Worldwide Packaged Food Business, (ii) the Intellectual Property owned by Dole or its subsidiaries (other than DPF and its subsidiary) that covers both (A) products of the Asia Fresh Business in Asia Plus Australia/New Zealand or the Worldwide Packaged Food Business and (B) products of Dole’s retained businesses and (iii) any other Intellectual Property (or related rights, including Contractual license rights) to be transferred or licensed to DAL pursuant to this Agreement, the Brand Agreement or the Assignment Agreement referred to therein.

“DAL Shares” means all of the capital stock of DAL, whether voting or non-voting.

“Damages” means all damages, costs, liabilities, losses, fines, penalties and expenses, including reasonable attorneys’ fees and expenses.

“Disclosure Schedule” means the disclosure schedules attached hereto in connection with Sections 3.1 and 4 of this Agreement.

“Dole” has the meaning set forth in the introductory paragraph.

“Dole 401(k) Plans” has the meaning set forth in 6.5(c)

“Dole Asia Business” means the Fresh Business to be retained by Dole in Asia Plus Australia/New Zealand as specifically described in Exhibit E to the Brand Agreement.

“Dole Indemnitees” has the meaning set forth in Section 8.3(a).

“Dole U.S. Pension Plan” has the meaning set forth in Section 6.5(b).

“Dole SERPs” has the meaning set forth in Section 6.5(b).

“DPF” means Dole Packaged Foods, LLC, a California limited liability company.

“DPF Interests” means all of the membership interests of DPF, whether voting or non-voting.

“DPF IP” means (i) the Intellectual Property owned by Dole or its subsidiaries (other than DPF and its sub-sidiary) arising under the Laws of the United States that covers both (A) products of the Worldwide Packaged

Food Business and (B) products of Dole’s retained businesses, (ii) the Intellectual Property owned by DOLE or its subsidiaries (other than DPF and its subsidiary) arising under the Laws of the United States that is exclusively used in the Worldwide Packaged Food Business and (iii) any other Intellectual Property (or related rights, includ-ing Contractual license rights) to be transferred or licensed to DPF pursuant to this Agreement, the Brand Agreement or the Assignment Agreement referred to therein.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3), whether or not ERISA applies), any Employee Pension Benefit Plan, any Employee Welfare Benefit Plan and any other employee benefit plan, program, arrangement or policy of any kind, whether or not subject to the laws of the United States (including, without limitation, the Non-U.S. Benefit Plans).

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2), whether or not ERISA applies.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1), whether or not ERISA applies.

“Environmental, Health and Safety Requirements” means, as amended and as now and hereafter in effect, all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative Orders and determinations and all common law concerning public health and safety, worker health and safety or pollution, exposure of Persons to Hazardous Substances or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with DAL and/or DPF for purposes of Code Section 414(b), (c), (m) or (o), whether or not such entity is subject to the laws of the United States.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has, subject to Section 5.13, the meaning set forth in Section 4.6.

“Fresh Business” means the producing, harvesting, preparing, selling, distributing or purchasing of cut, sliced, diced and whole fresh/non-processed (other than standard washing and related minimal processing that is customary for perishable items offered for human consumption) fruits, vegetables, seeds, grains and nuts (excluding chocolate and coffee, but, for the avoidance of doubt, including packaged or bagged salads).

“Fundamental Representations” means (i) with respect to Dole, the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 4.1, 4.2, 4.3(a) and (b) and 4.5; and (ii) with respect to ITOCHU, the representations and warranties set forth in Sections 3.2(a), 3.2(b), 3.2(c) and 3.2(e).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied, or with respect to a date specific, as in effect as of such date.

“Governmental Authority” means any national, federal, state, local or municipal government, agency, political subdivision, governmental authority, regulatory or administrative authority, any court, tribunal or judicial body or any arbitrator.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any substance, material or waste that is regulated or governed by any Environmental, Health and Safety Requirements, including, without limitation: (a) any substance, material or waste that is defined, used or listed as “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “solid waste,” “pollutant” or “contaminant” under any applicable law, (b) any asbestos or asbestos containing materials, and (c) any petroleum, petroleum-based substances or polychlorinated biphenyl.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICC” has the meaning set forth in Section 11.9.

“IFRS” means the International Financial Reporting Standards as in effect from time to time.

“Improvements” has the meaning set forth in Section 4.11(d).

“Indebtedness” means (a) any Indebtedness for Borrowed Money, whether short term or long term, (b) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments, (c) all liabilities secured by any Lien, (d) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect against fluctuations in interest rates, (e) any indebtedness evidenced by any note (including for the deferred purchase price of property or services), bond, debenture, letter of credits, surety bond or other debt security, (f) any indebtedness owed to any Affiliates, and (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f).

“Indebtedness for Borrowed Money” means, with respect to any Acquired Entity, all indebtedness, liabilities and obligations of such Acquired Entity for borrowed money, including (1) all indebtedness, liabilities and obligations of such Acquired Entity evidenced by bonds, debentures, notes or similar instruments, (2) all obligations of such Acquired Entity upon which periodic interest charges are customarily paid (excluding trade accounts payable in the Ordinary Course of Business and obligations to which interest charges apply only as a result of a failure to perform or pay amounts due in respect of such obligation), (3) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit or bankers’ acceptance, (4) any guaranty by such Acquired Entity of any indebtedness for matters set forth in clauses (1) and (3) of this definition of Dole or any of its Affiliates (including the pledge of any collateral or grant of any security interest by such Acquired Entity in any property as security for any such indebtedness), whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, (5) all prepayment fees, make whole amounts or other payments that such Acquired Entity would have to make in the event of an early termination of the foregoing, and (6) accrued interest on any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.7(a).

“Indemnifying Party” has the meaning set forth in Section 8.7(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world, and all right, title and interest therein: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, and all patents, patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, including without limitation any plant patents and any applications therefor, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names brand names and other indications or origin, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) and (f) all other proprietary rights, in each case to the extent any of the foregoing are subject to protection under applicable law, including, any of the foregoing that are embodied in or protect (1) computer software (including source code, executable code, data, algorithms, databases and related documentation), or (2) advertising and promotional materials. “Intellectual Property” shall include the goodwill associated with each of the foregoing.

“Intercompany Agreements” has the meaning set forth in Section 5.2(a)(v).

“Intercompany Asset Agreements” has the meaning set forth in Section 5.2(a)(iv).

“Intercompany Equity Agreements” has the meaning set forth in Section 5.2(a)(ii).

“ITOCHU” has the meaning set forth in the introductory paragraph.

“ITOCHU Indemnitees” has the meaning set forth in Section 8.2(a).

“Knowledge” of any Person means the actual (but not constructive or imputed) knowledge of such Person without any implication or verification or investigation concerning such knowledge. References to “Dole’s Knowledge” (or similar term) means the actual knowledge of each of David H. Murdock, David A. DeLorenzo, C. Michael Carter, Joseph S. Tesoriero, Yoon J. Hugh, Brad Bartlett, Ronald Bouchard, Kevin Knifton, Mark McKinney, James Prideaux, Ian Ng ,Tim Oswald, Beth Potillo, Kevin Elms, Yosuke Watanabe, Danko Stambuk and Sue Hagen. References to “ITOCHU’s Knowledge” (or similar term) means the actual knowledge of each of Masahiro Okafuji, Yoshihisa Aoki, Naoto Chiba, Yutaka Yamamura, Masazumi Nishikage, Tetsuya Kitae, Takamasa Tsuzuki, Ikuya Hirano, Junji Higashi, Masahiko Inoi, Sumio Kawamura, Tadashi Yoneda and Tomoki Kodama.

“Leased Real Property” means all material leasehold or subleasehold estates and other material rights to use or occupy any land, buildings, structures, improvements, fixtures, or other material interest in real property held by any Acquired Entity for use in connection with the Business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Acquired Entity holds any Leased Real Property.

“Legal Requirement” means any federal, national, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, judicial decision, regulation, rule, code, statute or treaty.

“Liability” means any direct or indirect Indebtedness, endorsement, liability, covenant, Contractual obligation, loss, deficiency, damage, expense or cost of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien (statutory or otherwise), assessment, assignment, security interest, charge, levy, easement, right of way, claim or encumbrance of any kind (including any conditional sales or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing).

“Lien Releases” means releases, discharges, termination statements and other documentation or evidence in form and substance reasonably satisfactory to ITOCHU for any and all Liens securing Indebtedness for Borrowed Money of Dole or its Affiliates applicable to any of the DAL Shares, the DPF Interests, any shares or other equity interests in any Acquired Entity or any of Acquired Entity’s tangible and intangible assets, including, without limitation, the Acquired Entities’ ownership interests, as the case may be, in the Asia Fresh Entities, the Worldwide Packaged Food Entities, the Asia Fresh Business or the Worldwide Packaged Food Business, which releases, discharges, termination statements and other documentation or evidence when delivered by Dole to ITOCHU at Closing and duly filed or recorded shall fully and irrevocably satisfy, remove, release and discharge in all respects any and all Liens securing Indebtedness for Borrowed Money of Dole and its Affiliates applicable to any of the DAL Shares, the DPF Interests, any shares or other equity interests in any Acquired Entity or any Acquired Entity’s tangible and intangible assets, including without limitation the Acquired Entities’ ownership interests, as the case may be, in the Asia Fresh Entities, the Worldwide Packaged Food Entities, the Asia Fresh Business or the Worldwide Packaged Food Business, or that such Liens shortly thereafter be so released, discharged or terminated.

“Material Adverse Effect” or “Material Adverse Change” means any event, occurrence, fact, condition or change that is reasonably determined to be materially adverse to the Business, or the results of operations or financial condition of the Acquired Entities, taken as a whole; provided, however, that neither “Material Adverse Effect” nor “Material Adverse Change” shall include any event, occurrence, fact, condition or circumstance, directly or indirectly, arising out of or attributable to: (a) any changes, conditions or effects in the United States, Asian or other foreign economies or securities or financial markets in general; (b) changes, conditions or effects that affect all participants in the industries in which the Acquired Entities operate; (c) any change, effect or circumstance resulting from an action required or contemplated by the this Agreement or the Transaction Documents, or in connection with the completion of the transactions contemplated by Section 5.2 in compliance with Section 5.2; (d) any matter of which the ITOCHU management personnel identified in the definition of Knowledge were actually aware on the Closing Date; (e) the effect of any changes in applicable laws or tax or accounting rules, including GAAP or IFRS;

(f) any change, effect or circumstance resulting from the announcement of the transactions contemplated hereby or by the Transaction Documents or Intercompany Agreements; (g) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God or any changes in political conditions; or (h) any changes, conditions or effects that are cured by an Acquired Entity or Dole prior to the Closing; except, in the case of clauses (a), (b), (e) and (g), where such change, event, occurrence, fact, condition or circumstance has a disproportionate, disparate or exceptional effect on the Acquired Entities or the Asia Fresh Business or Worldwide Packaged Food Business as compared to similarly situated businesses operating in the same industries.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.6.

“Most Recent Unaudited Financial Statements” has, subject to Section 5.13, the meaning set forth in Section 4.6.

“Most Recent Fiscal Quarter End” has the meaning set forth in Section 4.6.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Non-U.S. Benefit Plan” means an Employee Benefit Plan maintained, or contributed to, or required to be contributed to, outside the United States by Dole or any of its Affiliates, including, without limitation, the Acquired Entities.

“Notice Period” has the meaning set forth in Section 5.8(b)(ii).

“Occupancy Agreement” means that certain Occupancy Agreement between the Acquired Entities, on the one hand, and Dole, on the other hand, in the form attached as Exhibit 4 hereto.

“Order” means any award, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Acquired Entities consistent with the past practice of the Business.

“Owned Real Property” means material land owned by any Acquired Entity, together with all material buildings, structures, improvements and fixtures located thereon.

“Party” and “Parties” have the meaning set forth in the introductory paragraph.

“Patent License Agreement” means that certain Patent License Agreement among Dole, DAL and DPF in the form attached as Exhibit 5 hereto.

“Pension Amount” has the meaning set forth in Section 6.5(b).

“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Most Recent Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if reserves with respect thereto are maintained on an Acquired Entities’ books in accordance with GAAP; (iii) mechanic’s, materialmen’s, and similar Liens; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on the attached as Exhibit 6; (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority which are not violated by the current use or occupancy of such real property or the operation of the business or any violation of which would not materially and adversely affect the Asia Fresh Business, the Worldwide Packaged Food Business or the Business, in each case taken as a whole; (vii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property; and (viii) prior to the Closing Date, Liens required to be discharged prior to or at the Closing by the Lien Releases pursuant to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

“Post-Closing Confidential Information” has the meaning set forth in Section 6.4.

“Post-Closing Tax Periods” has the meaning set forth in Section 9.1(a).

“Pre-Closing Tax Periods” has the meaning set forth in Section 9.1(a).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit, foreign or domestic (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Government Authority or arbitrator.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Proxy Statement” has the meaning set forth in Section 3.1(d).

“Purchase Price” means $1,685,000,000.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Real Property Laws” has the meaning set forth in Section 4.11(f).

“Related Party” means any general partner, shareholder, director, executive officer, trustee or Affiliate of Dole.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Rules” has the meaning set forth in Section 11.9.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” has the meaning set forth in the recitals.

“Ship Usage Agreement” means that certain Ship Usage Agreement by and between Dole and one or more of the Acquired Entities, in the form attached as Exhibit 7 hereto.

“Stockholder Approval” has the meaning set forth in Section 3.1(b).

“Stockholders Meeting” has the meaning set forth in Section 5.12(b).

“Straddle Periods” has the meaning set forth in Section 9.1(a).

“Superior Proposal” means any Acquisition Proposal (A) that is not subject to any financing contingency and is otherwise on terms which the Dole board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, to be more favorable from a financial point of view than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement and (B) that the Dole board of directors believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Supply Agreement” means that certain Supply Agreement between the Acquired Entities, on the one hand, and Dole, on the other hand, in the form attached as Exhibit 8 hereto.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other matter, and including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person, and including any nonpayment thereof.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 10.1(b)(i).

“Termination Fee” has the meaning set forth in Section 10.3(a).

“Third-Party Claim” has the meaning set forth in Section 8.7(a).

“Transaction Documents” means this Agreement, the Brand Agreement, the Transition Services Agreement, the Supply Agreement, the Occupancy Agreement, the Ship Usage Agreement and the Patent License Agreement.

“Transferred Equity Interests” has the meaning set forth in Section 5.2(a)(ii).

“Transition Services Agreement” means that certain Transition Services Agreement between the Acquired Entities, on the one hand, and Dole, on the other hand, in the form attached as Exhibit 9 hereto.

“Tribunal” has the meaning set forth in Section 11.9(a).

“Worldwide Packaged Food Business” means the producing, manufacturing, processing, packaging, selling, distributing or purchasing of (a) shelf-stable and processed (i.e., which alters the original state or nature of the relevant product) fruits, vegetables, seeds, grains and nuts excluding chocolate and coffee (other than, for the avoidance of doubt, any such cut, sliced and diced produce defined as part of the Fresh Business), (b) pineapple and pineapple-based juices, (c) dairy products (excluding beverages), (d) frozen fruits, vegetables, seeds, grains and nuts excluding chocolate and coffee, and (e) products which combine elements of one or more of the foregoing.

“Worldwide Packaged Food Entities” means those entities listed on Exhibit 10.

Appendix B

Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

September 17, 2012

Board of Directors

Dole Food Company, Inc.

One Dole Drive

Westlake Village, California 91362

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Dole Food Company, Inc. (the “Company”) in connection with the Acquisition Agreement, dated as of September 17, 2012 (the “Acquisition Agreement”), by and between the Company and ITOCHU Corporation (“Purchaser”), which provides, among other things, for Purchaser to acquire (the “Transaction”) the Company’s Asia Fresh Business and Worldwide Packaged Food Business (each as defined in the Acquisition Agreement) in exchange for an amount in cash equal to $1,685,000,000 (the “Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Consideration to be received in exchange for the Asia Fresh Business and the Worldwide Packaged Food Business, from a financial point of view, to the Company.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, the Asia Fresh Business and the Worldwide Packaged Food Business, and certain internal analyses, financial forecasts and other information relating to the Company, the Asia Fresh Business and the Worldwide Packaged Food Business prepared by management of the Company. We have also held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company, the Asia Fresh Business and the Worldwide Packaged Food Business. In addition, we have (i) compared certain financial information for the Asia Fresh Business and the Worldwide Packaged Food Business with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (ii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iii) reviewed the Acquisition Agreement, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, the Asia Fresh Business or the Worldwide Packaged Food Business, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information.  We have not conducted a physical

Board of Directors

Dole Food Company, Inc.

September 17, 2012

inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, the Asia Fresh Business, the Worldwide Packaged Food Business or Purchaser or any of the Company’s or Purchaser’s respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Purchaser or any of their respective subsidiaries under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Acquisition Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. For purposes of our analysis, we have assumed with your knowledge and permission that the value of all relevant intellectual property being transferred or shared in connection with the Transaction is reflected in the value of the Asia Fresh Business and the Worldwide Packaged Food Business, and we have not independently analyzed the value thereof. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues. We have not reviewed any of the other agreements entered into or to be entered into in connection with the Transaction for purposes of this opinion and representatives of the Company have informed us, and we have assumed with your knowledge and permission, that the other agreements entered into or to be entered into in connection with the Transaction will not contain any terms or conditions that would be material to our analysis in any respect.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Consideration to be received in exchange for the Asia Fresh Business and the Worldwide Packaged Food Business, from a financial point of view, to the Company as of the date hereof. This opinion does not address any other terms of the Transaction, the Acquisition Agreement or any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion

Board of Directors

Dole Food Company, Inc.

September 17, 2012

does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Consideration to be received by the Company or otherwise. We express no opinion as to the price at which the Company Common Stock will trade at any time following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Purchaser and its affiliates for which they have received compensation, including having acted as financial advisor to Kureha Corporation and Purchaser in connection with a capital expansion of Kureha Battery Materials Japan Co., Ltd., a joint venture between Kureha Corporation and Purchaser, in July, 2012. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, including having acted as co-arranger in connection with the Company’s $350,000,000 multi-currency asset-based revolving credit facility (aggregate commitment $32,000,000), $315,000,000 senior secured term loan and $585,000,000 senior secured term loan in July, 2011 (collectively, the “July 2011 Loans”). One or more members of the DB Group also have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to David H. Murdock, the Company’s controlling shareholder, and other companies affiliated with him for which they have received, and in the future may receive, compensation, including having acted as financial advisor to Castle & Cooke, Inc., an affiliate of Mr. Murdock, in connection with the sale of the island of Lanai to Larry Ellison in June, 2012. The DB Group may also provide investment and commercial banking services to Purchaser, the Company and their respective affiliates (including Mr. Murdock and his affiliates) in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Purchaser, the Company and their respective affiliates for their own accounts and for the accounts of their

Board of Directors

Dole Food Company, Inc.

September 17, 2012

customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. All amounts outstanding under the July 2011 Loans are expected to be repaid in connection with the Transaction.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Consideration to be received in exchange for the Asia Fresh Business and the Worldwide Packaged Food Business is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.

Appendix C

DESCRIPTION OF THE BUSINESS

The following discussion describes Dole’s worldwide packaged foods and Asia fresh businesses, the businesses to be sold by Dole to ITOCHU in the proposed sale transaction. We sometimes refer to these businesses together in this Appendix C as the business or the businesses to be sold.

Overview

The business is a leading integrated producer and branded marketer and distributor of fresh fruit and an expanding line of value-added packaged fruit products. It is one of the largest producers of bananas and pineapples in Asia, and an industry leader in packaged fruit products. Its most significant products hold the number 1 or number 2 positions in their respective markets. For the fiscal year ended December 31, 2011, the business generated revenues of approximately $2.5 billion and, at December 31, 2011, had total assets of $1.7 billion.

Asia Fresh

Generally

The Asia fresh business has three primary components: bananas, Asian ripening and distribution and fresh pineapples. For the fiscal year ended December 31, 2011, the Asia fresh business generated revenues of approximately $1.3 billion, representing approximately 52% of the business.

•

Bananas.    We believe that the Asia fresh business is one of Asia’s largest producers of bananas. It produces bananas and papaya from leased land in the Philippines and also sources these products through associated producers or independent growing arrangements in the Philippines. A plastic extruding plant and a box forming plant, both owned by the Asia fresh business, are located near the banana plantations. Bananas are also grown on leased land in Australia. The Asia fresh business also sources products from Japanese farmers through independent growing arrangements. The Asia fresh business sells most of its bananas under the DOLE® brand. Traditional “green” bananas comprise the majority of the banana sales of this business, but it also sells niche bananas, like organic bananas. While bananas are sold year round, there is a seasonal aspect to the banana business, and banana prices and volumes are typically higher in the first and second calendar quarters before the increased competition from summer fruits.

•	Ripening and Distribution. The Asia fresh business operates banana ripening and distribution centers in Hong Kong, South Korea, Taiwan, The People’s Republic of China, the Philippines and New Zealand.

•

Fresh Pineapples.    The Asia fresh business sources pineapples primarily from business-operated farms and independent growers in the Philippines and Thailand. It produces and sells several different varieties, including the sweet yellow pineapple. The Asia fresh business markets a substantial portion of this fruit under the DOLE TROPICAL GOLD® label. Other varieties of pineapples are also used in packaged products.

Sales & Marketing

The Asia fresh business sells and distributes its fruit products through a network of fresh produce operations in Asia. Some of these operations involve the sourcing, distribution and marketing of fresh fruits and vegetables, while others involve only distribution and marketing. The business has regional sales organizations dedicated to servicing major retail and wholesale customers. Retail customers include large chain stores, while wholesale customers include large distributors in North America, Europe and Asia. The Asia fresh business uses consumer advertising, marketing and trade spending to promote new items, bolster its brand awareness and promote nutrition knowledge.

Competition

The Asia fresh produce markets are intensely competitive, and generally have a small number of key regional and global producers, filled out with independent growers, packers and middlemen. The large, interna-

tional competitors for the Asia fresh business are Chiquita and Fresh Del Monte Produce. In some product lines, the business also competes with smaller national producers.

The Asia fresh business also faces competition from grower cooperatives and producers sponsored by foreign governments. Competition in the various markets in which the business operates is affected by reliability of supply, product quality, brand recognition and perception, price and the ability to satisfy changing customer preferences through innovative product offerings.

Employees

At December 31, 2011, the Asia fresh business had approximately 12,915 full-time permanent employees and 21,715 full-time seasonal or temporary employees. Approximately 30% of the employees work under collective bargaining agreements, some of which are in the process of being renegotiated.

Worldwide Packaged Foods

The worldwide packaged foods business is a leader in sourcing, processing, distributing and marketing fruit products throughout the world. For the fiscal year ended December 31, 2011, Dole worldwide packaged foods generated revenues of approximately $1.2 billion, representing approximately 48% of the business. The worldwide packaged foods business produces and markets canned pineapple, canned pineapple juice, fruit juice concentrate, fruit in plastic cups, jars and pouches, fruit parfaits, healthy snack foods and frozen fruit. Most of its significant packaged foods products hold the number 1 branded market position in North America. The packaged foods business has experienced significant growth in Canada and Europe in recent years, not only in its traditional fruit-based product lines, but also with the introduction of healthy alternative snacks. This business also markets and sells a variety of consumer products as well as food service and industrial ingredients in sixteen countries and territories throughout Asia.

Fruit for the packaged foods products is sourced primarily in the Philippines, Thailand, the United States and China and packed primarily in four Asian canneries, two in Thailand and two in the Philippines. The worldwide packaged foods business has continued to focus on expanding its product range beyond traditional canned fruit and juice products. FRUIT BOWL and other non-canned products accounted for approximately 55% of 2011 revenues for the business. To keep up with demand for its products, the worldwide packaged foods business has made substantial investments in its Asian canneries, significantly increasing FRUIT BOWLS capacity in the past five years. These investments should ensure its position as an industry innovator and low-cost producer.

Products

The worldwide packaged foods business has the following product categories:

•	Packaged Pineapple: The packaged pineapple category is comprised of pineapple juice, concentrate and packaged pineapples and is sourced in the Philippines and Thailand.

•

Fruit Bowls and Jars:    In response to the trend towards convenient, healthy snacking, the single-serve shelf stable packaged fruit category has grown to exceed the applesauce and shelf-stable prepared gelatin categories combined. Our FRUIT BOWLS products, introduced in 1998, have achieved significant market share. In late 2010, we introduced FRUIT BOWLS in 100% juice, the only non-refrigerated fruit bowl in 100% juice. FRUIT BOWLS in 100% juice have no added sugar or artificial sweeteners, and completely replaced our FRUIT BOWLS in light syrup in the U.S.

•

Frozen Fruit:    Frozen fruit is comprised of berries, pineapple, peaches and mangoes. n the frozen fruit category, revenue grew at a compounded annual growth rate of 7.1% over the past six years. During 2011, we introduced two new concepts in the frozen fruit category to take advantage of the consumer’s desire for healthier, portion-controlled products that contain no additives or preservatives. Our first new item, “Fruit Smoothie SHAKERS®,” is a single serve container of frozen fruit and yogurt. The product line comes in three flavors. The other new concept is a three ounce, frozen fruit single serve cup that features our new Nature Lock technology to guarantee fresh fruit flavor and texture. Our strawberry, blueberry and pineapple varieties are available in two-packs.

•

Canned Fruit:    The canned fruit category is comprised of canned tropical fruit salad and mandarins. Tropical fruit salad is packed in Asian facilities while mandarins are sourced via co-packers in China.

Mrs. May’s Naturals Acquisition

During the first quarter of 2012, the business acquired Mrs. May’s Naturals Inc., a company that aims to provide consumers with wholesome snacks for a healthier lifestyle. A family-run business founded in 2002, Mrs. May’s Naturals was created to bring consumers natural, wholesome snack alternatives to junk food. With product offerings like fruit and nut based clusters, bars and freeze-dried fruit, Mrs. May’s Naturals provides a platform for growth of all-natural offerings in the health and nutrition food category. Mrs. May’s products will continue to be packaged under the Mrs. May’s label.

Sales Organizations

In North America, the worldwide packaged foods business is primarily a brokered sales organization. We partner with two primary brokers — Acosta and Crossmark. Dedicated teams of in-house sales professionals cover national accounts including Wal-Mart, Costco, Safeway, Supervalu, Delhaize, Ahold, and Kroger. In Europe, the worldwide packaged foods business sells mostly through distributors with UK direct and, in Asia, through Dole in-country direct sales staff and through distributors.

Facilities

The worldwide packaged foods business, through Dole Philippines and Dole Thailand, operates a pineapple plantation of approximately 37,600 leased acres in the Philippines, and owns and operates over 2 million square feet of processing facilities. Two multi-fruit canneries, a blast freezer, cold storage, a juice concentrate plant, a box forming plant, a can and drum manufacturing plant, warehouses, a wharf and a fresh fruit packing plant are located at or near the Philippine pineapple plantation. The worldwide packaged foods business also grows pineapples in Thailand on approximately 3,800 acres of owned land, not all of which are currently under cultivation. It also owns and operates a tropical fruit cannery and a multi-fruit processing factory in central Thailand and a second tropical fruit cannery in southern Thailand. The worldwide packaged foods business sources finished products and ingredients from over thirty co-packers in China. These co-packer facilities manufacture a wide range of fruit and vegetable based items under the close supervision and quality control of Dole personnel.

In the United States, the worldwide packaged foods business owns and farms approximately 1,050 acres of peach orchards in California. It also owns and operates a plant in Atwater, California that produces individually quick frozen fruit, and leases a forward packing distribution facility in Decatur, Michigan. It also leases a dairy facility with cryogenic freezing and fruit inclusion technologies in Stockton, California, where it produces its Fruit Smoothie Shakers, among other products.

Employees

At December 31, 2011, the worldwide packaged foods business had approximately 6,440 full-time permanent employees and 4,975 full-time seasonal or temporary employees. Approximately 33% of the employees work under collective bargaining agreements.

Appendix D

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations are derived from, and should be read in conjunction with, our historical financial statements and notes thereto of Dole Food Company, Inc. (“Dole”), as presented in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 15, 2012, and our quarterly report on Form 10-Q for the half year ended June 16, 2012 filed with the SEC on July 26, 2012.

The unaudited pro forma condensed consolidated financial statements have been prepared giving effect to the sale of Dole’s worldwide packaged food business and Asia fresh business (the “Transaction”) as if the Transaction occurred as of June 16, 2012 for the unaudited pro forma condensed consolidated balance sheet and as of January 2, 2011 for the unaudited pro forma condensed consolidated statements of operations. Pro forma operating information presented for all periods reflects pro forma adjustments to exclude Dole’s worldwide packaged food business and Asia fresh business from the continuing operations of Dole.

The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this proxy statement.

We did not account for Dole’s worldwide packaged food business and Asia fresh business (“Dole Asia”) as, and it was not operated as, a separate, stand-alone entity, subsidiary or division for the periods presented.

The unaudited pro forma condensed consolidated financial statements do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the transaction occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered to be indicative of our future financial performance. For example, actions that management may undertake to reduce overhead expenses in light of the Transaction are not reflected.

DOLE FOOD COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 16, 2012

		Pro Forma Adjustments
	Dole Food Company, Inc.	Disposition of Dole Asia (c)	Ref.		Other	Ref.		Pro Forma Consolidated
	(In thousands)
ASSETS
Cash and cash equivalents	$94,116	$1,641,158	(a	)	$(1,469,549)	(b	)	$265,725
Restricted cash	555	—			—			555
Receivables, net	772,308	(247,078)			—			525,230
Inventories	831,755	(645,556)			—			186,199
Prepaid expenses and other assets	71,252	(34,182)			(4,900)	(e	)	32,170
Deferred income tax assets	27,459	(20,139)			—			7,320
Assets held-for-sale	21,588	(3,214)			—			18,374

Total current assets	1,819,033	690,989			(1,474,449)			1,035,573
Investments	100,374	(17,629)			—			82,745
Actively marketed land	74,814	—			—			74,814
Property, plant and equipment, net	896,237	(218,262)			—			677,975
Goodwill	413,966	(159,894)			—			254,072
Intangible assets, net	737,847	(389,078)	(d	)	—			348,769
Other assets, net	269,263	(132,865)			(8,450)	(e	)	127,948

Total assets	$4,311,534	$(226,739)			$(1,482,899)			$2,601,896

LIABILITIES AND EQUITY
Accounts payable	$503,323	$(206,105)			$—			$297,218
Accrued liabilities	526,384	(128,780)			—			397,604
Current portion of long-term debt, net	8,866	(777)			(3,487)	(e	)	4,602
Notes payable	74,757	(52,294)			—			22,463

Total current liabilities	1,113,330	(387,956)			(3,487)			721,887
Long-term debt, net	1,551,941	(2,384)			(1,296,212)	(e	)	253,345
Deferred income tax liabilities	220,951	(42,569)			—			178,382
Other long-term liabilities	496,489	(70,812)			(60,000)	(f	)	365,677
Equity attributable to shareholders of Dole Food Company, Inc.	901,717	298,657			(123,200)	(h	)	1,077,174
Equity attributable to noncontrolling interests	27,106	(21,675)			—			5,431

Total equity	928,823	276,982			(123,200)			1,082,605

Total liabilities and equity	$4,311,534	$(226,739)			$(1,482,899)			$2,601,896

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Half Year Ended June 16, 2012

		Pro Forma Adjustments
	Dole Food Company, Inc.	Disposition of Dole Asia (c)	Other	Ref.		Pro Forma Consolidated
	(In thousands, except per share data)
Revenues, net	$3,345,065	$(1,205,801)	$—			$2,139,264
Cost of products sold	(2,941,081)	1,012,492	—			(1,928,589)

Gross margin	403,984	(193,309)	—			210,675
Selling, marketing and general and administrative expenses	(262,394)	130,137	—			(132,257)
Charges for restructuring and long-term receivables	(3,269)	(39)	—			(3,308)
Gain on asset sales	6,157	—	—			6,157

Operating income	144,478	(63,211)	—			81,267
Other income (expense), net	1,516	346	—			1,862
Interest income	2,614	(210)	—			2,404
Interest expense	(61,593)	1,014	53,299	(e	)	(7,280)

Income from continuing operations before income taxes and equity earnings	87,015	(62,061)	53,299			78,253
Income taxes	(7,825)	14,925	(15,176)	(g	)	(8,076)
Earnings from equity method investments	3,525	(192)	—			3,333

Income from continuing operations	$82,715	$(47,328)	$38,123			$73,510

Earnings per share — Basic and Diluted:
Income from continuing operations — Basic	$0.94					$0.84
Income from continuing operations — Diluted	$0.94					$0.83
Weighted average common shares outstanding — Basic.	87,760					87,760
Weighted average common shares outstanding — Diluted.	88,303					88,303

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Half Year Ended June 18, 2011

		Pro Forma Adjustments
	Dole Food Company, Inc.	Disposition of Dole Asia (c)	Other	Ref.		Pro Forma Consolidated
	(In thousands, except per share data)
Revenues, net	$3,601,829	$(1,136,914)	$—			$2,464,915
Cost of products sold	(3,136,862)	940,813	—			(2,196,049)

Gross margin	464,967	(196,101)	—			268,866
Selling, marketing and general and administrative expenses	(254,963)	125,011	—			(129,952)
Charges for restructuring and long-term receivables	(8,702)	3,050	—			(5,652)
Gain on asset sales	11	—	—			11

Operating income	201,313	(68,040)	—			133,273
Other income (expense), net	(35,014)	1,031	—			(33,983)
Interest income	2,484	(255)	—			2,229
Interest expense	(70,307)	1,131	56,833	(e	)	(12,343)

Income from continuing operations before income taxes and equity earnings	98,476	(66,133)	56,833			89,176
Income taxes	(18,658)	17,715	(16,162)	(g	)	(17,105)
Earnings from equity method investments	4,690	131	—			4,821

Income from continuing operations	$84,508	$(48,287)	$40,671			$76,892

Earnings per share —
Income from continuing operations — Basic	$0.96					$0.88
Income from continuing operations — Diluted	$0.96					$0.87
Weighted average common shares outstanding — Basic.	87,580					87,580
Weighted average common shares outstanding — Diluted.	88,102					88,102

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2011

		Pro Forma Adjustments
	Dole Food Company, Inc.	Disposition of Dole Asia (c)	Other	Ref.		Pro Forma Consolidated
	(In thousands, except per share data)
Revenues, net	$7,223,836	$(2,488,495)	$—			$4,735,341
Cost of products sold	(6,438,685)	2,103,278	—			(4,335,407)

Gross margin	785,151	(385,217)	—			399,934
Selling, marketing and general and administrative expenses	(535,132)	249,118	—			(286,014)
Charges for restructuring and long-term receivables	(24,916)	8,504	—			(16,412)
Gain on asset sales	4,541	—	—			4,541

Operating income	229,644	(127,595)	—			102,049
Other income (expense), net	(49,233)	359	—			(48,874)
Interest income	4,665	(572)	—			4,093
Interest expense	(142,430)	2,224	117,666	(e	)	(22,540)

Income (loss) from continuing operations before income taxes and equity earnings	42,646	(125,584)	117,666			34,728
Income taxes	(6,521)	36,191	(33,246)	(g	)	(3,576)
Earnings from equity method investments	5,530	(941)	—			4,589

Income (loss) from continuing operations	$41,655	$(90,334)	$84,420			$35,741

Earnings per share —
Income from continuing operations — Basic	$0.48					$0.41
Income from continuing operations — Diluted	$0.47					$0.41
Weighted average common shares outstanding — Basic.	87,619					87,619
Weighted average common shares outstanding — Diluted.	88,081					88,081

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended January 1, 2011

	Dole Food Company, Inc.	Disposition of Dole Asia (c)	Pro Forma Consolidated
	(In thousands, except per share data)
Revenues, net	$6,892,614	$(2,238,965)	$4,653,649
Cost of products sold	(6,202,864)	1,901,594	(4,301,270)

Gross margin	689,750	(337,371)	352,379
Selling, marketing and general and administrative expenses	(498,866)	222,538	(276,328)
Charges for restructuring and long-term receivables	(32,748)	1,289	(31,459)
Gain on legal settlements, net	32,521	—	32,521
Gain on asset sales	3,017	—	3,017

Operating income	193,674	(113,544)	80,130
Other income (expense), net	(63,641)	(62)	(63,703)
Interest income	6,195	(324)	5,871
Interest expense	(163,950)	2,877	(161,073)

Income (loss) from continuing operations before income taxes and equity earnings	(27,722)	(111,053)	(138,775)
Income taxes	(13,394)	38,742	25,348
Earnings from equity method investments	7,364	(793)	6,571

Income (loss) from continuing operations	$(33,752)	$(73,104)	$(106,856)

Earnings per share — Basic and Diluted:
Loss from continuing operations	$(0.39)		$(1.22)
Weighted average common shares outstanding — Basic and Diluted.	87,451		87,451

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended January 2, 2010

	Dole Food Company, Inc.	Disposition of Dole Asia (c)	Pro Forma Consolidated
	(In thousands, except per share data)
Revenues, net	$6,778,521	$(2,112,681)	$4,665,840
Cost of products sold	(6,008,803)	1,749,972	(4,258,831)

Gross margin	769,718	(362,709)	407,009
Selling, marketing and general and administrative expenses	(479,229)	196,699	(282,530)
Gain on asset sales	61,257	—	61,257

Operating income	351,746	(166,010)	185,736
Other income (expense), net	(24,727)	(1,278)	(26,005)
Debt retirement costs in connection with initial public offering	(30,551)	—	(30,551)
Interest income	6,917	(225)	6,692
Interest expense	(205,715)	3,697	(202,018)

Income (loss) from continuing operations before income taxes and equity earnings	97,670	(163,816)	(66,146)
Income taxes	(22,684)	38,309	15,625
Earnings from equity method investments	10,100	(1,590)	8,510

Income (loss) from continuing operations	$85,086	$(127,097)	$(42,011)

Earnings per share — Basic and Diluted:
Loss from continuing operations	$1.45		$(0.71)
Weighted average common shares outstanding — Basic and Diluted.	58,775		58,775

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Sale of Dole Asia

The estimated sales price and gain on the sale of Dole Asia, based on the historical book balances of Dole Asia as of June 16, 2012, are as follows (in thousands):

Sales Price	$1,685,000
U.S. pension adjustment	29,000

Total estimated proceeds	1,714,000
Less:
Net assets of Dole Asia	(1,273,618)
Dole Asia net debt settlement	(12,900)
Transaction costs	(20,500)

Pre-tax gain on sale	406,982
Income taxes	(130,000)

Estimated gain on sale	$276,982

The agreed upon sale price for Dole Asia is $1.685 billion. Under the terms of the agreement, Dole is required to settle the net debt of Dole Asia (determined by subtracting the Dole Asia cash on hand less the outstanding borrowings), which was approximately $12.9 million as of June 16, 2012, and has been reflected as a reduction in the sales proceeds from the Transaction.

In addition, if the acquirer chooses not to assume certain U.S. pension liabilities of Dole Asia, then the buyer must pay Dole $29 million in the form of cash or a note receivable that will be repaid over a four year period. For purposes of the pro forma financial statements, it has been assumed that the acquirer will elect not to assume these liabilities and additional cash proceeds of $29 million will be received. As a result, the estimated proceeds have been increased by $29 million, and the long-term liabilities to be assumed by the acquirer of Dole Asia exclude certain Dole Asia pension liabilities as of June 16, 2012.

Note 2 — Pro Forma Adjustments

The following are descriptions of the pro forma adjustments related to the sale of Dole Asia and the use of cash proceeds as identified:

(a)

Represents the expected proceeds of $1.714 billion from the sale of Dole Asia, less $39.4 million of cash held by Dole Asia as of June 16, 2012, estimated transaction costs of $20.5 million, and a payment of $12.9 million to settle the net debt of Dole Asia.

(b)	The table below details the estimated use of cash associated with the cash proceeds received from the Transaction net of new borrowings (in thousands):

Repayment of notes, debentures and term loan facilities	$(1,516,999)
Payment for early retirement of debt	(49,300)
Estimated change of control payments	(35,000)
SERP and other benefit plan funding	(60,000)
New borrowings, net of debt discount	198,000
Debt issuance costs associated with new borrowings	(6,250)

Total estimated use of cash	$(1,469,549)

(c)

Represents adjustments to eliminate the results of operations of Dole Asia that management believes are directly attributable to the sale of Dole Asia and are factually supportable and will not continue after the sale. While pro-forma financial statements only adjust for items that are directly attributable to the Transaction and are non-recurring, historical carve-out financial statements include adjustments for certain indirect costs such as corporate overhead that are indirectly related to the balances being carved out. In addition, certain pro-forma adjustments made to allocate goodwill balances and trade names are based upon current estimated fair values in pro-forma financial statements, while in historical carve-out financial statements, these allocations may be based on historical fair values. The unaudited pro forma condensed consolidated statements of operations exclude the impact of one-time, non-recurring adjustments related to the sale of Dole Asia that will be reflected in the period in which the transaction is completed. These one-time adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet and include estimated transaction costs of $20.5 million.

(d)

In connection with the Transaction, the acquirer of Dole Asia will co-own the Dole trade name. As a result, a portion of the Dole trade name has been removed from the unaudited pro forma condensed consolidated balance sheet determined by multiplying the historical book value of the Dole trade name by an estimated percentage determined by dividing the estimated fair value of portion of the Dole trade name that will be sold by the total estimated fair value of the Dole trade name. The allocation percentage has been based on preliminary estimates and is sensitive to certain assumptions such as royalty rates, estimated cost of capital, revenue projections and expected tax rates.

(e)

Dole will use approximately $1.517 billion of proceeds to repay its 8.75% debentures due 2013, its 13.875% senior secured notes due 2014, its 8% senior secured notes due 2016 and its term loan facilities. The pro forma financial statements have also been adjusted to reflect new borrowings of approximately $198 million which is net of a $2 million discount.

A pro forma adjustment has been made to reflect a decrease in interest expense in the unaudited pro forma condensed consolidated statements of operations as if the debt repayment and new borrowings occurred as of January 2, 2011. The adjustments to the unaudited pro forma condensed consolidated statements of operations exclude the impact of one-time, non-recurring expenses related to the write-off of debt discounts and issuance costs.

The pro forma balance sheet reflects the write-off of $4.9 million of debt issuance costs included in prepaid expenses and the write-off of $14.7 million of debt issuance costs included in other assets, net, which has been offset by new debt issuance costs of $6.3 million.

The pro forma adjustment to the current portion of long-term debt, net consists of the write-off of $5.3 million of debt discounts, offset by the repayment of $8.8 million of term loans. The pro forma adjustment to long-term debt, net consists of the write off of $14 million in debt discounts, additional net borrowing of $198 million, offset by the repayment of $1.508 billion of long-term debt.

(f)	In connection with the transaction, Dole will be required to fund approximately $60 million of its U.S. supplemental employee retirement plans (“SERP”).

(g)

For purposes of these pro forma adjustments, the U.S. federal statutory tax rate of 37.5 percent has been used for all periods presented on the U.S. portion of interest expense eliminated. The non-U.S. portion of interest expense that has been eliminated has been taxed at a zero tax rate. The tax rates used are estimates and do not take into account any possible future tax events that may impact Dole in the future.

(h)	Adjustments to shareholders’ equity is computed as follows (in thousands):

Payment for early retirement of debt	$49,300
Change of control payments	35,000
Write-off of debt issuance costs	19,600
Write-off of debt discount costs	19,300

$123,200

The consummation of the Transaction will trigger the change of control provisions of the 2009 Stock Incentive Plan. As a result, all of the awards granted under the 2009 Stock Incentive Plan will become fully vested, resulting in Dole recognizing additional share based compensation expense of $18.5 million upon the change of control. Because this expense is one-time and has no continuing impact, a pro forma adjustment has not been made for this expense.

Appendix E

Dole Asia

(A Wholly-Owned Business of Dole Food Company, Inc.)

Combined Financial Statements as of

December 31, 2011 and January 1, 2011, and

for the Years Ended December 31, 2011,

January 1, 2011, and January 2, 2010, and

Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Dole Food Company, Inc.:

We have audited the accompanying combined balance sheets of Dole Asia and subsidiaries (the “Company”), a wholly owned business of Dole Food Company, Inc., as of December 31, 2011 and January 1, 2011, and the related combined statements of operations, comprehensive income, parent company equity, and cash flows for the years ended December 31, 2011, January 1, 2011, and January 2, 2010. These combined financial statements arc the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that arc appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2011 and January 1, 2011, and the results of its operations and its cash flows for the years ended December 31, 2011, January 1, 2011, and January 2, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the statements referred to above have been prepared from Dole Food Company, Inc.’s historical accounting records and are presented on a carve-out basis to include the historical financial position, results of operations, and cash flows applicable to the Company.

September 17, 2012

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

COMBINED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, JANUARY 1, 2011, AND JANUARY 2, 2010

	2011	2010	2009
	(In thousands)
Revenues — net	$2,488,495	$2,238,967	$2,112,680
Cost of products sold	(2,102,423)	(1,901,632)	(1,750,435)

Gross margin	386,072	337,335	362,245
Selling, marketing, and general and administrative expenses	(271,606)	(239,905)	(214,910)
Charges for restructuring	(8,504)	(1,289)	—

Operating income	105,962	96,141	147,335
Other expense — net	(1,671)	(11,104)	(6,332)
Interest income	572	324	225
Interest expense	(21,773)	(24,661)	(32,330)

Income before income taxes and equity earnings	83,090	60,700	108,898
Income taxes	(28,807)	(38,299)	(33,322)
Earnings from equity method investments	941	792	1,591

Net income	55,224	23,193	77,167
Less: net income attributable to noncontrolling interests	(2,147)	(2,660)	(1,338)

Net income attributable to Dole Asia	$53,077	$20,533	$75,829

See notes to combined financial statements.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2011, JANUARY 1, 2011, AND JANUARY 2, 2010

	2011	2010	2009
	(In thousands)
Net income	$55,224	$23,193	$77,167
Net foreign currency translation adjustment	(1,972)	12,956	3,301
Unrealized hedging losses — net of income tax expense (benefit) of $(2,615), $1,765, and $0	(48,045)	(25,734)	(571)
Reclassification of net realized losses to net income — Net of income tax expense (benefit) of $1,359, $(199), and $0	24,782	7,947	1,844
Change in employee benefit plans — net of income tax benefit of $(1,647), $(1,310), and $(1,891)	(7,008)	(1,702)	(1,160)

Comprehensive income	22,981	16,660	80,581
Less comprehensive income attributable to noncontrolling interests	(2,153)	(2,675)	(1,338)

Comprehensive income attributable to Dole Asia	$20,828	$13,985	$79,243

See notes to combined financial statements.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND JANUARY 1, 2011

	2011	2010
	(In thousands)
Assets
Cash and cash equivalents	$54,450	$44,441
Restricted cash and deposits	5,473	16,738
Receivables — net of allowances of $13,038 and $15,582, respectively	225,523	221,311
Inventories	603,962	516,512
Prepaid expenses and other assets	29,889	24,128
Deferred income tax assets	21,154	14,107
Assets held for sale	3,214	3,214

Total current assets	943,665	840,451
Equity method investments	18,705	15,338
Property, plant, and equipment — net of accumulated depreciation of $389,304 and $378,972, respectively	219,617	213,733
Goodwill	118,945	118,945
Intangible assets — net	275,893	279,576
Deferred income tax assets	21,789	19,392
Other assets — net	99,035	82,661

Total assets	$1,697,649	$1,570,096

(Continued)

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

COMBINED BALANCE SHEETS — (Continued)

AS OF DECEMBER 31, 2011 AND JANUARY 1, 2011

	2011	2010
	(In thousands)
Liabilities and Parent Company Equity
Accounts payable	$200,804	$189,672
Accrued liabilities	127,784	129,930
Derivative liabilities	69,761	51,243
Current portion of long-term debt — net	946	343
Notes payable	27,969	28,115
Deferred income tax liabilities	22,282	18,037

Total current liabilities	449,546	417,340
Long-term debt — net	236,151	233,031
Deferred income tax liabilities	98,863	95,432
Long-term derivative liabilities	123,304	—
Other long-term liabilities	107,292	99,183
Commitments and contingencies (Note 16)
Parent company equity:
Parent company investment	710,189	721,588
Accumulated other comprehensive income	(48,515)	(16,266)

Equity attributable to parent company	661,674	705,322
Equity attributable to noncontrolling interests	20,819	19,788

Total equity	682,493	725,110

Total liabilities and equity	$1,697,649	$1,570,096

See notes to combined financial statements.	(Concluded)

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011, JANUARY 1, 2011, AND JANUARY 2, 2010

	2011	2010	2009
	(In thousands)
Operating activities:
Net income	$55,224	$23,193	$77,167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,022	38,332	39,885
Asset write-offs and net (gain) loss on sale of assets	16,106	700	(731)
Share-based compensation	1,021	522	76
Earnings from equity method investments	(729)	(531)	(1,403)
Deferred income taxes	3,950	4,381	2,776
Pension and other postretirement benefit plan expense	7,954	5,932	4,853
Unrealized foreign currency (gain) loss	99	8,762	(7,053)
Changes in operating assets and liabilities:
Receivables	(22,949)	(22,319)	50,068
Inventories	(98,153)	(28,719)	18,251
Prepaid expenses and other assets	(23,635)	(12,821)	(23,970)
Accounts payable	5,247	27,003	(1,845)
Accrued expenses	4,769	10,567	(19,940)
Derivative assets and liabilities	(27,263)	2,054	(2,009)
Other long-term liabilities	(8,833)	(8,048)	(3,678)

Cash flow provided by (used in) operating activities	(47,170)	49,008	132,447
Investing activities:
Cash received from sales of assets	90	57	2,010
Capital expenditures	(44,052)	(49,070)	(18,605)
Restricted cash and deposits	11,265	(7,173)	(9,565)
Acquisition of noncontrolling interests	(314)	—	—
Investments in non-consolidated subsidiaries	(2,038)	(55)	—

Cash flow used in investing activities	(35,049)	(56,241)	(26,160)
Financing activities:
Short-term debt borrowings (repayments), net of repayments	3,250	1,166	(2,649)
Long-term debt borrowings	650	97	61
Long-term debt repayments	(373)	(334)	(790)
Settlement of long-term Japanese yen hedge forwards	(3,910)	—	—
Dividends paid to parent	(16)	(15)	(11,911)
Dividends paid to noncontrolling interests	(808)	(763)	(700)
Contributions from noncontrolling interests	—	—	80
Repayment of allocated debt	1,082	(757)	(72,517)
Net transfers (to) from parent	91,879	16,508	(4,517)

Cash flow provided by (used in) financing activities	91,754	15,902	(92,943)

Effect of foreign currency exchange rate changes on cash	474	511	264

Increase in cash and cash equivalents	10,009	9,180	13,608
Cash and cash equivalents — beginning of period	44,441	35,261	21,653

Cash and cash equivalents — end of period	$54,450	$44,441	$35,261

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

COMBINED STATEMENTS OF CASH FLOWS — (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2011, JANUARY 1, 2011, AND JANUARY 2, 2010

Supplemental cash flow information:

At December 31, 2011, January 1, 2011, and January 2, 2010, accounts payable included approximately $4.9 million, $8.1 million, and $4.5 million, respectively, for capital expenditures. Amounts included in accounts payable for capital expenditures at the end of each year have been paid substantially in the subsequent year.

Income tax payments, net of refunds, for the years ended December 31, 2011, January 1, 2011, and January 2, 2010, were $12.6 million, $14.6 million, and $12.1 million, respectively.

Interest payments on borrowings, excluding interest payments related to debt allocations, totaled $2.2 million, $2.9 million, and $3.7 million during the years ended December 31, 2011, January 1, 2011, and January 2, 2010, respectively.

During 2011, the long-term Japanese yen hedges were allocated to Dole Asia. The initial allocation amount was $159.3 million and was treated as a non-cash item in the statement of cash flows.

See notes to combined financial statements.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011, JANUARY 1, 2011, AND JANUARY 2, 2010

	Equity Attributable to Parent Company
		Accumulated Other Comprehensive Income (Loss)
	Parent Company Investment	Pension & Other Postretirement Benefits	Cumulative Translation Adjustment	Unrealized Gains (Losses) on Hedges	Equity Attributable to Noncontrolling Interests	Total Equity
	(In thousands)
Balance — January 3, 2009	$622,711	$(5,756)	$(2,744)	$(4,632)	$17,158	$626,737
Net income	75,829	—	—	—	1,338	77,167
Contributions	—	—	—	—	80	80
Dividends paid	(11,911)	—	—	—	(700)	(12,611)
Net foreign currency translation adjustment	—	—	3,301	—	—	3,301
Unrealized hedging losses, net of income taxes of $0	—	—	—	(571)	—	(571)
Reclassification of realized losses to net income, net of income taxes of $0	—	—	—	1,844	—	1,844
Change in employee benefit plans, net of income tax benefit of $(1,891)	—	(1,160)	—	—	—	(1,160)
Net transfers to Parent	(3,700)	—	—	—	—	(3,700)

Balance — January 2, 2010	$682,929	$(6,916)	$557	$(3,359)	$17,876	$691,087

Net income	20,533	—	—	—	2,660	23,193
Dividends paid	(15)	—	—	—	(763)	(778)
Net foreign currency translation adjustment	—	—	12,941	—	15	12,956
Unrealized hedging losses, net of income tax expense of $1,765	—	—	—	(25,734)	—	(25,734)
Reclassification of realized losses to net income, net of income tax benefit of $(199)	—	—	—	7,947	—	7,947
Change in employee benefit plans, net of income tax benefit of $(1,310)	—	(1,702)	—	—	—	(1,702)
Net transfers from Parent	18,141	—	—	—	—	18,141

Balance — January 1, 2011	$721,588	$(8,618)	$13,498	$(21,146)	$19,788	$725,110

Net income	53,077	—	—	—	2,147	55,224
Dividends paid	(16)	—	—	—	(808)	(824)
Acquisition of noncontrolling interest	—	—	—	—	(314)	(314)
Net foreign currency translation adjustment	—	—	(1,978)	—	6	(1,972)
Unrealized hedging losses, net of income tax benefit of $(2,615)	—	—	—	(48,045)	—	(48,045)
Reclassification of realized losses to net income, net of income tax expense of $1,359	—	—	—	24,782	—	24,782
Change in employee benefit plans, net of income tax benefit of $(1,647)	—	(7,008)	—	—	—	(7,008)
Net transfers to Parent	(64,460)	—	—	—	—	(64,460)

Balance — December 31, 2011	$710,189	$(15,626)	$11,520	$(44,409)	$20,819	$682,493

See notes to combined financial statements.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF DOLE ASIA

The combined financial statements of Dole Asia (“Dole Asia” or the “Company”) consist of Dole Food Company, Inc.’s (“Dole”) Packaged Foods reportable operating segment (“DPF”) and Asia Fresh (“AF”), which is a component of Dole’s Fresh Fruit reportable operating segment.

DPF produces canned pineapple, canned pineapple juice, fruit juice concentrate, fruit in plastic cups, jars and pouches, fruit parfaits, healthy snack foods, and frozen fruit. Fruit for the packaged foods reportable segment is sourced primarily in the Philippines, Thailand, the United States and China, and packed primarily in four Asian canneries, two in Thailand and two in the Philippines. This segment also has a frozen fruit category that sources and packs fruit in North America.

AF sources bananas, fresh pineapple and deciduous fruit from local growers or Company-owned or leased farms in Asia, with significant selling locations in Japan and other Asian markets. AF also sources and grows vegetables in Asia for sale primarily in Japan.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination — The combined financial statements presented herein include assets, liabilities, revenues, and expenses directly attributable to the operations of AF and DPF and have been derived from the consolidated financial statements and accounting records of Dole. These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and represent carve-out stand-alone combined financial statements. All significant intracompany transactions and accounts have been eliminated.

All significant intercompany transactions between Dole Asia and Dole or its affiliates have been included in the combined financial statements and are reflected as if such transactions were effectively settled for cash in the combined financial statements with the total net effect of the settlement of these intercompany transactions being reflected in the combined statements of cash flows as a financing activity. The intercompany accounts have been netted against parent company equity and allocations have been reflected in the combined balance sheet as “Parent company investment.” The cash paid for corporate expenses and other allocations has been assumed to have been paid by Dole Asia and reflected as such in the combined statement of cash flows and included in the corresponding section of the cash flows that the allocation relates to. The financing of these payments has been included in financing activities and reflected in net transfers (to) from parent in the combined statements of cash flows.

The combined financial statements include an allocation of Dole’s corporate debt, interest expense, and allocations of Dole’s interest rate swap and cross currency swap, which are associated with the corporate debt of Dole. These allocations have been based on the estimated amount of acquisition related debt incurred by Dole that is attributable to Dole Asia. Management believes that the basis for these allocations are reasonable; however, these amounts may not be indicative of the actual amounts that Dole Asia would have incurred had Dole Asia been operating as an independent company for the periods presented. See Notes 11 and 14 to the combined financials for further discussion regarding the debt and derivative related allocations. As of December 31, 2011, January 2, 2011, and January 1, 2010, Dole Asia had approximately $545 million, $538 million, and $554 million, respectively, of net intercompany notes payable. In addition, Dole Asia was charged net intercompany interest expense of $23.4 million, $22.4 million, and $22.4 million, respectively, for the years ended December 31, 2011, January 2, 2011, and January 1, 2010. These notes have been included in Dole Asia’s parent company investment based on the substance of these arrangements, and the net interest expense related to these arrangements has been eliminated from the results of Dole Asia.

These combined financial statements reflect allocations of corporate expenses from Dole for certain functions provided by Dole, including, but not limited to, general corporate expenses related to finance, legal,

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

information technology, human resources, communications, compliance, facilities, procurement, employee benefits, and share-based compensation. These expenses have been allocated to Dole Asia on the basis of direct usage when identifiable, with the remainder allocated on the basis of relative net revenue, headcount or other drivers. Management believes that the basis on which the expenses have been allocated represents a reasonable reflection of the utilization of services provided to or the benefit received by Dole Asia during the periods presented.

The allocations may not, however, reflect the expense that Dole Asia would have incurred as an independent entity for the periods presented. Actual costs that may have been incurred if Dole Asia had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Dole uses a centralized approach to its cash management and the financing of its operations, excluding debt directly incurred by any of its subsidiaries to finance certain foreign working capital needs. In addition, certain foreign locations do not participate in the centralized cash management program. As a result, the majority of Dole’s cash is transferred to a central location on a daily basis and Dole then funds the operating and investing activities of its subsidiaries as needed. Cash transfers to and from Dole Asia have been reflected in “Parent company investment.” The cash and cash equivalents included in the combined balance sheets primarily represent cash held locally by certain international entities included in the combined financial statements.

Fiscal Year End — Dole Asia’s fiscal year ends on the Saturday closest to December 31. The fiscal years 2011, 2010 and 2009 ended on December 31, 2011, January 1, 2011, and January 2, 2010, respectively. Dole Asia operates under a 52/53-week year. Fiscal years 2011, 2010 and 2009 were 52-week years.

Revenue Recognition — Revenue is recognized at the point title and risk of loss is transferred to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists and the price is fixed or determinable.

Sales Incentives — Dole Asia offers sales incentives and promotions to its customers (resellers) and to its consumers. These incentives include consumer coupons and promotional discounts, volume rebates, and product placement fees. Consideration given to customers and consumers related to sales incentives is recorded as a reduction of revenues, rather than as a cost or expense. Estimated sales discounts are recorded in the period in which the related sale is recognized. Volume rebates are recognized as earned by the customer, based upon the contractual terms of the arrangement with the customer and, where applicable, Dole Asia’s estimate of sales volume over the term of the arrangement. Adjustments to estimates are made periodically as new information becomes available and actual sales volumes become known. Adjustments to these estimates have historically not been significant to Dole Asia.

Crop Growing Costs — Recurring crop growing costs include costs relating to irrigation, fertilizing, disease and insect control, and other ongoing crop and land maintenance activities. These costs primarily represent the costs associated with growing bananas, pineapples, and vegetables on company-owned or operated farms. Recurring crop growing costs are charged to operations as incurred or included in inventories and recognized when the crops are harvested and sold, depending on the product.

Shipping and Handling Costs — Amounts billed to third-party customers for shipping and handling are included as a component of revenues. Shipping and handling costs incurred are included as a component of cost of products sold and represent costs incurred by Dole Asia to ship product from the sourcing locations to the end consumer markets.

Value-Added Taxes — Value-added taxes that are collected from customers and remitted to taxing authorities are excluded from sales and cost of sales.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Marketing and Advertising Costs — Marketing and advertising costs, which include media, production and other promotional costs, are generally expensed in the period in which the marketing or advertising first takes place. In limited circumstances, Dole Asia capitalizes payments related to the right to stock products in customer outlets or to provide funding for various merchandising programs over a specified contractual period. In such cases, Dole Asia amortizes the costs over the life of the underlying contract. The amortization of these costs, as well as the cost of certain other marketing and advertising arrangements with customers, are classified as a reduction in revenues. Advertising and marketing costs, included in selling, marketing, and general and administrative expenses, amounted to $78.9 million, $72.5 million, and $62.4 million, respectively, during the years ended December 31, 2011, January 1, 2011, and January 2, 2010.

Research and Development Costs — Research and development costs are expensed as incurred. Research and development costs were not material for the years ended December 31, 2011 January 1, 2011, and January 2, 2010.

Income Taxes —Income taxes as presented have been calculated on a separate return basis, although Dole’s subsidiaries have historically been included in Dole’s U.S federal and state tax returns or non-U.S. jurisdictions tax returns. Dole’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, the income taxes as presented in the combined financial statements are not necessarily reflective of the results that Dole Asia would have generated on a stand-alone basis. Corporate and other related allocations, such as overhead, interest expense, and the perpetual license to use the Dole trade name were allocated to the various tax jurisdictions in which Dole Asia operates. For each of these allocations, various local country rules were reviewed to ascertain the tax effects of these allocations. In tax jurisdictions in which Dole Asia would not receive a deduction had a separate return been filed, the deduction was treated as a permanent difference in the income tax provision. If it was determined that a deduction would be allowed, the statutory rate was used in determining the related tax benefit.

With the exception of certain foreign entities, Dole Asia does not maintain taxes payable or receivable from Dole and management has reflected these balances as being settled immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in parent company equity.

Dole Asia accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets.

Dole Asia establishes additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain positions that do not meet the minimum probability threshold, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In addition, once the recognition threshold for the tax position is met, only the portion of the tax benefit that is greater than 50% likely to be realized upon settlement with a taxing authority is recorded. The impact of provisions for uncertain tax positions, as well as any related net interest and penalties, are included in “income taxes” in the combined statements of operations.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash on hand and highly liquid investments, primarily money market funds and time deposits, with original maturities of three months or less.

Grower Advances — Dole Asia makes advances to third-party growers primarily in Asia for various farming needs. Some of these advances are secured with property or other collateral owned by the growers. Dole

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

monitors these receivables on a regular basis and records an allowance for these grower receivables based on estimates of the growers’ ability to repay advances and the fair value of the collateral. Grower advances are stated at the gross advance amount less allowances for estimated uncollectible balances.

Receivables — Receivables consist primarily of trade, notes, and other receivables. These receivables are recorded at net realizable value. Allowances against receivables are established based on specific account data and factors, such as Dole Asia’s historical losses, current economic conditions, age of receivables, the value of any collateral, and payment status compared to payment terms. Account balances are written off against the allowance if and when management determines the receivable is uncollectible.

Inventories — Inventories are valued at the lower of cost or market. Costs related to certain packaged foods products are determined using the average cost basis. Costs related to other inventory categories, including fresh fruit and vegetables are determined on the first-in, first-out basis. Specific identification and average cost methods are also used primarily for certain packing materials and operating supplies.

Investments — Investments in affiliates and joint ventures with ownership of 20% to 50% are recorded on the equity method, provided Dole Asia has the ability to exercise significant influence. All other non-consolidated investments are accounted for using the cost method. At December 31, 2011, January 1, 2011, and January 2, 2010, substantially all of Dole Asia’s investments have been accounted for under the equity method.

Dole Asia’s investments are reviewed for impairment when indicators of impairment arise, and investments are impaired when there is an other-than-temporary decline in the investments fair value.

Property, Plant, and Equipment — Property, plant, and equipment is stated at cost, plus the fair value of asset retirement obligations, if any, less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of these assets. Dole Asia reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated undiscounted future cash flows directly associated with the asset are compared to the asset’s carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to discounted expected future cash flows or comparable market values, depending on the nature of the asset. All long-lived assets, for which management has committed itself to a plan of disposal by sale, are reported at the lower of carrying amount or fair value less cost to sell. Long-lived assets to be disposed of other than by sale are classified as held and used until the date of disposal. Routine maintenance and repairs are charged to expense as incurred.

Goodwill and Intangibles — Goodwill represents the excess cost of a business acquisition over the fair value of the identifiable net assets acquired. Goodwill and indefinite-lived intangible assets are reviewed for impairment annually, or more frequently if certain impairment indicators arise. Goodwill is allocated to various reporting units, which are either the operating segment or one reporting level below the operating segment. Fair values for goodwill and indefinite-lived intangible assets are determined based on discounted cash flows, market multiples or appraised values, as appropriate.

Dole Asia’s indefinite-lived intangible asset, consisting of a perpetual license to use the Dole brand, is considered to have an indefinite life because it is expected to generate cash flows indefinitely and as such is not amortized. The perpetual license to use the Dole brand is an allocation of the Dole trade name based upon the estimated value of the Dole trade name that related to Dole Asia at the time the Dole trade name was recognized on Dole’s balance sheet. Dole Asia’s intangible assets with a definite life consist primarily of customer relationships. Amortizable intangible assets are amortized on a straight-line basis over their estimated useful life. The remaining weighted average useful life of Dole Asia’s definite lived intangible assets is three years.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Concentration of Credit Risk — Financial instruments that potentially subject Dole Asia to a concentration of credit risk principally consist of cash equivalents, derivative contracts, grower advances, and trade receivables. Dole Asia maintains its temporary cash investments with high quality financial institutions, which are invested primarily in short-term U.S. government instruments and certificates of deposit. The counterparties to Dole Asia’s derivative contracts are major financial institutions. Grower advances are principally with farming enterprises located throughout Asia and are secured by the underlying crop harvests. Credit risk related to trade receivables is mitigated due to the large number of customers dispersed worldwide. To reduce credit risk, Dole Asia performs periodic credit evaluations of its customers but does not generally require advance payments or collateral. Additionally, Dole Asia maintains allowances for credit losses.

Fair Value of Financial Instruments — Dole Asia’s financial instruments primarily comprise cash and cash equivalents, short-term trade and grower receivables, trade payables, notes receivable and notes payable, as well as long-term receivables, capital lease obligations, and notes payable. Since these instruments are primarily short-term instruments, the carrying amount approximates fair value.

Dole Asia also holds derivative instruments to hedge against foreign currency exchange and interest rate movements. Dole Asia’s derivative financial instruments are recorded at fair value. Dole Asia estimates the fair values of its derivatives including any credit valuation adjustments using market based inputs (refer to Note 14 for additional information).

Dole Asia’s employees participate in certain of Dole’s retirement plans that have assets, which are measured at fair value. Dole estimates the fair values of its retirement plan assets based on quoted market prices dependent on availability. In instances where quoted market prices are not readily available, the fair value of the investments securities is estimated based on pricing models using observable or unobservable inputs (refer to Note 15 for additional information).

Foreign Currency Exchange — For subsidiaries with transactions that are denominated in a currency other than the functional currency, the net foreign currency exchange transaction gains or losses resulting from the translation of monetary assets and liabilities to the functional currency are included in determining net income. Net foreign currency exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries whose functional currency is not the U.S. dollar are recorded as a part of cumulative translation adjustment in shareholders’ equity. Unrealized foreign currency exchange gains and losses on certain intercompany transactions that are of a long-term investment nature (i.e., settlement is not planned or anticipated in the foreseeable future) are also recorded in cumulative translation adjustment in parent company equity.

Leases — Dole Asia leases property and equipment for use in operations where leasing offers advantages of operating flexibility and is less expensive than alternative types of funding. Dole Asia also leases land in countries where land ownership by foreign entities is restricted. Dole Asia’s leases are evaluated at inception or at any subsequent modification and, depending on the lease terms, are classified as either capital leases or operating leases. For operating leases that contain rent escalations, rent holidays or rent concessions, rent expense is recognized on a straight-line basis over the term of the lease. The majority of Dole Asia’s leases are classified as operating leases. Dole Asia’s principal operating leases are for land and machinery and equipment. Dole Asia’s decision to exercise renewal options is primarily dependent on the level of business conducted at the location and the profitability thereof. Dole Asia’s leasehold improvements were not significant at December 31, 2011 or January 1, 2011.

Share-Based Compensation — Certain Dole Asia employees participate in Dole’s share-based compensation plans and compensation expense is recorded based on equity awards granted to employees of Dole Asia. Dole recognizes share-based compensation based on their fair value and the estimated number of shares ultimately expected to vest. The estimated forfeiture rate is based on historical attrition data. Dole uses the Black-Scholes-Merton option pricing model to estimate the fair value of stock options grants. The option pricing model

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

requires input of assumptions regarding expected term, expected volatility, dividend yield, and risk free rate. Expected term of the option grants is estimated using the simplified method. Expected volatility of the option grants is estimated using annualized historical volatility of the publicly traded stock prices of Dole’s significant competitors. Risk free rate is estimated using the implied yield available on U.S. Treasury securities with a maturity equivalent to the stock options’ expected term. Share-based compensation is expensed on a straight-line basis over the service period of the awards, with the exception of performance- based options, which are expensed based on the probability of achievement of the underlying targets (refer to Note 18 for further information.

Employee Benefit Plans — Employees of Dole Asia participate in Dole’s benefit plans. Dole Asia accounts for its employees’ participation as a multiple employer plan and records net periodic pension cost and the related pension liability associated with Dole Asia’s employees. Using multiple employer plan accounting, Dole Asia has carved out and accounted for Dole Asia’s employees’ share of Dole’s U.S. pension plans as a single-employer employer plan in Dole Asia’s financial statements. The gain or loss in accumulated other comprehensive income and the plan assets have been allocated to Dole Asia in proportion to Dole Asia’s employees’ share of the projected benefit obligation of the U.S. plans.

Guarantees — Dole makes guarantees as part of its normal business activities. These guarantees include guarantees of the indebtedness of some of Dole Asia’s key fruit suppliers. Dole also issues bank guarantees as required by certain regulatory authorities, suppliers, and other operating agreements as well as to support the borrowings, leases, and other obligations of Dole Asia.

Comprehensive Income (Loss) — Comprehensive income (loss) consists of changes to parent company equity, other than contributions from or distributions to Dole Asia’s parent company, and net income (loss). Dole Asia’s other comprehensive income (loss) principally consists of unrealized foreign currency translation gains and losses, gains and losses on cash flow hedging instruments, and minimum pension liability. The components of, and changes in, accumulated other comprehensive income (loss) are presented in Dole Asia’s combined statements of comprehensive income.

Workers’ Compensation and Loss Reserves — Dole Asia self-insures certain losses arising out of workers’ compensation claims. Dole Asia establishes workers’ compensation accruals for its self-insured programs based upon reported claims in process and actuarial estimates for losses incurred but not reported. Loss reserves, including incurred but not reported reserves, are estimated using actuarial methods and ultimate settlements may vary significantly from such estimates due to increased claims frequency or the severity of claims.

Subsequent Events — Management has monitored events through the date which the combined financial statements are available to be issued, which is September 17, 2012.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Estimates and assumptions include, but are not limited to, the areas of customer and grower receivables, inventories, impairment of assets, useful lives of property, plant and equipment, intangible assets, marketing programs, share-based compensation, income taxes, self-insurance reserves, retirement benefits, financial instruments and commitments and contingencies. Actual results could differ from these estimates.

3. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

During May 2011, the Financial Accounting Standards Board (“FASB”) issued a standard, which seeks further convergence between accounting principles generally accepted in the United States of America (“U.S. GAAP”) and International Financial Reporting Standards requirements for measurement of, and disclosures about, fair value. This guidance clarifies the application of existing fair value measurements and disclosures, and

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

changes certain principles or requirements for fair value measurements and disclosures. The amendments are to be applied prospectively and are effective for interim and annual periods beginning after December 15, 2011. Dole Asia anticipates that the implementation of the guidance will only affect future disclosures, and will not have an impact on Dole Asia’s results of operation or financial position.

In September 2011, the FASB issued a standard, which amended how entities test for goodwill impairments. The new guidance permits a company to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. This accounting guidance is effective for annual reporting periods beginning after December 15, 2011, and is effective for Dole Asia beginning in the first quarter of 2012. The adoption of the standard is expected to have no impact on Dole Asia’s results of operations or financial position.

4. CHARGES FOR RESTRUCTURING

As a result of challenging market conditions in Dole’s fresh fruit operations, Dole committed to a restructuring plan during the third quarter of 2010 (“2010 Plan”) in its fresh fruit segment that impacted Dole Asia. These restructuring efforts are designed to reduce costs by realigning fruit supply with expected demand. As part of these initiatives, Dole restructured certain farming operations of Dole Asia.

During the third quarter of 2011, Dole committed to further restructure its fresh fruit operations (“2011 Plan”) which impacted Dole Asia and also Dole ended certain unprofitable contractual arrangements of Dole Asia.

As a result of these various initiatives, Dole Asia expects to realize cash savings in its financial results. These savings are expected to result from lower production costs, including lower labor costs in Dole Asia’s farms, enhanced farm productivity, and the termination of unprofitable contractual arrangements.

2010 Restructuring Plan — Related to the 2010 Plan, Dole Asia incurred restructuring costs of $9.9 million during 2011, which includes approximately $5.3 million of inventory write-downs that were recorded in costs of products sold during the third quarter of 2011. During 2010, Dole Asia incurred restructuring costs of $1.3 million. Dole Asia incurred cumulative restructuring costs of $11.2 million since the third quarter of 2010 for this plan. Of these costs, $2.8 million were paid or will be paid in cash, with the remaining amounts related to the non-cash write-down of long-lived assets and deferred crop-growing costs of $8.4 million.

Dole Asia does not expect to incur additional restructuring charges related to the 2010 Plan.

The following table summarizes restructuring charges related to the 2010 Plan:

	Charges Incurred in 2010	Charges Incurred in 2011	Cumulative Charges Incurred	Additional Charges to be Incurred	Total Charges
	(In thousands)
Severance and other employee-related costs	$971	$422	$1,393	$—	$1,393
Pension-related settlement charges	—	1,434	1,434	—	1,434
Asset write-downs	318	2,733	3,051	—	3,051

Subtotal	1,289	4,589	5,878	—	5,878
Inventory write-downs recorded in costs of products sold	—	5,294	5,294	—	5,294

Total restructuring charges	$1,289	$9,883	$11,172	$—	$11,172

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

A rollforward of activity for Dole Asia’s restructuring liabilities related to the 2010 Plan, which are classified in accrued liabilities in the accompanying combined balance sheets, is summarized as follows:

	Balance as of January 1, 2011	Charges	Cash Payments	Balance as of December 31, 2011
	(In thousands)
Severance and other employee-related costs	$—	$422	$(337)	$85

During 2010, Dole Asia recognized and paid $1 million of severance and other employee-related costs.

2011 Restructuring Plan — Related to the 2011 Plan, Dole Asia incurred restructuring costs of $3.9 million during 2011. Of these costs, $2.4 million were paid or will be paid in cash, with the remaining amounts related to the noncash write-down of long-lived assets of $1.5 million.

Dole Asia does not expect to incur additional restructuring charges related to the 2011 Plan.

The following table summarizes restructuring charges related to the 2011 Plan:

	Charges Incurred in 2011	Additional Charges to be Incurred	Total Charges
	(In thousands)
Contract termination and other costs	$2,393	$—	$2,393
Asset write-downs	1,522	—	1,522

Total	$3,915	$—	$3,915

A rollforward of activity for Dole Asia’s restructuring liabilities related to the 2011 Plan, which are classified in accrued liabilities in the accompanying combined balance sheets, is summarized as follows:

	Balance as of January 1, 2011	Charges	Cash Payments	Balance as of December 31, 2011
	(In thousands)
Contract termination and other costs	$—	$2,393	$(1,000)	$1,393

5. FINANCING RECEIVABLES

At December 31, 2011, Dole Asia’s long-term financing receivables consisted of $13.2 million grower advances, net of allowances, which were included in other assets, in the accompanying combined balance sheet as of December 31, 2011.

Dole Asia’s grower advances are generally secured by the underlying assets of the grower, and Dole Asia monitors the collectability of these advances through periodic review of financial information received from these growers. At December 31, 2011, these advances had an allowance for credit losses of $8.1 million, and approximately $6.3 million of the net grower advances were 90 days past due. Dole Asia’s historical losses on its long-term grower advances have been immaterial and Dole Asia expects this to continue. During the year ended December 31, 2011, the allowance for grower advances increased by $0.5 million related to an increase in the provision that was recorded to cost of products sold.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

6. INCOME TAXES

Income tax expense (benefit) was as follows:

	2011	2010	2009
	(In thousands)
Current
Federal, state and local	$9,973	$24,251	$18,310
Foreign	14,884	9,667	11,830

	24,857	33,918	30,140
Deferred
Federal, state and local	2,244	3,001	3,418
Foreign	1,706	1,380	(642)

	3,950	4,381	2,776
Non-current income tax expense	—	—	406

	$28,807	$38,299	$33,322

Pretax income (loss) attributable to foreign operations	$49,552	$(6,425)	$55,033

Dole Asia’s reported income tax expense (benefit) differs from the expense calculated using the U.S. federal statutory tax rate primarily due to state taxes offset by operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory tax rate. Also, included in the difference are certain non-deductible expenses outside of the United States. For 2010, Dole Asia’s income tax expense (benefit) differs from the expense calculated using the U.S. federal statutory tax rate primarily due to losses in certain jurisdictions for which it is more likely than not that a tax benefit will not be realized. For 2011, Dole Asia’s income tax provision benefited by a remeasurement of certain state deferred tax liabilities.

Deferred tax assets (liabilities) comprised the following:

	December 31, 2011	January 1, 2011
	(In thousands)
Intangibles	$(108,128)	$(109,817)
Property, plant, and equipment	(10,563)	(4,508)
Inventory and other asset basis differences	22,730	17,785
Postretirement benefits	29,550	28,592
Operating accruals	22,021	22,083
Tax credit carryforwards	4,834	2,983
Net operating loss and other carryforwards	8,083	10,816
Valuation allowances	(52,655)	(50,329)
Other, net	5,926	2,425

	$(78,202)	$(79,970)

Dole Asia has gross foreign net operating losses of $36.6 million at December 31, 2011. Dole Asia has recorded deferred tax assets of $8.1 million for foreign net operating loss carryforwards, which are subject to varying expiration rules. Tax credit carryforwards include foreign minimum tax credit carryforwards of $4.8 million, which will expire in 2014.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

A valuation allowance has been established to offset certain foreign net operating loss carryforwards, minimum tax credit carryforwards, and certain other deferred tax assets in foreign jurisdictions. Dole Asia has deemed it more likely than not that future taxable income in the relevant taxing jurisdictions will be insufficient to realize all of the related income tax benefits for these assets. The decrease in valuation allowances in 2011 for equity related items was $3.4 million.

Total deferred tax assets and deferred tax liabilities were as follows:

	December 31, 2011	January 1, 2011
	(In thousands)
Deferred tax assets	$126,674	$121,536
Deferred tax asset valuation allowance	(52,655)	(50,329)

	74,019	71,207
Deferred tax liabilities	(152,221)	(151,177)

Net deferred tax liabilities	$(78,202)	$(79,970)

Total net current deferred taxes consist of:
Net current deferred tax assets	$21,154	$14,107
Net current deferred tax liabilities	(22,282)	(18,037)

Total net current deferred taxes	(1,128)	(3,930)

Total net non-current deferred taxes consist of:
Net non-current deferred tax assets	21,789	19,392
Net non-current deferred tax liabilities	(98,863)	(95,432)

Total net non-current deferred taxes	(77,074)	(76,040)

Total net deferred tax liabilities	$(78,202)	$(79,970)

The total for unrecognized tax benefits was $0.4 million at December 31, 2011, and January 1, 2011, respectively.

Dole Asia subsidiaries files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, Dole Asia is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2006.

Income Tax Audits — Dole Asia believes its tax positions comply with the applicable tax laws and that it has adequately provided for all tax-related matters. Matters raised upon audit may involve substantial amounts and could result in material cash payments if resolved unfavorably. Management considers it unlikely that the resolution of these matters will have a material adverse effect on Dole Asia’s results of operations.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

7. DETAILS OF CERTAIN ASSETS AND LIABILITIES

Details of receivables and inventories were as follows:

	December 31, 2011	January 1, 2011
	(In thousands)
Receivables:
Trade	$197,029	$185,652
Notes and other	31,079	31,923
Grower advances	10,430	4,703
Derivative receivables	23	14,615

	238,561	236,893
Allowance for doubtful accounts	(13,038)	(15,582)

	$225,523	$221,311

Inventories:
Finished products	$346,270	$297,520
Raw materials and work in progress	85,076	71,312
Crop-growing costs	132,877	107,752
Operating supplies and other	39,739	39,928

	$603,962	$516,512

Accounts payable consists primarily of trade payables.

Accrued liabilities included the following:

	December 31, 2011	January 1, 2011
	(In thousands)
Employee-related costs and benefits	$36,668	$31,372
Income taxes payable	7,188	4,386
Amounts due to growers	3,042	4,339
Marketing and advertising	22,430	32,186
Shipping related costs	16,143	27,043
Materials and supplies	7,292	9,634
Interest	41	50
Other	34,980	20,920

	$127,784	$129,930

Other long-term liabilities were as follows:

	December 31, 2011	January 1, 2011
	(In thousands)
Accrued postretirement and other employee benefits	$88,515	$83,329
Other	18,777	15,854

	$107,292	$99,183

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

8. ASSETS HELD FOR SALE

Included in assets held-for-sale is land that is being marketed that does not meet Dole’s future strategic direction or internal economic return criteria. The land that has been identified is available for sale in its present condition and an active program is underway to sell the properties. Dole is actively marketing these properties at a price that is in excess of book value. This land consists of approximately 400 acres of peach orchards located in California that is held by Dole Asia.

9. PROPERTY, PLANT, AND EQUIPMENT

Major classes of property, plant, and equipment were as follows:

	December 31, 2011	January 1, 2011
	(In thousands)
Land and land improvements	$82,453	$81,324
Buildings and leasehold improvements	121,253	112,544
Machinery and equipment	363,035	342,710
Vessels and containers	8,146	8,164
Equipment under capital leases	2,066	2,055
Construction in progress	31,968	45,908

	608,921	592,705
Accumulated depreciation	(389,304)	(378,972)

Net property, plant, and equipment	$219,617	$213,733

Depreciation is computed by the straight-line method over the estimated useful lives of the assets as follows:

Years
Land improvements	3–40
Buildings and leasehold improvements	2–50
Machinery and equipment	3–20
Vessels and containers	5–20
Equipment under capital leases	Shorter of useful life or life of lease

Depreciation expense on property, plant, and equipment totaled $36.3 million, $34.7 million, and $36.2 million for the years ended December 31, 2011, January 1, 2011, and January 2, 2010, respectively.

10. GOODWILL AND INTANGIBLE ASSETS

The goodwill associated with the DPF reporting unit was $60.6 million as of December 31, 2011, January 1, 2011, and January 2, 2010. The goodwill associated with the AF component of Dole Asia represents goodwill that has been allocated from Dole’s Fresh Fruit reporting unit based upon the estimated carrying balance of the goodwill attributable to AF at the time the goodwill was originally established by Dole. The goodwill allocated to AF was $58.3 million as of December 31, 2011, January 1, 2011, and January 2, 2010. Since the establishment of the Packaged Foods and Fresh Fruit goodwill, there have been no impairments.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Details of Dole Asia’s intangible assets are as follows:

	December 31, 2011	January 1, 2011
	(In thousands)
Amortizable intangible assets	$38,663	$38,660
Accumulated amortization	(31,347)	(27,661)

Amortizable intangible assets — net	7,316	10,999
Indefinite-lived intangible assets — perpetual license	268,577	268,577

Total identifiable intangible assets — net	$275,893	$279,576

Amortization expense of intangibles totaled $3.7 million for each of the years ended December 31, 2011, January 1, 2011 and January 2, 2010, respectively.

As of December 31, 2011, the estimated remaining amortization expense associated with Dole Asia’s intangible assets was as follows (in thousands):

Fiscal Year	Amount
2012	$3,683
2013	1,498
2014	842
2015	842
2016	366
Thereafter	85

Dole performed its annual impairment test of goodwill and indefinite-lived intangible assets during the second quarter of fiscal 2011, which included the Packaged Foods goodwill and the Fresh Fruit goodwill, of which AF is a component. This test indicated no impairment to goodwill or any of Dole Asia’s indefinite-lived intangible assets.

11. NOTES PAYABLE AND LONG-TERM DEBT

Notes Payable — Dole Asia borrows funds from third party financial institutions primarily on a short-term basis to finance current operations. The terms of these borrowings range from one month to three months and were denominated in U.S. Dollars as of December 31, 2011.

Long-Term Debt — The long-term debt primarily relates to Dole’s debt attributable to Dole Asia. In addition, long-term debt includes capital lease obligations that are immaterial.

During March 2003, David H. Murdock, acquired the (approximately) 76% of Dole’s common stock that he and his affiliates did not already own for $33.50 per share in cash. The aggregate purchase price of all of this 76% of Dole’s common stock, plus transaction costs, was approximately $1.55 billion. The funds necessary to purchase these shares consisted principally of funds borrowed by Dole under new $1.125 billion senior secured credit facilities and $475 million principal amount of 8.875% Senior Notes due 2011. The debt incurred by Dole to consummate this transaction is considered to be acquisition related debt, a portion of which has been allocated to Dole Asia based upon Dole Asia’s relative share of Dole’s operating segment earnings before interest expense, income taxes, depreciation and amortization during 2003. The amount of debt allocated to Dole Asia has been reduced based on Dole Asia’s proportionate share of reductions in Dole’s corporate debt. In addition, the impacts of interest expense and debt refinancings have been allocated based upon Dole Asia’s allocated share of the corporate related debt.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2011 and January 1, 2011, approximately $233 million and $232 million of acquisition related debt, which has been recorded net of allocated debt issuance costs and debt discounts, has been allocated to Dole Asia and included in long-term debt in the combined balance sheets. Interest expense of approximately $18.5 million, $19.6 million, and $26.8 million for the years ended December 31, 2011, January 1, 2011, and January 2, 2010, respectively, has been allocated to Dole Asia. In addition, debt refinancing costs of $4 million, $0.7 million, and $5.7 million for the years ended December 31, 2011, January 1, 2011, and January 2, 2010, respectively, have been allocated to Dole Asia and have been included in other income (expense) in the combined statements of operations.

Debt Guarantees — The following is a summary of Dole’s debt instruments that are guaranteed by certain of Dole Asia’s subsidiaries or where certain of Dole Asia’s net assets have been pledged as collateral. At December 31, 2011, Dole had $155 million of 8.75% debentures due 2013, $174.9 million of 13.875% senior secured notes due 2014 (“2014 Notes”) and $315 million of 8% senior secured notes due 2016 (“2016 Notes”). Dole’s 100% owned domestic subsidiaries, including Dole Packaged Foods, LLC (“DPFNA”), which is a subsidiary included in Dole Asia’s combined financial statements, have fully and unconditionally guaranteed, on a joint and several basis, Dole’s obligations under the indentures for these obligations. In addition, the 2014 and the 2016 notes have liens on certain U.S. assets of Dole Asia that are junior to the liens of Dole’s senior secured credit facilities and pari passu with each other.

Dole has an asset-based revolver (“ABL Revolver”), which is secured by a first-priority lien on its U.S. receivables and inventory and a second-priority lien on other U.S. tangible and intangible assets. Dole also has two term loans, B and C. Term loan B is secured by a first-priority lien on substantially all U.S. tangible and intangible assets, including the assets of DPFNA, the capital stock of DPFNA’s subsidiaries, and a second lien on U.S. receivables and inventory. Term loan C is secured by a first-priority lien on significant portions of Dole’s non-U.S. tangible and intangible assets, including the assets of Dole Asia’s subsidiaries. Term loan C also has a second-priority lien on U.S. assets.

Covenants — Dole Asia does not have any separate covenant requirements; however, provisions under the amended senior secured credit facilities and the indentures governing Dole’s senior notes and debentures require Dole to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, liens, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends. The ABL revolver also contains a “springing covenant,” which would not be effective unless the availability under the ABL revolver were to fall below the greater of (i) $35 million and (ii) 12.5% of the lesser of the Total Commitment (as defined) and the borrowing base. To date, the springing covenant has never been effective and Dole does not currently anticipate that the springing covenant will become effective. At December 31, 2011, Dole was in compliance with all applicable covenants.

A breach of a covenant or other provision in any debt instrument governing Dole’s current or future indebtedness could result in a default under that instrument and, due to customary cross-default and cross-acceleration provisions, could result in a default under Dole’s other debt instruments. Upon the occurrence of an event of default under the senior secured credit facilities or other debt instrument, the lenders or holders of such other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If Dole were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under Dole’s indebtedness were to accelerate the payment of the indebtedness, Dole Asia cannot give assurance that its assets would be sufficiently liquid to repay in full its outstanding indebtedness on an accelerated basis.

In addition to amounts available under the revolving credit facility, Dole Asia has uncommitted lines of credit of approximately $98.6 million at various local banks, of which $66.7 million was available at December 31, 2011. These lines of credit are used primarily for short-term borrowings, foreign currency exchange settlement and the issuance of letters of credit or bank guarantees. Several of Dole Asia’s uncommitted

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

lines of credit expire in 2012, while others do not have a commitment expiration date. These arrangements may be cancelled at any time by Dole Asia or the banks. Dole Asia’s ability to utilize these lines of credit may be impacted by the terms of its senior secured credit facilities and bond indentures.

12. EMPLOYEE BENEFIT PLANS

Dole sponsors certain U.S. defined pension plans and certain other postretirement benefit (“OPRB”) plans that Dole Asia’s employees participate in. Dole Asia accounts for its employees’ participation in these plans as multiple employer plans and records net periodic pension cost and the related pension liability associated with Dole Asia’s employees. In addition, Dole Asia sponsors certain international defined pension plans and one OPRB plan. Benefits under the defined benefit pension plans are generally based on each employee’s eligible compensation and years of service, except for union employees, which are based on negotiated benefits.

The OPRB plan provides certain health care and life insurance benefits for a limited number of eligible retired employees.

Dole sponsors one qualified pension plan for U.S. employees that some of Dole Asia’s employees participate in, which is funded. All but one of Dole Asia’s international pension plans and its OPRB plan are unfunded.

Substantially all pension benefits for U.S. employees of Dole Asia were frozen in 2002. None of Dole Asia’s employees in the U.S. earn benefits under the terms of collective bargaining agreements in the United States at December 31, 2011.

Dole uses a December 31 measurement date for all of its plans.

Pension Protection Act of 2006 and Worker, Retiree, and Employer Recovery Act of 2008 — In August 2006, the Pension Protection Act of 2006 was signed into law. This legislation changed the method of valuing the U.S. qualified pension plan assets and liabilities for funding purposes, as well as the minimum funding requirements. The Worker, Retiree, and Employer Recovery Act of 2008 was signed into law in December 2008. The combined effect of these laws has been larger contributions since 2009, with the goal of being fully funded in the next several years. The amount of unfunded liability in future years will be affected by future contributions, demographic changes, investment returns on plan assets, and interest rates, so full funding may be achieved sooner or later. Dole anticipates funding pension contributions with cash from operations.

As a result of the Pension Protection Act of 2006, Dole Asia’s expected share of contributions for its employees who participate in Dole’s U.S. qualified plan is expected to be approximately $3.1 million per year over the next eight years.

OPRB Plan Amendment — During the fourth quarter of 2008, Dole amended its domestic OPRB Plan in which Dole Asia’s employees participate. This amendment became effective January 1, 2009. Dole replaced health care coverage (including prescription drugs) for Medicare eligible retirees and surviving spouses who are age 65 and older with a new Health Reimbursement Arrangement (“HRA”), whereby each participant is provided an annual amount in an HRA account. This plan amendment reduced Dole Asia’s share of the January 2, 2009 benefit obligation by $5.9 million. The reduction of Dole Asia’s benefit obligation is recognized in OPRB expense by a credit of approximately $0.8 million a year from 2009 through 2016. This credit is reflected in the table of OPRB expense below in the negative amortization of net prior service benefit.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Obligations and Funded Status — The following table summarizes the balance sheet impact, including benefit obligations, assets, and funded status associated with Dole Asia employees that participate in Dole’s U.S. defined pension plans and its OPRB plans and the international plans sponsored by Dole Asia:

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	Year Ended December 31, 2011	Year Ended January 1, 2011	Year Ended December 31, 2011	Year Ended January 1, 2011	Year Ended December 31, 2011	Year Ended January 1, 2011
	(In thousands)
Change in projected benefit obligation:
Benefit obligation at beginning of period	$81,645	$80,383	$48,885	$44,656	$13,007	$13,364
Service cost	—	—	3,405	3,113	—	—
Interest cost	4,223	4,415	3,135	3,460	665	716
Plan amendments and other	—	—	—	1,217	—	—
Foreign currency exchange rate changes	—	—	51	2,854	—	—
Actuarial (gain) loss	(1,562)	2,976	6,637	(417)	(596)	125
Curtailments, settlements, and terminations, net	—	—	(4,269)	—	—	—
Benefits paid	(5,924)	(6,129)	(1,271)	(5,998)	(1,106)	(1,198)

Benefit obligation at end of period	78,382	81,645	56,573	48,885	11,970	13,007

Change in plan assets:
Fair value of plan assets at beginning of period	57,576	53,840	5,272	4,428	—	—
Actual return on plan assets	(938)	5,983	473	587	—	—
Company contributions	4,620	3,882	6,446	5,999	1,106	1,198
Foreign currency exchange rate changes	—	—	(10)	256	—	—
Benefits paid	(5,924)	(6,129)	(1,271)	(5,998)	(1,106)	(1,198)
Settlements	—	—	(5,175)	—	—	—

Fair value of plan assets at end of period	55,334	57,576	5,735	5,272	—	—

Funded status	$(23,048)	$(24,069)	$(50,838)	$(43,613)	$(11,970)	$(13,007)

Amounts recognized in the combined balance sheets:
Current liabilities	$(422)	$(380)	$(2,121)	$(2,062)	$(1,173)	$(1,233)
Long-term liabilities	(22,626)	(23,689)	(48,717)	(41,551)	(10,797)	(11,774)

	$(23,048)	$(24,069)	$(50,838)	$(43,613)	$(11,970)	$(13,007)

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Amounts recognized in accumulated other comprehensive loss by Dole Asia were as follows:

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	Year Ended December 31, 2011	Year Ended January 1, 2011	Year Ended December 31, 2011	Year Ended January 1, 2011	Year Ended December 31, 2011	Year Ended January 1, 2011
	(In thousands)
Net actuarial loss (gain)	$27,216	$24,723	$4,210	$(1,270)	$(2,343)	$(1,770)
Prior service cost (benefit)	—	—	817	1,033	(6,041)	(7,514)
Net transition obligation	—	—	5	6	—	—
Income taxes	(10,712)	(9,760)	(898)	(557)	3,372	3,727

Total	$16,504	$14,963	$4,134	$(788)	$(5,012)	$(5,557)

All of Dole Asia’s pension plans and Dole Asia’s employees’ share of Dole’s U.S. pension plans were underfunded at December 31, 2011, having accumulated benefit obligations exceeding the fair value of plan assets. The total of the accumulated benefit obligation for all defined benefit pension plans sponsored by Dole Asia plus Dole Asia’s employees’ share of Dole’s U.S pension plans was $119.3 million and $118.1 million at December 31, 2011 and January 1, 2011, respectively. The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets related to Dole Asia’s employees were as follows:

	December 31, 2011	January 1, 2011
	(In thousands)
Projected benefit obligation	$134,955	$130,530
Accumulated benefit obligation	$119,304	$118,138
Fair value of plan assets	$61,069	$62,848

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Components of Net Periodic Benefit Cost and Other Changes Recognized in Other Comprehensive Loss — The components of net periodic benefit cost and other changes recognized in other comprehensive loss for Dole Asia’s employees share of Dole’s U.S. pension plans and OPRB plans and Dole Asia’s international pension plans and OPRB plans were as follows:

	U.S. Pension Plans			International Pension Plans
	Year Ended December 31, 2011	Year Ended January 1, 2011	Year Ended January 2, 2010	Year Ended December 31, 2011	Year Ended January 1, 2011	Year Ended January 2, 2010
	(In thousands)
Components of net periodic benefit cost:
Service cost	$—	$—	$—	$3,405	$3,113	$2,923
Interest cost	4,223	4,415	4,824	3,135	3,460	3,358
Expected return on plan assets	(4,844)	(4,820)	(4,978)	(453)	(453)	(428)
Amortization of:
Net loss	1,727	1,004	39	61	13	48
Prior service cost	—	—	—	144	418	72
Net transition obligation	—	—	—	2	2	24
Restructuring related settlements and other	—	—	—	1,362	(470)	(147)

	1,106	599	(115)	7,656	6,083	5,850

Other changes recognized in other comprehensive loss:
Net loss (gain)	4,220	1,812	2,815	5,947	(603)	(1,842)
Prior service cost	—	—	—	—	1,217	—
Amortization of:
Net loss (gain)	(1,727)	(1,004)	(39)	(443)	457	163
Prior service cost	—	—	—	(218)	(418)	(72)
Transition obligation	—	—	—	(2)	(2)	(24)
Foreign currency adjustment	—	—	—	(22)	42	(47)
Income taxes	(952)	(319)	(1,096)	(340)	(398)	(2)

Total recognized in other comprehensive loss	1,541	489	1,680	4,922	295	(1,824)

Total recognized in net periodic benefit cost and other comprehensive loss, net of income taxes	$2,647	$1,088	$1,565	$12,578	$6,378	$4,026

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	OPRB Plans
	Year Ended December 31, 2011	Year Ended January 1, 2011	Year Ended January 2, 2010
	(In thousands)
Components of net periodic benefit cost:
Service cost	$—	$—	$—
Interest cost	665	716	853
Amortization of:
Net loss (gain)	—	7	(196)
Prior service benefit	(1,473)	(1,473)	(1,539)

	(808)	(750)	(882)

Other changes recognized in other comprehensive loss:
Net loss (gain)	(574)	44	362
Prior service benefit	—	—	—
Amortization of:
Net loss (gain)	—	(7)	196
Prior service benefit	1,474	1,474	1,539
Income taxes	(355)	(593)	(793)

Total recognized in other comprehensive loss	545	918	1,304

Total recognized in net periodic benefit cost and other comprehensive loss, net of income taxes	$(263)	$168	$422

The estimated actuarial net gain or loss, prior service benefit, and transition obligation for Dole Asia’s employees share of Dole’s defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $2.5 million of expense. The estimated actuarial net gain and prior service benefit for Dole Asia’s OPRB plans and Dole Asia’s share of Dole OPRB plans that will be amortized from accumulated other comprehensive loss into periodic benefit cost over the next fiscal year is $1 million of income.

Assumptions — Weighted average assumptions used to determine Dole Asia’s benefit obligations were as follows:

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	2011	2010	2011	2010	2011	2010
Discount rate	4.7%	5.0%	5.2%	6.6%	4.6%	4.9%
Rate of compensation increase	0.0%	0.0%	5.0%	5.0%	0.0%	0.0%

Weighted average assumptions used to determine net periodic benefit cost were as follows:

	U.S. Pension Plans			International Pension Plans			OPRB Plans
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Discount rate	5.0%	5.5%	6.8%	6.7%	8.0%	8.0%	4.6%	5.3%	6.7%
Compensation increase	0.0%	0.0%	0.0%	5.0%	7.0%	7.0%	0.0%	0.0%	0.0%
Rate of return on plan assets	8.0%	8.0%	8.0%	8.5%	10.0%	10.0%	0.0%	0.0%	0.0%

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

International plan discount rates, assumed rates of increase in future compensation and expected long-term return on assets differ from the assumptions used for U.S. plans due to differences in the local economic conditions in the countries in which the international plans are based. No rate of compensation increase is shown for U.S. plans because benefits under the U.S. plans are frozen.

The accumulated pension benefit obligation for Dole Asia’s employees share of Dole’s U.S. OPRB plan were determined using the following assumed annual rate of increase in the per capita cost of covered health care benefits:

	2012	2011
Health care costs trend rate assumed for next year	7.5%	7.5%
Rate of increase to which the cost of benefits is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2017	2016

The health care plan offered to retirees in the United States who are age 65 or older was changed effective January 1, 2009, to provide the reimbursement of health care expenses up to a certain fixed amount. There is no commitment to increase the fixed dollar amount and no increase was assumed in determining the accumulated pension benefit obligation. Therefore, the trend rate applies only to benefits for U.S. retirees prior to age 65 and to foreign retirees.

A one-percentage-point change in assumed health care cost trend rates would have the following impact on Dole Asia’s share of Dole’s OPRB plans:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
	(In thousands)
Increase (decrease) in service and interest cost	$34	$(30)
Increase (decrease) in postretirement benefit obligation	$697	$(602)

Plan Assets — The following is the target asset mix for Dole’s U.S. pension plan that Dole Asia’s employees participate in, which management believes provides the optimal trade-off of diversification and long-term asset growth:

Target Allocation
Asset Class
Fixed income securities	50%
Equity securities	49%
Private equity	1%

Dole’s U.S. pension plan that Dole Asia’s employees participate in has a weighted average asset allocations by asset category, which is as follows:

	Plan Assets at
	December 31, 2011	January 1, 2011
Asset Class
Fixed income securities	50%	41%
Equity securities	49%	55%
Private equity	1%	4%

Total	100%	100%

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The plan’s asset allocation includes a mix of fixed income investments designed to reduce volatility and equity investments designed to maintain funding ratios and long-term financial health of the plan. The equity investments are diversified across United States and international stocks as well as growth, value, and small and large capitalizations.

Dole employs a total return investment approach whereby a mix of fixed income and equity investments is used to maximize the long-term return of plan assets with a prudent level of risk. The objectives of this strategy are to achieve full funding of the accumulated benefit obligation, and to achieve investment experience over time that will minimize pension expense volatility and minimize Dole’s contributions required to maintain full funding status. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

The pension plan did not hold any of Dole’s common stock at December 31, 2011 and January 1, 2011.

Dole determines the expected return on pension plan assets based on an expectation of average annual returns over an extended period of years. Dole also considers the weighted-average historical rate of returns on securities with similar characteristics to those in which Dole’s pension assets are invested.

Dole applies the “10% corridor” approach to amortize unrecognized actuarial gains (losses) on both its U.S. and international pension and OPRB plans. Under this approach, only actuarial gains (losses) that exceed 10% of the greater of the projected benefit obligation or the market-related value of the plan assets are amortized. The amortization period is based on the average remaining service period of active employees expected to receive benefits under each plan or over the life expectancy of inactive participants where all, or nearly all, participants are inactive. For the year ended December 31, 2011, the average remaining service period used to amortize unrecognized actuarial gains (losses) for Dole Asia’s employees’ share of Dole’s U.S. plans was approximately nine years.

Plan Contributions and Estimated Future Benefit Payments — During 2011, Dole contributed $14.7 million to its qualified U.S. pension plan, of which $4.3 million related to contributions made for Dole Asia employees. These contributions were made to comply with minimum funding requirements under the Internal Revenue Code. Dole expects to contribute approximately $17.1 million to its U.S. qualified plan in 2012, of which $4.7 million is expected to relate to Dole Asia employees. Dole intends to make future contributions to the U.S. pension plan that will satisfy the minimum funding requirements. Future contributions to the U.S. pension plan in excess of the minimum funding requirement are voluntary and may change depending on Dole’s operating performance or at management’s discretion. Dole expects to make $18.4 million of contributions related to its other U.S. and foreign pension and OPRB plans in 2012, of which $6.5 million of these contributions are expected to be made on behalf of Dole Asia employees.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The following table presents Dole Asia’s share of estimated future benefit payments to be made by Dole on behalf of Dole Asia’s employees and estimated payments to be made by Dole Asia:

	U.S. Pension Plans	International Pension Plans	OPRB Plans
	(In thousands)
Fiscal Year
2012	$5,962	$5,052	$1,103
2013	5,830	6,281	1,077
2014	5,718	6,378	1,048
2015	5,646	6,096	1,016
2016	5,597	5,857	980
2017–2021	26,693	25,888	4,366

Total	$55,446	$55,552	$9,590

Defined Contribution Plans — Dole offers defined contribution plans that Dole Asia’s employees participate in. Such employees may defer a percentage of their annual compensation in accordance with plan guidelines. Some of these plans provide for a Company match that is subject to a maximum contribution as defined by the plan. Dole Asia’s contributions to Dole’s defined contribution plans totaled $2.1 million, $1.2 million, and $1.3 million in the years ended December 31, 2011, January 1, 2011, and January 2, 2010, respectively.

13. OPERATING LEASES AND OTHER COMMITMENTS

In addition to obligations recorded on Dole Asia’s combined balance sheet as of December 31, 2011, Dole Asia has commitments under cancelable and non-cancelable operating leases, primarily for land, machinery and equipment, and office and warehouse facilities. A significant portion of Dole Asia’s lease payments are fixed. Total rental expense, including rent related to cancelable and non-cancelable leases, was $58.1 million, $52 million, and $46.5 million (net of sublease income of $0.1 million, $0.2 million, and $0.3 million) for the years ended December 31, 2011, January 1, 2011, and January 2, 2010, respectively.

As of December 31, 2011, Dole Asia’s non-cancelable minimum lease commitments were as follows (in thousands):

Fiscal Year	Amount
2012	$14,595
2013	10,281
2014	8,626
2015	8,075
2016	7,640
Thereafter	41,634

Total	$90,851

In order to secure sufficient product to meet demand and to supplement Dole Asia’s own production, Dole Asia has entered into non-cancelable agreements with various suppliers to purchase inventory related supplies subject to market demand and product quality. Prices under these agreements are generally tied to prevailing market rates and contract terms generally range from one to ten years. Total purchases under these agreements were $163.9 million, $124.3 million, and $115.8 million for the years ended December 31, 2011, January 1, 2011, and January 2, 2010, respectively.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

At December 31, 2011, aggregate future payments under supplier purchase commitments (based on December 31, 2011 pricing and volumes) were as follows (in thousands):

Fiscal Year	Amount
2012	$103,775
2013	38,126
2014	19,479
2015	12,168
2016	11,682
Thereafter	24,313

Total	$209,543

Dole Asia has numerous collective bargaining agreements with various unions covering approximately 30.6% of Dole Asia’s hourly, full-time, and seasonal employees. Of the unionized employees, 9.9% are covered under a collective bargaining agreement that will expire within one year and the remaining 90.1% are covered under collective bargaining agreements expiring beyond the upcoming year. These agreements are subject to periodic negotiation and renewal. Failure to renew any of these collective bargaining agreements may result in a strike or work stoppage; however, management does not expect that the outcome of these negotiations and renewals will have a material adverse impact on Dole Asia’s financial condition or results of operations.

14. DERIVATIVE FINANCIAL INSTRUMENTS

Dole Asia is exposed to foreign currency exchange rate fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, Dole uses derivative instruments to hedge some of these exposures. Dole’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. Dole does not hold or issue derivative financial instruments for trading or speculative purposes.

Cash Flow Hedges — Since 2010, Dole Asia’s foreign currency exchange forward contracts have been designated as cash flow hedges of its forecasted revenue and operating expense transactions. As a result, changes in fair value of the foreign currency derivative instruments since hedge designation, to the extent effective, are recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) in the accompanying combined balance sheet and are reclassified into earnings in the same period the underlying transactions affect earnings. Any portion of a cash flow hedge deemed ineffective is recognized into current period earnings.

Interest Rate Swap — Dole entered into an interest rate swap in 2006 to hedge future changes in interest rates. This agreement effectively converted $320 million of borrowing under Dole’s term loans, which were variable-rate debt to fixed-rate debt that matured June 16, 2011. The interest rate swap was designated as a cash flow hedge at inception. During March 2010, Dole refinanced its term loans and in connection with this refinancing transaction, elected not to re-designate the interest rate swap as a cash flow hedge of its interest rate risk. As a result, changes in the fair value of the interest rate swap after de-designation on March 2, 2010, were recorded in interest expense. The unrealized loss in AOCI was recognized into interest expense through the June 2011 maturity as the underlying debt payments were made. Since the interest rate swap related to the corporate debt, of which a portion has been allocated to Dole Asia, a proportionate share of the interest rate swap has been allocated to Dole Asia and included in the combined financial statements based on Dole Asia’s proportionate share of the corporate related debt at the time the interest rate swap was entered into.

Cross Currency Swap and Long-Term Japanese Yen Hedges — During 2006 (subsequently amended in 2009), Dole executed a cross currency swap to synthetically convert $320 million of its corporate related debt into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate. The cross

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

currency swap was scheduled to mature in June 2011. Since the cross currency swap is related to corporate debt, of which a portion has been allocated to Dole Asia, a proportionate share of the cross currency swap has been allocated to Dole Asia is included in the combined financial statements based upon Dole Asia’s proportionate share of Dole’s corporate debt at the time Dole entered into the swap.

During the first quarter of 2011, Dole entered into a transaction to effectively unwind the cross currency swap by refinancing its obligation under the cross currency swap and entering into a series of long-term Japanese yen hedges (the “long-term Japanese yen hedges”) that mature through December 2014. The long-term Japanese yen hedges require Dole to buy U.S. Dollars and sell Japanese yen at an exchange rate of ¥101.3. At inception, these contracts were in a liability position and the total notional amount outstanding under the long-term Japanese yen hedges was $596.3 million. The value of these contracts will fluctuate based on changes in the exchange rate over the life of the individual forward contracts.

Dole has designated the long-term Japanese yen hedges as cash flow hedges of its forecasted Japanese yen revenue stream. Due to the fact that the long-term Japanese yen hedges have been designated as a cash flow hedge and hedge a revenue stream related to Dole Asia, these hedges and the related activity have been included in the combined financial statements of Dole Asia. The liability at the inception of entering into the long-term Japanese yen hedges was $159.3 million, which was adjusted through parent company’s equity at inception and included in the financial statements of Dole Asia. Due to the fact that there is a significant financing element present at the inception of the long-term Japanese yen hedges, the cash inflows or outflows associated with settlement of these contracts are included within the financing activities in Dole Asia’s combined statement of cash flows. A portion of the long-term Japanese yen hedges are deemed ineffective. With respect to this portion, changes in the fair value of the hedges are recorded in other income (expense) in the combined statement of operations, because the ineffectiveness is considered to be caused by the financing element of this instrument.

Collateral Deposit — During 2009, Dole amended its cross currency and interest rate swap agreements. The amendments removed early termination provisions, which would have allowed the counterparty to settle the swaps at certain specified dates prior to maturity. In connection with these amendments, Dole also entered into a collateral arrangement, which required Dole to provide collateral to its counterparties when the fair market value of the cross currency and interest rate swaps exceeded a combined liability of $35 million. As of January 1, 2011, Dole Asia’s estimated proportionate share of the cash collateral was $6.5 million, which has been allocated to Dole Asia. Dole Asia’s allocated portion of the collateral deposit has been included in restricted cash in the combined balance sheet for the year ended January 1, 2011.

At December 31, 2011, the gross notional amounts of Dole Asia’s derivative instruments are as follows:

	Average Strike Price	Notional Amount
	(In thousands, except average strike price)
Derivatives designated as cash flow hedging instruments — foreign currency hedges (buy/sell):
U.S. dollar/Japanese yen	JPY 100.96	$589,390
Thai baht/U.S. dollar	THB 30.90	186,298
Philippine peso/U.S. dollar	PHP 42.63	88,753

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The following table presents the derivative assets (liabilities) at fair value for derivatives designated as cash flow hedging instruments:

	Balance Sheet Classification	December 31, 2011	January 1, 2011
		(In thousands)
Assets:
Foreign currency exchange contracts	Receivables — net	$23	$14,364

Liabilities:
Foreign currency exchange contracts	Derivative liabilities	(69,761)	(28,714)
	Long-term derivative liabilities	(123,304)	—

		(193,065)	(28,714)

Total derivatives designated as cash flow hedging instruments		$(193,042)	$(14,350)

The following table presents the derivative assets (liabilities) at fair value for derivatives not designated as cash flow hedging instruments:

	Balance Sheet Classification	December 31, 2011	January 1, 2011
		(In thousands)
Assets:
Cross currency swap	Receivables — net	$—	$252

Liabilities:
Cross currency swap	Accrued liabilities	—	(20,731)
Interest rate swap	Accrued liabilities	—	(1,798)

		—	(22,529)

Total derivatives not designated as cash flow hedging instruments		$—	$(22,277)

Settlement of the foreign currency hedges will occur during 2012 through 2014.

The effect of the interest rate swap and foreign currency hedges designated as cash flow hedging instruments on AOCI and on the combined statements of operations for the years ended December 31, 2011 and January 1, 2011, were as follows:

	Gains (Losses) Recognized in AOCI During Year Ended
	December 31, 2011	January 1, 2011	January 2, 2010
	(In thousands)
Interest rate swap	$—	$108	$(571)
Foreign currency hedges	(50,660)	(24,077)	—

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

		Gains (Losses) Reclassified into Income During Years Ended			Gains (Losses) Recognized in Income due to Hedge Ineffectiveness or Amounts Excluded from Effectiveness or Amounts Excluded from Effectiveness Testing During Year Ended
	Income Statement Classification	December 31, 2011	January 1, 2011	January 2, 2010	December 31, 2011	January 1, 2011	January 2, 2010
		(In thousands)
Interest rate swap	Interest expense	$(1,056)	$(2,159)	$(1,844)	$—	$—	$—
Foreign currency hedges	Cost of products sold	(22,367)	(5,987)	—	343	3,479	—
	Other income (expenses), net	—	—	—	6,343	—	—

Unrealized gains and losses on the interest rate swap were recorded through AOCI through the de-designation date. Amounts included in AOCI as of the de-designation date were being amortized into interest expense as the quarterly payments were made through maturity of the interest rate swap that occurred during June 2011. Unrecognized losses of $21.9 million related to the foreign currency hedges are expected to be realized into earnings in the next twelve months.

Net gains (losses) on derivatives not designated as hedging instruments or prior to being designated as hedging instruments for the years ended December 31, 2011, January 1, 2011, and January 2, 2010, were as follows:

	Income Statement Classification	December 31, 2011	January 1, 2011	January 2, 2010
		(In thousands)
Foreign exchange contracts	Cost of products sold	$—	$—	$(1,780)
Cross currency swap	Other income (expense), net	(302)	(9,345)	(1,855)
Interest rate swap	Interest expense	(3)	(28)	—

		$(305)	$(9,373)	$(3,635)

In connection with the refinancing of the cross currency swap that occurred during 2011, Dole recorded $26.7 million of expense. Approximately $4.2 million of this expense has been allocated to Dole Asia and reflected in other income (expense) in the combined statement of operations. This expense has been excluded from the table above.

15. FAIR VALUE MEASUREMENTS

Dole Asia’s financial instruments primarily consist of short-term trade and grower receivables, trade payables, notes receivable and notes payable, as well as long-term grower receivables, derivatives, capital lease obligations, term loans, a revolving loan, and notes and debentures. For short-term instruments, the carrying amount approximates fair value because of the short maturity of these instruments. For long-term financial instruments, excluding Dole’s secured and unsecured notes and debentures, and term loans, the carrying amount approximates fair value since they bear interest at variable rates or fixed rates, which approximate market.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority are described below:

Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2 — Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3 — Unobservable inputs that are not corroborated by market data.

The following table provides a summary of the assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements Using Significant Other Observable Inputs (Level 2)
	December 31, 2011	January 1, 2011
	(In thousands)
Assets:
Cross currency swap	$—	$252
Foreign currency exchange contracts	23	14,364
Liabilities:
Interest rate swap	—	(1,798)
Cross currency swap	—	(20,731)
Foreign currency exchange contracts	(193,065)	(28,714)

	$(193,042)	$(36,627)

The assets and liabilities that are required to be recorded at fair value on a recurring basis are the derivative instruments. The fair values of Dole Asia’s derivative instruments are determined using Level 2 inputs, which are defined as “significant other observable inputs.” The fair values of the foreign currency exchange contracts were estimated using internal discounted cash flow calculations based upon forward foreign currency exchange rates or interest-rate yield curves or quotes obtained from brokers for contracts with similar terms less any credit valuation adjustments. Dole Asia has recorded a credit valuation adjustment against its derivatives as of December 31, 2011, which has resulted in a net reduction in the derivative liability balances of $10.5 million. The credit valuation adjustment was not material as of January 1, 2011 and January 2, 2010.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, Dole Asia is required to record assets and liabilities at fair value on a nonrecurring basis. Nonfinancial assets such as goodwill, indefinite-lived intangible assets, and long-lived assets are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment is recognized.

During 2011 and 2010, respectively, $4.3 million and $0.3 million of assets were written down to their estimated fair value of $0 based on Level 3 inputs.

The goodwill and indefinite-lived intangible asset impairment analysis were performed by Dole during 2011 using a combination of discounted cash flow models and market multiples. The discounted cash flow models used estimates and assumptions, including pricing and volume data, anticipated growth rates, profitability levels, tax rates, and discount rates. The fair value of the goodwill and indefinite-lived intangible asset are highly sensitive to differences between estimates and actual cash flows and changes in the related discount rate used to evaluate the fair value of these assets.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Credit Risk — The counterparties to Dole Asia’s foreign currency forward contracts consist of a number of major international financial institutions. Dole has established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose Dole Asia to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. Dole Asia does not anticipate any such losses.

Fair Value of Retirement Plan Assets — Dole estimates the fair value of its retirement plan assets based on current quoted market prices. In instances where quoted market prices are not readily available, the fair value of the investments is estimated by the trustee. The carrying value and estimated fair values of Dole Asia’s employees’ estimated share of the U.S. retirement plan assets and for assets held in Dole Asia plans are summarized below:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	December 31, 2011
	(In thousands)
Cash and cash equivalents	$503	$—	$—	$503
Corporate debt instruments	—	3,462	—	3,462
Common stock	972	—	—	972
Interest in registered investment companies	8,071	—	—	8,071
Common collective trusts	—	26,107	429	26,536
Interests in limited partnerships	—	—	108	108
Interest in 103-12 investment companies	—	15,108	2,189	17,297
Unallocated annuity contracts	—	—	3,320	3,320
Preferred stock and other	—	800	—	800

Total	$9,546	$45,477	$6,046	$61,069

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	January 1, 2011
	(In thousands)
Cash and cash equivalents	$417	$—	$—	$417
U.S. government securities	2,915	3,527	—	6,442
Foreign government/state/municipal securities	—	196	—	196
Corporate debt instruments	—	7,320	—	7,320
Common stock	903	—	—	903
Interest in registered investment companies	11,531	—	—	11,531
Common collective trusts	—	29,395	489	29,884
Interests in limited partnerships	—	—	1	1
Interest in 103-12 investment companies	—	—	4,299	4,299
Unallocated annuity contracts	—	—	3,183	3,183
Preferred stock and other	—	597	—	597
Due to (from) broker for investments — net	(43)	(1,882)	—	(1,925)

Total	$15,723	$39,153	$7,972	$62,848

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The table below sets forth a summary of changes in the fair value of Dole Asia’s estimated share of Dole’s plan’s Level 3 assets for the years ended December 31, 2011 and January 1, 2011:

	Fair Value Measurements Using significant Unobservable Inputs (Level 3)
	Common Collective Trusts	Interest in Limited Trusts	Unallocated Annuity Contracts	Interest in 103-12 Investment Companies	Total
	(In thousands)
Beginning balance — January 2, 2010	$547	$8	$3,082	$3,451	$7,088
Net realized and unrealized gains (losses)	6	3	(1)	882	890
Net purchases, issuances, and settlements	(64)	(10)	102	(34)	(6)
Net transfer in (out) of Level 3	—	—	—	—	—

Beginning balance — January 1, 2011	489	1	3,183	4,299	7,972
Net realized and unrealized gains (losses)	51	—	—	(556)	(505)
Net purchases, issuances, and settlements	(111)	—	137	(1,554)	(1,528)
Net transfer in (out) of Level 3	—	107	—	—	107

Ending balance — December 31, 2011	$429	$108	$3,320	$2,189	$6,046

16. CONTINGENCIES

Dole is a guarantor of indebtedness of some of its key fruit suppliers and other entities integral to Dole’s operations. At December 31, 2011, Dole had guarantees of $2.5 million that consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply Dole Asia with product. In addition, Dole Asia had restricted cash on deposit at December 31, 2011, January 1, 2011, and January 2, 2010, of $5.5 million, $10.2 million, and $5.9 million, respectively. The restricted cash held by Dole Asia is to secure the indebtedness of several fruit suppliers. Dole Asia has not historically experienced any significant losses associated with these guarantees.

Dole issues letters of credit and bank guarantees through its ABL revolver and, in addition, separately through major banking institutions. Dole also provides bonds issued by insurance companies. These letters of credit, bank guarantees, and insurance company bonds are required by certain regulatory authorities, suppliers, and other operating agreements. As of December 31, 2011, total letters of credit, bank guarantees, and bonds outstanding under these arrangements for Dole Asia obligations were $10.1 million.

Dole has change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment in connection with a change of control (as defined) of Dole, which would impact certain Dole Asia employees.

Dole Asia is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. Dole Asia has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established by Dole Asia as part of an ongoing worldwide assessment by Dole and Dole Asia of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. In the opinion of management of Dole and Dole Asia, after consultation with outside counsel, the claims or actions to which Dole Asia is a party or that are related to Dole Asia’s operations are not expected to have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

A significant portion of Dole Asia’s legal exposure relates to lawsuits pending in the Philippines and in the United States, alleging injury as a result of exposure to the agricultural chemical DBCP (1,2-dibromo-3-chloropropane). DBCP was manufactured by several chemical companies, including entities of The Dow Chemical Company and Royal Dutch Shell plc. and registered by the U.S. government for use on food crops. Dole and other growers applied DBCP on banana farms in Latin America and the Philippines and on pineapple farms in Hawaii. Specific periods of use varied among the different locations. Dole halted all purchases of DBCP, including for use in foreign countries, when the U.S. EPA cancelled the registration of DBCP for use in the United States in 1979. That cancellation was based in part on a 1977 study by a manufacturer which indicated an apparent link between male sterility and exposure to DBCP among factory workers producing the product, as well as early product testing done by the manufacturers showing testicular effects on animals exposed to DBCP. To date, there is no reliable evidence demonstrating that field application of DBCP led to sterility among farm workers, although that claim is made in the pending lawsuits. Nor is there any reliable scientific evidence that DBCP causes any other injuries in humans, although plaintiffs in the various actions assert claims based on cancer, birth defects and other general illnesses.

Currently there are ten lawsuits, in various stages of proceedings, alleging injury as a result of exposure to DBCP. Nine lawsuits are pending in the Philippines — three are awaiting rulings on dispositive motions, three are pending in trial courts but are inactive, one has been dismissed and is being appealed, and two have been dismissed without prejudice and have not been appealed. One lawsuit is pending in the United States — Dole has moved to dismiss the lawsuit based on the statute of limitations and is awaiting a ruling.

Claimed damages in these DBCP cases total approximately $5 billion. In each of these cases, Dole is a joint defendant with other growers and the major DBCP manufacturers.

As to all the DBCP matters, Dole has denied liability and asserted substantial defenses. Although no assurance can be given concerning the outcome of the DBCP cases, in the opinion of management of Dole and Dole Asia, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on the Company’s financial position or results of operations.

17. RELATED PARTY TRANSACTIONS

David H. Murdock, Dole’s Chairman, owns, inter alia, Castle and Cooke, Inc. (“Castle”), warehousing service companies and a hotel. During the years ended December 31, 2011, January 1, 2011, and January 2, 2010, Dole Asia paid Mr. Murdock’s companies an aggregate of approximately $4.9 million, $5.3 million, and $6 million, respectively, primarily for warehousing services. At December 31, 2011, January 1, 2011, and January 2, 2010, there were no outstanding payables with Castle and other entities owned by Mr. Murdock.

Dole Asia buys and sells inventory from other entities that are consolidated by Dole. During the years ended December 31, 2011, January 1, 2011, and January 2, 2010, Dole Asia recorded revenues of $2.8 million, $2.2 million, and $2.2 million for sales to entities consolidated by Dole. During the years ended December 31, 2011, January 1, 2011, and January 2, 2010, Dole Asia acquired $39.4 million, $30.1 million, and $27.1 million of product and product related costs from entities consolidated by Dole.

During the year ended December 31, 2011, purchases from Dole Asia’s equity method investees were approximately $161.3 million, and sales to Dole Asia’s equity method investees were approximately $69.5 million. In addition, Dole Asia incurred approximately $7.2 million in costs during 2011 related to operating service agreements with certain equity method investees.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

18. SHARE-BASED COMPENSATION

Dole Asia participates in Dole’s share-based compensation plans and records compensation expense based on equity awards granted to Dole Asia’s employees. Dole currently grants share-based awards under its 2009 Stock Incentive Plan (“2009 Plan”), in which 6 million shares of Dole common stock have been authorized for issuance. The 2009 Plan provides for issuance of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock awards and restricted stock units, any of which may be performance -based, and for incentive bonuses, which may be paid in cash or stock or a combination of both, to eligible employees, officers, non-employee directors, and persons who have been retained to provide consulting, advisory, or other services to Dole or any of its subsidiaries. The non-qualified stock options are time-based and expire 10 years from the grant date, three months after employee termination, or one year after the date of an employee’s retirement or death, if earlier.

In addition, stock options granted under the plan vest over a three year period, with shares becoming exercisable in equal annual installments of 33.3%. The restricted stock awards and restricted stock units are time-based and either vest at the end of a one-year period, vest over a three-year period in equal annual installments of 33.3%, or vest at the end of the three-year period. As of December 31, 2011, Dole had 162,233 shares of common stock available for future issuance of awards under the 2009 Plan. The shares of common stock to be issued under the 2009 Plan are made available from authorized and unissued Dole common stock.

Total share-based compensation expense recognized in the combined statements of operations that is directly attributable to Dole Asia’s operations is as follows:

	2011	2010	2009
	(In thousands)
Cost of products sold	$18	$6	$15
Selling, marketing, and general administrative expenses	1,200	640	75

Total share-based compensation	1,218	646	90
Estimated income tax benefit included in provision for income taxes	(197)	(94)	(14)

Total share-based compensation — net of estimated income tax benefits	$1,021	$552	$76

Stock Options — The following table summarizes stock option activity related to Dole Asia’s employees:

	Shares under Option (In thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (In thousands)
Outstanding — January 4, 2009	—	$—	—	$—
Granted	199,000	$12.50

Outstanding — January 2, 2010	199,000	$12.50	9.81
Granted	195,000	$9.74

Outstanding — January 1, 2011	394,000	$11.13	9.35	$936
Granted	200,000	$9.04

Outstanding — December 31, 2011	594,000	$10.43	8.87	$—

Expected to vest in the future — December 31, 2011	380,827	$9.84	9.23	$—

Exercisable — December 31, 2011	197,666	$11.59	8.17	$—

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The unrecognized compensation expense calculated under the fair value method for shares expected to vest (unvested shares net of expected forfeitures) as of December 31, 2011, was approximately $1.6 million and is expected to be recognized over a weighted average period of 1.6 years.

Dole estimates the fair value of share-based payments using the Black-Scholes-Merton option-pricing model, which was developed for use in determining the fair value of traded options that have no vesting restrictions and are fully transferable. Option valuation models, including the Black-Scholes-Merton option-pricing model, require the input of assumptions, including expected term, expected volatility, dividend yield, and risk free rate. Changes in the input assumptions can materially affect the fair value estimates and ultimately how much Dole recognizes as share-based compensation expense. The weighted average fair value per share of stock options granted to Dole Asia employees during 2011, 2010, and 2009 were $4.02, $4.33, and $5.67, respectively, as estimated at the date of grant. The weighted average input assumptions used and resulting fair values were as follows:

	2011	2010	2009
Expected life (in years)	6	6	6
Risk-free interest rate	1.2%	1.9%	3.0%
Expected volatility	45.7%	44.2%	42.7%
Dividend yield	0%	0%	0%

Restricted Stock Awards — The following table summarizes Dole’s restricted stock award activity related to Dole Asia’s employees:

	Shares (In thousands)	Weighted Average Grant Date Fair value	Weighted Average Remaining Contractual Life (years)
Unvested — January 4, 2009	—	$—	—
Granted	26,522	$12.50

Unvested — January 2, 2010	26,522	$12.50	2.81
Granted	30,250	$9.74

Unvested — January 1, 2011	56,772	$11.03	2.40
Granted	32,350	$9.04

Unvested — December 31, 2011	89,122	$10.31	1.95

Expected to vest in the future — December 31, 2011	84,653	$10.31	1.95

The fair value of Dole Asia’s employees restricted stock awards were estimated at the date of the grant. The grant date fair value is the stock price on the date of grant. The unrecognized compensation expense calculated under the fair value method for shares expected to vest that have been granted to Dole Asia employees (unvested shares net of expected forfeitures) as of December 31, 2011, was approximately $0.5 million and is expected to be recognized over a weighted average period of 2.20 years. There were no restricted stock awards that were vested as of December 31, 2011.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Restricted Stock Units — The following table summarizes Dole’s restricted stock unit activity related to Dole Asia’s employees:

	Shares (In thousands)	Weighted- Average Grant Date Fair value	Weighted- Average Remaining Contractual Life (years)
Unvested — January 4, 2009	—	$—	—
Granted	30,111	$12.50

Unvested — January 2, 2010	30,111	$12.50	2.81
Granted	48,150	$9.74

Unvested — January 1, 2011	78,261	$10.80	2.49
Granted	52,350	$9.21
Forfeited	(4,200)	$11.12

Unvested — December 31, 2011	126,411	$10.13	2.06

Expected to vest in the future — December 31, 2011	120,072	$10.13	2.06

The fair value of Dole Asia’s restricted stock units were estimated at the date of the grant. The grant date fair value is the stock price on the date of grant. The unrecognized compensation expense calculated under the fair value method for shares expected to vest (unvested shares net of expected forfeitures) as of December 31, 2011, was approximately $0.8 million and is expected to be recognized over a weighted average period of 2.28 years.

Performance Shares — The following table summarizes Dole’s performance share activity related to Dole Asia’s employees:

	Shares (In thousands)	Weighted- Average Grant Date Fair value	Weighted- Average Remaining Contractual Life (years)
Unvested — January 1, 2011	—	$—	—
Granted	32,500	$14.45

Unvested — December 31, 2011	32,500	$14.45	2.00

Expected to vest in the future — December 31, 2011	30,950	$14.45	2.00

The fair value of Dole Asia’s performance shares were estimated at the date of the grant. Each quarter, Dole assesses the probability of vesting for the performance shares, which is used to derive the compensation expense, and makes changes as needed. The grant date fair value is the stock price on the date of grant. The unrecognized compensation expense calculated under the fair value method for shares expected to vest (unvested shares net of expected forfeitures) as of December 31, 2011, was approximately $0.2 million and is expected to be recognized over a weighted average period of two years.

The performance shares granted during 2011 represent performance shares given to employees during 2010 for which the performance metric was finalized during February 2011.

In addition, during fiscal 2011, the Corporate Compensation and Benefits Committee of the Board of Directors awarded 32,500 performance shares to Dole Asia employees for which a measurement date had not been

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

established as of December 31, 2011. During February 2012, the Corporate Compensation and Benefits Committee finalized the performance metric (net debt reduction, as defined), thereby establishing a grant date for accounting purposes. Under the terms of the performance share agreement, award recipients can receive up to 200% of the shares granted dependent upon achievement of the performance metric.

19. ACQUISITIONS

During the first quarter of 2012, Dole Asia acquired Mrs. May’s Naturals, Inc., a company committed to providing consumers with wholesome snacks for a healthier lifestyle. The acquisition provides a platform for growth of all-natural offerings in the health and nutrition food category, which is a part of our packaged foods segment. The purchase price was approximately $15 million plus an annual earn-out between $0 and $1 million payable in 2013, 2014 and 2015. The acquisition resulted in goodwill of $6.9 million. In addition, Dole recorded $9.3 million of intangible assets consisting of $7.1 million for customer relationships and $2.2 million for trade names.

* * * * * *

Dole Asia

(A Wholly-Owned Business of Dole Food Company, Inc.)

Condensed Combined Financial Statements as of

June 16, 2012 and December 31, 2011 and the half years

ended June 16, 2012 and June 18, 2011

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE HALF YEARS ENDED JUNE 16, 2012 AND JUNE 18, 2011

	Half Year Ended
	June 16, 2012	June 18, 2011
	(In thousands)
Revenues — net	$1,205,801	$1,136,914
Cost of products sold	(1,014,538)	(939,028)

Gross margin	191,263	197,886
Selling, marketing, and general and administrative expenses	(139,826)	(133,954)
(Charges) adjustments for restructuring	39	(3,050)

Operating income	51,476	60,882
Other expense — net	(1,027)	(479)
Interest income	210	255
Interest expense	(9,356)	(11,025)

Income before income taxes and equity earnings	41,303	49,633
Income tax expense	(13,360)	(15,749)
Earnings from equity method investments	192	(131)

Net income	28,135	33,753
Less: net income attributable to noncontrolling interests	(1,332)	(1,572)

Net income attributable to Dole Asia	$26,803	$32,181

See notes to condensed combined financial statements.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

FOR THE HALF YEARS ENDED JUNE 16, 2012 AND JUNE 18, 2011

	Half Year Ended
	June 16, 2012	June 18, 2011
	(In thousands)
Net income	$28,135	$33,753
Net foreign currency translation adjustment	(2,479)	(2,707)
Unrealized hedging gains (losses) — net of income tax expense (benefit) of $473 and $(651)	20,495	(9,723)
Reclassification of net realized losses to net income — net of income tax expense (benefit) of $(542) and $699	4,191	6,859

Comprehensive income	50,342	28,182
Less comprehensive income attributable to noncontrolling interests	(1,332)	(1,585)

Comprehensive income attributable to Dole Asia	$49,010	$26,597

See notes to condensed combined financial statements.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

CONDENSED COMBINED BALANCE SHEETS (UNAUDITED)

AS OF JUNE 16, 2012 AND DECEMBER 31, 2011

	June 16, 2012	December 31, 2011
	(In thousands)
Assets
Cash and cash equivalents	$39,442	$54,450
Restricted cash	—	5,473
Receivables — net of allowances of $12,791 and $13,038, respectively	245,332	225,523
Inventories	647,188	603,962
Prepaid expenses and other assets	34,441	29,889
Deferred income tax assets	20,140	21,154
Assets held for sale	3,214	3,214

Total current assets	989,757	943,665
Equity method investments	18,388	18,705
Property, plant, and equipment — net of accumulated depreciation of $403,652 and $389,304, respectively	217,170	219,617
Goodwill	125,799	118,945
Intangible assets — net	283,046	275,893
Deferred income tax assets	21,473	21,789
Other assets — net	114,027	99,035

Total assets	$1,769,660	$1,697,649

(Continued)

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

CONDENSED COMBINED BALANCE SHEETS (UNAUDITED) — (Continued)

AS OF JUNE 16, 2012 AND DECEMBER 31, 2011

	June 16, 2012	December 31, 2011
	(In thousands)
Liabilities and Parent Company Equity
Accounts payable	$206,105	$200,804
Accrued liabilities	129,973	127,784
Derivative liabilities	57,950	69,761
Current portion of long-term debt — net	777	946
Notes payable	52,295	27,969
Deferred income tax liabilities	22,282	22,282

Total current liabilities	469,382	449,546
Long-term debt — net	232,566	236,151
Deferred income tax liabilities	97,919	98,863
Long-term derivative liabilities	89,464	123,304
Other long-term liabilities	106,601	107,292
Commitments and contingencies (Note 13)
Parent company equity:
Parent company investment	778,361	710,189
Accumulated other comprehensive income	(26,308)	(48,515)

Equity attributable to parent company	752,053	661,674
Equity attributable to noncontrolling interests	21,675	20,819

Total equity	773,728	682,493

Total liabilities and equity	$1,769,660	$1,697,649

See notes to condensed combined financial statements.	(Concluded)

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE HALF YEARS ENDED JUNE 16, 2012 AND JUNE 18, 2011

	Half Year Ended
	June 16, 2012	June 18, 2011
	(In thousands)
Operating Activities
Net income	$28,135	$33,753
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	17,603	17,836
Share-based compensation expense	815	536
Net (gains) losses on financial instruments	(119)	1,012
Asset write-offs and net loss on sale of assets	128	3,964
Earnings from equity method investments	26	341
Provision for deferred income taxes	(4,356)	5,234
Pension and other postretirement benefit plan expense	3,453	3,682
Changes in operating assets and liabilities:
Receivables	(25,317)	(9,425)
Inventories	(41,339)	(88,335)
Prepaid expenses and other assets	(19,186)	(6,047)
Accounts payable	10,278	35,163
Accrued liabilities	5,122	12,919
Derivative assets and liabilities	3,024	(36,226)
Other long-term liabilities	(4,012)	(1,297)

Cash flow used in operating activities	(25,745)	(26,890)
Investing Activities
Cash received from sales of assets	77	81
Business acquisitions, net of cash acquired	(15,253)	—
Capital expenditures	(15,822)	(23,001)
Restricted cash and deposits	5,473	10,744

Cash flow used in investing activities	(25,525)	(12,176)
Financing Activities
Short-term debt borrowings, net of repayments	25,790	5,533
Long-term debt borrowings	138	514
Long-term debt repayments	(3,878)	(187)
Dividends paid to noncontrolling interests	(476)	(489)
Settlement of long-term Japanese yen hedge forwards	(22,855)	(2,212)
Net transfers from parent	37,785	60,196

Cash flow provided by financing activities	36,504	63,355

Effect of foreign currency exchange rate changes on cash	(242)	820

Increase (decrease) in cash and cash equivalents	(15,008)	25,109
Cash and cash equivalents at beginning of period	54,450	44,441

Cash and cash equivalents at end of period	$39,442	$69,550

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED) — (Continued)

FOR THE HALF YEARS ENDED JUNE 16, 2012 AND JUNE 18, 2011

Supplemental cash flow information:

At June 16, 2012 and June 18, 2011, accounts payable included approximately $1.2 million and $0.9 million, respectively, for capital expenditures. Amounts included in accounts payable for capital expenditures at the end of each period have been paid substantially in the subsequent period.

During the half-year ended June 18, 2011, the long-term Japanese yen hedges were allocated to Dole Asia. The initial allocation amount was $159.3 million and was treated as a non-cash item in the statement of cash flows.

See notes to condensed combined financial statements.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

CONDENSED COMBINED STATEMENTS OF PARENT COMPANY EQUITY (UNAUDITED)

FOR THE HALF YEARS ENDED JUNE 16, 2012 AND JUNE 18, 2011

	Equity Attributable to Parent Company				Equity Attributable to Noncontrolling Interests	Total Equity
	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)
		Pension & Other Postretirement Benefits	Cumulative Translation Adjustment	Unrealized Gains (Losses) on Hedges
	(In thousands)
Balance — January 1, 2011	$721,588	$(8,618)	$13,498	$(21,146)	$19,788	$725,110
Net income	32,181	—	—	—	.1,572	33,753
Dividends paid		—	—	—	(489)	(489)
Net foreign currency translation adjustment	—	—	(2,720)	—	13	(2,707)
Unrealized hedging losses, net of income tax benefit of $(651)	—	—	—	(9,723)	—	(9,723)
Reclassification of realized losses to net income, net of income tax expense of $699	—	—	—	6,859	—	6,859
Net transfers to Parent	(93,266)	—	—	—	—	(93,266)

Balance — June 18, 2011	$660,503	$(8,618)	$10,778	$(24,010)	$20,884	$659,537

Balance — December 31, 2011	$710,189	$(15,626)	$11,520	$(44,409)	$20,819	$682,493
Net income	26,803	—	—	—	1,332	28,135
Dividends paid	—	—	—	—	(476)	(476)
Net foreign currency translation adjustment	—	—	(2,479)	—	—	(2,479)
Unrealized hedging gains, net of income tax expense of $473	—	—	—	20,495	—	20,495
Reclassification of realized losses to net income, net of income tax benefit of $(542)	—	—	—	4,191	—	4,191
Net transfers from Parent	41,369	—	—	—	—	41,369

Balance — June 16, 2012	$778,361	$(15,626)	$9,041	$(19,723)	$21,675	$773,728

See notes to condensed combined financial statements.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1. DESCRIPTION OF DOLE ASIA

The condensed combined financial statements of Dole Asia (“Dole Asia” or the “Company”) consist of Dole Food Company, Inc.’s (“Dole”) Packaged Foods reportable operating segment (“DPF”) and Asia Fresh (“AF”), which is a component of Dole’s Fresh Fruit reportable operating segment.

In the opinion of management, the accompanying unaudited condensed combined consolidated financial statements of Dole Asia include all adjustments necessary, which are of a normal recurring nature, to present fairly Dole Asia’s financial position, results of operations and cash flows. For a summary of significant accounting policies relating to Dole Asia’s condensed combined consolidated financial statements, refer to the Notes to Consolidated Financial Statements in Dole’s Asia’s Annual Report for the year ended December 31, 2011.

DPF produces canned pineapple, canned pineapple juice, fruit juice concentrate, fruit in plastic cups, jars and pouches, fruit parfaits, healthy snack foods, and frozen fruit. Fruit for the packaged foods reportable segment is sourced primarily in the Philippines, Thailand, the United States and China, and packed primarily in four Asian canneries, two in Thailand and two in the Philippines. This segment also has a frozen fruit category that sources and packs fruit in North America.

AF sources bananas, fresh pineapple and deciduous fruit from local growers or Company-owned or leased farms in Asia, with significant selling locations in Japan and other Asian markets. AF also sources and grows vegetables in Asia for sale primarily in Japan.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination — The condensed combined financial statements presented herein include assets, liabilities, revenues, and expenses directly attributable to the operations of AF and DPF and have been derived from the consolidated financial statements and accounting records of Dole. These condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and represent carve-out stand-alone condensed combined financial statements. All significant intracompany transactions and accounts have been eliminated.

All significant intercompany transactions between Dole Asia and Dole or its affiliates have been included in the condensed combined financial statements and are reflected as if such transactions were effectively settled for cash in the condensed combined financial statements with the total net effect of the settlement of these intercompany transactions being reflected in the combined statements of cash flows as a financing activity. The intercompany accounts have been netted against parent company equity and allocations have been reflected in the combined balance sheet as “Parent company investment.” The cash paid for corporate expenses and other allocations has been assumed to have been paid by Dole Asia and reflected as such in the combined statement of cash flows and included in the corresponding section of the cash flows that the allocation relates to. The financing of these payments has been included in financing activities and reflected in net transfers (to) from parent in the combined statements of cash flows.

The condensed combined financial statements include an allocation of Dole’s corporate debt, interest expense, and allocations of Dole’s interest rate swap and cross currency swap, which are associated with the corporate debt of Dole. These allocations have been based on the estimated amount of acquisition related debt incurred by Dole that is attributable to Dole Asia. Management believes that the basis for these allocations are reasonable; however, these amounts may not be indicative of the actual amounts that Dole Asia would have incurred had Dole Asia been operating as an independent company for the periods presented. See Notes 9 and 11 to the condensed combined financials for further discussion regarding the debt and derivative related allocations. As of June 16, 2012, and December 31, 2011, Dole Asia had approximately $542 million and $545 million, respectively, of net intercompany notes payable.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

In addition, Dole Asia was charged net intercompany interest expense of $10.7 million and $10.5 million, respectively, for the half years ended June 16, 2012 and June 18, 2011. These notes have been included in Dole Asia’s parent company investment based on the substance of these arrangements, and the net interest expense related to these arrangements has been eliminated from the results of Dole Asia.

These condensed combined financial statements reflect allocations of corporate expenses from Dole for certain functions provided by Dole, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, compliance, facilities, procurement, employee benefits, and share-based compensation. These expenses have been allocated to Dole Asia on the basis of direct usage when identifiable, with the remainder allocated on the basis of relative net revenue, headcount or other drivers. Management believes that the basis on which the expenses have been allocated represents a reasonable reflection of the utilization of services provided to or the benefit received by Dole Asia during the periods presented.

The allocations may not, however, reflect the expense that Dole Asia would have incurred as an independent entity for the periods presented. Actual costs that may have been incurred if Dole Asia had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Dole uses a centralized approach to its cash management and the financing of its operations, excluding debt directly incurred by any of its subsidiaries to finance certain foreign working capital needs. In addition, certain foreign locations do not participate in the centralized cash management program. As a result, the majority of Dole’s cash is transferred to a central location on a daily basis and Dole then funds the operating and investing activities of its subsidiaries as needed. Cash transfers to and from Dole Asia have been reflected in “Parent company investment.” The cash and cash equivalents included in the condensed combined balance sheets primarily represent cash held locally by certain international entities included in the condensed combined financial statements.

Fiscal Year End — Dole Asia operates under a 52/53-week year. The half years ended June 16, 2012 and June 18, 2011 are twenty-four weeks in duration.

Revenue Recognition — Revenue is recognized at the point title and risk of loss is transferred to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists and the price is fixed or determinable.

Sales Incentives — Dole Asia offers sales incentives and promotions to its customers (resellers) and to its consumers. These incentives include consumer coupons and promotional discounts, volume rebates, and product placement fees. Consideration given to customers and consumers related to sales incentives is recorded as a reduction of revenues, rather than as a cost or expense. Estimated sales discounts are recorded in the period in which the related sale is recognized. Volume rebates are recognized as earned by the customer, based upon the contractual terms of the arrangement with the customer and, where applicable, Dole Asia’s estimate of sales volume over the term of the arrangement. Adjustments to estimates are made periodically as new information becomes available and actual sales volumes become known. Adjustments to these estimates have historically not been significant to Dole Asia.

Crop Growing Costs — Recurring crop growing costs include costs relating to irrigation, fertilizing, disease and insect control, and other ongoing crop and land maintenance activities. These costs primarily represent the costs associated with growing bananas, pineapples, and vegetables on company-owned or operated farms. Recurring crop growing costs are charged to operations as incurred or included in inventories and recognized when the crops are harvested and sold, depending on the product.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

Shipping and Handling Costs — Amounts billed to third-party customers for shipping and handling are included as a component of revenues. Shipping and handling costs incurred are included as a component of cost of products sold and represent costs incurred by Dole Asia to ship product from the sourcing locations to the end consumer markets.

Value-Added Taxes — Value-added taxes that are collected from customers and remitted to taxing authorities are excluded from sales and cost of sales.

Marketing and Advertising Costs — Marketing and advertising costs, which include media, production and other promotional costs, are generally expensed in the period in which the marketing or advertising first takes place. In limited circumstances, Dole Asia capitalizes payments related to the right to stock products in customer outlets or to provide funding for various merchandising programs over a specified contractual period. In such cases, Dole Asia amortizes the costs over the life of the underlying contract. The amortization of these costs, as well as the cost of certain other marketing and advertising arrangements with customers, are classified as a reduction in revenues.

Research and Development Costs — Research and development costs are expensed as incurred.

Income Taxes — Income taxes as presented have been calculated on a separate return basis, although Dole’s subsidiaries have historically been included in Dole’s U.S federal and state tax returns or non-U.S. jurisdictions tax returns. Dole’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, the income taxes as presented in the condensed combined financial statements are not necessarily reflective of the results that Dole Asia would have generated on a stand-alone basis. Corporate and other related allocations, such as overhead, interest expense, and the perpetual license to use the Dole trade name were allocated to the various tax jurisdictions in which Dole Asia operates. For each of these allocations, various local country rules were reviewed to ascertain the tax effects of these allocations. In tax jurisdictions in which Dole Asia would not receive a deduction had a separate return been filed, the deduction was treated as a permanent difference in the income tax provision. If it was determined that a deduction would be allowed, the statutory rate was used in determining the related tax benefit.

With the exception of certain foreign entities, Dole Asia does not maintain taxes payable or receivable from Dole and management has reflected these balances as being settled immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in parent company equity.

Dole Asia accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets.

Dole Asia establishes additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain positions that do not meet the minimum probability threshold, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In addition, once the recognition threshold for the tax position is met, only the portion of the tax benefit that is greater than 50% likely to be realized upon settlement with a taxing authority is recorded. The impact of provisions for uncertain tax positions, as well as any related net interest and penalties, are included in “income taxes” in the combined statements of operations.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash on hand and highly liquid investments, primarily money market funds and time deposits, with original maturities of three months or less.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

Grower Advances — Dole Asia makes advances to third-party growers primarily in Asia for various farming needs. Some of these advances are secured with property or other collateral owned by the growers. Dole monitors these receivables on a regular basis and records an allowance for these grower receivables based on estimates of the growers’ ability to repay advances and the fair value of the collateral. Grower advances are stated at the gross advance amount less allowances for estimated uncollectible balances.

Receivables — Receivables consist primarily of trade, notes, and other receivables. These receivables are recorded at net realizable value. Allowances against receivables are established based on specific account data and factors, such as Dole Asia’s historical losses, current economic conditions, age of receivables, the value of any collateral, and payment status compared to payment terms. Account balances are written off against the allowance if and when management determines the receivable is uncollectible.

Inventories — Inventories are valued at the lower of cost or market. Costs related to certain packaged foods products are determined using the average cost basis. Costs related to other inventory categories, including fresh fruit and vegetables are determined on the first-in, first-out basis. Specific identification and average cost methods are also used primarily for certain packing materials and operating supplies.

Investments — Investments in affiliates and joint ventures with ownership of 20% to 50% are recorded on the equity method, provided Dole Asia has the ability to exercise significant influence. All other non-consolidated investments are accounted for using the cost method. At June 16, 2012 and June 18, 2011, substantially all of Dole Asia’s investments have been accounted for under the equity method.

Dole Asia’s investments are reviewed for impairment when indicators of impairment arise, and investments are impaired when there is an other-than-temporary decline in the investments fair value.

Property, Plant, and Equipment — Property, plant, and equipment is stated at cost, plus the fair value of asset retirement obligations, if any, less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of these assets. Dole Asia reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated undiscounted future cash flows directly associated with the asset are compared to the asset’s carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to discounted expected future cash flows or comparable market values, depending on the nature of the asset. All long-lived assets, for which management has committed itself to a plan of disposal by sale, are reported at the lower of carrying amount or fair value less cost to sell. Long-lived assets to be disposed of other than by sale are classified as held and used until the date of disposal. Routine maintenance and repairs are charged to expense as incurred.

Goodwill and Intangibles — Goodwill represents the excess cost of a business acquisition over the fair value of the identifiable net assets acquired. Goodwill and indefinite-lived intangible assets are reviewed for impairment annually, or more frequently if certain impairment indicators arise. Goodwill is allocated to various reporting units, which are either the operating segment or one reporting level below the operating segment. Fair values for goodwill and indefinite-lived intangible assets are determined based on discounted cash flows, market multiples or appraised values, as appropriate.

Dole Asia’s indefinite-lived intangible asset, consisting of a perpetual license to use the Dole brand, is considered to have an indefinite life because it is expected to generate cash flows indefinitely and as such is not amortized. The perpetual license to use the Dole brand is an allocation of the Dole trade name based upon the estimated value of the Dole trade name that related to Dole Asia at the time the Dole trade name was recognized on Dole’s balance sheet. Dole Asia’s intangible assets with a definite life consist primarily of customer relationships. Amortizable intangible assets are amortized on a straight-line basis over their estimated useful life.

Concentration of Credit Risk — Financial instruments that potentially subject Dole Asia to a concentration of credit risk principally consist of cash equivalents, derivative contracts, grower advances, and trade

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

receivables. Dole Asia maintains its temporary cash investments with high quality financial institutions, which are invested primarily in short-term U.S. government instruments and certificates of deposit. The counterparties to Dole Asia’s derivative contracts are major financial institutions. Grower advances are principally with farming enterprises located throughout Asia and are secured by the underlying crop harvests. Credit risk related to trade receivables is mitigated due to the large number of customers dispersed worldwide. To reduce credit risk, Dole Asia performs periodic credit evaluations of its customers but does not generally require advance payments or collateral. Additionally, Dole Asia maintains allowances for credit losses.

Fair Value of Financial Instruments — Dole Asia’s financial instruments primarily comprise cash and cash equivalents, short-term trade and grower receivables, trade payables, notes receivable and notes payable, as well as long-term receivables, capital lease obligations, and notes payable. Since these instruments are primarily short-term instruments, the carrying amount approximates fair value.

Dole Asia also holds derivative instruments to hedge against foreign currency exchange and interest rate movements. Dole Asia’s derivative financial instruments are recorded at fair value. Dole Asia estimates the fair values of its derivatives including any credit valuation adjustments using market based inputs (refer to Note 12 for additional information).

Dole Asia’s employees participate in certain of Dole’s retirement plans that have assets, which are measured at fair value. Dole estimates the fair values of its retirement plan assets based on quoted market prices dependent on availability. In instances where quoted market prices are not readily available, the fair value of the investments securities is estimated based on pricing models using observable or unobservable inputs.

Foreign Currency Exchange — For subsidiaries with transactions that are denominated in a currency other than the functional currency, the net foreign currency exchange transaction gains or losses resulting from the translation of monetary assets and liabilities to the functional currency are included in determining net income. Net foreign currency exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries whose functional currency is not the U.S. dollar are recorded as a part of cumulative translation adjustment in shareholders’ equity. Unrealized foreign currency exchange gains and losses on certain intercompany transactions that are of a long-term investment nature (i.e., settlement is not planned or anticipated in the foreseeable future) are also recorded in cumulative translation adjustment in parent company equity.

Leases — Dole Asia leases property and equipment for use in operations where leasing offers advantages of operating flexibility and is less expensive than alternative types of funding. Dole Asia also leases land in countries where land ownership by foreign entities is restricted. Dole Asia’s leases are evaluated at inception or at any subsequent modification and, depending on the lease terms, are classified as either capital leases or operating leases. For operating leases that contain rent escalations, rent holidays or rent concessions, rent expense is recognized on a straight-line basis over the term of the lease. The majority of Dole Asia’s leases are classified as operating leases. Dole Asia’s principal operating leases are for land and machinery and equipment. Dole Asia’s decision to exercise renewal options is primarily dependent on the level of business conducted at the location and the profitability thereof.

Share-Based Compensation — Certain Dole Asia employees participate in Dole’s share-based compensation plans and compensation expense is recorded based on equity awards granted to employees of Dole Asia. Dole recognizes share-based compensation based on their fair value and the estimated number of shares ultimately expected to vest. The estimated forfeiture rate is based on historical attrition data. Dole uses the Black-Scholes-Merton option pricing model to estimate the fair value of stock options grants. The option pricing model requires input of assumptions regarding expected term, expected volatility, dividend yield, and risk free rate. Expected term of the option grants is estimated using the simplified method. Expected volatility of the option grants is estimated using annualized historical volatility of the publicly traded stock prices of Dole’s significant competitors. Risk free rate is estimated using the implied yield available on U.S. Treasury securities with a

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

maturity equivalent to the stock options’ expected term. Share-based compensation is expensed on a straight-line basis over the service period of the awards, with the exception of performance- based options, which are expensed based on the probability of achievement of the underlying targets.

Employee Benefit Plans — Employees of Dole Asia participate in Dole’s benefit plans. Dole Asia accounts for its employees’ participation as a multiple employer plan and records net periodic pension cost and the related pension liability associated with Dole Asia’s employees. Using multiple employer plan accounting, Dole Asia has carved out and accounted for Dole Asia’s employees’ share of Dole’s U.S. pension plans as a single-employer employer plan in Dole Asia’s financial statements. The gain or loss in accumulated other comprehensive income and the plan assets have been allocated to Dole Asia in proportion to Dole Asia’s employees’ share of the projected benefit obligation of the U.S. plans.

Guarantees — Dole makes guarantees as part of its normal business activities. These guarantees include guarantees of the indebtedness of some of Dole Asia’s key fruit suppliers. Dole also issues bank guarantees as required by certain regulatory authorities, suppliers, and other operating agreements as well as to support the borrowings, leases, and other obligations of Dole Asia.

Comprehensive Income (Loss) — Comprehensive income (loss) consists of changes to parent company equity, other than contributions from or distributions to Dole Asia’s parent company, and net income (loss). Dole Asia’s other comprehensive income (loss) principally consists of unrealized foreign currency translation gains and losses, gains and losses on cash flow hedging instruments, and minimum pension liability. The components of, and changes in, accumulated other comprehensive income (loss) are presented in Dole Asia’s combined statements of comprehensive income.

Workers’ Compensation and Loss Reserves — Dole Asia self-insures certain losses arising out of workers’ compensation claims. Dole Asia establishes workers’ compensation accruals for its self-insured programs based upon reported claims in process and actuarial estimates for losses incurred but not reported. Loss reserves, including incurred but not reported reserves, are estimated using actuarial methods and ultimate settlements may vary significantly from such estimates due to increased claims frequency or the severity of claims.

Subsequent Events — Management has monitored events through the date which the condensed combined financial statements are available to be issued, which is September 17, 2012.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Estimates and assumptions include, but are not limited to, the areas of customer and grower receivables, inventories, impairment of assets, useful lives of property, plant and equipment, intangible assets, marketing programs, share-based compensation, income taxes, self-insurance reserves, retirement benefits, financial instruments and commitments and contingencies. Actual results could differ from these estimates.

3. CHARGES FOR RESTRUCTURING

As a result of challenging market conditions in Dole’s fresh fruit operations, Dole committed to a restructuring plan during the third quarter of 2010 (“2010 Plan”) in its fresh fruit segment that impacted Dole Asia. These restructuring efforts are designed to reduce costs by realigning fruit supply with expected demand. As part of these initiatives, Dole restructured certain farming operations of Dole Asia.

During the third quarter of 2011, Dole committed to further restructure its fresh fruit operations (“2011 Plan”) which impacted Dole Asia and also Dole ended certain unprofitable contractual arrangements of Dole Asia.

As a result of these various initiatives, Dole Asia expects to realize cash savings in its financial results. These savings are expected to result from lower production costs, including lower labor costs in Dole Asia’s farms, enhanced farm productivity, and the termination of unprofitable contractual arrangements.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

2010 Restructuring Plan — Related to the 2010 Plan, Dole Asia recorded restructuring adjustments of $0.1 million during the half year ended June 16, 2012. For the half year ended June 18, 2011, Dole Asia incurred restructuring costs of $3.1 million. Dole Asia has incurred cumulative restructuring costs of $11.1 million since the third quarter of 2010 for this plan. Of these costs, $2.8 million were paid or will be paid in cash, with the remaining amounts related to the non-cash write-down of long-lived assets and deferred crop-growing costs of $8.3 million.

Dole Asia does not expect to incur additional restructuring charges related to the 2010 Plan.

The following table summarizes restructuring charges related to the 2010 Plan:

	Charges/ (Adjustments) Incurred in Half Year 2011	Charges/ (Adjustments) Incurred in Half Year 2012	Cumulative Charges Incurred	Additional Charges to be Incurred	Total Charges
	(In thousands)
Severance and other employee-related costs	$422	$(85)	$1,308	$—	$1,308
Pension-related settlement charges	658	—	1,434	—	1,434
Asset write-downs	1,970	—	3,051	—	3,051

Subtotal		—	5,793	—	5,793
Inventory write-downs recorded in costs of products sold	—	—	5,294	—	5,294

	$3,050	$(85)	$11,087	$—	$11,087

A rollforward of activity for Dole Asia’s restructuring liabilities related to the 2010 Plan, which are classified in accrued liabilities in the accompanying combined balance sheets, is summarized as follows:

	Balance as of December 31, 2011	Charges/ (Adjustments)	Cash Payments	Non-cash	Balance as of June 16, 2012
	(In thousands)
Severance and other employee-related costs	$85	$(85)	$—	$—	$—

	$85	$(85)	$—	$—	$—

2011 Restructuring Plan — Related to the 2011 Plan, Dole Asia incurred minimal restructuring costs during the half year ended June 16, 2012. Dole Asia has incurred cumulative restructuring costs of $4 million since the third quarter of 2011 for this plan. Of these costs, $2.4 million were paid or will be paid in cash, with the remaining amounts related to the noncash write-down of long-lived assets of $1.6 million.

Dole Asia does not expect to incur additional restructuring charges related to the 2011 Plan.

The following table summarizes restructuring charges related to the 2011 Plan:

	Charges/ (Adjustments) Incurred in Half Year 2011	Charges/ (Adjustments) Incurred in Half Year 2012	Cumulative Charges Incurred	Additional Charges to be Incurred	Total Charges
	(In thousands)
Contract termination and other costs	$—	$—	$2,393	$—	$2,393
Asset write-downs	—	46	1,568	—	1,568

	$—	$46	$3,961	$—	$3,961

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

A rollforward of activity for Dole Asia’s restructuring liabilities related to the 2011 Plan, which are classified in accrued liabilities in the accompanying combined balance sheets, is summarized as follows:

	Balance as of December 31, 2011	Charges/ (Adjustments)	Cash Payments	Non-cash	Balance as of June 16, 2012
	(In thousands)
Contract termination and other costs	$1,393	$—	$(1,139)	$—	$254

	$1,393	$—	$(1,139)	$—	$254

4. FINANCING RECEIVABLES

At June 16, 2012, Dole Asia’s long-term financing receivables consisted of $12.9 million grower advances, net of allowances, which were included in other assets, in the accompanying combined balance sheet as of June 16, 2012.

Dole Asia’s grower advances are generally secured by the underlying assets of the grower, and Dole Asia monitors the collectability of these advances through periodic review of financial information received from these growers. At June 16, 2012, these advances had an allowance for credit losses of $9.7 million, and approximately $4.4 million of the net grower advances were 90 days past due. Dole Asia’s historical losses on its long-term grower advances have been immaterial and Dole Asia expects this to continue. During the half year ended June 16, 2012, the allowance for grower advances increased by $1.6 million related to an increase in the provision that was recorded to cost of products sold.

5. INCOME TAXES

Dole Asia recorded $13.4 million of income tax expense on $41.3 million of pretax income from continuing operations for the half year ended June 16, 2012. Income tax expense of $15.7 million on $49.6 million of pretax income from continuing operations was recorded for the half year ended June 18, 2011. For the half years ended June 16, 2012 and June 18, 2011, Dole Asia’s income tax expense differs from the U.S. federal statutory rate applied to Dole Asia’s pretax income primarily due to state taxes offset by operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory tax rate.

Dole Asia is required to adjust its effective tax rate for each quarter to be consistent with the estimated annual effective tax rate. Jurisdictions with a projected loss where no tax benefit can be recognized are excluded from the calculation of the estimated annual effective tax rate. This could result in a higher or lower effective tax rate during a particular quarter based upon the mix and timing of actual earnings versus annual projections.

Dole Asia or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, Dole Asia is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2006.

Income Tax Audits — Dole Asia believes its tax positions comply with the applicable tax laws and that it has adequately provided for all tax related matters. Matters raised upon audit may involve substantial amounts and could result in material cash payments if resolved unfavorably. Management considers it unlikely that the resolution of these matters will have a material adverse effect on Dole Asia’s results of operations.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

6. INVENTORIES

The major classes of inventories were as follows:

	June 16, 2012	December 31, 2011
	(In thousands)
Finished products	$371,545	$346,270
Raw materials and work in progress	101,357	85,076
Crop-growing costs	134,809	132,877
Operating supplies and other	39,477	39,739

	$647,188	$603,962

7. ASSETS HELD FOR SALE

Included in assets held-for-sale is land that is being marketed that does not meet Dole’s future strategic direction or internal economic return criteria. The land that has been identified is available for sale in its present condition and an active program is underway to sell the properties. Dole is actively marketing these properties at a price that is in excess of book value. This land consists of approximately 400 acres of peach orchards located in California that is held by Dole Asia.

8. GOODWILL AND INTANGIBLE ASSETS

The goodwill associated with the DPF reporting unit was $67.5 million and $60.6 million as of June 16, 2012 and December 31, 2011, respectively. The goodwill associated with the AF component of Dole Asia represents goodwill that has been allocated from Dole’s Fresh Fruit reporting unit based upon the estimated carrying balance of the goodwill attributable to AF at the time the goodwill was originally established by Dole. The goodwill allocated to AF was $58.3 million as of June 16, 2012 and December 31, 2011. Since the establishment of the Packaged Foods and Fresh Fruit goodwill, there have been no impairments.

Details of Dole Asia’s intangible assets are as follows:

	June 16, 2012	December 31, 2011
	(In thousands)
Amortizable intangible assets	$47,962	$38,663
Accumulated amortization	(33,493)	(31,347)

Amortizable intangible assets — net	14,469	7,316
Indefinite-lived intangible assets — perpetual license	268,577	268,577

Total identifiable intangible assets — net	$283,046	$275,893

Amortization expense of intangibles totaled $2.1 million and $1.7 million for each of the half years ended June 16, 2012 and June 18, 2011, respectively.

During the first quarter of 2012, Dole completed the acquisition of Mrs. May’s Naturals, Inc. (“Mrs. May’s”), a company committed to providing consumers with wholesome snacks for a healthier lifestyle. Mrs. May’s is part of the packaged foods segment. Pursuant to the terms of the merger agreement, Dole purchased Mrs. May’s for total consideration of approximately $15 million, plus an annual earn-out between $0 and $1 million payable in 2013, 2014 and 2015. The acquisition resulted in goodwill of $6.9 million. In addition, Dole recorded $9.3 million of intangible assets consisting of $7.1 million for customer relationships and $2.2 million for trade names.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

Reflecting the Mrs. May’s acquisition as of the beginning of 2011, revenues for the half year ended June 18, 2011 would have increased by approximately $8 million and net income would have changed by an immaterial amount. Mrs. May’s results from operations from February 2012 through June 16, 2012 are included in the condensed combined statements of operations and the impact on revenues and net income as if the acquisition had occurred at the beginning of 2012 would not have been material.

As of June 16, 2012, the estimated remaining amortization expense associated with Dole Asia’s intangible assets was as follows (in thousands):

Fiscal Year	Amount
2012	$2,605
2013	2,660
2014	2,004
2015	2,004
2016	1,528
Thereafter	3,668

Dole performed its annual impairment test of goodwill and indefinite-lived intangible assets during the second quarter of fiscal 2012, which included the Packaged Foods goodwill and the Fresh Fruit goodwill, of which AF is a component. This test indicated no impairment to goodwill or any of Dole Asia’s indefinite-lived intangible assets.

9. NOTES PAYABLE AND LONG-TERM DEBT

Notes Payable — Dole Asia borrows funds from third party financial institutions primarily on a short-term basis to finance current operations. The terms of these borrowings range from one month to three months and were denominated in U.S. Dollars as of June 16, 2012.

Long-Term Debt — The long-term debt primarily relates to Dole’s debt attributable to Dole Asia. In addition, long-term debt includes capital lease obligations that are immaterial.

During March 2003, David H. Murdock, acquired the (approximately) 76% of Dole’s common stock that he and his affiliates did not already own for $33.50 per share in cash. The aggregate purchase price of all of this 76% of Dole’s common stock, plus transaction costs, was approximately $1.55 billion. The funds necessary to purchase these shares consisted principally of funds borrowed by Dole under new $1.125 billion senior secured credit facilities and $475 million principal amount of 8.875% Senior Notes due 2011. The debt incurred by Dole to consummate this transaction is considered to be acquisition related debt, a portion of which has been allocated to Dole Asia based upon Dole Asia’s relative share of Dole’s operating segment earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) during 2003. The amount of debt allocated to Dole Asia has been reduced based on Dole Asia’s proportionate share of reductions in Dole’s corporate debt. In addition, the impacts of interest expense and debt refinancings have been allocated based upon Dole Asia’s allocated share of the corporate related debt.

As of June 16, 2012 and December 31, 2011, approximately $230 million and $233 million of acquisition related debt, which has been recorded net of allocated debt issuance costs and debt discounts, has been allocated to Dole Asia and included in long-term debt in the combined balance sheets. Interest expense of approximately $8.3 million and $8.8 million for the half years ended June 16, 2012 and June 18, 2011, respectively, has been allocated to Dole Asia.

Debt Guarantees — The following is a summary of Dole’s debt instruments that are guaranteed by certain of Dole Asia’s subsidiaries or where certain of Dole Asia’s net assets have been pledged as collateral. At June 16,

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

2012, Dole had $155 million of 8.75% debentures due 2013, $174.9 million of 13.875% senior secured notes due 2014 (“2014 Notes”) and $315 million of 8% senior secured notes due 2016 (“2016 Notes”). Dole’s 100% owned domestic subsidiaries, including Dole Packaged Foods, LLC (“DPFNA”), which is a subsidiary included in Dole Asia’s condensed combined financial statements, have fully and unconditionally guaranteed, on a joint and several basis, Dole’s obligations under the indentures for these obligations. In addition, the 2014 and the 2016 notes have liens on certain U.S. assets of Dole Asia that are junior to the liens of Dole’s senior secured credit facilities and pari passu with each other.

Dole has an asset-based revolver (“ABL Revolver”), which is secured by a first-priority lien on its U.S. receivables and inventory and a second-priority lien on other U.S. tangible and intangible assets. Dole also has two term loans, B and C. Term loan B is secured by a first-priority lien on substantially all U.S. tangible and intangible assets, including the assets of DPFNA, the capital stock of DPFNA’s subsidiaries, and a second lien on U.S. receivables and inventory. Term loan C is secured by a first-priority lien on significant portions of Dole’s non-U.S. tangible and intangible assets, including the assets of Dole Asia’s subsidiaries. Term loan C also has a second-priority lien on U.S. assets.

Covenants — Dole Asia does not have any separate covenant requirements; however, provisions under the amended senior secured credit facilities and the indentures governing Dole’s senior notes and debentures require Dole to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, liens, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends. The ABL revolver also contains a “springing covenant,” which would not be effective unless the availability under the ABL revolver were to fall below the greater of (i) $35 million and (ii) 12.5% of the lesser of the Total Commitment (as defined) and the borrowing base. To date, the springing covenant has never been effective and Dole does not currently anticipate that the springing covenant will become effective. At June 16, 2012, Dole was in compliance with all applicable covenants.

A breach of a covenant or other provision in any debt instrument governing Dole’s current or future indebtedness could result in a default under that instrument and, due to customary cross-default and cross-acceleration provisions, could result in a default under Dole’s other debt instruments. Upon the occurrence of an event of default under the senior secured credit facilities or other debt instrument, the lenders or holders of such other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If Dole were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under Dole’s indebtedness were to accelerate the payment of the indebtedness, Dole Asia cannot give assurance that its assets would be sufficiently liquid to repay in full its outstanding indebtedness on an accelerated basis.

In addition to amounts available under the revolving credit facility, Dole Asia has uncommitted lines of credit of approximately $145.5 million at various local banks, of which $101.1 million was available at June 16, 2012. These lines of credit are used primarily for short-term borrowings, foreign currency exchange settlement and the issuance of letters of credit or bank guarantees. Several of Dole Asia’s uncommitted lines of credit expire in 2012, while others do not have a commitment expiration date. These arrangements may be cancelled at any time by Dole Asia or the banks. Dole Asia’s ability to utilize these lines of credit may be impacted by the terms of its senior secured credit facilities and bond indentures.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

10. EMPLOYEE BENEFIT PLANS

The components of net periodic benefit cost for Dole Asia’s employees share of Dole’s U.S. pension plans, Dole Asia’s international pension plans and other postretirement benefit (“OPRB”) were as follows:

	U.S. Pension Plans		International Pension Plans		OPRB
	Half Year Ended		Half Year Ended		Half Year Ended
	June 16, 2012	June 18, 2011	June 16, 2012	June 18, 2011	June 16, 2012	June 18, 2011
	(In thousands)
Service cost	$—	$—	$1,893	$1,560	$—	$—
Interest cost	1,649	1,950	1,321	1,441	244	307
Expected return on plan assets	(1,925)	(2,236)	(196)	(210)	—	—
Amortization of:
Net loss	959	797	1	28	—	—
Prior service cost	—	—	54	66	(672)	(680)
Net transition obligation	—	—	121	1	4	—
Restructuring related settlements and other	—	—	—	658	—	—

	$683	$511	$3,194	$3,544	$(424)	$(373)

11. DERIVATIVE FINANCIAL INSTRUMENTS

Dole Asia is exposed to foreign currency exchange rate fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, Dole uses derivative instruments to hedge some of these exposures. Dole’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. Dole does not hold or issue derivative financial instruments for trading or speculative purposes.

Cash Flow Hedges — Since 2010, Dole Asia’s foreign currency exchange forward contracts have been designated as cash flow hedges of its forecasted revenue and operating expense transactions. As a result, changes in fair value of the foreign currency derivative instruments since hedge designation, to the extent effective, are recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) in the accompanying combined balance sheet and are reclassified into earnings in the same period the underlying transactions affect earnings. Any portion of a cash flow hedge deemed ineffective is recognized into current period earnings.

Interest Rate Swap — Dole entered into an interest rate swap in 2006 to hedge future changes in interest rates. This agreement effectively converted $320 million of borrowing under Dole’s term loans, which were variable-rate debt to fixed-rate debt that matured June 16, 2011. The interest rate swap was designated as a cash flow hedge at inception. During March 2010, Dole refinanced its term loans and in connection with this refinancing transaction, elected not to re-designate the interest rate swap as a cash flow hedge of its interest rate risk. As a result, changes in the fair value of the interest rate swap after de-designation on March 2, 2010, were recorded in interest expense. The unrealized loss in AOCI was recognized into interest expense through the June 2011 maturity as the underlying debt payments were made. Since the interest rate swap related to the corporate debt, of which a portion has been allocated to Dole Asia, a proportionate share of the interest rate swap has been allocated to Dole Asia and included in the condensed combined financial statements based on Dole Asia’s proportionate share of the corporate related debt at the time the interest rate swap was entered into.

Cross Currency Swap and Long-Term Japanese Yen Hedges — During 2006 (subsequently amended in 2009), Dole executed a cross currency swap to synthetically convert $320 million of its corporate related debt into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate. The cross

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

currency swap was scheduled to mature in June 2011. Since the cross currency swap is related to corporate debt, of which a portion has been allocated to Dole Asia, a proportionate share of the cross currency swap has been allocated to Dole Asia is included in the condensed combined financial statements based upon Dole Asia’s proportionate share of Dole’s corporate debt at the time Dole entered into the swap.

During the first quarter of 2011, Dole entered into a transaction to effectively unwind the cross currency swap by refinancing its obligation under the cross currency swap and entering into a series of long-term Japanese yen hedges (the “long-term Japanese yen hedges”) that mature through December 2014. The long-term Japanese yen hedges require Dole to buy U.S. Dollars and sell Japanese yen at an exchange rate of ¥101.3. At inception, these contracts were in a liability position and the total notional amount outstanding under the long-term Japanese yen hedges was $596.3 million. The value of these contracts will fluctuate based on changes in the exchange rate over the life of the individual forward contracts.

Dole has designated the long-term Japanese yen hedges as cash flow hedges of its forecasted Japanese yen revenue stream. Due to the fact that the long-term Japanese yen hedges have been designated as a cash flow hedge and hedge a revenue stream related to Dole Asia, these hedges and the related activity have been included in the condensed combined financial statements of Dole Asia. The liability at the inception of entering into the long-term Japanese yen hedges was $159.3 million, which was adjusted through parent company’s equity at inception and included in the financial statements of Dole Asia. Due to the fact that there is a significant financing element present at the inception of the long-term Japanese yen hedges, the cash inflows or outflows associated with settlement of these contracts are included within the financing activities in Dole Asia’s combined statement of cash flows. A portion of the long-term Japanese yen hedges are deemed ineffective. With respect to this portion, changes in the fair value of the hedges are recorded in other income (expense) in the combined statement of operations, because the ineffectiveness is considered to be caused by the financing element of this instrument.

At June 16, 2012, the gross notional amounts of Dole Asia’s foreign currency hedges (buy/sell) designated as cash flow hedging instruments are as follows:

	Average Strike Price	Notional Amount
	(In thousands, except average strike price)
U.S. dollar/Japanese yen	JPY 101.1	$499,561
Thai baht/U.S. dollar	THB 31.0	102,679
Philippine peso/U.S. dollar	PHP 42.5	52,421

The following table presents the derivative assets (liabilities) at fair value for derivatives designated as cash flow hedging instruments:

	Balance Sheet Classification	June 16, 2012	December 31, 2011
		(In thousands)
Assets:
Foreign currency exchange contracts	Receivables — net	$204	$23

Liabilities:
Foreign currency exchange contracts	Derivative liabilities	(57,950)	(69,761)
	Long-term derivative liabilities	(89,464)	(123,304)

		(147,414)	(193,065)

Total derivatives designated as cash flow hedging instruments		$(147,210)	$(193,042)

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

Settlement of the foreign currency hedges will occur during 2012 through 2014.

The effect of the interest rate swap and foreign currency hedges designated as cash flow hedging instruments on AOCI and on the combined statements of operations for the half years ended June 16, 2012 and June 18, 2011, were as follows:

	Gains (Losses) Recognized in AOCI During Half Year Ended			Gains (Losses) Reclassified into Income During Half Year Ended		Gains (Losses) Recognized in Income due to Hedge Ineffectiveness or Amounts Excluded from Effectiveness or Amounts Excluded from Effectiveness Testing During Half Year Ended
	June 16, 2012	June 18, 2011	Income Statement Classification	June 16, 2012	June 18, 2011	June 16, 2012	June 18, 2011
	(In thousands)
Interest rate swap	$—	$—	Interest expense	$—	$(1,056)	$—	$—
Foreign currency hedges	20,968	(10,374)	Cost of products	(4,733)	(5,104)	1,791	(358)
			sold
			Other income (expenses), net	—	—	(599)	4,143

Unrealized gains and losses on the interest rate swap were recorded through AOCI through the de-designation date. Amounts included in AOCI as of the de-designation date were being amortized into interest expense as the quarterly payments were made through maturity of the interest rate swap that occurred during June 2011. Unrecognized losses of $9.9 million related to the foreign currency hedges are expected to be realized into earnings in the next twelve months.

Net gains (losses) on derivatives not designated as hedging instruments or prior to being designated as hedging instruments for the half years ended June 16, 2012, and June 18, 2011, were as follows:

		Half Year Ended
	Income Statement Classification	June 16, 2012	June 18, 2011
		(In thousands)
Cross currency swap	Other income (expense), net	$—	$(302)
Interest rate swap	Interest expense	—	(3)

		$—	$(305)

In connection with the refinancing of the cross currency swap that occurred during 2011, Dole recorded $26.7 million of expense. Approximately $4.2 million of this expense has been allocated to Dole Asia and reflected in other income (expense) in the combined statement of operations. This expense has been excluded from the table above.

12. FAIR VALUE MEASUREMENTS

Dole Asia’s financial instruments primarily consist of short-term trade and grower receivables, trade payables, notes receivable and notes payable, as well as long-term grower receivables, derivatives, capital lease obligations, term loans, a revolving loan, and notes and debentures. For short-term instruments, the carrying amount approximates fair value because of the short maturity of these instruments. For long-term financial instruments, excluding Dole’s secured and unsecured notes and debentures, and term loans, the carrying amount approximates fair value since they bear interest at variable rates or fixed rates, which approximate market.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority are described below:

Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2 — Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3 — Unobservable inputs that are not corroborated by market data.

The following table provides a summary of the assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements Using Significant Other Observable Inputs (Level 2)
	June 16, 2012	December 31, 2011
	(In thousands)
Assets:
Foreign currency exchange contracts	$204	$23
Liabilities:
Foreign currency exchange contracts	(147,414)	(193,065)

	$(147,210)	$(193,042)

The assets and liabilities that are required to be recorded at fair value on a recurring basis are the derivative instruments. The fair values of Dole Asia’s derivative instruments are determined using Level 2 inputs, which are defined as “significant other observable inputs.” The fair values of the foreign currency exchange contracts were estimated using internal discounted cash flow calculations based upon forward foreign currency exchange rates or interest-rate yield curves or quotes obtained from brokers for contracts with similar terms less any credit valuation adjustments. Dole Asia has recorded a credit valuation adjustment against its derivatives as of June 16, 2012 and December 31, 2011, which has resulted in a net reduction in the derivative liability balances of $2.6 million and $10.5 million, respectively.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, Dole Asia is required to record assets and liabilities at fair value on a nonrecurring basis. Nonfinancial assets such as goodwill, indefinite-lived intangible assets, and long-lived assets are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment is recognized.

The goodwill and indefinite-lived intangible asset impairment analysis were performed by Dole during the second quarter 2012 using a combination of discounted cash flow models and market multiples. The discounted cash flow models used estimates and assumptions, including pricing and volume data, anticipated growth rates, profitability levels, tax rates, and discount rates. The fair value of the goodwill and indefinite-lived intangible asset are highly sensitive to differences between estimates and actual cash flows and changes in the related discount rate used to evaluate the fair value of these assets.

Credit Risk — The counterparties to Dole Asia’s foreign currency forward contracts consist of a number of major international financial institutions. Dole has established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose Dole Asia to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. Dole Asia does not anticipate any such losses.

DOLE ASIA

(A Wholly-Owned Business of Dole Food Company, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

13. CONTINGENCIES

Dole is a guarantor of indebtedness of some of its key fruit suppliers and other entities integral to Dole’s operations. At June 16, 2012, Dole had guarantees of $10.5 million that consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply Dole Asia with product. In addition, Dole Asia had no restricted cash on deposit at June 16, 2012 and $5.5 million at December 31, 2011. The restricted cash held by Dole Asia is to secure the indebtedness of several fruit suppliers. Dole Asia has not historically experienced any significant losses associated with these guarantees.

Dole issues letters of credit and bank guarantees through its ABL revolver and, in addition, separately through major banking institutions. Dole also provides bonds issued by insurance companies. These letters of credit, bank guarantees, and insurance company bonds are required by certain regulatory authorities, suppliers, and other operating agreements. As of June 16, 2012, total letters of credit, bank guarantees, and bonds outstanding under these arrangements for Dole Asia obligations were $8 million.

Dole has change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment in connection with a change of control (as defined) of Dole, which would impact certain Dole Asia employees.

Dole Asia is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. Dole Asia has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established by Dole Asia as part of an ongoing worldwide assessment by Dole and Dole Asia of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. In the opinion of management of Dole and Dole Asia, after consultation with outside counsel, the claims or actions to which Dole Asia is a party or that are related to Dole Asia’s operations are not expected to have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

A significant portion of Dole Asia’s legal exposure relates to lawsuits pending in the Philippines and in the United States, alleging injury as a result of exposure to the agricultural chemical DBCP (1,2-dibromo-3-chloropropane). DBCP was manufactured by several chemical companies, including entities of The Dow Chemical Company and Royal Dutch Shell plc., and registered by the U.S. government for use on food crops. Dole and other growers applied DBCP on banana farms in Latin America and the Philippines and on pineapple farms in Hawaii. Specific periods of use varied among the different locations. Dole halted all purchases of DBCP, including for use in foreign countries, when the U.S. EPA cancelled the registration of DBCP for use in the United States in 1979. That cancellation was based in part on a 1977 study by a manufacturer which indicated an apparent link between male sterility and exposure to DBCP among factory workers producing the product, as well as early product testing done by the manufacturers showing testicular effects on animals exposed to DBCP. To date, there is no reliable evidence demonstrating that field application of DBCP led to sterility among farm workers, although that claim is made in the pending lawsuits. Nor is there any reliable scientific evidence that DBCP causes any other injuries in humans, although plaintiffs in the various actions assert claims based on cancer, birth defects and other general illnesses.

Currently there are ten lawsuits, in various stages of proceedings, alleging injury as a result of exposure to DBCP. Nine lawsuits are pending in the Philippines — three are awaiting rulings on dispositive motions, three are pending in trial courts but are inactive, one has been dismissed and is being appealed, and two have been dismissed without prejudice and have not been appealed. One lawsuit is pending in the United States — Dole has moved to dismiss the lawsuit based on the statute of limitations and is awaiting a ruling.

Claimed damages in these DBCP cases total approximately $5 billion. In each of these cases, Dole is a joint defendant with other growers and the major DBCP manufacturers.

As to all the DBCP matters, Dole has denied liability and asserted substantial defenses. Although no assurance can be given concerning the outcome of the DBCP cases, in the opinion of management of Dole and Dole Asia, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on the Company’s financial position or results of operations.

14. RELATED PARTY TRANSACTIONS

Dole Asia buys and sells inventory from other entities that are consolidated by Dole. During the half years ended June 16, 2012 and June 18, 2011, Dole Asia recorded revenues of $0.8 million and $1.7 million for sales to entities consolidated by Dole. During the half years ended June 16, 2012 and June 18, 2011, Dole Asia acquired $33.1 million and $22.3 million of product and product related costs from entities consolidated by Dole.

* * * * * *

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time on November 26, 2012.

INTERNET

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark and sign and date your proxy card and return it in the enclosed post-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ò  Please detach here  ò

The Board of Directors Unanimously Recommends a Vote FOR Proposals 1, 2 and 3.

1.  Sale Proposal: To approve the sale of Dole’s worldwide packaged foods business and Asia fresh business as contemplated by the acquisition agreement by and between Dole and ITOCHU corporation, dated as of September 17, 2012 and described in the proxy statement.

	☐ For	☐	Against	☐	Abstain

2.  Transaction-Related Compensation Arrangements Proposal: To approve, on a non-binding advisory basis, the payment of certain compensation to our named executive officers in connection with the sale transaction.

	☐ For	☐	Against	☐	Abstain

3.  Proposal to Adjourn or Postpone the Special Meeting: To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Sale Proposal.

	☐ For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DOLE FOOD COMPANY, INC.

SPECIAL MEETING OF STOCKHOLDERS

November 27, 2012

1:00 P.M., Pacific Time

Dole Food Company, Inc. World Headquarters

One Dole Drive

Westlake Village, California 91362

Dole Food Company, Inc.
One Dole Drive
Westlake Village, California 91362	Proxy

This Proxy is solicited by the Board of Directors for use at the Special Meeting on November 27, 2012.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the Proxy will be voted “FOR” Proposals 1, 2 and 3.

By signing the Proxy, you revoke all prior proxies and appoint David H. Murdock, David A. DeLorenzo and C. Michael Carter, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

See reverse for voting instructions.